PROSPECTUS SUPPLEMENT 424(b)(3)

                         STATEN ISLAND BANCORP, INC.
                    COMMON STOCK, $.01 PAR VALUE PER SHARE

                STATEN ISLAND SAVINGS BANK 401(k) SAVINGS PLAN
                (1,518,689 SHARES AND PARTICIPATIONS THEREIN)

         This Prospectus Supplement relates to the offer and sale to employees of Staten Island Savings Bank (the "Bank" or the "Employer") who are participants ("Participants") in the Staten Island Savings Bank 401(k) Savings Plan in RSI Retirement Trust ("Profit Sharing Plan" or the "Plan") of up to 1,518,689 shares of Staten Island Bancorp, Inc. (the "Company") common stock, par value $.01 per share (the "Common Stock"), and participation interests in the Profit Sharing Plan, as set forth herein.

         In connection with the reorganization of the Bank to the stock form of organization and the formation of the Company (the "Conversion") and pursuant to the Bank's and the Company's Plan of Conversion (the "Plan of Conversion"), the Company and the Bank have amended the Profit Sharing Plan to provide, among other things that Participants in the Profit Sharing Plan be able to direct the investment of the vested portion of their account balances within the Profit Sharing Plan into an investment fund consisting of Common Stock (the "Employer Stock Fund"). The Profit Sharing Plan will permit Participants in the Profit Sharing Plan to direct the trustee of the Profit Sharing Plan (the "Trustee") to purchase Common Stock with amounts in the Profit Sharing Plan attributable to such Participants. This Prospectus Supplement relates to the initial election of a Participant to direct the purchase of Common Stock in the Conversion. This Prospectus Supplement does not cover reoffers or resales of the Common Stock. See "Restrictions on Resale."

         The Prospectus dated September 12, 1997 of the Company (the "Prospectus"), which is attached to this Prospectus Supplement, includes detailed information with respect to the Company, the Conversion, the Common Stock and the financial condition, results of operations, and business of the Bank. This Prospectus Supplement, which provides detailed information with respect to the Profit Sharing Plan, should be read only in conjunction with the Prospectus.

         For a discussion of certain factors that should be considered by each Participant, see "Risk Factors" at Page 17 in the Prospectus.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR ANY
         OTHER FEDERAL OR STATE AGENCY OR STATE SECURITIES COMMISSION,
            NOR HAS SUCH COMMISSION, OFFICE OR ANY STATE SECURITIES
                 COMMISSIONERS OR OTHER AGENCY PASSED UPON THE
                    ACCURACY OF THIS PROSPECTUS SUPPLEMENT.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                             ---------------------


THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY THE COMPANY OR THE BANK.


        The date of this Prospectus Supplement is September 12, 1997.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BANK OR THE PROFIT SHARING PLAN. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, THE BANK OR THE PROFIT SHARING PLAN SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN CONTAINED OR INCORPORATED BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT SHOULD BE READ ONLY IN CONJUNCTION WITH THE PROSPECTUS THAT IS ATTACHED HERETO AND SHOULD BE RETAINED FOR FUTURE REFERENCE.


                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
The Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             1
         Securities Offered . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             1
         Election to Purchase Common Stock in the Conversion  . . . . . . . . . . . . . . . . . . .             1
         Value of Participation Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             1
         Method of Directing Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             1
         Time for Directing Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2
         Irrevocability of Transfer Direction . . . . . . . . . . . . . . . . . . . . . . . . . . .             2
         Direction to Purchase Common Stock After the Conversion  . . . . . . . . . . . . . . . . .             2
         Purchase Price of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2
         Nature of Participant's Interest in the Common Stock . . . . . . . . . . . . . . . . . . .             3
         Voting and Tender Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             3
Description of the Profit Sharing Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             3
         Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             3
         Eligibility and Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4
         Contributions Under the Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5
         Limitations on Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             6
         Investment of Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             8
         Vesting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            11
         Withdrawals and Distributions From the Sharing Plan  . . . . . . . . . . . . . . . . . . .            11
         Administration of the Profit Sharing Plan  . . . . . . . . . . . . . . . . . . . . . . . .            12
         Reports to Profit Sharing Plan Participants  . . . . . . . . . . . . . . . . . . . . . . .            12
         Plan Administration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            13
         Amendment and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            13
         Merger, Consolidation or Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            13
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            14
         ERISA and Other Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            16
         Restrictions on Resale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            16
         SEC Reporting and Shortswing Profit Liability  . . . . . . . . . . . . . . . . . . . . . .            17

Experts                                                                                                       18
Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           18
Index to Financial Statements and Supplemental Schedules  . . . . . . . . . . . . . . . . . . . . .          F-1

                                  THE OFFERING

SECURITIES OFFERED

         Up to 1,518,689 shares of Common Stock which may be acquired by the Profit Sharing Plan for the accounts of employees participating in the Profit Sharing Plan, as well as participation interests in the Profit Sharing Plan, are offered hereby. Only employees of the Bank may participate in the Profit Sharing Plan. Information with regard to the Profit Sharing Plan is contained in this Prospectus Supplement and information with respect to the Company, the Conversion and the financial condition, results of operations and business of the Bank is contained in the attached Prospectus. The address of the principal executive office of the Company is 15 Beach Street, Staten Island, New York 10304-2713. The Company's telephone number is (718) 447-7900. The address and telephone number of the Bank's principal executive office are the same as the Company's.

ELECTION TO PURCHASE COMMON STOCK IN THE CONVERSION

         In connection with the Conversion, the Profit Sharing Plan has been amended to permit each Participant to direct that all or part of the funds which represent his or her beneficial interest in the assets of the Profit Sharing Plan may be transferred to an investment fund that will invest in Common Stock (the "Employer Stock Fund") and used to purchase Common Stock in the Conversion. The Profit Sharing Plan permits this one-time election outside the specific election dates as discussed below. The ability of a Participant to purchase Common Stock in the Conversion pursuant to directions to transfer all or a portion of their beneficial assets in the Profit Sharing Plan will be based upon the Participant's status as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or Other Member and the availability of Common Stock. See "Description of the Profit Sharing Plan - Investment of Contributions." The Trustee of the Profit Sharing Plan will follow the Participants' directions to purchase Common Stock in the Conversion. Funds not transferred to the Employer Stock Fund will remain in the other investment funds of the Profit Sharing Plan as directed by the Participants.

VALUE OF PARTICIPATION INTERESTS

         The assets of the Profit Sharing Plan were valued as of June 30, 1997 and each Participant was informed of the value of his or her beneficial interest in the Profit Sharing Plan. The value represented the market value as of June 30, 1997 of past contributions to the Profit Sharing Plan by the Bank and the Participants and any earnings thereon, less previous withdrawals.

METHOD OF DIRECTING TRANSFER

         The last page of this Prospectus Supplement is a form to direct a transfer among investment funds (the "Investment Form"). If a Participant wishes to transfer all or part of his or her beneficial interest in the assets of the Profit Sharing Plan to the purchase of

Common Stock in the Conversion, he or she should indicate that decision in Part 2 of the Investment Form. If a Participant does not wish to make such an election, he or she does not need to take any action.

TIME FOR DIRECTING TRANSFER

         The deadline for submitting a direction to transfer amounts to the Employer Stock Fund to purchase Common Stock in the Conversion is October 3, 1997. The Investment Form should be returned to the Bank by no later than 12:00 noon, Eastern Time, on such date.

IRREVOCABILITY OF TRANSFER DIRECTION

         A Participant's direction to transfer amounts credited in the Profit Sharing Plan to his or her accounts to the Employer Stock Fund in order to fund the purchase of Common Stock in the Conversion shall be irrevocable.
Subsequent to the Conversion, however, Participants will be able to direct transfers within the Profit Sharing Plan, as explained below.

DIRECTION TO PURCHASE COMMON STOCK AFTER THE CONVERSION

         After the Conversion, a Participant may direct that a certain percentage of his or her interests in the trust fund established for the Profit Sharing Plan (the "Trust Fund") be transferred to the Employer Stock Fund and invested in Common Stock. Alternatively, a Participant may direct that a certain percentage of his or her interest in the Employer Stock Fund be transferred to the Trust Fund to be invested in accordance with the terms of the Profit Sharing Plan. Participants will be permitted to direct that future contributions made to the Profit Sharing Plan by or on their behalf be invested in Common Stock. Following the initial election, the allocation of a Participant's interest in the investment funds may be changed as allowed by the Profit Sharing Plan. The initial election to invest a percentage of his or her interest in the Employer Stock Fund shall not be counted as one of the changes in investment direction that are otherwise permitted to be made by the Profit Sharing Plan. Special restrictions apply to transfers directed by those Participants who are officers, directors and principal stockholders of the Company who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

PURCHASE PRICE OF COMMON STOCK

         The funds transferred to the Employer Stock Fund for the purchase of Common Stock in the Conversion will be used by the Trustee to purchase Common Stock through the exercise of subscription rights granted to Participants as an Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or officer or employee under the Plan of Conversion. The price paid for such shares of Common Stock will be the same price as is paid by all other persons who purchase Common Stock in the Conversion. The prices paid by the Trustee for shares of Common Stock will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

NATURE OF A PARTICIPANT'S INTEREST IN THE COMMON STOCK

         The Common Stock will be held in the name of the Trustee for the Profit Sharing Plan. Each Participant has an allocable interest in the investment funds of the Profit Sharing Plan but not in any particular assets of the Profit Sharing Plan. Accordingly, a specific number of shares of Common Stock will not be directly attributable to the account of any Participant. Earnings, e.g. , gains and losses, are allocated to the Account of a Participant based upon the particular investment designations of the Participant. Therefore, earnings with respect to a Participant's Account should not be affected by the investment designations (including investments in Common Stock) of other Participants.

VOTING AND TENDER RIGHTS OF COMMON STOCK

         The Trustee will generally exercise voting and tender rights attributable to all Common Stock held by the Trust as directed by Participants with interests in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have a right to vote, each Participant will be allocated a number of voting instruction rights reflecting his or her proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised in the affirmative and negative, respectively. In the event of a tender offer for Common Stock, the Plan provides that each Participant will be allotted a number of tender instruction rights reflecting his or her proportionate interest in the Employer Stock Fund. The percentage of shares of Common Stock held in the Employer Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of tendering. The remaining shares of Common Stock held in the Employer Stock Fund will not be tendered. The Profit Sharing Plan makes provision for Participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.


                     DESCRIPTION OF THE PROFIT SHARING PLAN

INTRODUCTION

         The Profit Sharing Plan has been in effect since May 1, 1987. The Profit Sharing Plan is a qualified retirement plan which includes a cash or deferred arrangement established in accordance with requirements under Section 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), and the trust pursuant to which the assets of the Profit Sharing Plan are held is intended to be a qualified trust under
Section 501(a) of the Code.

         The Bank intends that the Profit Sharing Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the Profit Sharing Plan that may be necessary to ensure the qualified status of the Profit Sharing Plan under the Code and applicable Treasury Regulations.

         The Profit Sharing Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Profit Sharing Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Profit Sharing Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan). The Profit Sharing Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. Neither the funding requirements contained in Part 3 of Title I of ERISA nor the plan termination insurance provisions contained in Title IV of ERISA will be extended to Participants (as defined below) or beneficiaries under the Profit Sharing Plan.

         Applicable federal law requires the Profit Sharing Plan to impose substantial restrictions on the right of a Participant to withdraw amounts held for his or her benefit under the Profit Sharing Plan prior to the Participant's termination of employment with the Bank. A substantial federal tax penalty also may be imposed on withdrawals made prior to the Participant's attainment of age 59 1/2, regardless of whether such a withdrawal occurs during his or her employment with the Bank or after termination of employment.

         The following statements are summaries of certain provisions of the Profit Sharing Plan. They are not complete and are qualified in their entirety by the full text of the Profit Sharing Plan, which is incorporated by reference herein. Terms not otherwise defined herein are otherwise defined in the Profit Sharing Plan. Copies of the Profit Sharing Plan are available to all employees upon request to the Plan Administrator. Each employee is urged to read carefully the full text of the Profit Sharing Plan.

ELIGIBILITY AND PARTICIPATION

         Certain employees of the Employer are eligible to participate in the Profit Sharing Plan as of the first payroll period on or after the first day of the calendar month designated by the eligible employee ("Participation Date") following completion of one year of service (at least 1,000 hours during a twelve consecutive month period) with the Bank. Employees compensated on an hourly, daily, commission fee or retainer basis, leased employees (within the meaning of Section 414(n) of the Code) and employees covered by a collective bargaining agreement which does not expressly provide for their coverage under the Profit Sharing Plan, are not eligible to participate in the Profit Sharing Plan.

         As of August 31, 1997, there were approximately 426 employees eligible to participate in the Profit Sharing Plan, and 426 employees had elected to participate in the Profit Sharing Plan.


CONTRIBUTIONS UNDER THE PROFIT SHARING PLAN

         401(k) CONTRIBUTIONS. Each Participant in the Profit Sharing Plan is permitted to elect to reduce his or her Compensation (as defined below) pursuant to a "Compensation Reduction Agreement" by an amount not less than 1% and not more than 8% and have that amount contributed to the Profit Sharing Plan on his or her behalf. These amounts are credited to the Participant's "Basic Contribution Account." The Profit Sharing Plan defines "Compensation" as a Participant's "Base Compensation" from the Employer for the year prior to any reduction pursuant to a Compensation Reduction Agreement. Base Compensation includes salary, Basic Contributions (the contributions of the Employer made in connection with the Participant's Compensation Reduction Agreement), wages and wage continuation payments to an employee who is absent due to illness or disability of a short-term nature. Compensation does not include overtime, commissions, expense allowances, severance pay, fees, bonuses, contributions other than Basic Contributions made by the Employer to the Profit Sharing Plan, and contributions made by the Employer to any other pension, insurance, welfare, or other employee benefit or deferred compensation plan. The annual compensation of each Participant taken into account under the Profit Sharing Plan is limited to $150,000 (adjusted for increases in the cost of living as permitted by the Code; the limitation for 1997 is $160,000). Generally, a Participant may elect to modify the amount contributed to the Profit Sharing Plan under his or her Compensation Reduction Agreement not more often than twice in any Plan Year by filing the applicable form to a Profit Sharing Plan representative at least 10 days prior to the first day of the payroll period for which the change is to become effective. However, special restrictions apply to persons subject to Section 16 of the 1934 Act. Basic Contributions are transferred by the Employer to the Trustee of the Plan.

         Notwithstanding the preceding, a Participant who receives a hardship distribution under the terms of the Profit Sharing Plan, may not be eligible to make additional contributions under a Compensation Reduction Agreement for a period of twelve months after the receipt of the hardship distribution.

         EMPLOYER CONTRIBUTIONS.   The Bank makes discretionary contributions
to the Profit Sharing Plan, subject to the limitations on the deductibility of such contributions set forth in the Code. For Participants in the Profit Sharing Plan for less than 5 years, the Bank may contribute for each Plan Year 50% of each Participant's Basic Contributions up to a maximum of 6% of the Participants' Basic Contributions. For Participants in the Profit Sharing Plan greater than 5 years but less than 10 years the Bank may contribute for each Plan Year 75% of each Participant's Basic Contributions up to 6% of the Participant's Basic Contributions. For Participants in the Profit Sharing Plan greater than 10 years the Bank may contribute for each Plan Year 100% of each Participant's Basic Contribution up to a maximum of 6% of the Participant's Basic Contribution.

         Such amounts are credited to the "Participant's Matching Contribution Account." After the Conversion, at the discretion of the Bank, the Employer contributions made with respect to Participants who are Bank employees will be credited to the Participant's Account in the Bank's Employee Stock Ownership Plan.

         PROFIT SHARING CONTRIBUTIONS. Subject to profitability, the Bank may make, in its sole and absolute discretion, Profit Sharing Contributions to Participants. Such amounts are credited to the Participant's "Profit Sharing Contribution Account." The Profit Sharing Contributions are based upon a Participant's rate of Compensation, subject to the limitations set forth in the Code.

         SPECIAL CONTRIBUTIONS. At its discretion, the Employer may make an additional contribution to the Plan as of the end of the Plan Year in an amount determined by the Employer for the purpose of ensuring that the Profit Sharing Plan complies with Section 401(k) of the Code ("Special Contribution"). Such amounts are credited to the Participant's Basic Contribution Accounts. Special Contributions may be made only to the accounts of non-highly compensated employees.

LIMITATIONS ON CONTRIBUTIONS

         LIMITATIONS ON ANNUAL ADDITIONS AND BENEFITS. Pursuant to the requirements of the Code, the Profit Sharing Plan provides that the amount of contributions and forfeitures allocated to each Participant's Basic Contribution Account and Matching Contribution Account during any plan year may not exceed the lesser of 25% of the Participant's Section 415 Compensation for the Plan Year or $30,000 (adjusted for increases in the cost of living as permitted by the Code). A Participant's Section 415 Compensation is a Participant's Compensation, excluding any Employer contribution to the Profit Sharing Plan or to any other plan of deferred compensation or any distributions from a plan of deferred compensation. In addition, annual additions shall be limited to the extent necessary to prevent the limitations set forth in the Code for all of the qualified defined benefit plans and defined contribution plans maintained by the Bank from being exceeded. To the extent that these limitations would be exceeded by reason of excess annual additions with respect to a Participant, such excess will be disposed of as follows:

         (i) Any excess amount in the Participant's Account will be used to reduce the Employer's contributions for such Participant in the next Limitation Year, and each succeeding Limitation Year if necessary; and

         (ii) If an excess amount still exists and the Participant is not covered by the Profit Sharing Plan at the end of the Limitation Year, the excess amount during the succeeding Limitation Year, shall be allocated to each Participant then actively participating in the Profit Sharing Plan.

         LIMITATION ON 401(k) PLAN CONTRIBUTIONS. The annual amount of Deferred Compensation under a Compensation Reduction Agreement of a Participant (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity) may not exceed $7,000 adjusted for increases in the cost of living as permitted by the Code (the limitation for 1997 is $9,500). Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Profit Sharing Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the excess deferral is made.

         LIMITATION ON PLAN CONTRIBUTIONS FOR HIGHLY COMPENSATED EMPLOYEES. Sections 401(k) and 401(m) of the Code limit the amount of Deferred Compensation that may be made to the Profit Sharing Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of Deferred Compensation made by or on behalf of all other employees eligible to participate in the Profit Sharing Plan. Specifically, the actual deferral percentage (i.e., the average of the ratios, calculated separately for each eligible employee in each group, by dividing the amount of Deferred Compensation credited to the Basic Contribution Account of such eligible employee by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual deferral percentage of all other eligible employees, or (ii) the lesser of (x) 200% of the actual deferral percentage of all other eligible employees, or (y) the actual deferral percentage of all other eligible employees plus two percentage points. In addition, the actual contribution percentage for such Plan Years (i.e., the average of the ratios calculated separately for each eligible employee in each group, by dividing the amount of voluntary Employee and Employer matching contribution credited to the Matching Contribution Account and Special Contribution of such eligible employee by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual contribution percentage of all other eligible employees, or (ii) the lesser of (x) 200% of the actual contribution percentage of all other eligible employees, or (y) the actual contribution percentage of all other eligible employees plus two percentage points.

         In general, for years beginning after December 31, 1996, a Highly Compensated Employee includes any employee who, during the Plan Year or the preceding Plan Year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of the Employer, or stock possessing more than 5% of the total combined voting power of all stock of the Employer), or
(2) for the preceding year (i) had compensation from the employer in excess of $80,000, and (ii) if the employer elects the application of this clause for such preceding year, was in the top-group of employees for such preceding year. An employee is in the top-paid group of employees for any year if such employee is in the group consisting of the top 20 percent of employees when ranked on the basis of compensation paid during such year. Such amounts are adjusted annually to reflect increases in the cost of living.

         In order to prevent the disqualification of the Profit Sharing Plan, any amount contributed by Highly Compensated Employees that exceeds the average deferral limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the Employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are recharacterized or are distributed before the close of the first 2 1/2 months following the Plan Year to which such excess contributions relate.

         TOP-HEAVY PLAN REQUIREMENTS. If for any Plan Year the Profit Sharing Plan is a Top-Heavy Plan (as defined below), then (i) the Bank may be required to make certain minimum contributions to the Profit Sharing Plan on behalf of non-key employees (as defined below), and (ii) certain additional restrictions would apply with respect to the combination of annual additions to the Profit Sharing Plan and projected annual benefits under any defined benefit plan maintained by the Bank.

         In general, the Profit Sharing Plan will be regarded as a "Top-Heavy Plan" for any Plan Year if, as of the last day of the preceding Plan Year, the aggregate balance of the Accounts of Participants who are Key Employees exceeds 60% of the aggregate balance of the Accounts of all Participants. Key Employees generally include any employee who, at any time during the Plan Year or any of the four preceding Plan Years, is (1) an officer of the Employer having annual compensation in excess of 50% of the amount under Section 415(b)(1)(A) of the Code ($90,000 for 1997), (2) one of the ten employees having annual compensation greater than the Section 415(c)(1)(A) amount ($30,000 for 1997) and owning, directly or indirectly, the largest interests in the Company, (3) a 5% owner of the Company, (i.e., owns directly or indirectly more than 5% of the stock of the Company, or stock possessing more than 5% of the total combined voting power of all stock of the Bank) or (4) a 1% owner of the Company having annual compensation in excess of $150,000.

INVESTMENT OF CONTRIBUTIONS

         GENERAL. All amounts credited to Participants' Accounts under the Profit Sharing Plan are held in the Plan Trust (the "Trust") which is administered by the Trustee appointed by the Bank's Board of Directors.

         Prior to September 17, 1997, the Accounts of a Participant held in the Trust have been invested by the Trustee at the direction of the Participant in the following funds:

         a.      Core Equity Fund;
         b.      Emerging Growth Equity Fund;
         c.      Value Equity Fund;
         d.      Intermediate - Term Bond Fund;
         e.      Actively Managed Bond Fund;
         f.      Short-Term Investment Fund;
         g.      International Equity Fund.

         The Profit Sharing Plan, as amended effective September 17, 1997 now provides that in addition to the Funds specified above, a Participant who is employed by the Bank may direct the Trustee to invest all or a portion of his Basic Contribution Account, Profit Sharing Contribution Account or Rollover Account in the Stock Fund. After the Conversion, at the discretion of the Bank, the Employer contributions to the Participant's Matching Contribution Account will be credited to the Participant's Account in the Bank's Employee Stock Ownership Plan.

         At least once in each calendar quarter, a Participant may elect to have both past and future contributions and additions to the Participant's Basic Contribution Account, Profit Sharing Account and Rollover Account invested either in the Employer Stock Fund or among such other Funds. Participants may also elect to have past contributions to their Matching Contribution Accounts invested in either the employer stock fund or among such other funds. These elections will be effective on the effective date of the Participant's written notice to the plan administrator, provided such notice is filed with the administrator at least 10 days before it is to become effective. Any amounts credited to a Participant's Accounts for which investment directions are not given will be invested in accordance with the terms of the Profit Sharing Plan.

         A Participant who receives a loan from the Profit Sharing Plan has a separate account established under the Profit Sharing Plan. The balance of a Participant's loan account represents the unpaid principal and interest (if any) of such participant's loan from the Profit Sharing Plan. Repayments of principal and payments of interest on loans are invested by the Trustee as directed by the Participant or, if no investment directions are given, in accordance with the terms of the Plan.

         The net gain (or loss) of the Funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the Trust) will be determined at least monthly during the Plan Year. For purposes of such allocations, all assets of the Trust are valued at their fair market value.

         PREVIOUS FUNDS. Prior to September 17, 1997, contributions under the Plan were invested in the seven Funds specified above. The annual percentage return on these funds for the prior three years was:

                                                        1996             1995          1994
                                                       ------           ------        ------
         a.  Core Equity Fund                          21.53%           40.17%         1.31%
         b.  Emerging Growth Equity Fund               27.09            42.83          2.53
         c.  Value Equity Fund                         25.90            33.96         (1.14)
         d.  Intermediate -Term Bond Fund               4.02            13.99         (2.54)
         e.  Actively Managed Bond Fund                 3.15            17.70         (4.21)
         f.  Short-term Investment Fund                 4.70             5.39          3.40
         g.  International Equity Fund                 10.86              -             -

         THE EMPLOYER STOCK FUND. The Employer Stock Fund will consist of investments in Common Stock made on and after the effective date of the Conversion. Each Participant's proportionate undivided beneficial interest in the Employer Stock Fund is measured in units. Each day, a unit value will be calculated by determining the market value of the shares of Common Stock actually held and adding to that any cash held by the Trustee. This total will be divided by the number of units outstanding to determine the unit value of the Employer Stock Fund.

         On the occasion of the payment of a cash dividend, the unit value will be determined before the dividend is distributed. The Trustee will use the dividend to purchase additional shares of the Common Stock. The total value of the Employer Stock Fund will increase, as will the value of each unit. The Board of Directors of the Company may consider a policy of paying cash dividends on the Common Stock in the future; however, no decision as to the amount or timing of cash dividends, if any, has been made. The Trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund to purchase shares of Common Stock of the Company. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the Trustee may be required to limit the daily volume of shares purchased. Pending investment in Common Stock, assets held in the Employer Stock Fund will be placed in bank deposits and other short-term investments.

         Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of Common Stock for the Employer Stock Fund will be paid out a cash account managed by the Trustee. Therefore, although Participants' accounts will not be directly adjusted for such fees, the market value of their account will be reduced.

         As of the date of this Prospectus Supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Employer Stock Fund. Performance will be dependent upon a number of factors, including the financial condition and profitability of the Company and the Bank and market conditions for the Common Stock generally.

         INVESTMENTS IN THE EMPLOYER STOCK FUND MAY INVOLVE CERTAIN SPECIAL RISKS IN INVESTMENT IN COMMON STOCK OF THE COMPANY. FOR A DISCUSSION OF THESE RISK FACTORS, SEE "RISK FACTORS" IN THE PROSPECTUS ON PAGE 17.

VESTING

         A Participant at all times has a fully vested nonforfeitable interest in his Basic Contribution Account and the earnings thereon under the Profit Sharing Plan. Generally, a Participant vests in his or her Matching Contribution Account and Profit Sharing Contribution Account under the Profit Sharing Plan according to the following schedule:

               Period of Service                          Vested Percentage
         -----------------------------                    -----------------
         less than 2 years                                        0%
         2 years but less 3 years                                20%
         3 years but less than 4 years                           40%
         4 years but less than 5 years                           60%
         5 years but less than 6 years                           80%
         6 or more years                                        100%

WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

         WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT. A Participant may make a withdrawal from his (i) Basic Contribution Account plus certain earnings thereon, and (ii) the net value of his or her (a) Rollover Contribution Account, (b) Matching Contribution Account, if 100% vested, and (c) Profit Sharing Account, if 100% vested subject to the hardship distribution rules under the Plan. These requirements are designed to ensure that Participants have a true financial need before a withdrawal may be made.

         A Participant who has attained age 59 1/2 may be entitled to withdraw up to twice during the Plan Year all or any portion of net value of his or her Basic Contribution Account and Rollover Contribution Account.

         DISTRIBUTION UPON RETIREMENT, DISABILITY OR TERMINATION OF EMPLOYMENT. Payment of benefits to a Participant who retires, incurs a disability, or otherwise terminates employment generally shall be made in a lump sum cash payment as soon as administratively feasible after such termination of employment if the vested value of the Participant's Account is $3,500 or less. If the vested portion of the Participant's Account balance is greater than $3,500, the Participant may receive a distribution (subject to the minimum distribution rules) in a lump sum payment: (a) as soon as administratively possible after termination, (b) as of any Valuation Date up to 13 months after termination or (c) as of the date the Participant attains normal retirement age. Alternatively, a Participant who terminates service as of his or her retirement day may elect to receive benefits in the form installments over a period not to exceed 15 years. Benefit payments ordinarily shall be made not later than 60 days following the end of the Plan Year in which occurs the latest of the Participant's: (i) termination of employment; (ii) the attainment of age 65 or (iii) the 10th anniversary of commencement of participation in the Plan; but in no event later than the April 1 following the calendar year in which the Participant attains age 70 1/2; or the calendar year in which the employee retires. However, if the vested portion of the Participant's Account balances exceeds $3,500, no distribution shall be made from the Plan prior to the Participant's attaining age 65 unless the Participant elects to receive to an earlier distribution.

         DISTRIBUTION UPON DEATH. A Participant who dies before his or her entire vested interest has been distributed shall have his or her benefits paid to the surviving spouse in a lump sum as soon as administratively possible following the date of his death. If however, the Participant elected prior to his death to receive a deferred lump sum payment and had not yet received such distribution, such Beneficiary shall receive a lump sum distribution as of the earlier of the Valuation Date in the Participant's election or the last Valuation Date which occurs within one (1) year of the Participant's death. If the Participant elected to and began receiving a distribution in the form of installments, such Beneficiary shall receive distributions over the remaining period, at the times set forth in such election. With respect to an unmarried Participant, and in the case of a married Participant with spousal consent to the designation of another beneficiary, payment of benefits to the beneficiary of a deceased Participant shall be made in the form of a lump-sum payment or in the same manner described above as to a Participant with a surviving spouse.

         NONALIENATION OF BENEFITS. Except with respect to federal income tax withholdings and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Profit Sharing Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Profit Sharing Plan shall be void.

ADMINISTRATION OF THE PROFIT SHARING PLAN

         The Trustee with respect to the Profit Sharing Plan is the named fiduciary of the Profit Sharing Plan for purposes of Section 402 of ERISA.

         The Trustee is appointed by the Board of Directors of the Bank to serve at its pleasure. The current Trustee of the Profit Sharing Plan is the RSI Retirement Trust. However, an additional Trustee is being appointed to hold funds invested in the Employer Stock Fund.

         The Trustee receives, holds and invests the contributions to the Profit Sharing Plan in trust and distributes them to Participants and beneficiaries in accordance with the terms of the Profit Sharing Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust.

REPORTS TO PROFIT SHARING PLAN PARTICIPANTS

         The Administrator (as defined below) will furnish to each Participant a statement at least quarterly showing (i) the balance in the Participant's account as of the end of that period, (ii) the amount of contributions allocated to such Participant's account for that period, and (iii) the adjustments to such Participant's account to reflect earnings or losses, distributions, loans disbursed, loan repayments and/or transfers between investment funds.

PLAN ADMINISTRATION

         Pursuant to the terms of the Profit Sharing Plan, the Profit Sharing Plan is administered by one or more persons who are appointed by and who serve at the pleasure of the Bank (the "Administrator").

         Currently, the Administrator is RSI Retirement Trust. The address and telephone number of the Administrator is 317 Madison Avenue, New York, New York 10017; (212) 503-0100. The Administrator is responsible for the administration of the Profit Sharing Plan, interpretation of the provisions of the Profit Sharing Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Profit Sharing Plan, maintenance of Profit Sharing Plan records, books of account and all other data necessary for the proper administration of the Profit Sharing Plan, and preparation and filing of all returns and reports relating to the Profit Sharing Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, Beneficiaries and others under Sections 104 and 105 of ERISA.

AMENDMENT AND TERMINATION

         It is the current intention of the Bank to continue the Profit Sharing Plan indefinitely. Nevertheless, the Bank may terminate the Profit Sharing Plan at any time. If the Profit Sharing Plan is terminated in whole or in part, then regardless of other provisions in the Profit Sharing Plan, each Participant affected by such termination shall have a fully vested interest in his Account. The Bank reserves the rights to make, from time to time, any amendment or amendments to the Profit Sharing Plan which do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, or comply with ERISA.

MERGER, CONSOLIDATION OR TRANSFER

         In the event of the merger or consolidation of the Profit Sharing Plan with another plan, or the transfer of the Trust assets to another plan, the Profit Sharing Plan requires that each Participant will (if either the Profit Sharing Plan or the other plan were then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Profit Sharing Plan had then terminated).

FEDERAL INCOME TAX CONSEQUENCES

         GENERAL. The following is only a brief summary of certain federal income tax aspects of the Profit Sharing Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Profit Sharing Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their applicable may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. PARTICIPANTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO ANY DISTRIBUTION FROM THE PROFIT SHARING PLAN AND TRANSACTIONS INVOLVING THE PROFIT SHARING PLAN.

         The Profit Sharing Plan will be submitted to the IRS in a timely manner for a determination that it is qualified under Section 401(a) and 401(k) of the Code, and that the related Trust is exempt from tax under Section 501(a) of the Code. A plan that is "qualified" under these sections of the Code is afforded special tax treatment which include the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Profit Sharing Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Profit Sharing Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Bank expects to timely adopt any amendments to the Profit Sharing Plan that may be necessary to maintain the qualified status of the Profit Sharing Plan under the Code. Following such an amendment, the Bank will submit the Profit Sharing Plan to the IRS for a determination that the Profit Sharing Plan, as amended, continues to qualify under Sections 401(a) and 501(a) of the Code and that it continues to satisfy the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code.
Should the Profit Sharing Plan receive from the IRS an adverse determination letter regarding its tax exempt status, all participants would generally recognize income equal to their vested interest in the Profit Sharing Plan, the participants would not be permitted to transfer amounts distributed from the Profit Sharing Plan to an IRA or to another qualified retirement plan, and the Bank may be denied certain deductions taken with respect to the Profit Sharing Plan.

         LUMP SUM DISTRIBUTION. A distribution from the Profit Sharing Plan to a Participant or the beneficiary of a Participant will qualify as a Lump Sum Distribution if it is made: (i) within one taxable year to the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59 1/2; and (iii) consists of the balance to the credit of the Participant under this Profit Sharing Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plans maintained by the Bank which is included in such distribution.

         AVERAGING RULES. The Small Business Job Protection Act of 1996 repealed five-year income averaging for lump sum distributions for taxable years beginning after 1999. Ten-year averaging which was grandfathered for individuals who attained the age of 50 before January 1, 1986 was retained.
The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation after 1973 in this Profit Sharing Plan or in any other profit sharing plan maintained by the Bank (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However for distributions prior to the effective date, a Participant who has completed at least five years of participation in this Profit Sharing Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in this Profit Sharing Plan or any other profit sharing plan maintained by the Employer), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received on or after the Participant turns 50 1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfathering rule, individuals who turned 50 by 1986 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the participant's pre-1974 participation in the Profit Sharing Plan taxed at a flat 20% rate as gain from the sale of a capital asset.

         COMMON STOCK INCLUDED IN LUMP SUM DISTRIBUTION. If a Lump Sum Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock, i.e., the excess of the value of such Common Stock at the time of the distribution over its cost of the Profit Sharing Plan. The tax basis of such Common Stock, to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent sale or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

         DISTRIBUTION: ROLLOVERS AND DIRECT TRANSFERS TO ANOTHER QUALIFIED PLAN OR TO AN IRA. Pursuant to a change in the law, effective January 1, 1993, virtually all distributions from the Profit Sharing Plan may be rolled over to another qualified retirement plan or to an Individual Retirement Account ("IRA") without regard to whether the distribution is a Lump Sum Distribution or a Partial Distribution. Effective January 1, 1993, Participants have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. The principal types of distributions which do not constitute eligible rollover distributions are
(i) an annuity type distribution made over the life expectancy of the Participant (or Participant and another) or for a period of 10 years or more,
(ii) a minimum distribution required by Section 409 (a) (9) of the Code, or
(iii) the portion of any distribution not includable in gross income, except that unrealized appreciation in employee securities can be included in an eligible rollover distribution. The tax law change described above did not modify the special tax treatment of Lump Sum Distributions, that are not rolled over or transferred i.e., forward averaging, capital gains tax treatment and the nonrecognition of net unrealized appreciation, discussed earlier.

ERISA AND OTHER QUALIFICATION

         As noted above, the Profit Sharing Plan is subject to certain provisions of ERISA, and will be submitted to the IRS for a determination that it is qualified under Section 401(a) of the Code.

         THE FOREGOING IS ONLY A BRIEF SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF THE PROFIT SHARING PLAN WHICH ARE OF GENERAL APPLICATION UNDER THE CODE AND IS NOT INTENDED TO BE A COMPLETE OR DEFINITIVE DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN OR RECEIVING DISTRIBUTIONS FROM THE PROFIT SHARING PLAN. ACCORDINGLY, EACH PARTICIPANT IS URGED TO CONSULT A TAX ADVISOR CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN AND RECEIVING DISTRIBUTIONS FROM THE PROFIT SHARING PLAN.

RESTRICTIONS ON RESALE

         Any person receiving shares of Common Stock under the Profit Sharing Plan who is an "affiliate" of the Company as the term "affiliate" is used in Rules 144 and 405 under the Securities Act of 1933, as amended (the "Securities Act"), (e.g., directors, officers and substantial shareholders of the Company) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act assuming the availability thereof, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act. Any person who may be an "affiliate" of the Company may wish to consult with counsel before transferring any Common Stock owned by him. In addition, Participants are advised to consult with counsel as to the applicability of Section 16 of the 1934 Act which may restrict the sale of Common Stock where acquired under the Profit Sharing Plan, or other sales of Common Stock.

         Persons who are not deemed to be "affiliates" of the Company at the time of resale will be free to resell any shares of Common Stock to them under the Profit Sharing Plan, either publicly or privately, without regard to the Registration and Prospectus delivery requirements of the Securities Act or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An "affiliate" of the Company is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with the Company. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" of the Company at the time of a proposed resale will be permitted to make public resales of the Company's Common Stock only pursuant to a "reoffer" Prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act or some other exemption from registration, and will not be permitted to use this Prospectus in connection with any such resale. In general, the amount of the Company's Common Stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the Company's Common Stock then outstanding or the average weekly trading volume reported on the New York Stock Exchange during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when the Company is current in filing the reports required of it under the 1934 Act.

SEC REPORTING AND SHORT-SWING PROFIT LIABILITY

         Section 16 of the 1934 Act imposes reports and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as the Company. Section 16(a) of the 1934 Act requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission ("SEC"). Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Company's fiscal year. Participation in the Employer Stock Fund of the Profit Sharing Plan by officers, directors and persons beneficially owning more than ten percent of the Company must be reported to the SEC annually on a Form 5 by such individuals.

         In addition to the reporting requirements described above, Section 16(b) of the 1934 Act provides for the recovery by the Company of profits realized by any officer, director or any person beneficially owning more than ten percent of the Company's Common Stock ("Section 16(b) Persons") resulting from the purchase and sale or sale and purchase of the Company's Common Stock within any six-month period.

         The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Profit Sharing Plan, provided certain requirements are met.

                                    EXPERTS

         The financial statements of the Profit Sharing Plan as of December 31, 1995 and 1994 on and for the years then ended have been included herein in reliance upon the report of Arthur Andersen, independent certified public accountant, appearing elsewhere wherein, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL OPINIONS

         The validity of the issuance of the Common Stock will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D. C., which firm acted as special counsel for the Company and the Bank in connection with the Conversion.

                           STATEN ISLAND SAVINGS BANK
                              401(k) SAVINGS PLAN

                       FINANCIAL STATEMENTS AND SCHEDULES

                           DECEMBER 31, 1996 AND 1995

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                           STATEN ISLAND SAVINGS BANK
                              401(k) SAVINGS PLAN

                         Index to Financial Statements

Independent Auditors' Report

Financial Statements:

        Statements of Net Assets Available for Plan Benefits

        Statements of Changes in Net Assets Available for Plan Benefits

Notes to Financial Statements

Supplemental Schedules:

        Schedule of Investment

        Schedule of Reportable Transactions

                           STATEN ISLAND SAVINGS BANK
                  401(k) SAVINGS PLAN IN RSI RETIREMENT TRUST
                                INVESTMENT FORM

                             ---------------------


Name of Plan Participant:
                          ---------------------------
Social Security Number:
                          ---------------------------

         1. INSTRUCTIONS. In connection with the proposed reorganization of Staten Island Savings Bank (the "Conversion"), the Staten Island Savings Bank 401(k) Savings Plan in RSI Retirement Trust ("Profit Sharing Plan") has been amended to permit participants to direct their current account balances for their Basic Contribution Account and Matching Contribution Account, Profit Sharing Contribution Account and Rollover Account into a new fund: the Employer Stock Fund. The percentage of a participant's account transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of Staten Island Bancorp, Inc. (the "Common Stock").

         To direct a transfer of all or part of the funds credited to your Accounts to the Employer Stock Fund, you should complete and file this form with the Human Resources Department, no later than October 3, 1997. A representative for the Plan Administrator will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Catherine Arcuri. If you do not complete and return this form to the Plan Administrator by October 3, 1997 the funds credited to your accounts under the Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Plan if no investment direction has been provided.

         2. INVESTMENT DIRECTIONS. I hereby authorize the Plan Administrator to direct the Trustee to sell the units currently credited to my Basic Contribution Account, Matching Contribution Account, Profit Sharing Account and Rollover Account and to purchase units in the Employer Stock Fund. Transfers of units from existing investment accounts must be in multiples of 5% (i.e. 5, 15, 35, 100). Purchase of units in the Employer Stock Fund will always be 100%:


===============================================================================
      SELL UNITS FROM                     PURCHASE UNITS IN EMPLOYER STOCK FUND
-------------------------------------------------------------------------------
Sell __% of A -- Core Equity                            ____%
Sell __% of B -- Emerging Growth Equity                 ____%
Sell __% of C -- Value Equity                           ____%
Sell __% of D -- Activity Managed Bond                  ____%
Sell __% of E -- Intermediate Term Bond                 ____%
Sell __% of F -- Short Term                             ____%
Sell __% of G -- International Equity                   ____%
===============================================================================

         3. PURCHASER INFORMATION. The ability of participants in the Profit Sharing Plan to purchase Common Stock in the Conversion and to direct their current account balances into the Employer Stock Fund is based upon the participant's status as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or Other Member. Please indicate your status.

                 a. [ ] Eligible Account Holder - Check here if you were a
                        depositor with $50.00 or more on deposit with Staten Island Savings Bank as of March 31, 1996.

                 b. [ ] Supplemental Eligible Account Holder - Check here if you were a depositor with $50,000 or more on deposit with Staten Island Savings Bank as of June 30, 1997, but are not an Eligible Account Holder.

                 c. [ ] Other Member - Check here if you were a depositor of
                        Staten Island Bank as of August 31, 1997, but are not an Eligible Account Holder or a Supplemental Eligible Account Holder.

         4. ACKNOWLEDGEMENT OF PARTICIPANT. I understand that this Investment Form shall be subject to all of the terms and conditions of the Profit Sharing Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.


-----------------------------------       ----------
Signature of Participant                  Date

----------------------------------------------------
ACKNOWLEDGEMENT OF RECEIPT BY ADMINISTRATOR. This Investment Form was received by the Plan Administrator and will become effective on the date noted below.


-----------------------------------       ----------
By:                                       Date

                              ARTHUR ANDERSEN LLP





                             STATEN ISLAND SAVINGS BANK
                             401(k) SAVINGS PLAN

                             PLAN EIN: 13-5579133
                             PLAN NUMBER: 002
                             FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES AS OF DECEMBER 31, 1996 AND 1995
                             TOGETHER WITH AUDITORS' REPORT

                           STATEN ISLAND SAVINGS BANK

                              401(k) SAVINGS PLAN


            INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                           DECEMBER 31, 1996 AND 1995




                                                                                                    Page(s)
                                                                                                    -------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                                               1

FINANCIAL STATEMENTS:
   Statements of Net Assets Available for Plan Benefits as of
      December 31, 1996 and 1995                                                                       2

   Statement of Changes in Net Assets Available for Plan Benefits
      for the Year Ended December 31, 1996                                                             3

NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES                                              4-8

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
   AS OF DECEMBER 31, 1996                                                                             9

ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS FOR
   THE YEAR ENDED DECEMBER 31, 1996                                                                   10



            NOTE: All other schedules are omitted as they are not applicable or are not required based on disclosure requirements of the Employee Retirement Income Security Act of 1974 and applicable regulations issued by the Department of Labor.

                              ARTHUR ANDERSEN LLP



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Trustees of
Staten Island Savings Bank:

We have audited the accompanying statements of net assets available for plan benefits of the Staten Island Savings Bank 401(k) Savings Plan as of December 31, 1996 and 1995, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1996. These financial statements and the schedules referred to below are the responsibility of the plan administrator. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Staten Island Savings Bank 401(k) Savings Plan as of December 31, 1996 and 1995, and the changes in its net assets available for plan benefits for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules as listed in the accompanying index are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As explained in the notes thereto, information certified by the trustee and presented in the schedules of assets held for investment purposes and reportable transactions does not disclose the historical cost of certain investments. Disclosure of this information, which is not considered material to the financial statements taken as a whole, is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

                                        /s/ ARTHUR ANDERSEN LLP

New York, New York
August 15, 1997

                           STATEN ISLAND SAVINGS BANK

                              401(k) SAVINGS PLAN


              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                        AS OF DECEMBER 31, 1996 AND 1995




                                                                                      1996              1995
                                                                                ----------------   --------------
ASSETS:
   Loans to participants                                                          $      794,445     $    617,990
                                                                                  --------------     ------------
   Investments stated at fair value-
      Core Equity Fund                                                                 7,473,698        5,597,914
      Emerging Growth Equity Fund                                                      1,764,255          986,421
      Value Equity Fund                                                                1,269,361          751,949
      Actively Managed Bond Fund                                                       1,084,036          886,934
      Intermediate-Term Bond Fund                                                        699,042          433,343
      Short-Term Investment Fund                                                       1,028,456          856,184
                                                                                  --------------     ------------
                Total investments                                                     13,288,849        9,512,745
                                                                                  --------------     ------------
   Cash                                                                                    6,991           13,756
                                                                                  --------------     ------------
                Net assets available for plan benefits                            $   14,090,285     $ 10,144,491
                                                                                  ==============     ============

        The accompanying notes are an integral part of these statements.

                           STATEN ISLAND SAVINGS BANK

                              401(k) SAVINGS PLAN


         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                      FOR THE YEAR ENDED DECEMBER 31, 1996





                                                                                            Emerging
                                                                        Core Equity          Growth          Value Equity
                                                                           Fund            Equity Fund           Fund
                                                                     ---------------   ----------------   ---------------
ADDITIONS:
  Contributions-
      Employer                                                        $    622,253        $  168,183         $  130,078
      Employee                                                             264,876            72,470             58,047
                                                                      ------------        ----------         ----------
                                                                           887,128           240,653            188,124
  Investment income-
      Realized and unrealized gain (loss) on investments                 1,233,413           281,922            222,262
      Loan repayments (including interest)                                 286,636            52,509             40,571
      Interfund transfers                                                     -              140,071             29,771
      Rollovers                                                            315,186           164,095            121,672
                                                                      ------------        ----------         ----------
            Total additions                                              2,722,364           879,250            602,400
                                                                      ------------        ----------         ----------
DEDUCTIONS:
   Distributions to participants or beneficiaries                         (243,842)          (23,842)           (19,112)
   New loans                                                              (349,069)          (77,574)           (65,876)
   Interfund transfers                                                    (253,669)             -                  -
                                                                      ------------        ----------         ----------
            Total deductions                                              (846,580)         (101,416)           (84,988)
                                                                      ------------        ----------         ----------
            Net increase (decrease)                                      1,875,784           777,834            517,412

NET ASSETS AVAILABLE FOR PLAN BENEFITS,
   beginning of year                                                     5,597,914           986,421            751,949
                                                                      ------------        ----------         ----------
NET ASSETS AVAILABLE FOR PLAN BENEFITS,
   end of year                                                        $  7,473,698        $1,764,255         $1,269,361
                                                                      ============        ==========         ==========


                                                                         Actively          Intermediate-
                                                                         Managed              Term                 Short-Term
                                                                        Bond Fund           Bond Fund              Investment
                                                                      ------------        --------------           ----------
ADDITIONS:
  Contributions-
      Employer                                                        $  115,339              $ 102,566           $   128,600
      Employee                                                            52,537                 45,842                52,451
                                                                      ----------              ---------           -----------
                                                                         167,877                148,408               181,051
  Investment income-
      Realized and unrealized gain (loss) on investments                  31,083                 21,837                40,038
      Loan repayments (including interest)                                30,249                 15,017                38,605
      Interfund transfers                                                 12,229                 31,893                39,706
      Rollovers                                                           75,499                 73,097               147,198
                                                                      ----------              ---------           -----------
            Total additions                                              316,936                290,252               446,597
                                                                      ----------              ---------           -----------
DEDUCTIONS:
   Distributions to participants or beneficiaries                        (64,566)               (26,909)             (206,768)
   New loans                                                             (55,268)               (27,644)              (67,557)
   Interfund transfers                                                      -                      -                     -
                                                                      ----------              ---------           -----------
            Total deductions                                            (119,834)               (54,553)             (274,325)
                                                                      ----------              ---------           -----------
            Net increase (decrease)                                      197,102                235,699               172,272

NET ASSETS AVAILABLE FOR PLAN BENEFITS,
   beginning of year                                                     886,934                433,343               856,184
                                                                      ----------              ---------           -----------
NET ASSETS AVAILABLE FOR PLAN BENEFITS,
   end of year                                                        $1,084,036              $ 669,042            $1,028,456
                                                                      ==========              =========           ===========


                                                                        Summary of
                                                                          Loans to
                                                                        Participants             Other            Total
                                                                   -------------------    --------------     ----------------
ADDITIONS:
  Contributions-
      Employer                                                           $    -             $   (6,765)         $  1,260,254
      Employee                                                                -                   -                  546,222
                                                                         ---------          ----------          ------------
                                                                              -                 (6,765)            1,806,476
  Investment income-
      Realized and unrealized gain (loss) on investments                      -                   -                1,830,555
      Loan repayments (including interest)                                (409,573)               -                   54,013
      Interfund transfers                                                     -                   -                  253,669
      Rollovers                                                               -                   -                  896,747
                                                                         ---------          ----------          ------------
            Total additions                                               (409,573)             (6,765)            4,841,461
                                                                         ---------          ----------          ------------
DEDUCTIONS:
   Distributions to participants or beneficiaries                          (56,960)               -                 (641,998)
   New loans                                                               642,988                -                     -
   Interfund transfers                                                        -                   -                 (253,669)
                                                                         ---------          ----------          ------------
            Total deductions                                               586,028                -                 (895,667)
                                                                         ---------          ----------          ------------
            Net increase (decrease)                                        176,455              (6,765)            3,945,794

NET ASSETS AVAILABLE FOR PLAN BENEFITS,
   beginning of year                                                       617,990              13,756            10,144,491
                                                                         ---------          ----------          ------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS,
   end of year                                                           $ 794,445          $    6,991          $ 14,090,285
                                                                         =========          ==========          ============

         The accompanying notes are an integral part of this statement.

                           STATEN ISLAND SAVINGS BANK

                              401(k) SAVINGS PLAN


            NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                           DECEMBER 31, 1996 AND 1995




1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    AND ADMINISTRATIVE POLICIES

Basis of Accounting

The accounting records of the Staten Island Savings Bank 401(k) Savings Plan (the "Plan") are maintained on the cash basis of accounting which is not significantly different from the accrual basis of accounting.

Investments

The trust established under the Plan is administered through participation in the RSI Retirement Trust (the "RSI Trust"). The RSI Trust is a tax-exempt trust registered as an open-end management investment company under the Investment Company Act and is the Trustee of the Plan. Plan assets held by the RSI Trust are represented as units of beneficial interest in one or more of the investment funds offered by the RSI Trust. The net asset value of the units of beneficial interest in each investment fund are based on the market value of the underlying assets of the funds, determined generally by reference to available market prices. Net investment income and net appreciation (depreciation) in fair value of units held represents the Plan's proportionate share of the net investment income and realized and unrealized investment gains and losses of the RSI Trust investment funds.

Forfeitures

Effective April 1, 1990, the Plan was amended, allocating forfeitures as a reduction of employer and future employer matching contributions. Employer contributions were reduced by forfeitures in the amount of $33,598 in 1996.

2.  PLAN DESCRIPTION

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan, sponsored by Staten Island Savings Bank (the "Bank"), covering all salaried employees of the Bank who have completed one year of service. It is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Participant Accounts

Each participant's account is credited with the participant's contributions and an allocation of the Bank's contribution and Plan earnings. Allocations are based on participant earnings or account balances, as defined. The payment to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Vesting in the remainder of their accounts is based on years of continuous service. A participant is 100 percent vested after six years of credited service.

Retirement Provisions and Withdrawals

Upon disability, death, retirement or termination, a participant (or his estate) is entitled to receive a lump sum distribution equal to the value of his or her account, or installments over a period not to exceed 15 years of accumulated plan benefits. Participants may also, in certain instances, make cash withdrawals to meet an unusual or financial emergency. Plan participants terminated or retired during the Plan year are entitled to distributions of $553,081 and $167,658 as of December 31, 1996 and 1995, respectively, which are included in net assets in the accompanying Statements of Net Assets Available for Plan Benefits.

Loan Provisions

Participants are permitted to obtain loans from the Plan in an amount of up to 50% of the net value of their 100% vested balance, not to exceed $50,000. Interest is charged on these loans at a rate similar to that which would be charged at other financial institutions. Loans bear interest at a rate between 9.25% and 9.50% for 1996 and 7% and 9.5% for 1995. Loan terms cannot exceed 5 years unless the proceeds are used to finance the purchase of a primary residence, in which case the term of the loan cannot exceed a period of 15 years.

3.  FUNDING POLICY

Participants may contribute a minimum of 1% up to a maximum of 8% in 1996 and 1995 of their annual wages before bonuses and overtime not to exceed the maximum amount permitted under the Internal Revenue Code ($9,240 in 1996 and 1995). The Bank will match 50% to 100% of participant contributions, based on years of service up to a maximum of 6% of annual wages.

The Bank may, at its discretion, make contributions to eligible employees on September 30, based on compensation for the twelve-month period ending September 30. Such discretionary contributions were $890,755 and $759,716 in 1996 and 1995, respectively. In addition to any other contributions, the Bank may, at its discretion, make special contributions to the basic contributions account of any eligible employee.

4.  INVESTMENTS

As of December 31, 1996 and 1995, as amended May 31, 1995, the Plan assets were primarily invested in the following funds administered by the Trustee as follows:

   Core Equity Fund - Consists of investments in a broadly diversified group of large, financially sound, high-quality companies.

   Emerging Growth Equity Fund - Consists of investments primarily in smaller companies with higher than average returns on equity, earnings growth potential and dividend growth potential. The fund's holdings focus on companies with market capitalization of less than $1 billion.

   Value Equity Fund - Consists of investments in financially sound companies that have low price earnings ratios, above average dividend yields, favorable price-to-book ratios, and are currently out of favor in the marketplace.

   Actively Managed Bond Fund - Consists of investments in bonds with a full spectrum of maturities (0-30 years) and of high quality.

   Intermediate-Term Bond Fund - Consists of investments in high-quality fixed income securities that mature within ten years or have an expected average life of ten years or less. In terms of quality, at all times at least 50% of the investments must be in U.S. Government issues and at least 75% of the total investments must be instruments rated "AA" or better by certain rating agencies.

   Short-Term Investment Fund - Consists of investments in high-quality cash equivalent type investments offering substantial liquidity and capital preservation. The average maturity of the fund's holdings is less than one year.

   Investments in Trust Funds Managed
   by the RSI Trust

   Changes in the units of beneficial interest of the trust funds managed by the RSI Trust in which the Plan participated from January 1, 1996 to December 31, 1996, were as follows:

                                                                                        Equity Funds
                                                                        --------------------------------------------
                                                                                            Unit           Fair
                                                                            Units          Value          Value
                                                                        -------------   ---------    ---------------
            CORE EQUITY FUND:
                Beginning                                                  112,656.75     $49.69        $ 5,597,914
                Ending                                                     123,757.22      60.39          7,473,698
                                                                        -------------     ------        -----------
                         Net increase (decrease)                            11,100.47     $10.70        $ 1,875,784
                                                                        =============     ======        ===========

            EMERGING GROWTH EQUITY FUND:
                Beginning                                                   18,545.23     $53.19        $   986,421
                Ending                                                      26,098.44      67.60          1,764,255
                                                                        -------------     ------        -----------
                         Net increase (decrease)                             7,553.21     $14.41        $   777,834
                                                                        =============     ======        ===========

            VALUE EQUITY FUND:
                Beginning                                                   21,589.11     $34.83        $   751,949
                Ending                                                      28,947.79      43.85          1,269,361
                                                                        -------------     ------        -----------
                         Net increase (decrease)                             7,358.69     $ 9.02        $   517,412
                                                                        =============     ======        ===========

                                                                                            Fixed-Income Funds
                                                                           ----------------------------------------------
                                                                                                Unit           Fair
                                                                                Units          Value          Value
                                                                           ------------    -----------   ----------------
                ACTIVELY MANAGED BOND FUND:
                    Beginning                                                 28,805.92       $30.79        $   886,934
                    Ending                                                    34,132.13        31.76          1,084,036
                                                                            -----------       ------        -----------
                             Net increase (decrease)                           5,326.21       $ 0.97        $   197,102
                                                                            ===========       ======        ===========

                INTERMEDIATE-TERM BOND FUND:
                    Beginning                                                 15,025.78       $28.84        $   433,343
                    Ending                                                    22,301.42        30.00            669,042
                                                                            -----------       ------        -----------
                             Net increase (decrease)                           7,273.64       $ 1.16        $   235,699
                                                                            ===========       ======        ===========

                SHORT-TERM INVESTMENT FUND:
                    Beginning                                                 43,772.19       $19.56        $   856,184
                    Ending                                                    50,217.59        20.48          1,028,456
                                                                            -----------       ------        -----------
                             Net increase (decrease)                           6,445.40       $ 0.92        $   172,272
                                                                            ===========       ======        ===========

The fair value of individual investments that represent 5% or more of the Plan's total net assets as of December 31, 1996 and 1995, is as follows:

           1996:
              Core Equity Fund                                              $    7,473,698
              Emerging Growth Equity Fund                                        1,764,255
              Value Equity Fund                                                  1,269,361
              Actively Managed Bond Fund                                         1,284,036
              Short-Term Managed Bond Fund                                       1,028,456

           1995:
              Core Equity Fund                                                   5,597,914
              Emerging Growth Equity Fund                                          986,421
              Value Equity Fund                                                    751,949
              Actively Managed Bond Fund                                           886,934
              Short-Term Managed Bond Fund                                         856,184

5.  PLAN TERMINATION

The Bank intends to continue the Plan indefinitely but reserves the right to amend or terminate it. If the Plan is terminated or if there is a complete discontinuance of contributions, the Plan participants will be fully vested in their rights under the Plan.

6.  TAX STATUS

The Plan has received a favorable determination letter from the Internal Revenue Service dated February 16, 1995, indicating that the Plan, as amended through December 14, 1993, is tax exempt under Section 401(a) of the Internal Revenue Code of 1986.

7.  ADMINISTRATIVE COSTS

The Plan incurs certain administrative costs in connection with its investment activities which are borne by the Bank.

8.  ROLLOVERS FROM GATEWAY

On August 18, 1995, the Bank acquired Gateway State Bank ("Gateway"). Under the Provisions of the acquisition agreement, all salaried, active employees of Gateway on August 18, 1995, who became salaried, active employees of the Bank on August 19, 1995, were recognized under the Plan for purposes of Plan eligibility and were given credit for years of services for purposes of vesting in employer matching contributions. The Plan was amended as such. The Gateway 401(k) Plan assets were distributed to the respective participants with an option to rollover their respective assets to the Staten Island Savings Bank 401(k) Plan. The total rollover from the Gateway 401(k) Plan to the Staten Island Savings Bank 401(k) Plan was $867,699, which occurred in October 1996.

                           STATEN ISLAND SAVINGS BANK

                              401(k) SAVINGS PLAN

                             PLAN EIN:  13-5579133

                               PLAN NUMBER:  002

           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                            AS OF DECEMBER 31, 1996




                                                                      Units           Unit
                   Description of Investment                           Held           Value         Fair Value
                   -------------------------                     -------------    -----------   ----------------
Equity:
   Core                                                             123,757.22       $60.39        $   7,473,698
   Emerging Growth                                                   26,098.44        67.60            1,764,255
   Value                                                             28,947.79        43.85            1,269,361
                                                                  ------------       ------        -------------
                                                                                                      10,507,314
                                                                                                   -------------
Fixed-Income Funds:
   Actively Managed Bonds                                            34,132.13        31.76            1,084,036
   Intermediate-Term Bonds                                           22,301.42        30.00              669,042
   Short-Term Managed Bonds                                          50,217.59        20.48            1,028,456
                                                                  ------------       ------        -------------
                                                                                                       2,781,535
                                                                                                   -------------
Special Fund                                                                                               6,991
                                                                                                   -------------

          Total fund value                                                                            13,295,840

Loans to Participants (Interest rates range from 9.25%
   to 9.50% with maturities from one to fifteen years)                                                   794,445
                                                                                                   -------------

          Total investments                                                                        $  14,090,285
                                                                                                   =============



         NOTE: The historical cost of investments is not presented as the Trustee is unable to provide such information.



         This schedule should be read in conjunction with the accompanying financial statements and notes thereto.

                           STATEN ISLAND SAVINGS BANK

                              401(k) SAVINGS PLAN

                             PLAN EIN:  13-5579133

                               PLAN NUMBER:  002

                 ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                                                      Current
                                                                                                       Value
                                                                                                     of Assets
                                         Number                        Number                            on
            Description                    of          Purchase          of           Selling       Transaction
             of Assets                 Purchases         Price          Sales          Price            Date
            -----------                ---------     ------------      ------       -----------    --------------
SERIES OF TRANSACTIONS:
   Core Equity Fund                       45         $  1,344,596        51         $    699,567   $    2,044,163
   Emerging Growth Equity Fund            44              593,812        33               85,552          679,364
   Short-Term Investment Fund             27              353,630        27              190,499          544,129

   NOTE: For the purpose of this schedule, reportable transactions include either (i) a single transaction or (ii) a series of transactions involving a specific investment which are individually or in the aggregate in excess of 5% of the current value of Plan assets at the beginning of a plan year.

           There are no persons that are known to be parties in interest in the Plan.

           The historical cost of investments is not presented as the Trustee is unable to provide such information.

           The net gain or (loss) is not presented as the Trustee is unable to provide such information.

   This schedule should be read in conjunction with the accompanying financial statements and notes thereto.

PROSPECTUS 424(b)(3)



                          STATEN ISLAND BANCORP, INC.

           (Proposed Holding Company for Staten Island Savings Bank)
            38,333,333 Shares (Anticipated Maximum) of Common Stock
                                $10.00 per Share


         Staten Island Bancorp, Inc. (the "Company"), a Delaware corporation, is offering up to 38,333,333 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Staten Island Savings Bank ("Staten Island Savings" or the "Bank") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank pursuant to the Bank's plan of conversion (the "Plan" or "Plan of Conversion"). Under certain circumstances, the Company may increase the amount of Common Stock offered hereby to up to 44,083,333 shares. The simultaneous conversion of the Bank to stock form, the issuance of the Bank's stock to the Company and the offer and sale of the Common Stock by the Company are referred to herein as the "Conversion."

         Nontransferable rights to subscribe for the Common Stock have been granted, in order of priority, to (i) certain depositors of the Bank, (ii) the Company's Employee Stock Ownership Plan ("ESOP"), (iii) certain other depositors of the Bank, and (iv) directors, officers and employees of the Bank, subject to the limitations described herein (the "Subscription Offering"). In the event that there are any shares of Common Stock which are not sold in the Subscription Offering, the Company anticipates that it will offer any such shares of Common Stock for sale in a community offering (the "Community Offering"). If necessary, any shares of Common Stock not subscribed for in the Subscription Offering or purchased in the Community Offering will be offered to members of the general public on a best efforts basis by a selling group of broker-dealers managed by Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette"), in a syndicated community offering (the "Syndicated Community Offering"). (The Subscription Offering, Community Offering and Syndicated Community Offering are referred to collectively as the "Offerings"). The purchase price in the Offerings is $10.00 per share (the "Purchase Price").

         With the exception of the ESOP, the maximum amount that any person may purchase in any particular priority category in the Offerings is generally limited to 30,000 shares of Common Stock (subject to adjustment). No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 1.0% of the Common Stock sold in the Conversion (subject to adjustment). The minimum purchase is 25 shares. See "The Conversion - Limitations on Common Stock Purchases."

         THE SUBSCRIPTION OFFERING WILL CLOSE AT 12:00 NOON, EASTERN TIME, ON OCTOBER 16, 1997 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY THE COMPANY AND THE BANK, WITH REGULATORY

APPROVAL IF NECESSARY. THE COMMUNITY OFFERING OR ANY SYNDICATED COMMUNITY OFFERING MUST BE COMPLETED WITHIN 45 DAYS AFTER THE CLOSE OF THE SUBSCRIPTION OFFERING, OR NOVEMBER 30, 1997, UNLESS EXTENDED BY THE COMPANY AND THE BANK, WITH REGULATORY APPROVAL IF NECESSARY. No single extension can exceed 90 days, and the extensions may not go beyond October 28, 1999. Any extension of the Offerings will be conducted in accordance with the terms described herein. Orders submitted are irrevocable until the completion of the Conversion; provided that, if the Conversion is not completed within the 45-day period referred to above, unless such period has been extended, all subscribers will have their funds returned promptly with interest at the Bank's passbook rate, and all withdrawal authorizations will be cancelled. The completion of the Subscription Offering is subject to potential delay and subscribers will have no access to funds used to subscribe for shares of Common Stock, regardless of any such delay. See "The Conversion - Subscription Offering and Subscription Rights."

         THE COMPANY HAS APPLIED TO HAVE ITS COMMON STOCK LISTED ON THE NEW YORK STOCK EXCHANGE ("NYSE") UNDER THE SYMBOL "SIB." PRIOR TO THE OFFERINGS, THERE HAS NOT BEEN A PUBLIC MARKET FOR THE COMMON STOCK, AND THERE CAN BE NO ASSURANCE THAT AN ACTIVE AND LIQUID TRADING MARKET FOR THE COMMON STOCK WILL DEVELOP OR THAT THE COMMON STOCK WILL TRADE AT OR ABOVE THE PURCHASE PRICE. SEE "MARKET FOR COMMON STOCK."


         FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK SALES CENTER AT
(718) 815-7171. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" AT PAGE 17 HEREOF.

         THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT
            SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR STATE SECUR-
              ITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR
               OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                                                           Estimated
                                                                          Underwriting          Estimated
                                                    Subscription         Fees and Other            Net
                                                      Price(1)            Expenses(2)          Proceeds(3)
-------------------------------------------------------------------------------------------------------------
 Minimum Per Share                                     $10.00                $0.21                $9.79
-------------------------------------------------------------------------------------------------------------
 Midpoint Per Share                                    $10.00                $0.19                $9.81
-------------------------------------------------------------------------------------------------------------
 Maximum Per Share                                     $10.00                $0.18                $9.82
-------------------------------------------------------------------------------------------------------------
 Maximum Per Share, as adjusted                        $10.00                $0.17                $9.83
-------------------------------------------------------------------------------------------------------------
 Total Minimum(1)                                   $283,333,330           $5,940,167         $277,393,163
-------------------------------------------------------------------------------------------------------------
 Total Midpoint(1)                                  $333,333,330           $6,469,167         $326,864,163
-------------------------------------------------------------------------------------------------------------
 Total Maximum(1)                                   $383,333,330           $6,998,167         $376,335,163
-------------------------------------------------------------------------------------------------------------
 Total Maximum, as adjusted(4)                      $440,833,330           $7,606,517         $433,226,813
=============================================================================================================


(1) Determined in accordance with an independent appraisal prepared by RP Financial, LC. ("RP Financial") dated July 17, 1997, as updated on September 5, 1997, which states that the estimated pro forma market value of the Common Stock ranged from $283.3 million to $383.3 million (the "Estimated Valuation Range"), or between 28,333,333 and 38,333,333 shares of Common Stock at the Purchase Price. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

(2) Consists of the estimated costs to the Bank and the Company arising from the Conversion, including estimated fixed expenses of $3,000,000 and fees to be paid to Keefe, Bruyette in connection with the Subscription and Community Offerings, which fees are estimated to be $2,940,167, $3,469,167, $3,998,167, and $4,606,517 at the minimum, mid-point, maximum and maximum, as adjusted. Keefe, Bruyette is not obligated to purchase any shares of Common Stock in the Offerings. Such fees paid to Keefe, Bruyette may be deemed to be underwriting fees. See "The Conversion - Marketing Arrangements." The actual fees and expenses may vary from the estimates.

(3) Actual net proceeds may vary substantially from estimated amounts. Includes the purchase of shares of Common Stock by the ESOP, which initially will be deducted from the Company's stockholders' equity. For the effects of such purchase, see "Capitalization" and "Pro Forma Data."

(4) Reflects a 15% increase in the Estimated Valuation Range, which may occur without a resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions prior to completion of the Conversion or to fill the order of the ESOP.


                 -------------------------------------------

                        KEEFE, BRUYETTE & WOODS, INC.

                 -------------------------------------------



              The date of this Prospectus is September 12, 1997.

             [MAP of Registrant's Market area to be produced here.]

                                    SUMMARY

         This summary is qualified in its entirety by the more detailed information regarding the Company and the Bank and the Financial Statements of the Bank appearing elsewhere in this Prospectus.

STATEN ISLAND BANCORP, INC.

         Staten Island Bancorp, Inc. is a Delaware corporation organized in July 1997 by the Bank for the purpose of becoming a unitary holding company of the Bank. The Company will purchase all of the capital stock of the Bank to be issued in the Conversion in exchange for 50% of the net Conversion proceeds and will retain the remaining 50% of the net proceeds as its initial capitalization. Immediately following the Conversion, the only significant assets of the Company will be the capital stock of the Bank, the Company's loan to the ESOP, and the remainder of the net Conversion proceeds retained by the Company. The business and management of the Company initially will consist primarily of the business and management of the Bank. Initially, the Company will neither own nor lease any property, but will instead use the premises and equipment of the Bank. At the present time, the Company does not intend to employ any persons other than officers of the Bank, and the Company will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future. See "Business" and "Management - Management of the Company."

         The Company's executive office is located at the executive office of the Bank at 15 Beach Street, Staten Island, New York 10304, and its telephone number is (718) 447-7900.

STATEN ISLAND SAVINGS BANK

         The Bank was originally founded as a New York-chartered savings bank in 1864. In August 1997, the Bank converted to a federally-chartered mutual savings bank. The Bank is a traditional, full-service, community oriented savings bank headquartered in Staten Island, New York. As of April 30, 1997, Staten Island Savings had $1.8 billion of total assets, $1.7 billion of total liabilities, including $1.6 billion of deposits, and $177.3 million of equity (representing 9.6% of total assets). Staten Island Savings is primarily engaged in attracting deposits from the general public and using those and other available sources of funds to originate loans secured primarily by single-family (one- to four-units) residences located in Staten Island and, to a lesser extent, Brooklyn, New York. The Bank reported $6.9 million of net income for each of the four month periods ended April 30, 1997 and 1996 and $21.8 million, $13.2 million and $16.2 million of net income for the years ended December 31, 1996, 1995 and 1994, respectively. For the four months ended April 30, 1997, the Bank's annualized return on average assets and return on average equity were 1.15% and 12.11%, respectively. For the four months ended April 30, 1997, the Bank's interest rate spread was 4.02% and its net interest margin was 4.58%.

         The Bank has long-standing ties to Staten Island with over 133 years of service to the communities and residents of Staten Island. As of June 30, 1996 (the latest available data), the Bank was the largest depository institution in terms of deposit market share in Staten Island with 30% of the total deposits and 23% of the total number of branch offices of depository institutions in Staten Island. Historically, the Bank also has been among the leaders in terms of the number and amount of residential mortgage loan originations in Staten Island. Staten Island Savings' operating strategy emphasizes customer service and convenience and, in large part, the Bank attributes its commitment to maintaining customer satisfaction for its market share position. The Bank attempts to differentiate itself from its competitors by providing the type of personalized customer service not generally available from larger banks while offering a greater variety of products and services than is typically available from smaller, local depository institutions. The Bank has an experienced management team directing its operations. The Bank's Chairman and Chief Executive Officer and President and Chief Operating Officer have 31 years and 27 years, respectively, of service with the Bank while the other executive officers of the Bank have an average of 14 years of service with Staten Island Savings. See "Staten Island Savings Bank."

         In recent years, the Bank has facilitated its growth through acquisitions. In 1990, the Bank acquired several branch offices of a former savings and loan association from the Resolution Trust Corporation and, in August 1995, the Bank acquired Gateway Bancorp, Inc. and its wholly owned subsidiary, Gateway State Bank, a New York-chartered commercial bank ("Gateway") which was headquartered in Staten Island, New York, and which was merged with and into the Bank. The acquisition of Gateway added $276.6 million in deposits, $124.2 million in loans, $123.5 million in securities and five branch offices (two of which were combined with other offices) to the Bank's balance sheet and resulted in $15.6 million of goodwill which is being amortized over 20 years on a straight-line basis. An integral part of the Bank's strategy in acquiring Gateway was to facilitate the diversification of the products and services offered by the Bank. As a commercial bank, Gateway's efforts were directed more towards the commercial sector than retail consumer banking which had been the Bank's primary focus. Gateway also offered certain products and services previously not available from the Bank, such as commercial business loans and trust services.

         The Bank has attempted to capitalize on its acquisition of Gateway by generally continuing to offer, with certain changes, the products and services previously offered by Gateway. As a result, the Bank is able to offer its customers a more complete product line. In addition, the Bank also has attempted to enhance its business development efforts through active personal solicitation of potential new customers as well as by increased cross-selling efforts to existing customers. While the Bank's lending focus continues to be single-family (one-to four-units) residential mortgage loans, the acquisition of Gateway has facilitated the Bank's ability to be a more active originator of commercial real estate loans, construction and land loans and commercial business loans, which amounted to 11.5%, 3.2%, and 0.9%, respectively, of the Bank's net loan portfolio at April 30, 1997. In addition, at such date the Bank's demand deposit accounts amounted to $158.1 million, or 9.8% of total deposits, compared to $63.0 million, or 5.1% of total deposits, at December 31, 1994.

         The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), which is the Bank's chartering authority and primary federal regulator. The Bank is also regulated by the Federal Deposit Insurance Corporation ("FDIC"), the administrator of the Bank Insurance Fund ("BIF"). The Bank is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("FRB") and is a member of the Federal Home Loan Bank ("FHLB") of New York, which is one of the 12 regional banks comprising the FHLB System.

         Staten Island Savings' executive office is located at 15 Beach Street, Staten Island, New York 10304, and its telephone number is (718) 447-7900.

THE CONVERSION AND THE OFFERINGS

         On April 16, 1997, the Board of Trustees of the Bank adopted the Plan of Conversion pursuant to which the Bank is converting to a federally-chartered stock savings bank, all the common stock of which will be acquired by the Company in exchange for 50% of the net Conversion proceeds. The other 50% of the net Conversion proceeds will be retained by the Company. The Conversion is subject to OTS approval, which has been conditionally received, and is subject to approval of the Bank's members at a special meeting to be held for this purpose on October 28, 1997. In addition, the Company has applied for approval of the OTS to become a savings and loan holding company subject to regulation by the OTS. See "Use of Proceeds" and "The Conversion - General." By converting to the stock form of organization, the Bank will be structured in the form used by many other savings institutions, commercial banks and other business entities. See "The Conversion - Purposes of Conversion."

         Pursuant to the Plan and in connection with the Conversion, the Company is offering up to 38,333,333 shares of Common Stock in the Subscription Offering. The Common Stock is first being offered in the Subscription Offering with nontransferable subscription rights being granted, in the following order of priority, to (i) depositors of the Bank with account balances of $50.00 or more as of the close of business on March 31, 1996 ("Eligible Account Holders"), (ii) the ESOP, (iii) depositors of the Bank with account balances of $50.00 or more as of the close of business on JUNE 30, 1997 ("Supplemental Eligible Account Holders"), (iv) depositors of the Bank as of the close of business on August 31, 1997 (other than Eligible Account Holders and Supplemental Eligible Account Holders), ("Other Members"), and (v) directors, officers and employees of the Bank. SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED BY 12:00 NOON, EASTERN TIME, ON OCTOBER 16, 1997, UNLESS EXTENDED.

         It is anticipated that shares not subscribed for in the Subscription Offering will be offered to certain members of the general public in a Community Offering and, if necessary, in a Syndicated Community Offering.

         Payments for subscriptions made by cash, check or money order will be placed in a segregated account at the Bank and will earn interest at the Bank's passbook rate (2.85% as of the date of this Prospectus) from the date of receipt until the Conversion is completed or terminated. Payments authorized by withdrawal from deposit accounts at the Bank will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. If a withdrawal is authorized to fund the purchase of Common Stock, the funds will be withdrawn upon consummation of the Conversion without penalty.

         The Company and the Bank have retained Keefe, Bruyette as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions in the Offerings. Keefe, Bruyette may also manage a selling group of broker-dealers in the Syndicated Community Offering to facilitate the Offerings. Keefe, Bruyette is not obligated to take or purchase any shares of Common Stock in the Offerings. See "The Conversion - Subscription Offering and Subscription Rights," "- Community Offering" and "- Marketing Arrangements."

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS

         Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that the purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares." SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE AND PERSONS FOUND TO BE ATTEMPTING TO TRANSFER SUBSCRIPTION RIGHTS WILL BE SUBJECT TO THE FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OTS. The Company and the Bank will refer to the OTS any situations that they believe may involve a transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

PURCHASE LIMITATIONS

         With the exception of the ESOP, which intends to purchase up to an aggregate of 8% of the number of shares of Common Stock sold in the Conversion, or 2,266,666 shares and 3,066,666 shares at the minimum and maximum of the Estimated Valuation Range, respectively, the maximum amount that any person may purchase in any priority category in the Subscription Offering, as well as in the Community Offering and any Syndicated Community Offering, is generally limited to 30,000 shares of Common Stock. No person, together with associates of or persons acting in concert with such person, may purchase in the aggregate more than 1.0% (or 383,333 shares at the maximum of the Estimated Valuation Range) of the Common Stock sold in the Conversion. For a definition of the terms "associate" and "acting in concert," see "The Conversion - Limitations on Common Stock Purchases." At any time during the Offerings, and without further approval by the members of the Bank, the Company and the Bank may, in their sole discretion, increase the individual purchase limitations up to 5% of the shares offered (1,916,666 shares at the maximum of the Estimated Valuation Range). If the purchase limitation is increased, persons who submitted an order for 383,333 shares of Common Stock will be given the opportunity to increase their order. In the event of a decrease in the purchase limitation, any orders in excess of the revised purchase limitation will be reduced to the extent necessary. The minimum purchase is 25 shares. See "The Conversion - Limitations on Common Stock Purchases." In the event of an oversubscription, shares will be allocated in accordance with the Plan as described in "The Conversion - Subscription Offering and Subscription Rights" and "- Community Offering."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION

         Federal regulations require the aggregate purchase price of the Common Stock to be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock following the Conversion. RP Financial, an independent appraiser, has advised the Bank that, in its opinion, dated July 17, 1997 as updated on September 5, 1997, the Estimated Valuation Range was from $283.3 million to $383.3 million, with a midpoint of $333.3 million. THIS APPRAISAL OF THE COMMON STOCK IS NOT INTENDED AND SHOULD NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH STOCK, NOR CAN ANY ASSURANCE BE GIVEN THAT PURCHASERS OF THE COMMON STOCK WILL BE ABLE TO SELL SUCH SHARES AFTER THE CONVERSION AT OR ABOVE THE PURCHASE PRICE.

         All shares of Common Stock issued in the Conversion will be sold at the Purchase Price of $10.00 per share, which was established by the Boards of Directors of the Company and the Bank. The actual number of shares to be issued in the Conversion will be determined by the Company and the Bank based upon the final updated valuation of the estimated pro forma market value of the Common Stock, giving effect to the Conversion, at the completion of the Offerings. The number of shares of Common Stock to be issued is expected to range from a minimum of 28,333,333 shares to a maximum of 38,333,333 shares. Subject to approval of the OTS, the Estimated Valuation Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Conversion or to fill the order of the ESOP, and under such circumstances the Company and the Bank may increase or decrease the number of shares of Common Stock to be issued in the Conversion. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock are less than the minimum or more than 15% above the maximum of the current Estimated Valuation Range. An affirmative response to any resolicitation must be received by the Bank in order to confirm subscriptions. In connection with a resolicitation, to the extent that subscriptions are cancelled, rescinded or reduced, all funds delivered to the Company or the Bank will be promptly returned with interest earned from the date of receipt, and withdrawal authorizations will be reduced or cancelled. See "Pro Forma Data," "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

SISB COMMUNITY FOUNDATION

         In furtherance of the Bank's commitment to the communities that it serves, the Plan of Conversion provides for the establishment of a private charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will create the SISB Community Foundation (the "Foundation"), which will be incorporated under Delaware law as a nonstock corporation, and will fund the Foundation with shares of Common Stock contributed by the Company, as further described below. The Company and the Bank believe that the funding of the Foundation with Common Stock of the Company is a means of enhancing the bond between the Bank and the communities that it serves and thereby enable such communities to share in the potential growth and success of the Company over the long term. By further enhancing the Bank's visibility and reputation in the communities that it serves, the Bank believes that the Foundation will benefit the long term value of the Bank's community banking franchise. See "The Conversion--Establishment of the Foundation--Structure of the Foundation."

         The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation, which initially will be comprised of three members of the Company's and the Bank's Board of Directors and four other individuals chosen in light of their commitment and service to charitable and community purposes. The directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established, and will also be responsible for directing the activities of the Foundation, including matters related to ownership of the Common Stock held by the Foundation. However, it is expected that establishment of the Foundation will be subject to certain conditions, including, among others, a requirement that the Common Stock of the Company held by the Foundation be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company. See "The Conversion--Establishment of the Foundation--Regulatory Conditions Imposed on the Foundation."

         The Company proposes to fund the Foundation by contributing to the Foundation immediately following the Conversion a number of shares of authorized but unissued shares of Common Stock equal to 5.0% of the Common Stock sold in the Offerings, or 1,416,667 and 1,916,667 shares at the minimum and maximum of the Estimated Valuation Range, respectively. Such contribution, once made, will not be recoverable by the Company or the Bank. Assuming the sale of shares at the maximum of the Estimated Valuation Range and the issuance of shares to the Foundation, the Company will have 40,250,000 shares issued and outstanding, of which the Foundation will own 1,916,667 shares, or 4.8%. DUE TO THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK TO THE FOUNDATION, PERSONS PURCHASING SHARES IN THE CONVERSION WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 4.8%. SEE "PRO FORMA DATA."

         As a result of the establishment of the Foundation, the Company will recognize an expense of the full amount of the contribution, offset in part by a corresponding tax benefit, during the quarter in which the contribution is made, which is expected to be the fourth quarter of 1997. Such expense will reduce earnings and have a material impact on the Company's earnings for such quarter and for the year. Assuming a contribution of $19.2 million in Common Stock in 1997, based on the maximum of the Estimated Valuation Range and assuming a marginal tax rate of 47%, the Company estimates a net tax effected expense of $10.2 million. In addition, the Bank does not anticipate making future charitable contributions to the Foundation during the first five years following the initial contribution to the Foundation. For further discussion of the Foundation and its impact on purchasers in the Conversion, see "Risk Factors--Establishment of the Foundation." "Pro Forma Data," "Comparison of Valuation and Pro Forma Information With No Foundation" and "The Conversion--Establishment of the Foundation."

BENEFITS OF CONVERSION TO OFFICERS AND DIRECTORS

         GENERAL. In connection with the Conversion, the Bank's directors and executive officers as a group (15 persons) have proposed to purchase 651,500 shares of Common Stock, or 2.3% and 1.7% of the Common Stock at the minimum and maximum of the Estimated Valuation Range, respectively, excluding shares to be issued to the Foundation.

         THE ESOP. The Company has adopted the ESOP, a tax-qualified benefit plan for officers and employees of the Company and the Bank, which intends to purchase 8% of the shares of Common Stock sold in the Conversion, or 2,266,666 shares ($22.7 million) and 3,066,666 shares ($30.7 million) at the minimum and maximum of the Estimated Valuation Range, respectively. The Company intends to use a portion of the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase such shares. See "Management - Benefits - Employee Stock Ownership Plan."

         STOCK OPTION PLAN. Following consummation of the Conversion, the Company intends to adopt a stock option plan for the benefit of the directors, officers and employees of the Company and the Bank (the "Stock Option Plan"), pursuant to which the Company intends to reserve a number of shares of Common Stock equal to an aggregate of 10% of the Common Stock sold in the Conversion (3,833,333 shares at the maximum of the Estimated Valuation Range) for issuance pursuant to stock options and stock appreciation rights. The Stock Option Plan will not be implemented prior to the receipt of stockholder approval of the plan. For stock option plans implemented within one year of a mutual-to-stock conversion, OTS regulations currently permit an aggregate of up to 30% of the shares available under the Stock Option Plan to be granted to non-employee directors. In addition, OTS regulations further provide that under such stock option plans, no officer may receive stock options for more than 25% of the shares available under the stock option plan, which, in the Company's case, would amount to 958,333 shares if the amount of Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range. It is currently anticipated that the Company will implement the Stock Option Plan within one year of the Conversion and that it will comply with all applicable OTS regulations. See "Management - Benefits - Stock Option Plan."

         RECOGNITION AND RETENTION PLAN. Following consummation of the Conversion, the Company intends to adopt a recognition and retention plan for the benefit of the directors, officers and employees of the Company and the Bank (the "Recognition Plan" or "RRP"). The Recognition Plan will not be implemented prior to the receipt of stockholder approval of the plan. It is expected that the Recognition Plan will be submitted to stockholders for approval at the same time as the Stock Option Plan. Upon the receipt of such approval, the Recognition Plan is expected to purchase a number of shares of Common Stock either from the Company or in the open market equal to an aggregate of 4% of the Common Stock sold in the Conversion (1,533,333 shares or $15.3 million at the maximum of the Estimated Valuation Range). Similar to the treatment of the Stock Option Plan, current OTS regulations provide that, with respect to stock benefit plans such as the Recognition Plan implemented within one year of a mutual-to-stock conversion, an aggregate of no more than 30% of the shares available under such plan may be awarded to non-employee directors and no more than 25% of the shares available under such plan may be awarded to any individual officer. It is currently anticipated that the Company will implement the Recognition Plan within one year of the Conversion and that it will comply with all applicable OTS regulations. See "Management - Benefits - Recognition Plan."

         EMPLOYMENT AGREEMENTS. Upon consummation of the Conversion, the Company and the Bank intend to enter into three-year employment agreements with Messrs. Harry Doherty and James Coyle as well as similar agreements with the Bank's Executive Vice President and four Senior Vice Presidents (collectively, the "Other Senior Officers"). If the employment of such officers is terminated as a result of a change in control of the Company, Messrs. Harry Doherty and James Coyle would each be entitled to a cash severance amount equal to three times his average annual compensation over his most recent five taxable years. At least 30 days prior to each annual anniversary date of the employment agreement, the Boards of Directors of the Company and the Bank shall determine whether or not to continue the term of the agreements for an additional one year. See "Management - Employment Agreements."

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

         To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus. The Company and the Bank will accept for processing only orders submitted on original order forms. Copies of order forms will not be accepted nor will order forms unaccompanied by an executed certification form. Payment by check, money order, cash or debit authorization to an existing account at the Bank must accompany the order form. No wire transfers will be accepted.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the close of business on the Eligibility Record Date (March 31, 1996) or the Supplemental Eligibility Record Date (June 30, 1997), and/or depositors as of the close of business on the Voting Record Date, (August 31, 1997), must list all accounts on the stock order form giving all names on each account and the account numbers. See "The Conversion - Procedure for Purchasing Shares in the Subscription Offering."

USE OF PROCEEDS

         The net proceeds from the sale of Common Stock in the Conversion are estimated to be between $277.4 million and $376.3 million ($433.2 million assuming a 15% increase in the Estimated Valuation Range), depending on the number of shares sold and the expenses of the Conversion. See "Pro Forma Data." The Company will purchase all of the capital stock of the Bank to be issued in the Conversion in exchange for 50% of the net Conversion proceeds and will retain the remaining 50% of the net proceeds as its initial capitalization. The Company intends to use a portion of the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock sold in the conversion. The amount of the loan is expected to be between $22.7 million and $30.7 million at the minimum and maximum of the Estimated Valuation Range, respectively. See "Management of the Company - Benefits - Employee Stock Ownership Plan." The remaining net proceeds retained by the Company initially may be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-backed, mortgage-related or other securities, deposits in either the Bank or other financial institutions, or a combination thereof. Ultimately, the portion of net proceeds retained by the Company may be used to support the Bank's lending activities, to support the future expansion of operations through establishment of additional branch offices or other customer facilities, acquisitions of other financial service organizations, such as other savings institutions and commercial banks (although no such transactions are specifically being considered at this time), and for other business and investment purposes, including the payment of regular cash dividends and possible repurchases of the Company's Common Stock. See "Dividend Policy." Funds contributed to the Bank from the Company will be used for general business purposes. The proceeds will be used to support the Bank's lending and investment activities and thereby enhance the Bank's capabilities to serve the borrowing and other financial needs of the communities it serves. See "Use of Proceeds."

DIVIDENDS

         Following consummation of the Conversion, the Board of Directors of the Company intends to consider implementation of a policy of paying quarterly cash dividends on the Common Stock. However, there has been no determination made at this point in time as to the initial rate of dividend, if any, to be paid on the Common Stock. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Bank, capital requirements, the Company's and the Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. There can be no assurances that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. For a more detailed discussion of the factors that may affect the payment of dividends, see "Dividend Policy."

MARKET FOR COMMON STOCK

         The Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. The Company has applied to have the Common Stock listed on the NYSE under the symbol "SIB." No assurance can be given that an active and liquid trading market for the Common Stock will develop. Further, no assurance can be given that purchasers will be able to sell their shares at or above the Purchase Price after the Conversion. See "Risk Factors -- Absence of Market for the Common Stock" and "Market for Common Stock."

RISK FACTORS

         See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors, including, among other factors, the potential for a low return on equity following the Conversion and the uncertainty as to future growth opportunities, the charitable foundation to be established by the Bank in connection with the Conversion, the potential effects of changes in interest rates and the current interest rate environment, risks related to commercial real estate loans, construction and land loans and commercial business loans competition, the Bank's geographic concentration of loans, certain anti-takeover provisions, recent legislation affecting the deduction for bad debt reserves, regulatory oversight, the absence of a market for the Common Stock, a possible increase in the number of shares issued in the Conversion, the possible dilutive effect of the issuance of additional shares of Common Stock, potential increased compensation expenses after the Conversion, possible adverse tax consequences of the distribution of subscription rights to purchase the Common Stock and the potential delay in consummation of the Conversion and the irrevocability of orders.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                             (Dollars in Thousands)

         The following selected historical financial data for the five years ended December 31, 1996 is derived in part from the audited financial statements of the Bank. The historical financial data for the four months ended April 30, 1997 and 1996 is derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which management of the Bank considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the four months ended April 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1997. The selected historical financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of the Bank, including the related notes, included elsewhere herein.

                                            Four Months Ended
                                                April 30,                                     December 31,
                                        ------------------------    ---------------------------------------------------------------
                                           1997           1996          1996          1995         1994           1993       1992
                                        ----------    ----------    ----------    ----------    ----------    ---------- ----------
 SELECTED FINANCIAL CONDITION DATA:
  Total assets . . . . . . . . . . .    $1,848,295    $1,735,585    $1,782,323    $1,728,130    $1,376,220    $1,365,543 $1,333,646
  Cash and cash equivalents  . . . .       113,744        57,594        52,622        77,263        29,984        44,155     54,405
  Securities held to maturity  . . .            --            --            --            --       321,263       310,460    785,823
  Securities available for sale  . .       677,486       783,556       703,134       788,622       378,207       463,176         --
  Securities trading . . . . . . . .        14,406            --            --            --            --            --         --
  Loans receivable, net  . . . . . .       976,501       825,903       968,015       801,137       608,954       513,803    454,982
  Intangible assets(1) . . . . . . .        19,798        21,875        20,490        22,633           492         1,028      1,564
  Deposit accounts . . . . . . . . .     1,606,793     1,548,410     1,577,748     1,535,617     1,225,918     1,223,708  1,221,582
  Borrowings . . . . . . . . . . . .        30,043            45            54            46            47            49         50
  Equity . . . . . . . . . . . . . .       177,295       150,977       171,080       150,082       125,444       118,619     98,516

                                            Four Months Ended
                                                April 30,                               Year Ended December 31,
                                       -------------------------    ---------------------------------------------------------------
                                           1997           1996          1996          1995         1994           1993      1992
                                       -----------    ----------    ----------   -----------   -----------    ---------- ----------
 SELECTED OPERATING DATA:
  Interest income  . . . . . . . . .   $    42,925    $   39,206    $  124,430   $   104,356   $    90,284    $   93,152 $   96,057
  Interest expense . . . . . . . . .        16,903        16,743        50,437        44,234        36,537        38,327     49,454
                                       -----------    ----------    ----------   -----------   -----------    ---------- ----------
  Net interest income  . . . . . . .        26,022        22,463        73,993        60,122        53,747        54,825     46,603
  Provision for loan losses. . . . .         4,667            --         1,000            --            76         1,335      2,271
                                       -----------    ----------    ----------   -----------   -----------    ---------- ----------
  Net interest income after
    provision for loan
    losses . . . . . . . . . . . . .        21,355        22,463        72,993        60,122        53,671        53,490     44,332
  Other income . . . . . . . . . . .         1,864         2,249         3,929         4,040         2,048         3,307      1,456
  Other expenses . . . . . . . . . .        14,752        13,129        40,066        32,953        25,557        24,873     23,467
                                       -----------    ----------    ----------   -----------   -----------    ---------- ----------
  Income before provision for income
    taxes  . . . . . . . . . . . . .         8,467        11,583        36,856        31,209        30,162        31,924     22,321
  Provision for income taxes . . . .         1,579         4,715        15,081        13,284        13,958        14,150      9,746
                                       -----------    ----------    ----------   -----------   -----------    ---------- ----------
  Income before cumulative effect of
    accounting change  . . . . . . .         6,888         6,868        21,775        17,925        16,204        17,774     12,575
  Cumulative effect of change in
    accounting for income taxes  . .            --            --            --         4,700            --         1,514         --
                                       -----------    ----------    ----------   -----------   -----------    ---------- ----------
  Net income . . . . . . . . . . . .   $     6,888    $    6,868    $   21,775   $    13,225   $    16,204    $   16,260 $   12,575
                                       ===========    ==========    ==========   ===========   ===========    ========== ==========


KEY OPERATING RATIOS:
                                           At or For the Four
                                               Months                At or For the Year Ended December 31,
                                          Ended April 30,       ------------------------------------------------------
                                         ---------------------
                                            1997       1996       1996       1995       1994         1993       1992
                                          -------     -------   -------    --------   --------     --------    -------
 PERFORMANCE RATIOS:(2)
   Return on average assets  . . . . . .    1.15%       1.21%     1.24%      0.88%       1.17%       1.21%      1.00%
   Return on average equity  . . . . . .   12.11       13.86     14.03       9.54       13.27       15.17      14.00
   Average interest-earning assets to
     average interest-bearing
     liabilities . . . . . . . . . . . .  118.89      118.97    120.24     117.17      113.05      110.61     108.55
   Interest rate spread(3) . . . . . . .    4.02        3.62      3.84       3.63        3.64        3.91       3.48
   Net interest margin(3)  . . . . . . .    4.58        4.21      4.46       4.16        4.00        4.22       3.82
   Noninterest expenses, exclusive of
    amortization of intangible assets,
     to assets . . . . . . . . . . . . .    2.35        2.19      2.16       2.11        1.81        1.82       1.81

 ASSET QUALITY RATIOS:
   Nonperforming assets to total assets
     at end of period(4) . . . . . . . .    1.39%       1.60%     1.34%      1.44%       0.61%       0.62%      0.48%
   Allowance for loan losses to
     nonperforming loans at end of
     period  . . . . . . . . . . . . . .   60.16       40.84     43.85      44.20       38.79       41.21      48.86
   Allowance for loan losses to total
     loans at end of period  . . . . . .    1.48        1.34      1.02       1.32        0.51        0.62       0.50

 CAPITAL AND OTHER RATIOS:
   Average equity to average assets  . .    9.52%       8.78%     8.85%      9.21%       8.84%       8.00%      7.11%
   Tangible equity to assets at end of
     period  . . . . . . . . . . . . . .    8.33        7.50      8.22       7.09        9.55        8.40       7.34
   Total capital to risk-weighted
     assets  . . . . . . . . . . . . . .   21.11       19.58     20.66      19.65       17.16       16.30      13.78

------------------------------

(1) Consists of excess of cost over fair value of net assets acquired ("goodwill") and core deposit intangibles which amounted to $14.7 million and $5.1 million at April 30, 1997, respectively.
(2) With the exception of end of period ratios, all ratios are based on average daily balances during the respective periods and are annualized where appropriate.
(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) Nonperforming assets consist of non-accrual loans, accruing loans more than 90 days past due and real estate acquired through foreclosure or by deed-in-lieu thereof.

                         SUMMARY OF RECENT DEVELOPMENTS
                             (Dollars in Thousands)

        The selected financial and other data in the Bank set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the financial statements and related Notes, appearing elsewhere herein. In the opinion of management, financial information at June 30, 1997 and for the three months and six months ended June 30, 1997 and 1996 reflect all adjustments (consisting only of normal recurring accruals) which are necessary to present fairly the results for such periods. Results for the three and six month periods ended June 30, 1997 and 1996 may not be indicative of operations of the Bank on an annualized basis.

                                                                         June 30, 1997            December 31, 1996
                                                                     --------------------     ------------------------

SELECTED FINANCIAL CONDITION DATA:
    Total assets.............................................             $1,921,810                   $1,782,323
    Cash and cash equivalents................................                 77,398                       52,622
    Securities available for sale............................                770,830                      703,134
    Securities trading.......................................                  8,437                           --
    Loans receivable, net....................................              1,004,039                      968,015
    Intangible assets(1).....................................                 19,452                       20,490
    Deposit accounts.........................................              1,642,343                    1,577,748
    Borrowings...............................................                 60,043                           54
    Equity...................................................                185,251                      171,080


                                                                 Three Months Ended                        Six Months Ended
                                                                      June 30,                                June 30,
                                                        -----------------------------------     -----------------------------------
                                                              1997                1996                1997                1996
                                                        ---------------     ---------------     ---------------     ---------------

SELECTED OPERATING DATA:
    Interest income..................................        $33,210             $30,481             $65,086             $59,980
    Interest expense.................................         13,272              12,552              25,788              25,081
                                                             -------             -------             -------             -------
    Net interest income..............................         19,938              17,929              39,298              34,899
    Provision for loan losses........................          2,501                  --               5,001                  --
                                                             -------             -------             -------             -------
    Net interest income after provision for
        loan losses..................................         17,437              17,929              34,297              34,899
    Other income.....................................          1,841               1,679               3,051               3,430
    Other expenses...................................         10,589              10,038              21,436              19,944
                                                             -------             -------             -------             -------
    Income before provision for income taxes.........          8,689               9,570              15,912              18,385
    Provision for income taxes.......................          3,655               4,638               4,951               8,043
                                                             -------             -------             -------             -------
    Net income.......................................        $ 5,034             $ 4,932             $10,961             $10,342
                                                              ======              ======              ======              ======

                                                                 Three Months Ended                        Six Months Ended
                                                                      June 30,                                June 30,
                                                        -----------------------------------     -----------------------------------
                                                              1997                1996                1997                1996
                                                        ---------------     ---------------     ---------------     ---------------

KEY OPERATING RATIOS

PERFORMANCE RATIOS:(2)
    Return on average assets..........................           1.08%               1.13%               1.20%               1.20%
    Return on average equity..........................          11.38               13.12               12.63               13.76
    Average interest-earning assets to average
        interest-bearing liabilities..................         118.81              120.41              118.83              119.50
    Interest rate spread(3)...........................           3.94                3.71                3.98                3.68
    Net interest margin(3)............................           4.50                4.33                4.54                4.28
    Noninterest expenses, exclusive of
        amortization of intangible assets, to assets..           2.16                2.17                2.24                2.18

ASSET QUALITY RATIOS:
    Nonperforming assets to total assets at end of
        period........................................           1.18%               1.53%               1.18%               1.53%
    Allowance for loan losses to nonperforming
        loans at end of period........................          67.69               38.36               67.69               38.36
    Allowance for loan losses to total loans at
        end of period.................................           1.44                1.14                1.44                1.14

CAPITAL AND OTHER RATIOS:
    Average equity to average assets..................           9.48%               8.59%               9.52%               8.71%
    Tangible equity to assets at end of period........           8.25                7.61                8.25                7.61
    Total capital to risk-weighted assets.............          21.12               19.43               21.12               19.43
    Core capital to assets............................           9.39                8.95                9.39                8.95


------------

(1) Consists of goodwill and core deposit intangibles which amounted to $14.6 million and $4.9 million at June 30, 1997, respectively.

(2) With the exception of end of period ratios, all ratios are based on average daily balances during the respective periods and are annualized where appropriate.

(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) Nonperforming assets consist of non-accrual loans, accruing loans more than 90 days past due and real estate acquired through foreclosure or by deed-in-lieu thereof.


          At June 30, 1997, the Bank's total assets amounted to $1.92 billion compared to $1.78 billion at December 31, 1996. The increase of $140.0 million or 7.9% was primarily due to an increase in investments and loans receivable as the result of the utilization of proceeds from additional borrowings and deposit inflows. Borrowings increased from $54,000 at December 31,

1996 to $60.0 million at June 30, 1997. During the six months ended June 30, 1997, the Bank began to use repurchase agreements as an additional source of funds. Deposits increased $65.0 million or 4.1% to $1.64 billion at June 30, 1997 compared to $1.58 billion at December 31, 1996. Equity increased from $171.1 million at December 31, 1996 to $185.3 million at June 30, 1997. The $14.2 million or 8.3% increase was primarily due to continued profitable operations during the six month period as well as a $3.2 million increase in the net amount of unrealized appreciation on securities available for sale.

          Net income amounted to $5.0 million for both the three months ended June 30, 1997 and 1996. Net income amounted to $11.0 million for the six months ended June 30, 1997 compared to $10.3 million for the same period in 1996, an increase of $619,000 or 6.0%. The increase during the six months ended June 30, 1997 compared to the same period in 1996 was due to an increase in net interest income and a decrease in the provision for income taxes which were partially offset by an increase in the provision for loan losses.

          Net interest income increased $2.0 million or 11.2% to $19.9 million for the three months ended June 30, 1997 compared to the same period in 1996 as a result of a $2.7 million or 9.0% increase in interest income which was partially offset by a $720,000 or 5.7% increase in interest expense. The Bank's interest rate spread increased to 3.94% for the three months ended June 30, 1997 compared to 3.71% for the comparable 1996 period which more than offset the decrease in the ratio of average interest-earning assets to average interest-bearing liabilities to 118.81% for the 1997 period from 120.41% for the 1996 period. In addition, the Bank's net interest margin increased to 4.50% for the three months ended June 30, 1997 compared to 4.33% for the comparable 1996 period. Net interest income increased $4.4 million or 12.6% to $39.3 million for the six months ended June 30, 1997 compared to the same period in 1996 as a result of a $5.1 million or 8.5% increase in interest income which was partially offset by a $707,000 or 2.8% increase in interest expense. The Bank's interest rate spread increased to 3.98% for the six months ended June 30, 1997 from 3.68% for the comparable 1996 period which more than offset the decrease in the ratio of average interest-earning assets to average interest-bearing liabilities to 118.83% for the 1997 period from 119.50% for the 1996 period. The Bank's net interest margin also increased from 4.28% for the six months ended June 30, 1996 to 4.54% for the comparable period in 1997.

          The Bank's provision for loan losses amounted to $2.5 million and $5.0 million for the three and six months ended June 30, 1997, respectively.
The Bank did not make any provisions during the comparable 1996 periods. The provision for loan losses during the three and six months ended June 30, 1997 was based on management's continuing review of the risk elements in the Bank's loan portfolio. As part of its 1997 review, management considered a report prepared by an independent third-party consultant with respect to the risk elements in the Bank's loan portfolio and an analysis prepared by the Bank's management with respect to certain trends affecting the Bank's loan portfolio such as charge-offs, delinquencies and other external economic factors including interest rates. Such trend analysis and third-party report indicated certain additional potential risk factors to be considered in estimating the level of the allowance for loan losses. In establishing provisions in the 1997 periods, management of the Bank also considered the overall increase in the Bank's loan portfolio, the potential increased risk of loss generally attributed to commercial real estate loans, construction and land loans and commercial business loans as well as management's continuing experience with the loan portfolio acquired from Gateway (which consitited more than half of the Bank's total non-performing assets at June 30, 1997). The Bank has experienced a longer than anticipated work-out period with respect to such Gateway loans, and despite charge-offs of $913,000 in the six months ended June 30, 1997 and $2.7 million in 1996, the Bank's total non-performing loans have not been reduced but have increased slightly since December 31, 1995. Based on the various factors considered in its 1997 review of risk elements, and in particular the longer than anticipated work-out periods for the Gateway portfolio, management determined that in certain circumstances more aggressive work-out procedures for non-performing loans would be warranted. The fact that more aggressive work-out procedures could increase the risk of loss with respect to such loans also affected management's determination to increase the provision levels during 1997. In addition to general provisions of approximately $1.0 million during the six months ended June 30, 1997, management determined than additional provisions of approximately $4.0 million were necessary in light of estimated losses with respect to the loans acquired from Gateway and with respect to the Bank's portfolio of non-performing loans. Management views approximately $4.0 million of the provisions during the six months ended June 30, 1997 as generally non-recurring in nature and anticipates that the amount of provisions for loan losses in future periods will be more consistent with the $1.0 million of provisions which it otherwise would have made. While no assurance can be given that future charge-offs and/or additional provisions will not be necessary, management of the Bank believes that, as of June 30, 1997, the allowance for loan losses was adequate.

          Other income increased $162,000 or 9.6% to $1.8 million for the three months ended June 30, 1997 compared to $1.7 million for the same period in 1996. Such increase was due primarily to increases in service and fee income primarily as the result of an increase in the volume of transactions. Other income decreased $379,000 or 11.0% to $3.1 million for the six months ended June 30, 1997 compared to $3.4 million for the same period in 1996. Such decrease primarily was the result of losses from securities transactions as the result of certain restructuring efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Results of Operations for the Four Months Ended April 30, 1997 and 1996 - Other Income."

          Other expenses increased $551,000 or 5.5% to $10.6 million for the three months ended June 30, 1997 compared to $10.0 million for the same period in 1996. Other expenses increased $1.5 million or 7.5% to $21.4 million for the six months ended June 30, 1997 compared to $19.9 million for the same period in 1996. In addition to increases in personnel expenses due to normal salary increases, the increases in other expenses during both the three- and six-month periods ended June 30, 1997, were due primarily to increased data processing costs as the result of the Bank's write-off of its investment in the service bureau providing its data processing services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Comparison of Results of Operations for the Four Months Ended April 30, 1997 and 1996 Other Income."

          The provision for income taxes amounted to $3.7 million and $4.6 million for the three months ended June 30, 1997 and 1996, respectively, resulting in effective tax rates of 42.1% and 48.5%, respectively. The provision for income taxes amounted to $5.0 million and $8.0 million for the six months ended June 30, 1997 and 1996, respectively, resulting in effective tax rates of 31.1% and 43.7%, respectively. The decrease in the provision for income taxes for the six months ended June 30, 1997 was due to a $2.6 million reversal of previously deferred income taxes related to bad debt reserves accumulated for New York City purposes. For a discussion of such reversal, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Results of Operations for the Four Months Ended April 30, 1997 and 1996 - Provision for Income Taxes."

                                  RISK FACTORS

         The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered by investors in deciding whether to purchase the Common Stock offered hereby.

POTENTIAL LOW RETURN ON EQUITY FOLLOWING THE CONVERSION; UNCERTAINTY AS TO FUTURE GROWTH OPPORTUNITIES

         At April 30, 1997, the Bank's ratio of equity to assets was 9.6%. The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of April 30, 1997, assuming the sale of Common Stock at the midpoint of the Estimated Valuation Range, the Company's ratio of equity to assets would exceed 20.0%. The Company's ability to leverage this capital will be significantly affected by industry competition for loans and deposits. The Company currently anticipates that it will take time to prudently deploy such capital. As a result, the Company's return on equity initially is expected to be below the industry average after the Conversion.

         In an effort to fully deploy post-Conversion capital, in addition to attempting to increase its loan and deposit growth, the Company may seek to expand its banking franchise by acquiring other financial institutions or branches in the New York metropolitan area and/or New Jersey. The Company's ability to grow through selective acquisitions of other financial institutions or branches of such institutions will be dependent on successfully identifying, acquiring and integrating such institutions or branches. There can be no assurance the Company will be able to generate internal growth or to identify attractive acquisition candidates, acquire such candidates on favorable terms or successfully integrate any acquired institutions or branches into the Company. Neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any such expansions or acquisitions at this time, nor have criteria been established to identify potential candidates for acquisition.

ESTABLISHMENT OF THE FOUNDATION

         Pursuant to the Plan, the Company intends to voluntarily establish a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will establish the Foundation, which will be incorporated under Delaware law as a nonstock corporation and will be funded with shares of Common Stock contributed by the Company. The contribution of Common Stock to the Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of the Company in 1997, the year in which the Foundation will be or is to be established.

         Dilution of Stockholders' Interests. The Company proposes to fund the Foundation with Common Stock of the Company in an amount equal to 5.0% of the Common Stock to be sold in the Conversion. At the minimum, midpoint and maximum of the Estimated Valuation Range, the contribution to the Foundation would equal 1,416,667, 1,666,667 and 1,916,667 shares of

Common Stock, with a value of $14.2 million, $16.7 million and $19.2 million, respectively, based on the Purchase Price. Assuming the sale of Common Stock at the maximum of the Estimated Valuation Range, upon completion of the Conversion and establishment of the Foundation, the Company will have 40,250,000 shares issued and outstanding of which the Foundation will own 1,916,667 shares of Common Stock, or 4.8%. As a result, persons purchasing shares of Common Stock in the Conversion will have their ownership and voting interests in the Company diluted by 4.8%. See "Pro Forma Data."

         Impact on Earnings. The contribution of Common Stock to the Foundation will have an adverse impact on the Company's and the Bank's earnings in the year in which the contribution is made. The Company will recognize the full expense in the amount of the contribution of Common Stock to the Foundation in the quarter in which it occurs, which is expected to be the fourth quarter of 1997. The amount of the contribution will range from $14.2 million to $19.2 million, based on the minimum and maximum of the Estimated Valuation Range, respectively. The contribution expense will be partially offset by the tax benefit related to the expense. The Company and the Bank have been advised by their independent tax advisors that the contribution to the Foundation will be tax deductible, subject to an annual limitation based on 10% of the Company's annual taxable income. Assuming a contribution of $19.2 million in Common Stock (based on the maximum of the Estimated Valuation
Range), the Company estimates a net tax effected expense of $10.2 million (based on a 47% marginal tax rate). If the Foundation had been established at December 31, 1996, the Bank would have reported net income of $11.6 million for the year ended December 31, 1996 rather than reporting net income of $21.8 million. Management cannot predict earnings for 1997, but expects that the establishment and funding of the Foundation will have an adverse impact on the Company's earnings for such year. However, in light of the expected contribution to the Foundation, the Bank does not expect in the future to make other than nominal charitable contributions within the communities it serves.
In addition, the Company and the Bank do not currently anticipate making additional contributions to the Foundation within the first five years following the initial contribution.

         Tax Considerations. The Company and the Bank have been advised by their independent tax advisors that an organization created for the above-described purposes would qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code of 1986, as amended (the "Code"), and would be classified as a private foundation. The Foundation will submit a request to the Internal Revenue Service ("IRS") to be recognized as an exempt organization. The Company and the Bank have received an opinion of their independent tax advisors that the Foundation would qualify as a Section 501(c)(3) exempt organization under the Code, except that such opinion does not consider the impact of the condition expected to be required by regulatory authorities that Common Stock issued to the Foundation be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company. See "The Conversion--Establishment of the Foundation--Regulatory Conditions Imposed on the Foundation."
Consistent with this condition, in the event that the Company or the Foundation receives an opinion of its legal counsel that compliance with the voting restriction would (i) cause a violation of Delaware law and the OTS determines that federal law would not preempt the application of the laws of Delaware to the Foundation, (ii) have the effect of causing the Foundation to lose its tax-exempt status, or otherwise have a material and adverse tax consequence on the Foundation or (iii) subject the Foundation to an excise tax under Section 4941 of the Code, the OTS shall waive such voting restriction upon submission of a legal opinion by the Company or the Foundation that is satisfactory to the OTS. The independent tax advisors' opinion further provides that there is substantial authority for the position that the Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Company would be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to an annual limitation based on 10% of the Company's annual taxable income. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Thus, while the Company would have received a tax benefit of approximately $9.0 million in 1996 (based upon the sale of stock at the maximum of the Estimated Valuation Range and a contribution of $19.2 million of Common Stock and the Bank's pre-tax income for 1996), the Company is permitted under the Code to carry over the excess contribution in the five following years. Assuming the sale of Common Stock at the maximum of the Estimated Valuation Range, the Company estimates that for federal income tax purposes, a substantial portion of the deduction should be deductible over the six-year period. Although the Company and the Bank have received an opinion of their independent tax advisors that the Company will be entitled to the deduction of the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's tax benefit related to the Foundation would have to be fully expensed, resulting in further reduction in earnings in the year in which the IRS makes such a determination.

         Comparison of Valuation and Other Factors Assuming the Foundation is Not Established as Part of the Conversion. The establishment of the Foundation was taken into account by RP Financial in determining the estimated pro forma market value of the Common Stock. The aggregate price of the shares of Common Stock being offered in the Subscription and Community Offerings is based upon the independent appraisal conducted by RP Financial of the estimated pro forma market value of the Common Stock. The pro forma aggregate price of the Common Stock being offered for sale in the Conversion is currently estimated to be between $283.3 million and $383.3 million, with a midpoint of $333.3 million. The pro forma price to book ratio and the pro forma price to annualized earnings ratio, at and for the four months ended April 30, 1997, are 74.1% and 11.90x, respectively, at the midpoint of the Estimated Valuation Range. In the event that the Conversion did not include the Foundation, RP Financial has estimated that the estimated pro forma market value of the Common Stock would be $360.0 million at the midpoint based on a pro forma price to book ratio and the pro forma price to earnings ratio at 73.9% and 11.90x, respectively. Assuming the Conversion closes at the midpoint of the Estmated Valuation Range the contribution to the Foundation would amount to 1,666,667 shares of Common Stock (with a value of $16.7 million based on the Purchase Price) and the amount of Common Stock sold would be $26.7 million less than the amount which would have been sold in the Conversion without the Foundation based on the estimate provided by RP Financial. Accordingly, certain account holders of the Bank who subscribe to purchase Common Stock in the Subscription Offering would receive fewer shares depending on the size of a depositor's stock order and the amount of his or her qualifying deposits in the Bank and the overall level of subscriptions. See

"Comparison of Valuation and Pro Forma Information with No Foundation." This estimate by RP Financial was prepared solely for purposes of providing Eligible Account Holders and subscribers with information with which to make an informed decision on the Conversion.

         The decrease in the amount of Common Stock being offered as a result of the contribution of Common Stock to the Foundation will not have a significant effect on the Company or the Bank's capital position. The Bank's regulatory capital is in excess of its regulatory capital requirements and will further exceed such requirements following the Conversion. The Bank's tangible, core and risk-based capital ratios at April 30, 1997 would be 14.4%, 15.4% and 32.2%, respectively, and on a consolidated basis, the Company's pro forma stockholders' equity would be $472.0 million, or approximately 22.0% of pro forma consolidated assets, assumming the sale of shares at the midpoint of the Estimated Valuation Range. Pro forma stockholders' equity per share and pro forma net earnings per share would be $13.49 and $0.28, respectively. If the Foundation was not being established in the Conversion, based on the RP Financial estimate, the Company's pro forma stockholders' equity would be approximately $487.3 million, or approximately 22.6% of pro forma consolidated assets at the midpoint of the Estimated Valuation Range, and pro forma stockholders' equity per share and pro forma net earnings per share would be substantially similar with the Foundation as without the establishment of the Foundation. See "Comparison of Valuation and Pro Forma Information with No Foundation."

         Potential Anti-Takeover Effect. Upon completion of the Conversion, the Foundation will own 4.8% of the total shares of the Common Stock outstanding. Such shares will be owned solely by the Foundation; however, pursuant to a condition expected to be required by regulatory authorities, it is anticipated that the shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Common Stock on all proposals considered by the stockholders of the Company. As such, the Company does not believe the Foundation will have an anti-takeover effect on the Company. However, in the event that the OTS were to waive this voting restriction for the reasons described herein as provided in the condition, the Foundation's Board of Directors would exercise sole voting power over such shares and would no longer be subject to the restriction. See "The Conversion--Establishment of the Foundation--Regulatory Conditions Imposed on the Foundation." As a majority of the Foundation's Board of Directors will be comprised of the members of the Board of Directors, in the event the OTS waived the voting restriction (although it is not currently anticipated that the Company and the Foundation will seek such a waiver), management of the Company and the Bank may benefit to the extent that the Board of Directors of the Foundation determines to vote the shares of Common Stock held by the Foundation in favor of proposals supported by the Company and the Bank. Furthermore, in such an event, when the Foundation's shares are combined with shares purchased directly by officers and directors of the Company, shares expected to be held by the Recognition Plan, and shares held by the ESOP trust, the aggregate of such shares will exceed 20% of the outstanding Common Stock, which could enable management to defeat stockholder proposals requiring 80% approval. Consequently, such potential voting control might preclude takeover attempts that certain stockholders deem to be in their best interest, and might tend to perpetuate management. However, since the ESOP shares are allocated to all eligible employees of the Bank, and any unallocated shares will be voted by the trustees in the same proportions as allocated shares are voted, and because the Recognition Plan must first be approved by stockholders no sooner than six months following completion of the Conversion, and awards under such proposed plans may be granted to employees other than executive officers and directors, management of the Company does not expect to have voting control of all shares covered by the ESOP and other stock-based benefit plans. See"--Certain Anti-Takeover Provisions--Voting Control of Directors and Executive Officers." Moreover, as the Foundation sells its shares of Common Stock over time, its ownership interest and voting power in the Company is expected to decrease.

         Potential Challenges. To date, there has been limited precedent with respect to the establishment and funding of a charitable foundation as part of a conversion of a mutual savings institution to stock form. In addition, establishment and funding of the Foundation will require the OTS to grant the Company and the Bank waivers from its mutual-to-stock conversion regulations.
As such, the Foundation and the OTS's non-objection to the Conversion may be subject to potential challenges with respect to, among other things, the Company's and the Bank's ability to establish the Foundation, notwithstanding that the Board of Trustees of the Bank and the Board of Directors of the Company have carefully considered the various factors involved in the establishment of the Foundation in reaching their determination to establish the Foundation as part of the Conversion, and/or with respect to the OTS's authority to grant the waivers necessary to establish the Foundation. See "The Conversion-- Establishment of the Charitable Foundation--Purpose of the Foundation." If challenges were to be instituted seeking to require the Bank and the Company to eliminate establishment of the Foundation in connection with the Conversion, no assurances can be made that the resolution of such challenges would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining such removal or other relief against the Bank and the Company. In addition, if the Bank and the Company are forced to eliminate the Foundation, it could affect the amount of orders received in the Offerings and, if the number of shares of Common Stock times the Purchase Price would be either below the minimum or more than 15% above the maximum of the Estimated Price Range, then the Company may be required to resolicit subscribers in the Offerings.

         Approval of Members. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the establishment of the Foundation, the Bank intends to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered for sale in the Offering since the Estimated Valuation Range, as set forth herein, takes into account the proposed contribution to the Foundation. If the pro forma market value of the Company without the Foundation is either greater than $440.8 million or less than $283.3 million or if the OTS otherwise requires a resolicitation of subscribers, the Bank will establish a new Estimated Valuation Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest.) Any change in the Estimated Valuation Range must be approved by the OTS. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

POTENTIAL EFFECTS OF CHANGES IN INTEREST RATES AND THE CURRENT INTEREST RATE ENVIRONMENT

         The operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Bank's earnings are affected by changes in market interest rates, and other economic factors beyond its control. While the Bank's average interest rate spread increased from 3.64% for 1994 to 3.84% for 1996 and 4.02% for the four months ended April 30, 1997, no assurance can be given that the Bank's average interest rate spread will not decrease in future periods. Any such decrease in the Bank's average interest rate spread could adversely affect the Bank's net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."

         If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. The Bank attempts to reduce the vulnerability of its operations to changes in interest rates by maintaining significant amounts of assets with relatively short terms and/or adjustable rates of interest. Based upon certain repricing assumptions, the Bank's interest-earning liabilities repricing or maturing within one year exceeded its interest-bearing assets with similar characteristics by $127.3 million or 6.9% of total assets. Accordingly, an increase in interest rates generally would result in a decrease in the Bank's average interest rate spread and net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."

         In addition to affecting interest income and expense, changes in interest rates also can affect the value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments, and the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. At April 30, 1997, the Bank had $677.5 million of securities available for sale ($385.9 million of which had fixed-rates of interest) and the Bank had $3.5 million of net unrealized gains with respect to such securities, which were included as a separate component in the Bank's total net worth, net of tax, as of such date.

         The OTS has implemented an interest rate risk component into its risk-based capital rules, which is designed to calculate on a quarterly basis the extent to which the value of an institution's assets and liabilities would change if interest rates increase or decrease. If the net portfolio value of an institution would decline by more than 2% of the estimated market value of the institution's assets in the event of a 200 basis point increase or decrease in interest rates, then the institution is deemed to be subject to a greater than "normal" interest rate risk and must deduct from its capital 50% of the amount by which the decline in net portfolio value exceeds 2% of the estimated market value of the institution's assets, as of an effective date to be determined. As of April 30, 1997, if interest rates increased or decreased by 200 basis points, the Bank's net portfolio value would decrease by 18.5% and increase by 6.6%, respectively, of the estimated market value of the Bank's portfolio equity, as calculated by the OTS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management." As a result of such interest rate risk, the Bank could be required to deduct $4.7 million from its total regulatory capital if certain regulations were applicable, although even with such deduction the Bank would continue to be deemed "well-capitalized." See "Regulation - Regulation of Federal Savings Banks - Regulatory Capital Requirements."

         Changes in interest rates also can affect the average life of loans and mortgage-related securities. Decreases in interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the Bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. See "Business - Lending Activities."

RISKS RELATED TO COMMERCIAL REAL ESTATE LOANS, CONSTRUCTION AND LAND LOANS AND COMMERCIAL BUSINESS LOANS

         As a result of its acquisition of Gateway in August 1995, the Bank has become more active in originating commercial real estate loans, construction and land loans and commercial business loans, which amounted to $112.3 million (or 11.5% of the Bank's net loan portfolio), $31.4 million (or 3.2% of the net loan portfolio) and $8.3 million (or 0.9% of the net loan portfolio), respectively.

         Commercial real estate and construction and land lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful operation of the project for repayment, loan terms which often do not require full amortization of the loan over its term and to successfully develop and/or sell the property. In addition, risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, the Bank may be confronted, at or prior to the maturity of the loan, with a project, when completed, having a value which is insufficient to assure full repayment. Commercial business loans are generally considered to involve a higher degree of risk than residential mortgage loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial business loans may involve large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operations and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending. See "Business - Lending Activities - Other Loans." As of April 30, 1997, the Bank had $8.9 million of non-performing commercial real estate loans, $2.7 million of non-performing construction and land loans and $300,000 of non-performing commercial business loans. See "Business - Asset Quality - Non-Performing Assets." The Bank recently has hired two additional commercial lending officers and the Bank generally intends to increase the amounts of its originations of commercial real estate loans, construction and land loans and commercial business loans.

STRONG COMPETITION WITHIN THE BANK'S MARKET AREA

         Competition in the banking and financial services industry is intense. In its market area, the Bank competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Bank and may offer certain services that the Bank does not or cannot provide. The profitability of the Bank depends upon its continued ability to successfully compete in its market area.

GEOGRAPHIC CONCENTRATION OF LOANS

         The Bank's market area consists primarily of Staten Island and Brooklyn, New York and, to a lesser extent, the other areas of the New York City metropolitan area and northern New Jersey. The Bank's real estate loans are primarily secured by properties located in its market area and all of the Bank's loans are primarily made to residents of its market area. Accordingly, the asset quality of the Bank's loan portfolio is highly dependent upon the economy and the unemployment rate in its market area. While the Staten Island economy generally has been stable in recent years, there is still potential for a significant degree of volatility in the local economy due to a continued heavy reliance on the economic conditions in Manhattan and the securities and financial services industries headquartered therein. June 1997 data indicates that the unemployment rates in Richmond County (Staten Island) and Kings County (Brooklyn), New York, were 8.8% and 11.0%, respectively compared to the national average of 5.2%. No assurance can be given that downturns in the economy in the Bank's market area may not adversely affect the Bank's operations in the future. See "Business - Market Area and Competition."

CERTAIN ANTI-TAKEOVER PROVISIONS

         PROVISIONS IN THE COMPANY'S GOVERNING INSTRUMENTS AND DELAWARE LAW. Certain provisions of the Company's Certificate of Incorporation and Bylaws, as well as certain provisions in Delaware law, will assist the Company in maintaining its status as an independent publicly-owned corporation.
Provisions in the Company's Certificate of Incorporation and Bylaws provide, among other things, (i) that the Board of Directors of the Company shall be divided into three classes; (ii) that special meetings of stockholders may only be called by the Board of Directors of the Company; (iii) that stockholders generally must provide the Company advance notice of stockholder proposals and nominations for director and provide certain specified related information;
(iv) noncumulative voting for the election of directors; (v) that no person may acquire more than 10% of the issued and outstanding shares of any class of equity security of the Company; (vi) the authority to issue shares of authorized but unissued Common Stock and preferred stock and to establish the terms of any one or more series of Preferred Stock, including voting rights (which may be waived by the Board of Directors under certain circumstances) and
(vii) supermajority voting requirements with respect to certain business transactions involving the Company. Provisions under Delaware law applicable to the Company provide, among other things, that the Company may not engage in a business combination with an "interested shareholder" (generally a holder of 15% of a corporation's voting stock) during the three-year period after the interested shareholder became such except under certain specified circumstances. In addition, OTS regulations prohibit, for a period of one year following the date of Conversion, offers to acquire or the acquisition of beneficial ownership of more than 10% of the outstanding voting stock of the Company. The above provisions may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus generally may serve to perpetuate current management. See "Restrictions on Acquisition of the Company and the Bank."

         VOTING CONTROL OF OFFICERS AND DIRECTORS. Directors and executive officers of the Company expect to purchase approximately 2.3% or 1.7% of the shares of Common Stock outstanding based upon the minimum and the maximum of the Estimated Valuation Range, respectively, to be sold in the Offerings. See "Proposed Management Purchases." The directors who act as trustees of the ESOP are also expected to immediately control the voting of 8% of the shares of Common Stock issued in the Conversion through the ESOP, at least until an allocation has been made under the ESOP. Under the terms of the ESOP, after an allocation has been made, the unallocated shares will be voted by the trustees in the same proportion as the allocated shares are voted by the ESOP participants.

         The Company intends to seek stockholder approval of the Company's proposed Recognition Plan, which is a non-tax-qualified restricted stock plan for the benefit of directors, officers and employees of the Company and the Bank. Assuming the receipt of stockholder approval, which stockholder approval cannot be obtained earlier than six months following the Conversion pursuant to regulations of the OTS, the Company expects to acquire Common Stock on behalf of the Recognition Plan, in an amount equal to 4% of the Common Stock sold in the Conversion, or 1,133,333 shares and 1,533,333 shares at the minimum and maximum of the Estimated Valuation Range, respectively. These shares will be acquired either through open market purchases, if permissible, or from authorized but unissued Common Stock. Under the terms of the Recognition Plan, recipients of awards will be entitled to instruct the trustee of the Recognition Plan as to how the underlying shares should be voted, and the trustee will be entitled to vote all unallocated shares in its discretion. If the shares are purchased in the open market, directors and executive officers would have effective control over 5.6% or 3.8% of the Common Stock outstanding (including the shares to be issued to the Foundation) at such time based upon the minimum and the maximum of the Estimated Valuation Range, respectively, before giving effect to the potential exercise of any stock options by directors and officers of the Company and the Bank, and shares held by the ESOP. If approved by stockholders at a meeting held no earlier than six months following the Conversion, the Company intends to reserve for future issuance pursuant to the Stock Option Plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Common Stock sold in the Conversion (3,833,333 shares, based on the issuance of the maximum 38,333,333 shares).
See "Management - Benefits." Management's potential voting control could, together with additional stockholder support, preclude or make more difficult takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management.

         PROVISIONS OF STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS. The ESOP provides for accelerated vesting in the event of a change in control. In addition, upon consummation of the Conversion, the Company and the Bank will enter into employment agreements with the Bank's Chairman and Chief Executive Officer, its President and Chief Operating Officer and with the Other Senior Officers, which agreements will provide for severance pay in the event of a change in control. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank. In addition, it is possible that the Stock Option Plan and the Recognition Plan may not be implemented until more than one year following completion of the Conversion, and, in such event, such plans could provide for accelerated vesting in the event of a change in control of the Company. See "Restrictions on Acquisition of the Company and the Bank - Restrictions in the Company's Certificate of Incorporation and Bylaws," "Management - Benefits" and "Management - Employment Agreements."

LEGISLATION LIMITING DEDUCTION OF BAD DEBT RESERVES

         Under Section 593 of the Internal Revenue Code of 1986, as amended (the "Code"), until the first tax year beginning on or after January 1, 1996, thrift institutions such as the Bank generally were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions, within specified limitations, could be deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans" was computed using an amount based on the Bank's actual loss experience (the "Experience Method") or a percentage equal to 8.0% of the Bank's taxable income (the "PTI Method"). Under recently enacted legislation, the PTI Method was repealed. As a result, the Bank is permitted to deduct only actual bad debts as they occur and cannot utilize the percentage of taxable income method to make additions to its bad debt reserves in the future to reduce its effective tax rate. In addition, the Bank is required to recapture for tax purposes (i.e. take into income) over a six year period the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987. The Bank's excess amounted to $8.4 million (for which deferred taxes have been provided). However, under the legislation, such recapture requirements would be suspended for each of two successive taxable years beginning January 1, 1996, in which the Bank originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by the Bank during its six taxable years preceding 1996. See "Taxation - Federal Taxation."

REGULATORY OVERSIGHT AND LEGISLATION

         The Bank is subject to extensive regulation, supervision and examination by the OTS, as its chartering authority, and by the FDIC as insurer of its deposits up to applicable limits. The Bank is a member of the FHLB System and is subject to certain limited regulations promulgated by the FRB.
As the holding company of the Bank, the Company also will be subject to regulation and oversight by the OTS. Such regulation and supervision govern the activities in which an institution can engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking and thrift industries, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether by the OTS, the FDIC or Congress, could have a material impact on the Company, the Bank and their respective operations. See "Regulation."

         On September 30, 1996, the Deposit Insurance Funds ("DIF") Act of 1996 was enacted into law. The DIF Act contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the financial condition or results of operations of the Bank. See "Regulation - Regulation of Federal Savings Banks."

         Legislation is proposed periodically providing for a comprehensive reform of the banking and thrift industries, and has included provisions that would (i) require federal savings associations to convert to a national bank or a state-chartered bank or thrift, (ii) require all savings and loan holding companies to become bank holding companies and (iii) abolish the OTS. It is uncertain when or if any of this type of legislation will be passed, and, if passed, in what form the legislation would be passed. As a result, management cannot accurately predict the possible impact of such legislation on the Bank.

ABSENCE OF MARKET FOR THE COMMON STOCK

         The Company and the Bank have never issued capital stock. Keefe, Bruyette has been retained to assist in the distribution of the Common Stock on a "best efforts" basis and is not obligated to purchase any shares of Common Stock in the Offerings. The Company has applied to have its Common Stock listed on the NYSE. See "Market for Common Stock." Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank, or any market maker. Because there can be no assurance that buyers and sellers of the Company's Common Stock can be readily matched, investors may wish to consider the potential illiquid and long-term nature of an investment in the Common Stock. There can be no assurance that an active and liquid trading market for the Common Stock will develop, or once developed, will continue, nor any assurances that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and the liquidity of the Common Stock.

POSSIBLE INCREASE IN NUMBER OF SHARES ISSUED IN THE CONVERSION

         The number of shares to be sold in the Conversion may be increased as a result of an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions prior to completion of the Conversion or to fill the order of the ESOP. In the event that the Estimated Valuation Range is so increased, it is expected that the Company will issue up to 44,083,333 shares of Common Stock at the Purchase Price for an aggregate price of up to $440.8 million. An increase in the number of shares will decrease net income per share and stockholders' equity per share on a pro forma basis and will increase the Company's consolidated stockholders' equity and net income. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net income per share.

         The ESOP currently intends to purchase 8% of the Common Stock sold in the Conversion, which purchase may be increased to up to 10% of the Common Stock. In the event that the number of shares to be sold in the Conversion are increased as a result of an increase in the Estimated Valuation Range, the ESOP shall have a first priority to purchase all of such shares sold in the Conversion in excess of 38,333,333 shares, up to a maximum of 10% of the total number of shares sold in the Conversion. See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

POSSIBLE DILUTIVE EFFECT OF ISSUANCE OF ADDITIONAL SHARES

         If the Recognition Plan is approved by stockholders of the Company, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock sold in the Conversion. If such shares are acquired at a per share price equal to the Purchase Price, the cost of such shares would be $15.3 million, assuming the Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range. Such shares of Common Stock may be acquired in the open market with funds provided by the Company, if permissible, or from authorized but unissued shares of Common Stock. In the event that the Recognition Plan acquires authorized but unissued shares of Common Stock from the Company, the interests of existing stockholders will be diluted. The issuance of authorized but unissued shares of Common Stock to such plan in an amount equal to 4% of the Common Stock sold in the Conversion would dilute the voting interests of existing stockholders by approximately 3.8%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Data" and "Management - Benefits - Recognition Plan."

         If the Stock Option Plan is approved by stockholders of the Company, the Company intends to reserve for future issuance pursuant to such plan a number of shares of Common Stock equal to an aggregate of 10% of the Common Stock sold in the Conversion (3,833,333 shares, based on the issuance of the maximum 38,333,333 shares). Such shares may be authorized but previously unissued shares, treasury shares or shares purchased by the Company in the open market or from private sources. If only authorized but previously unissued shares are used under such plan, the issuance of the total number of shares available under such plan would dilute the voting interests of existing stockholders by approximately 9.1%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Data" and "Management - Benefits."

POTENTIAL INCREASED COMPENSATION EXPENSE AFTER THE CONVERSION

         In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan instead of an amount equal to the cost basis of such shares. If the shares of Common Stock appreciate in value over time, SOP 93-6 will result in increased compensation expense with respect to the ESOP as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Pro Forma Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of Pronouncements." In addition, after consummation of the Conversion, the Company intends to implement, subject to stockholder approval (which approval cannot be obtained earlier than six months subsequent to the Conversion), the Recognition Plan. Upon implementation, the release of shares of Common Stock from the Recognition Plan will result in additional compensation expense. See "Pro Forma Data" and "Management - Benefits - Recognition Plan."

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

         The Company and the Bank have received a letter from RP Financial advising them of its belief that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights (either as capital gain or ordinary income) in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion - Effects of Conversion" and "- Tax Aspects."

IRREVOCABILITY OF ORDERS; POTENTIAL DELAY IN COMPLETION OF OFFERINGS

         Orders submitted in the Subscription Offering, Community Offering and/or any Syndicated Community Offering are irrevocable. Funds submitted in connection with any purchase of Common Stock in the Offerings will be held by the Company until the completion or termination of the Conversion, including any extension of the Expiration Date. Because, among other factors, completion of the Conversion will be subject to an update of the independent appraisal prepared by RP Financial, there may be one or more delays in the completion of the Conversion. Subscribers will have no access to subscription funds and/or shares of Common Stock until the Conversion is completed or terminated.

                          STATEN ISLAND BANCORP, INC.

         The Company was organized in July 1997 at the direction of the Board of Trustees of the Bank for the purpose of holding all of the capital stock of the Bank and in order to facilitate the Conversion. The Company has applied for the approval of the OTS to become a savings and loan holding company and as such will be subject to regulation by the OTS. After completion of the Conversion the Company will conduct business initially as a unitary savings and loan holding company. See "Regulation - Regulation of Savings and Loan Holding Companies." Upon consummation of the Conversion, the Company will have no significant assets other than all of the outstanding shares of common stock of the Bank, the portion of the net proceeds from the Offerings retained by the Company and the Company's loan to the ESOP, and the Company will have no significant liabilities. See "Use of Proceeds." Initially, the management of the Company and the Bank will be substantially identical and the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than officers who are also officers of the Bank, and the Company will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.

         Management believes that the holding company structure will provide the Company and the Bank with additional flexibility to diversify its business activities through existing or newly-formed subsidiaries, or through acquisitions of other entities, including potentially other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities or transactions, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company and earnings thereon, as well as dividends from the Bank. See "Dividend Policy."

         The Company's principal executive office is located at the executive office of the Bank at 15 Beach Street, Staten Island, New York 10304 and its telephone number is (718) 447-7900.


                           STATEN ISLAND SAVINGS BANK

         Staten Island Savings operated as a New York-chartered savings bank since it was founded in 1864 until its conversion to a federally-chartered mutual savings bank in August 1997. The Bank maintains a network of 16 full service branch offices and three limited service branch offices in Staten Island, New York, and one branch office in the Bay Ridge area of Brooklyn, New York. As of April 30, 1997, Staten Island Savings had $1.8 billion of total assets, $1.7 billion of total liabilities, including $1.6 billion of deposits, and $177.3 million of equity (representing 9.6% of total assets). Staten Island Savings is primarily engaged in attracting deposits from the general public and using those and other available sources of funds to originate loans secured primarily by single-family (one-to four-units) residences located in Staten Island and, to a lesser extent, Brooklyn, New York. The Bank also originates loans secured by commercial real estate, construction and land loans (primarily to developers operating in Staten Island), home equity loans, multi-family residential loans and other loans. Commencing with its acquisition of Gateway in August 1995, the Bank has diversified, to a certain extent, its business activities by increasing its emphasis on attracting commercial customers. In addition to continuing Gateway's traditional commercial bank business, which emphasized commercial real estate and construction and land loans, the Bank has increased its business development efforts, has hired additional personnel, including experienced commercial loan originators, and has commenced a program designed to cross-sell services to existing customers as well as attract new customers. In addition to its loan and deposit products, the Bank also provides trust services and savings bank life insurance.

         The Bank has long-standing ties to Staten Island with over 133 years of service to the communities and residents of Staten Island. As of June 30, 1996 (the latest available data), the Bank is the largest depository institution in terms of deposit market share in Staten Island with 30% of the total deposits and 23% of the total number of branch offices of depository institutions in Staten Island. Historically, the Bank also has been among the leaders in terms of the number and amount of new residential mortgage loan originations in Staten Island. Staten Island Savings' operating strategy emphasizes customer service and convenience and, in large part, the Bank attributes its commitment to maintaining customer satisfaction for its market share position. The Bank attempts to differentiate itself from its competitors by providing the type of personalized customer service not generally available from larger banks while offering a greater variety of products and services than is typically available from smaller, local depository institutions. The Bank has an experienced management team directing its operations. The Bank's Chairman and Chief Executive Officer and President and Chief Operating Officer have 31 years and 27 years, respectively, of service with the Bank while the other executive officers of the Bank have an average of 14 years of service with Staten Island Savings.

         The Bank is subject to examination and comprehensive regulation by the OTS, which is the Bank's chartering authority and primary federal regulator. The Bank is also regulated by the FDIC, the administrator of the BIF. The Bank is also subject to certain reserve requirements established by the FRB and is a member of the FHLB of New York, which is one of the 12 regional banks comprising the FHLB System.


                                USE OF PROCEEDS

         Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $277.4 million and $376.3 million ($433.2 million assuming an increase in the Estimated Valuation Range by 15%). See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

         The Company will purchase all of the capital stock of the Bank to be issued in the Conversion in exchange for 50% of the net Conversion proceeds, and the Company will retain the remaining 50% of the net proceeds. The Company intends to use a portion of the net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock sold in the Conversion. Based upon the issuance of 28,333,333 shares or 38,333,333 shares at the minimum and maximum of the Estimated Valuation Range, respectively, the loan to the ESOP would be $22.7 million and $30.7 million, respectively. See "Management - Benefits - Employee Stock Ownership Plan." The remaining net proceeds retained by the Company initially may be used to invest in investment securities, mortgage-backed securities, U.S. Government and federal agency securities of various maturities, deposits in either the Bank or other financial institutions, or a combination thereof. The portion of the net proceeds retained by the Company may ultimately be used to support the Bank's lending activities, to support the future expansion of operations through acquisitions of other financial institutions or branch offices (although no such transactions are specifically being considered at this time), and for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the Common Stock or returns of capital (the Company and the Bank have committed that no return of capital will be made on the Common Stock during the one-year period subsequent to consummation of the conversion). Management of the Company may consider expanding or diversifying, should such opportunities become available. Neither the Bank nor the Company has any specific plans, arrangements, or understandings regarding any acquisitions or diversification of activities at this time, nor have criteria been established to identify potential candidates for acquisition.

         Following the six-month anniversary of the completion of the Conversion (to the extent permitted by the OTS), and based upon then existing facts and circumstances, the Company's Board of Directors may determine to repurchase some shares of Common Stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include but not be limited to (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. Any stock repurchases will be subject to the determination of the Company's Board of Directors that the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases. The payment of dividends or repurchase of stock, however, would be prohibited if the Bank's net worth would be reduced below the amount required for the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. As of April 30, 1997, the initial balance of the liquidation account would be approximately $177.3 million. See "Dividend Policy," "The Conversion - Liquidation Rights" and "The Conversion - Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

         The Company will be a unitary savings and loan holding company which, under existing laws, would generally not be restricted as to the types of business activities in which it may engage, provided that the Bank continues to be a qualified thrift lender ("QTL"). See

"Regulation - Regulation of Savings and Loan Holding Companies" for a description of certain regulations applicable to the Company.

         The portion of the net proceeds used by the Company to purchase the capital stock of the Bank will be added to the Bank's general funds to be used for general corporate purposes, including increased lending activities and purchases of securities. While the amount of net proceeds received by the Bank will further strengthen the Bank's capital position, which already substantially exceeds all regulatory requirements, it should be noted that the Bank is not converting primarily to raise capital. After the Conversion, the Bank's tangible capital ratio will be 14.0% (based upon the midpoint of the Estimated Valuation Range). As a result, the Bank will be a well-capitalized institution. After the Conversion, the Bank intends to emphasize capital strength and growth in assets and earnings.

         THE NET PROCEEDS MAY VARY BECAUSE TOTAL EXPENSES OF THE CONVERSION MAY BE MORE OR LESS THAN THOSE ESTIMATED. The net proceeds will also vary if the number of shares to be issued in the Conversion is adjusted to reflect a change in the estimated pro forma market value of the Bank. Payments for shares made through withdrawals from existing deposit accounts at the Bank will not result in the receipt of new funds for investment by the Bank but will result in a reduction of the Bank's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.


                                DIVIDEND POLICY

         Upon completion of the Conversion, the Board of Directors of the Company intends to consider implementation of a policy of paying dividends on the Common Stock, subject to statutory and regulatory requirements. However, there has been no determination made at this point in time as to the initial rate of dividend, if any, to be paid on the Common Stock. The initial or continued payment of dividends thereof will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Bank, capital requirements, the Company's and the Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may be paid in addition to, or in lieu of, regular cash dividends (however, the Company and the Bank have committed to the OTS that they will take no action with respect to any return of capital during the one-year period following consummation of the Conversion).

         Dividends from the Company may eventually depend, in part, upon receipt of dividends from the Bank, because the Company initially will have no source of income other than dividends from the Bank, earnings from the investment of proceeds from the sale of Common Stock retained by the Company, and interest payments with respect to the Company's loan to the ESOP. A regulation of the OTS imposes limitations on "capital distributions" by savings institutions, including cash dividends, payments by a savings institution to repurchase or otherwise acquire its stock, payments to stockholders of another savings institution in a cash-out merger and other distributions charged against capital. See "Regulation - Regulation of Federal Savings Banks - Capital Distribution Regulation."

         Any payment of dividends by the Bank to the Company which would be deemed to be drawn out of the Bank's bad debt reserves would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Bank does not intend to make any distribution to the Company that would create such a federal tax liability. See "Taxation."

         Unlike the Bank, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends may eventually be dependent, in part, upon dividends from the Bank in addition to the net proceeds retained by the Company and earnings thereon. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.


                            MARKET FOR COMMON STOCK

         The Company and the Bank have never issued capital stock, and, consequently, there is no established market for the Common Stock at this time. The Company has applied to have its Common Stock listed on the NYSE under the symbol "SIB." Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at these quoted prices, subject to various securities laws and other regulatory requirements. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Accordingly, the number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares of Common Stock will be able to sell them at or above the Purchase Price. Keefe, Bruyette has indicated its intention to act as a market maker in the Common Stock following the consummation of the Conversion, depending on trading volume and subject to compliance with applicable laws and regulatory requirements. There can be no assurance there will be two or more market makers for the Common Stock. There can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price.

                              REGULATORY  CAPITAL

         At April 30, 1997, the Bank exceeded all of the regulatory capital requirements applicable to it. The table on the following page sets forth the Bank's historical regulatory capital at April 30, 1997 and the pro forma regulatory capital of the Bank after giving effect to the Conversion, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by the Bank of 50% of the net Conversion proceeds, minus the amounts to be loaned to the ESOP and contributed to the RRP. The pro forma risk-based capital amounts assume the investment of the net proceeds received by the Bank in assets which have a risk-weight of 50% under applicable regulations, as if such net proceeds had been received and so applied at April 30, 1997.

                                                                Pro Forma at April 30, 1997 Based on
                                                        -------------------------------------------------------
                                                                28,333,333                    33,333,333
                                                                Shares Sold                  Shares Sold
                                   Historical at                 at $10.00                    at $10.00
                                   April 30, 1997                Per Share                    Per Share
                             ------------------------   --------------------------   --------------------------
                                           Percent of                  Percent of                   Percent of
                                Amount     Assets(1)     Amount         Assets(1)     Amount         Assets(1)
                             ----------    ----------   --------       -----------   --------       -----------
                                                        (Dollars in Thousands)
 Tangible capital(2):
   Actual  . . . . . . . .    $154,040        8.44%     $265,395        13.55%       $285,306          14.39%
   Requirement . . . . . .      27,376        1.50        29,386         1.50%         29,745           1.50%
                              --------       -----      --------        -----        --------          -----
   Excess  . . . . . . . .    $126,664        6.94%     $236,009        12.05%       $255,561          12.89%
                              ========       =====      ========        =====        ========          =====
 Core capital(2)(3):
   Actual  . . . . . . . .    $173,838        9.53%     $285,193        14.56%       $305,104          15.39%
   Requirement . . . . . .      54,751        3.00        58,772         3.00%         59,489           3.00%
                              --------       -----      --------        -----        --------          -----
   Excess  . . . . . . . .    $119,087        6.53%     $226,421        11.56%       $245,615          12.39%
                              ========       =====      ========        =====        ========          =====
 Risk-based capital(2)(3):
   Actual  . . . . . . . .    $164,539       19.59%     $275,894        30.42%       $295,805          32.19%
   Requirement . . . . . .      67,195        8.00        72,556         8.00%         73,512           8.00%
                              --------       -----      --------        -----        --------          -----
   Excess  . . . . . . . .    $ 97,344       11.59%     $203,338        22.42%       $222,293          24.19%
                              ========       =====      ========        =====        ========          =====

                                       Pro Forma at April 30, 1997 Based on
                                ---------------------------------------------------
                                        38,333,333                 44,083,333
                                        Shares Sold                Shares Sold
                                         at $10.00                  at $10.00
                                         Per Share                  Per Share
                                -------------------------   -----------------------
                                              Percent of                 Percent of
                                  Amount       Assets(1)     Amount       Assets(1)
                                ----------    -----------   ---------    ----------
 Tangible capital(2):
   Actual  . . . . . . . .      $305,216         15.21%     $328,113       16.13%
   Requirement . . . . . .        30,103          1.50%       30,516        1.50%
                                --------         -----      --------       -----
   Excess  . . . . . . . .      $275,113         13.71%     $297,597       14.63%
                                ========         =====      ========       =====
 Core capital(2)(3):
   Actual  . . . . . . . .      $325,014         16.19%     $347,911       17.10%
   Requirement . . . . . .        60,206          3.00%       61,031        3.00%
                                --------         -----      --------       -----
   Excess  . . . . . . . .      $264,808         13.19%     $286,880       14.10%
                                ========         =====      ========       =====
 Risk-based capital(2)(3):
   Actual  . . . . . . . .      $315,715         33.92%     $338,612       35.85%
   Requirement . . . . . .        74,468          8.00%       75,568        8.00%
                                --------         -----      --------       -----
   Excess  . . . . . . . .      $241,247         25.92%     $263,044       27.85%
                                ========         =====      ========       =====

---------------------------------

(1)      Adjusted total or adjusted risk-weighted assets, as appropriate.

(2) Based on the OTS regulatory capital requirements which became applicable to the Bank upon its conversion to a federal savings bank in July 1997.

(3) Does not reflect the interest rate risk component to be added to the risk-based capital requirements or, in the case of the core capital requirement, the 4.0% requirement to be met in order for an institution to be "adequately capitalized" under applicable laws and regulations. See "Regulation - Regulation of Federal Savings Banks - Regulatory Capital Requirements."

                                 CAPITALIZATION

         The following table presents the historical capitalization of the Savings Bank at April 30, 1997, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                               The Company - Pro Forma
                                                                          Based Upon Sale at $10.00 Per Share
                                                                       ----------------------------------------
                                                         The            28,333,333 Shares     33,333,333 Shares
                                                   Bank-Historical        (Minimum of         (Midpoint of a
                                                   Capitalization            Range)               Range)
                                                  -----------------    ------------------   -------------------
                                                                        (In Thousands)

Deposits(2) . . . . . . . . . . . . . . . . .        $1,606,793             $1,606,793            $1,606,793
Borrowings  . . . . . . . . . . . . . . . . .            30,043                 30,043                30,043
                                                     ----------             ----------            ----------
Total deposits and borrowings . . . . . . . .        $1,636,836             $1,636,836            $1,636,836
                                                      =========              =========             =========

Stockholders' equity:
   Preferred Stock, $.01 par value, 25,000,000
     shares authorized; none to be issued . .         $      --              $      --             $      --
   Common Stock, $.01 par value,
      100,000,000 shares authorized; shares to
      be issued as reflected(3) . . . . . . .                --                    298                   350
   Additional paid-in capital . . . . . . . .                --                277,095               326,514
   Shares issued to Foundation(4) . . . . . .                --                 14,167                16,667
   Retained earnings(5) . . . . . . . . . . .           173,838                173,838               173,838
   Net unrealized gain on marketable
     securities . . . . . . . . . . . . . . .             3,457                  3,457                 3,457
Less:
   Expense of contribution to Foundation,
     net(6) . . . . . . . . . . . . . . . . .                --                 (7,509)               (8,834)
   Common Stock to be acquired by the
     ESOP(7)  . . . . . . . . . . . . . . . .                --                (22,667)              (26,667)
   Common Stock to be acquired by the
     Recognition Plan(8)  . . . . . . . . . .                --                (11,333)              (13,333)
                                                      ---------             ----------             ---------

Total stockholders' equity  . . . . . . . . .        $  177,295             $  427,346            $  471,992
                                                      =========              =========             =========

                                                          The Company - Pro Forma
                                                      Based Upon Sale at $10.00 Per Share
                                                  -------------------------------------------
                                                   38,333,333 Shares    44,083,333 Shares(1)
                                                    (Maximum of               (15% above
                                                       Range)              Maximum of Range)
                                                  ------------------    ---------------------
                                                              (In Thousands)

Deposits(2) . . . . . . . . . . . . . . . . .         $1,606,793                $1,606,793
Borrowings  . . . . . . . . . . . . . . . . .             30,043                    30,043
                                                      ----------                ----------
Total deposits and borrowings . . . . . . . .         $1,636,836                $1,636,836
                                                       =========                 =========

Stockholders' equity:
   Preferred Stock, $.01 par value, 25,000,000
     shares authorized; none to be issued . .          $      --                 $      --
   Common Stock, $.01 par value,
      100,000,000 shares authorized; shares to
      be issued as reflected(3) . . . . . . .                403                       463
   Additional paid-in capital(3)  . . . . . .            375,932                   432,763
   Shares issued to Foundation(4) . . . . . .             19,167                    22,042
   Retained earnings(5) . . . . . . . . . . .            173,838                   173,838
   Net unrealized gain on marketable
     securities . . . . . . . . . . . . . . .              3,457                     3,457
Less:
   Expense of contribution to Foundation,
     net(6) . . . . . . . . . . . . . . . . .            (10,159)                  (11,682)
   Common Stock to be acquired by the
     ESOP(7)  . . . . . . . . . . . . . . . .            (30,667)                  (35,267)
   Common Stock to be acquired by the
     Recognition Plan(8)  . . . . . . . . . .            (15,333)                  (17,633)
                                                      ----------                ----------

Total stockholders' equity  . . . . . . . . .         $  516,638                $  567,981
                                                       =========                 =========


                                                   (Footnotes on following page)

--------------------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Valuation Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Offerings. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Reflects the issuance of the shares of Common Stock to be sold in the Offerings. No effect has been given to the issuance of additional shares of Common Stock pursuant to the proposed Option Plan. See "Pro Forma Data" and "Management - Benefits - Stock Option Plan."
         Reflects issuance of additional shares of Common Stock to the Foundation.

(4) Reflects shares to be contributed to the Foundation at an assumed value of $10.00 per share.

(5) The retained earnings of the Bank will be substantially restricted after the Conversion by virtue of the liquidation account to be established in connection with the Conversion. See "The Conversion -Liquidation Rights." In addition, certain distributions from the Bank's retained earnings may be treated as being from its accumulated bad debt reserve for tax purposes, which would cause the Bank to have additional taxable income. See "Taxation."

(6) Net of the tax effect of the contribution of Common Stock based upon a 47% marginal tax rate. The realization of the deferred tax benefit is limited annually to 10% of the Company's annual taxable income, subject to the ability of the Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(7) Assumes that 8.0% of the Common Stock sold in the Offerings will be purchased by the ESOP, which is reflected as a reduction of stockholders' equity. The ESOP shares will be purchased with funds loaned to the ESOP by the Company. See "Pro Forma Data" and "Management - Benefits - Employee Stock Ownership Plan."

(8) The Company intends to adopt the Recognition Plan and to submit such plan to stockholders at an annual or special meeting of stockholders held at least six months following the consummation of the Conversion. If the plan is approved by stockholders, the Company intends to contribute sufficient funds to the trust created under the Recognition Plan to enable the trust to purchase a number of shares of Common Stock equal to 4.0% of the Common Stock sold in the Offerings.
         Assumes that stockholder approval has been obtained and that the shares have been purchased in the open market at the Purchase Price. However, in the event the Company issues authorized but unissued shares of Common Stock to the Recognition Plan in the amount of 4.0% of the Common Stock sold in the Offerings, the voting interests of existing stockholders would be diluted -approximately 3.8%. The shares are reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management - Benefits - Recognition Plan."

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $277.4 million and $376.3 million (or $433.2 million in the event the Estimated Valuation Range is increased by 15%) based upon the following assumptions: (i) all shares of Common Stock will be sold in the Subscription Offering; (ii) no fees will be paid to Keefe, Bruyette on shares purchased by (x) the ESOP and any other employee benefit plan of the Company or the Savings Bank, (y) officers, directors, employees and members of their immediate families or (z) the Foundation; (iii) Keefe, Bruyette will receive a fee equal to 1.15% of the aggregate Purchase Price for sales in the Subscription Offering (excluding the sale of shares to the ESOP, employee benefit plans, officers, directors and their immediate families and the Foundation); (iv) the Company will contribute to the Foundation an amount of Common Stock equal to 5% of the Common Stock sold in the Conversion from authorized but unissued shares; and (v) total expenses, including the marketing fees paid to Keefe, Bruyette, will be between $5.9 million and $7.0 million (or $7.6 million in the event the Estimated Valuation Range is increased by 15%). Actual expenses may vary from those estimated.

         Pro forma consolidated net income and stockholders' equity of the Company have been calculated for the four months ended April 30, 1997 and the year ended December 31, 1996 as if the Common Stock to be issued in the Offerings had been sold at the beginning of the period and the net proceeds had been invested at 5.89% and 5.49%, respectively, which represents the yield on one-year U.S. Government securities at April 30, 1997 and December 31, 1996 (which, in light of changes in interest rates in recent periods, are deemed by the Company and the Bank to more accurately reflect pro forma reinvestment rates than the arithmetic average method). The effect of withdrawals from deposit accounts for the purchase of Conversion Stock has not been reflected.
A marginal tax rate of 47% has been assumed for the period, resulting in an after-tax yield of 3.12% and 2.91%, respectively, for the four months ended April 30, 1997 and the year ended December 31, 1996. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares purchased by the ESOP and the effect of the issuance of shares to the Foundation. See Note 3 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company intends to make a loan to fund the purchase of 8.0% of the Common Stock by the ESOP and retain 50% of the net proceeds from the Offerings.

         No effect has been given in the tables to the issuance of additional shares of Common Stock pursuant to the proposed Option Plan. See "Management - Benefits - Stock Option Plan." The table below gives effect to the Recognition Plan, which is expected to be adopted by the Company following the Conversion and presented (together with the Stock Option Plan) to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the consummation of the Conversion. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of Common Stock equal to 4.0% of the shares of

Common Stock issued in the Offerings, either through open market purchases or from authorized but unissued shares of Common Stock. The table below assumes that stockholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by the Recognition Plan are purchased in the open market at the Purchase Price. No effect has been given to (i) the Company's results of operations after the Conversion, (ii) the market price of the Common Stock after the Conversion, or (iii) a less than 4.0% purchase by the Recognition Plan.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with GAAP.

         THE FOLLOWING TABLE GIVES EFFECT TO THE ISSUANCE OF AUTHORIZED BUT UNISSUED SHARES OF THE COMPANY'S COMMON STOCK TO THE FOUNDATION CONCURRENTLY WITH THE COMPLETION OF THE CONVERSION. THE PRO FORMA STOCKHOLDERS' EQUITY IS NOT INTENDED TO REPRESENT THE FAIR MARKET VALUE OF THE COMMON STOCK AND MAY BE DIFFERENT THAN AMOUNTS THAT WOULD BE AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS IN THE EVENT OF LIQUIDATION.

                                                         At or For the Four Months Ended April 30, 1997
                                                 ------------------------------------------------------------
                                                   28,333,333      33,333,333    38,333,333      44,083,333
                                                   Shares Sold    Shares Sold    Shares Sold     Shares Sold
                                                    at $10.00      at $10.00      at $10.00     at $10.00 Per
                                                    Per Share      Per Share      Per Share      Share (15%
                                                   (Minimum of     (Midpoint     (Maximum of    above Maximum
                                                     Range)        of Range)       Range)       of Range)(8)
                                                 -------------    -----------    -----------    -------------

                                                        (Dollars in Thousands, Except Per Share Amounts)
 Gross proceeds  . . . . . . . . . . . . . . .    $283,333       $333,333        $383,333          $440,833
 Plus: Shares acquired by Foundation (equal to
   5% of the shares issued in the Conversion)       14,167         16,667          19,167            22,042
                                                  --------       --------        --------          --------
   Pro forma market capitalization . . . . . .    $297,500       $350,000        $402,500          $462,875
                                                   =======        =======         =======           =======
 Gross proceeds  . . . . . . . . . . . . . . .    $283,333       $333,333        $383,333          $440,833
 Less offering expenses and commissions  . . .       5,490          6,469           6,998             7,607
                                                  --------       --------        --------          --------
   Estimated net proceeds  . . . . . . . . . .     277,393        326,864         376,335           433,226
 Less: Shares purchased by the ESOP  . . . . .     (22,667)       (26,667)        (30,667)          (35,267)
       Shares purchased by the
         Recognition Plan  . . . . . . . . . .     (11,333)       (13,333)        (15,333)          (17,633)
                                                  --------       --------        --------          --------

 Total estimated net proceeds, as adjusted(1)     $243,393       $286,864        $330,335          $380,326
                                                   =======        =======         =======           =======
 Net income (2):
   Historical  . . . . . . . . . . . . . . . .    $  6,888       $  6,888        $  6,888          $  6,888
   Pro forma income on net proceeds,
     as adjusted . . . . . . . . . . . . . . .       2,533          2,985           3,437             3,958
   Pro forma ESOP adjustment(3)  . . . . . . .        (267)          (314)           (361)             (415)
   Pro forma Recognition Plan
     adjustment(4) . . . . . . . . . . . . . .        (400)          (471)           (542)             (623)
                                                  --------        -------        --------          --------
   Pro forma net income  . . . . . . . . . . .    $  8,754       $  9,088        $  9,422          $  9,808
                                                   =======        =======         =======           =======
 Net income per share(2)(5):
   Historical  . . . . . . . . . . . . . . . .       $0.25          $0.21           $0.18             $0.16
   Pro forma income on net proceeds,
     as adjusted . . . . . . . . . . . . . . .        0.09           0.09            0.09              0.09
   Pro forma ESOP adjustment(3)  . . . . . . .       (0.01)         (0.01)          (0.01)            (0.01)
   Pro forma Recognition Plan
     adjustment(4) . . . . . . . . . . . . . .       (0.01)         (0.01)          (0.01)            (0.01)
                                                    ------         ------          ------            ------
   Pro forma net income per share(4)(6)  . . .      $ 0.32         $ 0.28          $ 0.25            $ 0.23
                                                     =====          =====           =====             =====
 Offering price to pro forma net
   income per share (5)  . . . . . . . . . . .       10.42          11.90           13.33             14.49
                                                      ====          =====           =====             =====
 Stockholders' equity:
   Historical  . . . . . . . . . . . . . . . .    $177,295       $177,295        $177,295          $177,295
   Estimated net proceeds  . . . . . . . . . .     277,393        326,864         376,335           433,226
   Plus: Shares issued to Foundation . . . . .      14,167         16,667          19,167            22,042
   Less: Contribution to Foundation  . . . . .     (14,167)       (16,667)        (19,167)          (22,042)
   Plus: Tax benefit of the contribution
           to Foundation . . . . . . . . . . .       6,658          7,833           9,008            10,360
   Less: Common Stock acquired
           by the ESOP(3)  . . . . . . . . . .     (22,667)       (26,667)        (30,667)          (35,267)
         Common Stock to be acquired by
           the Recognition Plan(4) . . . . . .     (11,333)       (13,333)        (15,333)          (17,633)
                                                  --------       --------        --------          --------
   Pro forma stockholders' equity(4)(6)(7) . .    $427,346       $471,992        $516,638          $567,981
                                                   =======        =======         =======           =======
 Stockholders' equity per share(5):
   Historical  . . . . . . . . . . . . . . . .       $5.96          $5.07           $4.40             $3.83
   Estimated net proceeds  . . . . . . . . . .        9.32           9.34            9.35              9.36
   Plus: Shares issued to Foundation . . . . .        0.48           0.48            0.48              0.48
   Less: Contribution to Foundation  . . . . .       (0.48)         (0.48)          (0.48)            (0.48)
   Plus: Tax benefit of contribution to
           Foundation  . . . . . . . . . . . .        0.22           0.22            0.22              0.22
   Less: Common Stock acquired
           by the ESOP(3)  . . . . . . . . . .       (0.76)         (0.76)          (0.76)            (0.76)
         Common Stock to be acquired by
           the Recognition Plan(4) . . . . . .       (0.38)         (0.38)          (0.38)            (0.38)
                                                    ------         ------          ------            ------
   Pro forma stockholders' equity
     per share(4)(6)(7)  . . . . . . . . . . .      $14.36         $13.49          $12.83            $12.27
                                                     =====          =====           =====             =====
 Offering price as a percentage of pro
   forma stockholders' equity per share(5) . .       69.64%         74.13%          77.94%            81.50%
                                                     =====          =====           =====             =====
 Offering price as a percentage of pro forma
   tangible stockholders' equity per share(5)        73.05%         77.40%          81.04%            84.46%
                                                     =====          =====           =====             =====


                                                   (Footnotes on following page)

-------------------

(1) Estimated net proceeds, as adjusted, consist of the estimated net proceeds from the Offerings minus (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be purchased by the Recognition Plan, subject to stockholder approval, after the Conversion at an assumed purchase price of $10.00 per share.

(2) Does not give effect to the non-recurring expense that will be recognized in 1997 as a result of the establishment of the Foundation. The Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $7.51 million, $8.83 million, $10.16 million and $11.68 million at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range, respectively. Assuming the contribution to the Foundation was expensed during the four months ended April 30, 1997, pro forma net earnings (loss) per share would be $0.05, $0.01, ($0.02), and $(0.04), at the minimum, midpoint, maximum and maximum as adjusted, respectively. Per share net income data is based on 27,533,704, 32,511,111, 37,387,778 and 42,995,944 shares outstanding which represents shares sold in the Offerings, shares contributed to the Foundation and shares to be allocated or distributed under the ESOP and Recognition Plan for the period presented.

(3) It is assumed that 8.0% of the shares of Common Stock sold in the Offerings will be purchased by the ESOP with funds loaned by the Company. The Company and the Bank intend to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes (i) that the loan to the ESOP is payable over 15 years, with the ESOP shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, and (ii) the effective tax rate was 47% for the period. See "Management - Benefits - Employee Stock Ownership Plan."

(4) It is assumed that the Recognition Plan will purchase, following stockholder approval of such plan, a number of shares of Common Stock equal to 4.0% of the shares of Common Stock for issuance to directors, officers and employees. Funds used by the Recognition Plan to purchase the shares initially will be contributed to the Recognition Plan by the Company. It is further assumed that the shares were acquired by the Recognition Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 6.7% of the amount contributed, net of taxes, was an amortized expense during the four months ended April 30, 1997. The issuance of authorized but unissued shares of Common Stock pursuant to the Recognition Plan in the amount of 4.0% of the Common Stock sold in the Offerings would dilute the voting interests of existing stockholders by approximately 3.8% and under such circumstances pro forma net earnings per share for the four months ended April 30, 1997 would be $0.31, $0.27, $0.25 and $0.22, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, and pro forma stockholders' equity per share at April 30, 1997 would be $14.14, $13.36, $12.73 and $12.19 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the Recognition Plan will be equal to the Purchase Price. See "Management - Benefits -
         Recognition Plan."

                                         (footnotes continued on following page)

(5) The per share calculations are determined by adding the number of shares assumed to be issued in the Conversion as well as contributed to the Foundation and for purposes of calculating earnings per share, in accordance with SOP 93-6, subtracting 2,057,989 shares, 2,421,164 shares, 2,784,339 shares, and 3,201,989 shares, respectively, representing the ESOP shares which have not been committed for release during the four months ended April 30, 1997. Thus, it is assumed at April 30, 1997 that 27,533,704, 32,392,593, 37,251,481 and
         43,839,204 shares of Common Stock are outstanding at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. Assuming the uncommitted ESOP shares were not subtracted from the number of shares of Common Stock outstanding at April 30, 1997, the offering price as a multiple of pro forma net earnings per share would be 11.33x, 12.84x, 14.24x and 15.73x at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(6) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Option Plan, which will be adopted by the Company following the Conversion and presented for approval by stockholders at an annual or special meeting of stockholders of the Company held at least six months following the consummation of the Conversion. If the Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Offerings, or 2,833,333, 3,333,333, 3,833,333 and 4,408,333 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Option Plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Option Plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the Recognition Plan are acquired through open market purchases at the Purchase Price, pro forma net earnings per share for the four months ended April 30, 1997 would be $0.30, $0.26, $0.24 and $0.22 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, and pro forma stockholders' equity per share at April 30, 1997 would be $13.99, $13.18, $12.59 and $12.07 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. See "Management - Benefits - Stock Option Plan."

(7) The retained earnings of the Bank will be substantially restricted after the Conversion by virtue of the liquidation account to be established in connection with the Conversion. See "Dividend Policy" and "The Conversion - Liquidation Rights." In addition, certain distributions from the Bank's retained earnings may be treated as being from its accumulated bad debt reserve for tax purposes, which would cause the Bank to have additional taxable income. See "Taxation
         - Federal Taxation." Pro forma stockholders' equity and pro forma stockholders' equity per share do not give effect to the liquidation account or the bad debt reserves established by the Bank for federal income tax purposes in the event of a liquidation of the Bank.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings.

                                                           At or For the Year Ended December 31, 1996
                                                 -------------------------------------------------------------
                                                   28,333,333      33,333,333    38,333,333      44,083,333
                                                   Shares Sold    Shares Sold    Shares Sold     Shares Sold
                                                    at $10.00      at $10.00      at $10.00     at $10.00 Per
                                                    Per Share      Per Share      Per Share      Share (15%
                                                   (Minimum of     (Midpoint     (Maximum of    above Maximum
                                                     Range)        of Range)       Range)       of Range)(8)
                                                 -------------    ----------    ------------   ---------------

                                                        (Dollars in Thousands, Except Per Share Amounts)

 Gross proceeds  . . . . . . . . . . . . . . .    $283,333       $333,333        $383,333          $440,833
 Plus: Shares acquired by Foundation (equal to
   5% of the shares issued in the Conversion)       14,167         16,667          19,167            22,042
                                                  --------       --------        --------          --------
   Pro forma market capitalization . . . . . .    $297,500       $350,000        $402,500          $462,875
                                                   =======        =======         =======           =======
 Gross proceeds  . . . . . . . . . . . . . . .    $283,333       $333,333        $383,333          $440,833
 Less offering expenses and commissions  . . .       5,940          6,469           6,998             7,607
                                                   -------        -------         -------           -------
   Estimated net proceeds  . . . . . . . . . .     277,393        326,864         376,335           433,226
 Less: Shares purchased by the ESOP  . . . . .     (22,667)       (26,667)        (30,667)          (35,267)
       Shares purchased by the
         Recognition Plan  . . . . . . . . . .     (11,333)       (13,333)        (15,333)          (17,633)
                                                  --------        -------         -------           -------

 Total estimated net proceeds, as adjusted(1)     $243,393       $286,864        $330,335          $380,326
                                                   =======        =======         =======           =======
 Net income (2):
   Historical  . . . . . . . . . . . . . . . .    $ 21,775       $ 21,775        $ 21,775          $ 21,775
   Pro forma income on net proceeds,
     as adjusted . . . . . . . . . . . . . . .       7,082          8,347           9,612            11,066
   Pro forma ESOP adjustment(3)  . . . . . . .        (801)          (942)         (1,084)           (1,246)
   Pro forma Recognition Plan
     adjustment(4) . . . . . . . . . . . . . .      (1,201)        (1,413)         (1,625)           (1,869)
                                                  --------        -------        --------          --------
   Pro forma net income  . . . . . . . . . . .    $ 26,855       $ 27,767        $ 28,678          $ 29,726
                                                   =======        =======         =======           =======
 Net income per share(2)(5):
   Historical  . . . . . . . . . . . . . . . .       $0.79          $0.67           $0.58             $0.51
   Pro forma income on net proceeds,
     as adjusted . . . . . . . . . . . . . . .        0.26           0.26            0.26              0.26
   Pro forma ESOP adjustment(3)  . . . . . . .       (0.03)         (0.03)          (0.03)            (0.03)
   Pro forma Recognition Plan
     adjustment(4) . . . . . . . . . . . . . .       (0.04)         (0.04)          (0.04)            (0.04)
                                                    ------         ------          ------            ------
   Pro forma net income per share(4)(6)  . . .      $ 0.98         $ 0.86          $ 0.77            $ 0.70
                                                     =====          =====           =====             =====
 Offering price to pro forma net
   income per share (5)  . . . . . . . . . . .       10.20          11.63           12.99             14.29
                                                     =====          =====           =====             =====
 Stockholders' equity:
   Historical  . . . . . . . . . . . . . . . .    $171,080       $171,080        $171,080          $171,080
   Estimated net proceeds  . . . . . . . . . .     277,393        326,864         376,335           433,226
   Plus: Shares issued to Foundation . . . . .      14,167         16,667          19,176            22,042
   Less: Contribution to Foundation  . . . . .     (14,167)       (16,667)        (19,176)          (22,042)
   Plus: Tax benefit of the contribution
           to Foundation . . . . . . . . . . .       6,658          7,883           9,008            10,360
   Less: Common Stock acquired
           by the ESOP(3)  . . . . . . . . . .     (22,667)       (26,667)        (30,667)          (35,267)
         Common Stock to be acquired by
           the Recognition Plan(4) . . . . . .     (11,333)       (13,333)        (15,333)          (17,633)
                                                  --------       --------        --------          --------
   Pro forma stockholders' equity(4)(6)(7) . .    $421,131       $465,777        $510,423          $561,766
                                                   =======        =======         =======           =======
 Stockholders' equity per share(5):
   Historical  . . . . . . . . . . . . . . . .       $5.75          $4.89           $4.25             $3.70
   Estimated net proceeds  . . . . . . . . . .        9.32           9.34            9.35              9.36
   Plus: Shares issued to Foundation . . . . .        0.48           0.48            0.48              0.48
   Less: Contribution to Foundation  . . . . .       (0.48)         (0.48)          (0.48)            (0.48)
   Plus: Tax benefit of contribution to
           Foundation  . . . . . . . . . . . .        0.22           0.22            0.22              0.22
   Less: Common Stock acquired
           by the ESOP(3)  . . . . . . . . . .       (0.76)         (0.76)          (0.76)            (0.76)
         Common Stock to be acquired by
           the Recognition Plan(4) . . . . . .       (0.38)         (0.38)          (0.38)            (0.38)
                                                    ------         ------          ------            ------
   Pro forma stockholders' equity
     per share(4)(6)(7)  . . . . . . . . . . .      $14.15         $13.31          $12.68            $12.14
                                                     =====          =====           =====             =====
 Offering price as a percentage of pro
   forma stockholders' equity per share(5) . .       70.67%         75.13%          78.86%            82.37%
                                                     =====          =====           =====             =====
 Offering price as a percentage of pro forma
   tangible stockholders' equity per share(5)        74.29%         78.62%          82.17%            85.47%
                                                     =====          =====           =====             =====


                                                   (Footnotes on following page)

-------------------

(1) Estimated net proceeds, as adjusted, consist of the estimated net proceeds from the Offerings minus (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be purchased by the Recognition Plan, subject to stockholder approval, after the Conversion at an assumed purchase price of $10.00 per share.

(2) Does not give effect to the non-recurring expense that will be recognized in 1997 as a result of the establishment of the Foundation. The Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $7.51 million, $8.83 million, $10.16 million and $11.68 million at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range, respectively. Assuming the contribution to the Foundation was expensed during the year ended December 31, 1996, pro forma net earnings per share would be $0.71, $0.59, $0.50, and $0.42, at the minimum, midpoint, maximum and maximum as adjusted, respectively. Per share net income data is based on 27,634,444, 32,511,111, 37,387,778 and 42,995,944 shares outstanding which represents shares sold in the Offerings, shares contributed to the Foundation and shares to be allocated or distributed under the ESOP and Recognition Plan for the period presented.

(3) It is assumed that 8.0% of the shares of Common Stock sold in the Offerings, will be purchased by the ESOP with funds loaned by the Company. The Company and the Bank intend to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes (i) that the loan to the ESOP is payable over 15 years, with the ESOP shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, and (ii) the effective tax rate was 47% for the period. See "Management - Benefits - Employee Stock Ownership Plan."

(4) It is assumed that the Recognition Plan will purchase, following stockholder approval of such plan, a number of shares of Common Stock equal to 4.0% of the shares of Common Stock for issuance to directors, officers and employees. Funds used by the Recognition Plan to purchase the shares initially will be contributed to the Recognition Plan by the Company. It is further assumed that the shares were acquired by the Recognition Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 20.0% of the amount contributed, net of taxes, was an amortized expense during the year ended December 31, 1996. The issuance of authorized but unissued shares of Common Stock pursuant to the Recognition Plan in the amount of 4.0% of the Common Stock sold in the Offerings would dilute the voting interests of existing stockholders by approximately 3.8% and under such circumstances pro forma net earnings per share for the year ended December 31, 1996 would be $0.95, $0.83, $0.75 and $0.68, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, and stockholders' pro forma equity per share at December 31, 1996 would be $14.00, $13.19, $12.58 and $12.06 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the Recognition Plan will be equal to the Purchase Price. See "Management - Benefits -
         Recognition Plan."
                                         (footnotes continued on following page)

(5) The per share calculations are determined by adding the number of shares assumed to be issued in the Conversion as well as contributed to the Foundation and for purposes of calculating earnings per share, in accordance with SOP 93-6, subtracting 93.3% the ESOP shares which have not been committed for release during the year ended December 31, 1996. Thus, it is assumed at December 31, 1996 that 27,634,444, 32,511,111, 37,387,778 and 42,995,944 shares of Common Stock are outstanding at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. Assuming the uncommitted ESOP shares were not subtracted from the number of shares of Common Stock outstanding at December 31, 1996, the offering price as a multiple of pro forma net earnings per share would be 11.08x, 12.60x, 14.04x and 15.57x at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(6) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Option Plan, which will be adopted by the Company following the Conversion and presented for approval by stockholders at an annual or special meeting of stockholders of the Company held at least six months following the consummation of the Conversion. If the Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Offerings, or 2,833,333, 3,333,333, 3,833,333 and 4,408,333 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Option Plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Option Plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the Recognition Plan are acquired through open market purchases at the Purchase Price, pro forma net earnings per share for the year ended December 31, 1996 would be $0.91, $0.80, $0.72 and $0.65 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, and pro forma stockholders' equity per share at December 31, 1996 would be $13.79, $13.02, $12.45 and $11.95 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. See "Management - Benefits - Stock Option Plan."

(7) The retained earnings of the Bank will be substantially restricted after the Conversion by virtue of the liquidation account to be established in connection with the Conversion. See "Dividend Policy" and "The Conversion - Liquidation Rights." In addition, certain distributions from the Bank's retained earnings may be treated as being from its accumulated bad debt reserve for tax purposes, which would cause the Bank to have additional taxable income. See "Taxation
         - Federal Taxation." Pro forma stockholders' equity and pro forma stockholders' equity per share do not give effect to the liquidation account or the bad debt reserves established by the Bank for federal income tax purposes in the event of a liquidation of the Bank.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings.

      COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION

        In the event that the Foundation was not being established as part of the Conversion, RP Financial has estimated that the pro forma aggregate market capitalization of the Company would be approximately $360.0 million at the midpoint, which is approximately $10.0 million greater than the pro forma aggregate market capitalization of the Company if the Foundation is included, and would result in an approximately $26.7 million increase in the amount of Common Stock offered for sale in the Conversion. The pro forma price to book ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Company without the Foundation. Further, assuming the midpoint of the Estimated Valuation Range, pro forma stockholders' equity per share and pro forma earnings per share would be substantially the same at $13.49 and $13.53, respectively, and $0.28 and $0.28, respectively, with the Foundation or without the Foundation. The pro forma price to book ratio and the pro forma price to earnings ratio are substantially the same with and without the Foundation at the midpoint at 74.13% and 73.91%, respectively, and 11.90x and 11.90x, respectively. There is no assurance that in the event the Foundation was not formed that the appraisal prepared at the time would have concluded that the pro forma market value of the Company would be the same as that estimated herein. Any appraisals prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

        For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range, assuming the Conversion was completed at April 30, 1997.


                                                    At the Minimum                      At the Midpoint
                                              ----------------------------        ----------------------------
                                                 With               No               With               No
                                              Foundation        Foundation        Foundation        Foundation
                                              -----------       ----------        ----------        ----------
                                                       (Dollars in thousands, except per share amounts)
Estimated offering amount ..............      $  283,333        $  306,000        $  333,333        $  360,000
Pro forma market capitalization ........         297,500           306,000           350,000           360,000
Total assets ...........................       2,098,347         2,111,395         2,142,993         2,158,344
Total liabilities ......................       1,636,836         1,636,836         1,636,836         1,636,836
Pro forma stockholders' equity .........         427,347           440,395           471,993           487,344
Pro forma consolidated net earnings ....           8,754             8,906             9,088             9,266
Pro forma stockholders' equity per share           14.36             14.39             13.49             13.53
Pro forma consolidated net earnings per
   share ...............................            0.32              0.31              0.28              0.28

Pro forma pricing ratios:
   Offering price as a percentage of pro
     forma stockholders' equity per
     share .............................           69.64%            69.49%            74.13%            73.91%
   Offering price to pro forma net
     earnings per share ................           10.42             10.75             11.90             11.90
   Pro forma market capitalization to
     assets ............................           14.18%            14.49%            13.33%            16.68%
Pro forma financial ratios:
   Return on assets ....................            1.25%             1.27%             1.27%             1.29%
   Return on stockholders' equity ......            6.15%             6.07%             5.78%             5.70%
   Stockholders' equity to assets ......           20.37%            20.86%            22.02%            22.58%

                                                                                       At the Maximum,
                                                    At the Maximum                       As Adjusted
                                              ----------------------------       ----------------------------
                                                 With               No              With               No
                                              Foundation        Foundation       Foundation        Foundation
                                              ----------        ----------       ----------        ----------
                                                       (Dollars in thousands, except per share amounts)
Estimated offering amount ..............      $  383,333        $  414,000       $  440,833        $  476,100
Pro forma market capitalization ........         402,500           414,000          462,875           476,100
Total assets ...........................       2,187,639         2,205,292        2,238,981         2,259,283
Total liabilities ......................       1,636,836         1,636,836        1,636,836         1,636,836
Pro forma stockholders' equity .........         516,639           534,292          567,981           588,283
Pro forma consolidated net earnings ....           9,422             9,628            9,808            10,043
Pro forma stockholders' equity per share           12.83             12.90            12.27             12.35
Pro forma consolidated net earnings per
   share ...............................            0.25              0.25             0.23              0.23

Pro forma pricing ratios:
   Offering price as a percentage of pro
     forma stockholders' equity per
     share .............................           77.94%            77.52%           81.50%            80.97%
   Offering price to pro forma net
     earnings per share(1)..............           13.33             16.33            14.49             14.49
   Pro forma market capitalization to
     assets ............................           18.40%            16.77%           20.67%            21.07%
Pro forma financial ratios:
   Return on assets(2)..................            1.29%             1.31%            1.31%             1.33%
   Return on stockholders' equity(3)....            5.47%             5.41%            5.18%             5.12%
   Stockholders' equity to assets ......           23.62%            24.23%           25.37%            26.04%


-----------------
(1) If the contribution to the Foundation had been expensed during the four months ended April 30, 1997, the offering price to pro forma net earnings per share would have been 66.67x, 333.3x, not meaningful and not meaningful at the minimum, midpoint, maximum and maximum, as adjusted, respectively.
(2) If the contribution to the Foundation had been expensed during the four months ended April 30, 1997, return (loss) on assets would have been 0.18%, 0.04%, (0.10)% and (0.25)% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.
(3) If the contribution to the Foundation had been expensed during the four months ended April 30, 1997, return (loss) on stockholders' equity would have been 0.87%, 0.16%, (0.43)% and (0.99)% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.

                   STATEN ISLAND SAVINGS BANK AND SUBSIDIARY

                             STATEMENTS OF INCOME

         Set forth below are the statements of income of the Bank and its subsidiaries for the periods indicated. The financial statements of the Bank as of December 31, 1996, 1995 and 1994 and for the years then ended were audited by Arthur Andersen LLP, independent public accountants. The statements of income of the Bank for the four months ended April 30, 1997 and 1996 were not audited by independent public accountants but in the opinion of management reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for those periods. Operating results for the four months ended April 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1997.

                                                       (Unaudited)
                                                   For the Four Months              For the Year Ended
                                                     Ended April 30,                   December 31,
                                                  --------------------   -------------------------------------
                                                    1997       1996        1996          1995          1994
                                                  -------    --------    ---------     ---------      --------
                                                                         (In Thousands)
 Interest income:
   Loans, including fees . . . . . . . . . . .    $26,969     $22,621     $ 73,744      $ 58,136       $45,000
   Securities available for sale . . . . . . .     15,277      16,051       49,083        43,593        44,496
   Federal funds sold  . . . . . . . . . . . .        679         534        1,603         2,627           788
                                                  -------    --------    ---------     ---------      --------
     Total interest income . . . . . . . . . .     42,925      39,206      124,430       104,356        90,284
                                                  -------    --------     --------      --------       -------

 Interest expense:
   Savings . . . . . . . . . . . . . . . . . .      7,115       6,972       21,111        20,817        23,813
   Time  . . . . . . . . . . . . . . . . . . .      8,588       8,572       25,760        20,741        10,595
   Money market accounts . . . . . . . . . . .        805         817        2,441         1,868         1,541
   NOW accounts  . . . . . . . . . . . . . . .        107         355        1,038           705           496
   Escrow  . . . . . . . . . . . . . . . . . .         27          25           81            98            87
   Borrowed funds  . . . . . . . . . . . . . .        261           2            6             5             5
                                                  -------   ---------   ----------    ----------     ---------
     Total interest expense  . . . . . . . . .     16,903      16,743       50,437        44,234        36,537
                                                  -------    --------     --------      --------      --------
     Net interest income . . . . . . . . . . .     26,022      22,463       73,993        60,122        53,747
 Provision for loan losses . . . . . . . . . .      4,667          --        1,000            --            76
                                                  -------   ---------    ---------    ----------     ---------
     Net interest income after provision
       for loan losses . . . . . . . . . . . .     21,355      22,463       72,993        60,122        53,671

 Other income (loss):
   Service and fee income  . . . . . . . . . .      2,372       2,031        6,639         4,345         2,807
   Securities transactions - other . . . . . .       (508)        218       (2,710)         (305)         (759)
                                                  -------    --------    ---------     ---------      --------
     Total other income  . . . . . . . . . . .      1,864       2,249        3,929         4,040         2,048

 Other expenses:
   Personnel . . . . . . . . . . . . . . . . .      6,617       6,401       19,684        15,635        11,356
   Occupancy and equipment . . . . . . . . . .      1,748       1,842        5,397         4,365         3,664
   Amortization of intangible assets . . . . .        692         759        2,143         1,155           536
   FDIC insurance  . . . . . . . . . . . . . .        122           1            2         1,414         2,807
   Data processing . . . . . . . . . . . . . .      1,872       1,059        2,842         2,398         1,957
   Marketing . . . . . . . . . . . . . . . . .        432         434        1,112         1,141           752
   Professional fees . . . . . . . . . . . . .        311         197        1,542         1,051           634
   Stationary and supplies . . . . . . . . . .        499         254          875           696           491
  Other  . . . . . . . . . . . . . . . . . . .      2,459       2,182        6,469         5,098         3,360
                                                   ------     -------     --------     ---------      --------
     Total other expenses  . . . . . . . . . .     14,752      13,129       40,066        32,953        25,557
                                                   ------     -------     --------      --------      --------
     Income before provision for income taxes       8,467      11,583       36,856        31,209        30,162

 Provision for income taxes  . . . . . . . . .      1,579       4,715       15,081        13,284        13,958
                                                  -------     -------     --------     ---------      --------
 Income before cumulative effect
   of accounting change  . . . . . . . . . . .      6,888       6,868       21,775        17,925        16,204
 Cumulative effect of change in accounting
   for income taxes (Note 9) . . . . . . . . .         --          --           --         4,700            --
                                                  -------     -------     --------     ---------      --------
 Net income  . . . . . . . . . . . . . . . . .    $ 6,888     $ 6,868     $ 21,775      $ 13,225      $ 16,204
                                                  =======     =======     ========      ========      ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The following discussion is intended to assist in understanding the financial condition and results of operations of the Bank. The discussion and analysis does not include any comments relating to the Company since the Company has had no significant operations. The information contained in this section should be read in conjunction with the Financial Statements and the accompanying Notes to Financial Statements and the other sections contained in this Prospectus.

         The Bank's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and mortgage-backed and investment securities, and interest expense on interest-bearing liabilities which principally consist of deposits. The Bank's results of operations also are affected by the provision for loan losses, the level of its noninterest income and expenses, and income tax expense.

ASSET AND LIABILITY MANAGEMENT

         The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of April 30, 1997, the ratio of the Bank's one-year gap to total assets was a negative 6.89% and its ratio of interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 79.3%.

         In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the Bank's results of operations, the Bank has adopted asset and liability management policies to better match the maturities and repricing terms of the Bank's interest-earning assets and interest-bearing liabilities. The Finance and Planning Committee, a Board committee, sets and recommends the asset and liability policies of the Bank which are implemented by the Asset and Liability Management Committee ("ALCO"). The ALCO is chaired by the Chief Financial Officer and comprised of members of the Bank's management. The purpose of the ALCO is to communicate, coordinate and control asset/liability management consistent with the Bank's business plan and Board approved policies. The ALCO establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The ALCO generally meets on a quarterly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital positions, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to gap analysis and income simulations. At each meeting, the ALCO recommends appropriate strategy changes based on such review. The Chief Financial Officer or his designate is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the Finance and Planning Committee, at least quarterly.

         In order to manage its assets and liabilities and achieve the desired liquidity, credit quality, interest risk, profitability and capital targets, the Bank has focused its strategies on (i) originating adjustable rate loans,
(ii) originating relatively short-term commercial business and consumer loans
(iii) maintaining a significant level of investment securities and mortgage-backed and investment securities with maturities or estimated average lives of less than five years and (iv) managing its deposits to establish stable deposit relationships.

         The ALCO regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity ("MVPE"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and MVPE that is authorized by the Board of Trustees of the Bank.

         The following table sets forth as of April 30, 1997 the estimated percentage change in the Bank's net interest income over a four-quarter period and MVPE based on the indicated changes in interest rates.

                                                                 Estimated Change in
                                           -----------------------------------------------------------------
  Change (in Basis Points) in Interest         Net Interest Income
                Rates(1)                       (next four quarters)                       MVPE
--------------------------------------     ----------------------------    ---------------------------------
                                                                (Dollars in Thousands)
                  +400                      (38.4)%           $(30,070)          (32.5)%          $(78,512)
                  +300                      (28.5)             (22,291)          (25.6)            (61,870)
                  +200                      (18.6)             (14,545)          (18.5)            (44,592)
                  +100                      ( 9.2)             ( 7,205)          ( 9.4)            (22,698)
                     0                         --                 --                --                --
                  -100                        8.1                6,304             4.6              11,059
                  -200                       14.8               11,610             6.6              16,042
                  -300                       16.4               12,841            10.6              25,697
                  -400                       12.3                9,635            20.1              48,461

-------------

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

         The assumptions used by management to evaluate the vulnerability of the Bank's operations to changes in interest rates in the table above are based on assumptions provided by the OTS and utilized in the gap table below. Although management finds these assumptions reasonable, the interest rate sensitivity of the Bank's assets and liabilities and the estimated effects of changes in interest rates on the Bank's net interest income and MVPE indicated in the above table could vary substantially if different assumptions were used or actual experience differs from such assumptions. Based upon the above-described changes in the Bank's MVPE, the Bank could be required to deduct $4.7 million from its total capital if certain OTS regulations were applicable, although the Bank would continue to be deemed a "well-capitalized" institution. See "Regulation - Regulation of Federal Savings Banks - Regulatory Capital Requirements."

         The following table summarizes the anticipated maturities or repricing of the Bank's interest-earning assets and interest-bearing liabilities as of April 30, 1997, based on the information and assumptions set forth in the notes below.

                                                                                              More Than
                                                                Three to      More Than      Three Years
                                              Within Three       Twelve      One Year to       to Five       Over Five
                                                 Months          Months      Three Years        Years           Years      Total
                                            ---------------   -----------   -------------   -------------   -----------  ----------
                                                                           (Dollars in Thousands)
Interest-earning assets (1):
  Loans receivable (2):
    Mortgage loans:
      Fixed . . . . . . . . . . . . . . . .   $  9,458         $ 29,741        $ 75,853        $ 80,319       $313,852    $  509,223
      Adjustable  . . . . . . . . . . . . .     51,472           93,684         110,015         118,521         51,748       425,440
    Other loans . . . . . . . . . . . . . .     18,437            5,553           7,601           4,389            353        36,333
  Securities:
    Non-mortgage (3)  . . . . . . . . . . .      7,982           27,405          42,359          22,664         40,870       141,280
    Mortgage-backed fixed (4)  . . . . . .     14,883           29,780          68,653          65,866         81,672       260,854
    Mortgage-backed adjustable (4)  . . . .     22,830          100,685          55,163          51,649                      230,327
  Other interest-earning assets . . . . . .     74,150               --              --              --             --        74,150
                                              --------         --------        --------        --------       --------    ----------
      Total interest-earning assets . . . .   $199,212         $286,848        $359,644        $343,408       $488,495    $1,677,607
                                               =======          =======         =======         =======        =======     =========

Interest-bearing liabilities:
  Deposits:
    NOW accounts (5)  . . . . . . . . . . .   $  1,545         $  4,636       $   5,681        $  1,504       $  3,342    $   16,708
    Savings accounts (5)  . . . . . . . . .     34,953          104,860         213,832         139,813        328,973       822,431
    Money market deposit accounts (5) . . .     16,180           48,540           9,012           4,301          3,891        81,924
    Certificates of deposit . . . . . . . .    137,565          250,049         120,480          19,494             --       527,588
  Other borrowings  . . . . . . . . . . . .         --           15,000          15,000              --             43        30,043
                                             ---------         --------       ---------     -----------     ----------    ----------
      Total interest-bearing liabilities  .   $190,243         $423,085       $ 364,005        $165,112       $336,249    $1,478,694
                                               =======          =======        ========         =======        =======     =========

Excess (deficiency) of interest-earning
  assets over interest-bearing liabilities    $  8,969        $(136,237)      $  (4,361)       $178,296       $152,246    $  198,913
                                               =======         ========        ========         =======        =======     =========
Cumulative excess (deficiency) of
  interest-earning assets over interest-
  bearing liabilities . . . . . . . . . . .   $  8,969        $(127,268)      $(131,629)       $ 46,667       $198,913
                                               =======         ========        ========         =======        =======
Cumulative excess (deficiency) of
  interest-earning assets over interest-
  bearing liabilities as a percent of
  total assets  . . . . . . . . . . . . . .       0.49%           (6.89)%         (7.12)%          2.52%         10.76%
                                                  ====            =====           =====            ====          =====

---------------

(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, as adjusted to take into account estimated prepayments based on assumptions used by the OTS in assessing the interest rate sensitivity of savings associations in the Bank's region.

(2) Balances have been reduced for non-performing loans, which amounted to $24.4 million at April 30, 1997.

(3)      Based on contractual maturities.
                                              (footnotes continued on next page)

(4) Reflects estimated prepayments in the current interest rate environment.

(5) Although the Bank's NOW accounts, passbook savings accounts and money market deposit accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities. The decay rates used on these accounts are based on the latest available OTS assumptions and should not be regarded as indicative of the actual withdrawals that may be experienced by the Bank. If all of the Bank's NOW accounts, passbook savings accounts and money market deposit accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $837.6 million or 45.3% of total assets.

         Certain assumptions are contained in the above table which affect the presentation therein. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates of other types of assets and liabilities lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

CHANGES IN FINANCIAL CONDITION

         GENERAL. The Bank's total assets increased by $66.0 million or 3.7% to $1.85 billion at April 30, 1997 compared to $1.78 billion at December 31, 1996. Such increase was primarily due to increased investments as the result of the utilization proceeds from additional borrowings. Total assets increased to $1.78 billion at December 31, 1996 compared to $1.73 billion at December 31, 1995. The $54.2 million or 3.1% increase was primarily due to a $166.9 million or 20.8% increase in loans, net to $968.0 million at December 31, 1996 compared to $801.1 million at December 31, 1995. Such increase was partially offset by a decrease of $85.5 million or 10.8% in securities available for sale and $24.6 million or 31.9% in cash and cash equivalents.

         CASH AND CASH EQUIVALENTS. Cash and cash equivalents, which consist of cash and due from banks and federal funds sold, amounted to $113.7 million, $52.6 million and $77.3 million at April 30, 1997, December 31, 1996 and December 31, 1995, respectively. The decrease of $24.7 million or 32.0% between December 31, 1995 and December 31, 1996 was primarily due to the use of such cash to fund loan originations. Conversely, the increase of $61.1 million or 116.2% between December 31, 1996 and April 30, 1997 was primarily due to the repayment of the Bank's $28.2 million automobile lease portfolio during such period as well as positive deposit inflows.

         LOANS. The Bank's net loan portfolio increased from $801.1 million at December 31, 1995 to $968.0 million at December 31, 1996 and to $976.5 million at April 30, 1997. The increase in the loan portfolio over this time period was due to increased loan demand, the Bank's efforts to expand its lending activities, particularly with respect to commercial real estate, construction and land loans and commercial business lending. The increase in the Bank's loan portfolio was partially offset by the repayment of $29.8 million of loans secured by a pledge and assignment of an interest in automobile leases (constituting the Bank's entire automobile lease portfolio) during the four months ended April 30, 1997 see "Business - Lending Activities - Other Loans." Such efforts have included the expansion of the Bank's loan products, particularly with respect to loans acquired in the Gateway acquisition, the hiring of business development officers and commercial loan officers and further accessing builders and mortgage brokers in its market area. In addition, the August 1995 acquisition of Gateway added $124.2 million of loans to the Bank's loan portfolio.

         SECURITIES. Securities, including securities available for sale and securities available for trading, amounted to $788.6 million at December 31, 1995 and $703.1 million and $691.9 million at December 31, 1996 and April 30, 1997, respectively. The decrease of $85.5 million or 10.8% between December 31, 1995 and 1996 was primarily due to the use of funds from maturities, prepayments and sales to fund the Bank's loan growth. The Bank's securities portfolio decreased only slightly between December 31, 1996 and April 30, 1997 as the Bank sought to maintain the size of the investment portfolio and instead use borrowings as a funding source. In 1995 and 1996 and, to a lesser extent, the four months ended April 30, 1997, the Bank restructured its investment portfolio to increase the yield and, during 1995, the quality of the Bank's investment portfolio. See "- Comparison of Results of Operations for the Four Months Ended April 30, 1997 and 1996 - Other Income," "- Comparison of Results of Operations for the Years Ended December 31, 1996 and 1995 - Other Income" and "Comparison of Results of Operations for the Years Ended December 31, 1995 and 1994 - Other Income." The Bank presently intends to maintain its securities portfolio and use borrowings to supplement deposits as the Bank's main funding sources.

         LIABILITIES. The Bank's total liabilities increased $59.8 million or 3.7% to $1.67 billion at April 30, 1997 compared to December 31, 1996. Such increase was due primarily to an increase in borrowed funds and, to a lesser extent, an increase in deposits. Because management has deemed borrowings to be a cost-effective alternative to deposits which facilitate the Bank's ability to leverage its balance sheet during the four months ended April 30, 1997, the Bank began to use repurchase agreements. Total liabilities increased $33.2 million or 2.1% to $1.61 billion at December 31, 1996 compared to $1.58 billion at December 31, 1995.

         EQUITY. Total equity amounted to $177.3 million at April 30, 1997 and $171.1 million and $150.1 million at December 31, 1996 and 1995, respectively, or 9.6%, 9.6% and 8.7% of total assets at such dates. The increase in equity over the periods was due to continued profitable operations. The increases in equity were partially offset by decreases in the unrealized appreciation on securities available for sale, net from $4.9 million at December 31, 1995 to $4.1 million and $3.5 million at December 31, 1996 and April 30, 1997, respectively.

AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

         The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income of the Bank from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods. The table also reflects the yields on the Bank's interest-earning assets and costs of the Bank's interest-bearing liabilities at April 30, 1997.

                                                                                       Four Months Ended
                                                                                           April 30,
                                                               --------------------------------------------------------------------
                                                                                 1997                                       1996
                                                               ----------------------------------------     -----------------------
                                                                                               Average
                                                 Yield/Cost        Average                     Yield/         Average
                                             at April 30, 1997     Balance      Interest        Cost          Balance     Interest
                                             -----------------  -----------   ------------    ---------     ------------  ---------
                                                                                 (Dollars in Thousands)
 Interest-earning assets:
   Loans receivable (1):
     Real estate loans . . . . . . . . . . .         8.40%       $  936,397      $25,259        8.20%       $  774,295    $20,966
     Other loans . . . . . . . . . . . . . .        11.74            63,906        1,710        8.14            57,136      1,655
                                                                -----------      -------                    ----------    -------
        Total loans  . . . . . . . . . . . .         8.52         1,000,303       26,969        8.20           831,431     22,621
   Securities  . . . . . . . . . . . . . . .         6.70           689,125       15,277        6.74           760,429     16,051
   Other earning assets(2) . . . . . . . . .         5.47            38,264          679        5.40            29,768        534
                                                                -----------      -------                    ----------    -------
     Total interest-earning assets . . . . .         7.69         1,727,692       42,925        7.56         1,621,628     39,206
                                                                                 -------                                  -------
 Noninterest-earning assets  . . . . . . . .                         90,029                                     94,104
                                                                -----------                                 ----------
     Total assets  . . . . . . . . . . . . .                     $1,817,721                                 $1,715,732
                                                                  =========                                  =========
 Interest-bearing liabilities:
   Deposits:
     NOW and money market deposits . . . . .         2.84        $   99,502          912        2.79        $  136,660      1,172
     Savings deposits  . . . . . . . . . . .         2.64           825,097        7,142        2.63           745,170      6,997
     Certificates of deposit . . . . . . . .         5.11           515,547        8,588        5.07           481,176      8,572
                                                                 ----------      -------                    ----------    -------
       Total deposits  . . . . . . . . . . .         3.54         1,440,146       16,642        3.51         1,363,006     16,741

   Total other borrowings  . . . . . . . . .         6.10            13,044          261        6.09                45          2
                                                                 ----------      -------                     ---------    -------
   Total interest-bearing liabilities  . . .         3.59         1,453,190       16,903        3.54         1,363,051     16,743
                                                                                 -------                                  -------
 Noninterest bearing liabilities (3) . . . .                        191,486                                    201,995
                                                                 ----------                                  ---------
       Total liabilities . . . . . . . . . .                      1,644,676                                  1,565,046
 Stockholders' equity  . . . . . . . . . . .                        173,045                                    150,686
                                                                 ----------                                  ---------
       Total liabilities and equity  . . . .                     $1,817,721                                 $1,715,732
                                                                  =========                                  =========
 Net interest-earning assets . . . . . . . .                     $  274,502                                 $  258,577
                                                                  =========                                  =========
 Net interest income/interest rate spread  .                                     $26,022        4.02%                     $22,463
                                                                                  ======       =====                       ======
 Net interest margin . . . . . . . . . . . .                                                    4.58%
                                                                                               =====
 Ratio of average interest-earning assets
   to average interest-bearing liabilities .                                                  118.89%
                                                                                              ======
                                            Four Months Ended
                                                April 30,                           Year Ended December 31,
                                           ------------------  -------------------------------------------------------------
                                                  1996                             1996                              1995
                                           -----------------   -------------------------------------------------   ---------
                                                  Average                                        Average
                                                   Yield/        Average                          Yield/           Average
                                                    Cost         Balance          Interest         Cost            Balance
                                                  --------    ---------------   ------------   ---------------    ---------
                                                                           (Dollars in Thousands)

 Interest-earning assets:
   Loans receivable (1):
     Real estate loans . . . . . . . . . . .         8.24%      $  833,770       $ 68,600             8.23%     $  645,250
     Other loans . . . . . . . . . . . . . .         8.81           57,913          5,144             8.88          54,719
                                                                ----------        -------                        ---------
        Total loans  . . . . . . . . . . . .         8.28          891,683         73,744             8.27         699,969
   Securities  . . . . . . . . . . . . . . .         6.42          737,796         49,083             6.65         700,048
   Other earning assets(2) . . . . . . . . .         5.46           29,853          1,603             5.37          45,646
                                                                ----------        -------                        ---------
     Total interest-earning assets . . . . .         7.36        1,659,332        124,430             7.49       1,445,663
                                                                                  -------
 Noninterest-earning assets  . . . . . . . .                        93,611                                          60,104
                                                                ----------                                       ---------
     Total assets  . . . . . . . . . . . . .                    $1,752,943                                      $1,505,767
                                                                 =========                                       =========
 Interest-bearing liabilities:
   Deposits:
     NOW and money market deposits . . . . .         2.61      $   134,600          3,479             2.58      $  100,824
     Savings deposits  . . . . . . . . . . .         2.86          752,190         21,192             2.82         741,147
     Certificates of deposit . . . . . . . .         5.42          493,180         25,760             5.22         391,786
                                                                ----------        -------                        ---------
       Total deposits  . . . . . . . . . . .         3.74        1,379,970         50,431             3.65       1,233,757

   Total other borrowings  . . . . . . . . .        13.52               47              6            12.77              46
                                                                ----------        -------                        ---------
   Total interest-bearing liabilities  . . .         3.74        1,380,017         50,437             3.65       1,233,803
                                                                                  -------
 Noninterest bearing liabilities (3) . . . .                       217,740                                         133,275
                                                                 ---------                                       ---------
       Total liabilities . . . . . . . . . .                     1,597,757                                       1,367,078
 Stockholders' equity  . . . . . . . . . . .                       155,186                                         138,689
                                                                ----------                                       ---------
       Total liabilities and equity  . . . .                    $1,752,943                                      $1,505,767
                                                                 =========                                       =========
 Net interest-earning assets . . . . . . . .                    $  279,315                                      $  211,860
                                                                 =========                                       =========
 Net interest income/interest rate spread  .         3.62%                       $ 73,993             3.84%
                                                    =====                         =======            =====
 Net interest margin . . . . . . . . . . . .         4.21%                                            4.46%
                                                    =====                                            =====
 Ratio of average interest-earning assets
   to average interest-bearing liabilities .       118.97%                                          120.24%
                                                   ======                                           ======
                                                                      Year Ended December 31,
                                                ---------------------------------------------------------------
                                                          1995                           1994
                                                ------------------------   ------------------------------------
                                                                Average                                Average
                                                                 Yield/      Average                   Yield/
                                                 Interest         Cost       Balance     Interest       Cost
                                                ------------   ---------   ----------  -----------    ---------

 Interest-earning assets:
   Loans receivable (1):
     Real estate loans . . . . . . . . . . .      $ 53,265        8.25%   $  528,331      $41,727       7.90%
     Other loans . . . . . . . . . . . . . .         4,871        8.90        38,213        3,273       8.57
                                                  --------                ----------      -------
        Total loans  . . . . . . . . . . . .        58,136        8.31       566,544       45,000       7.94
   Securities  . . . . . . . . . . . . . . .        43,593        6.23       758,320       44,496       5.87
   Other earning assets(2) . . . . . . . . .         2,627        5.76        19,230          788       4.10
                                                  --------                 ---------      -------
     Total interest-earning assets . . . . .       104,356        7.22     1,344,094       90,284       6.72
                                                  --------                                -------
 Noninterest-earning assets  . . . . . . . .                                  37,620
                                                                           ---------
     Total assets  . . . . . . . . . . . . .                              $1,381,714
                                                                           =========
 Interest-bearing liabilities:
   Deposits:
     NOW and money market deposits . . . . .         2,573        2.55    $   86,183        2,037       2.36
     Savings deposits  . . . . . . . . . . .        20,915        2.82       844,334       23,900       2.83
     Certificates of deposit . . . . . . . .        20,741        5.29       258,337       10,595       4.10
                                                   -------                 ---------      -------
       Total deposits  . . . . . . . . . . .        44,229        3.58     1,188,854       36,532       3.07
                                                                                          -------
   Total other borrowings  . . . . . . . . .             5       10.87            54            5       9.26
                                                  --------                 ---------      -------
   Total interest-bearing liabilities  . . .        44,234        3.59     1,188,908       36,537       3.07
                                                   -------                                -------
 Noninterest bearing liabilities (3) . . . .                                  70,718
                                                                           ---------
       Total liabilities . . . . . . . . . .                               1,259,626
 Stockholders' equity  . . . . . . . . . . .                                 122,088
                                                                          ----------
       Total liabilities and equity  . . . .                              $1,381,714
                                                                           =========
 Net interest-earning assets . . . . . . . .                              $  155,186
                                                                          ==========
 Net interest income/interest rate spread  .      $ 60,122        3.63%                   $53,747       3.64%
                                                   =======       =====                     ======      =====
 Net interest margin . . . . . . . . . . . .                      4.16%                                 4.00%
                                                                 =====                                 =====
 Ratio of average interest-earning assets
   to average interest-bearing liabilities .                    117.17%                               113.05%
                                                                ======                                ======

------------------
(1) The average balance of loans receivable includes nonperforming loans, interest on which is recognized on a cash basis.
(2) Includes money market accounts, Federal Funds sold and interest-earning bank deposits.
(3)      Consists primarily of demand deposit accounts.

RATE/VOLUME ANALYSIS

         The following table sets forth the effects of changing rates and volumes on net interest income of the Bank. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).


                                                                               Four Months Ended April 30, 1997
                                                                                       compared to 1996
                                                           ------------------------------------------------------------------------
                                                                       Increase (decrease) due to
                                                           -------------------------------------------------
                                                                                                     Rate/      Total Net Increase
                                                              Rate               Volume             Volume           (Decrease)
                                                           ----------          ---------          ----------         ----------
                                                                                    (Dollars in Thousands)
 Interest-earning assets:
   Loans receivable:
       Real estate loans . . . . . . . . . . . . . . . .       $  (80)             $4,389              $  (16)             $4,293
       Other loans . . . . . . . . . . . . . . . . . . .         (126)                196                 (15)                 55
                                                               ------             -------              ------              ------
         Total loans receivable  . . . . . . . . . . . .         (206)              4,585                 (31)              4,348
     Securities  . . . . . . . . . . . . . . . . . . . .          807              (1,505)                (76)               (774)
     Federal funds sold  . . . . . . . . . . . . . . . .           (6)                153                  (2)                145
                                                              --------            -------                  --              ------
     Total net change in income on interest-
       earning assets  . . . . . . . . . . . . . . . . .          595               3,233                (109)              3,719
                                                                                                                           ------

 Interest-bearing liabilities:
   Deposits:
     NOW and money market deposits . . . . . . . . . . .           81                (319)                (22)               (260)
     Savings accounts  . . . . . . . . . . . . . . . . .         (547)                751                 (59)                145
     Certificates of deposit . . . . . . . . . . . . . .         (555)                612                 (40)                 17
                                                               ------              ------               -----              ------
       Total deposits  . . . . . . . . . . . . . . . . .       (1,021)              1,044                (121)                (98)
   Other borrowings  . . . . . . . . . . . . . . . . . .           (2)                867                (607)                258
                                                               ------              ------               -----              ------
   Total net change in expense on
     interest-bearing liabilities  . . . . . . . . . . .       (1,023)              1,911                (728)                160
                                                               ------              ------               -----              ------
   Net change in net interest income . . . . . . . . . .       $1,618              $1,322              $  619              $3,559
                                                                =====               =====               =====               =====

                                                                                    Year Ended December 31,
                                                          -------------------------------------------------------------------------

                                                                                     1996 compared to 1995
                                                          -------------------------------------------------------------------------
                                                                       Increase (decrease) due to
                                                          ----------------------------------------------------
                                                                                                    Rate/       Total Net Increase
                                                              Rate              Volume              Volume          (Decrease)
                                                           ----------         ---------           ----------        ----------
                                                                                    (Dollars in Thousands)
 Interest-earning assets:
   Loans receivable:
       Real estate loans . . . . . . . . . . . . . . . . .      $ (176)          $15,562              $  (51)            $15,535
       Other loans . . . . . . . . . . . . . . . . . . . .         (11)              284                  --                 273
                                                                ------           -------            --------             -------
         Total loans receivable  . . . . . . . . . . . . .        (187)           15,846                 (51)             15,608
     Securities  . . . . . . . . . . . . . . . . . . . . .       2,979             2,351                 160               5,490
     Federal funds sold  . . . . . . . . . . . . . . . . .        (176)             (909)                 61              (1,024)
                                                                ------            ------              ------              ------
     Total net change in income on interest-
       earning assets  . . . . . . . . . . . . . . . . . .       2,616            17,288                 170              20,074
                                                                ------           -------              ------             -------


 Interest-bearing liabilities:
   Deposits:
     NOW and money market deposits . . . . . . . . . . . .          33               862                  11                 906
     Savings accounts  . . . . . . . . . . . . . . . . . .         (34)              312                  (1)                277
     Certificates of deposit . . . . . . . . . . . . . . .        (277)            5,367                 (71)              5,019
                                                                ------            ------             -------              ------
       Total deposits  . . . . . . . . . . . . . . . . . .        (278)            6,541                 (61)              6,202
   Other borrowings  . . . . . . . . . . . . . . . . . . .           1                --                  --                   1
                                                               -------           -------           ---------           ---------
   Total net change in expense on
     interest-bearing liabilities  . . . . . . . . . . . .        (277)            6,541                 (61)              6,203
                                                                ------            ------             -------              ------
   Net change in net interest income . . . . . . . . . . .      $2,893           $10,747              $  231             $13,871
                                                                 =====            ======               =====              ======

                                                                                       Year Ended December 31,
                                                                   --------------------------------------------------------------

                                                                                       1995 compared to 1994
                                                                   --------------------------------------------------------------
                                                                         Increase (decrease) due to
                                                                   --------------------------------------
                                                                                                    Rate/     Total Net Increase
                                                                       Rate          Volume        Volume         (Decrease)
                                                                    ----------     ----------      ------         ----------
                                                                                    (Dollars in Thousands)

 Interest-earning assets:
   Loans receivable:
       Real estate loans . . . . . . . . . . . . . . . . . . .        $1,886          $9,234        $418              $11,538
       Other loans . . . . . . . . . . . . . . . . . . . . . .           129           1,414          55                1,598
                                                                      ------          ------      ------              -------
         Total loans receivable  . . . . . . . . . . . . . . .         2,015          10,648         473               13,136
     Securities  . . . . . . . . . . . . . . . . . . . . . . .         2,726          (3,419)       (210)                (903)
     Federal funds sold  . . . . . . . . . . . . . . . . . . .           319           1,082         438                1,839
                                                                      ------          ------      ------              -------
     Total net change in income on interest-
       earning assets  . . . . . . . . . . . . . . . . . . . .         5,060           8,311         701               14,072
                                                                      ------         -------        ----              -------

 Interest-bearing liabilities:
   Deposits:
     NOW and money market deposits . . . . . . . . . . . . . .           162             346          28                  536
     Savings accounts  . . . . . . . . . . . . . . . . . . . .           (73)         (2,921)          9               (2,985)
     Certificates of deposit . . . . . . . . . . . . . . . . .         3,081           5,473       1,592               10,146
                                                                     -------         -------      ------              -------
       Total deposits  . . . . . . . . . . . . . . . . . . . .         3,170           2,898       1,629                7,697
   Other borrowings  . . . . . . . . . . . . . . . . . . . . .             1              (1)         --                   --
                                                                    --------         -------    --------              -------
   Total net change in expense on
     interest-bearing liabilities  . . . . . . . . . . . . . .         3,171           2,897       1,629                7,697
                                                                      ------          ------     -------              -------
   Net change in net interest income . . . . . . . . . . . . .       $ 1,889          $5,414     $   928              $ 6,375
                                                                      ======           =====      ======               ======

COMPARISON OF RESULTS OF OPERATIONS FOR THE FOUR MONTHS ENDED APRIL 30, 1997 AND 1996

         GENERAL. The Bank's net income amounted to $6.9 million for both the four month periods ended April 30, 1997 and the four months ended April 30, 1996. The increase of $3.6 million or 15.8% in net interest income and the decrease of $3.1 million or 66.5% in the provision for income taxes for the four months ended April 30, 1997 compared to the same period in 1996 was substantially offset by an increase of $4.7 million in the provision for loan losses and an increase of $1.6 million or 12.4% in total other expenses. These and other significant fluctuations in the Bank's results of operations are discussed below.

         NET INTEREST INCOME. Net interest income is determined by the Bank's interest rate spread (i.e., the difference between the yields earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased $3.6 million or 15.8% to $26.0 million for the four months ended April 30, 1997 compared to $22.5 million for the same period in 1996. The increase was due to an increase in the Bank's interest rate spread to 4.02% for the four months ended April 30, 1997 compared to 3.62% for the same period in 1996 and an increase in the ratio of average interest-earning assets to average interest-bearing liabilities to 118.89% for the 1997 period compared to 118.97% for the 1996 period. For the same time periods, the Bank's net interest margin increased to 4.58% from 4.21%.

         INTEREST INCOME. Interest income increased $3.7 million or 9.5% to $42.9 million for the four months ended April 30, 1997 compared to $39.2 million for the same period in 1996. Such increase was primarily due to an increase of $4.3 million or 19.2% in interest income on loans receivable to $27.0 million for the four months ended April 30, 1997 from $22.6 million for the same period in 1996. The increase in interest income on loans receivable was partially offset by a decrease in interest income on securities of $774,000 or 4.8% to $15.3 million for the four months ended April 30, 1997 compared to $16.1 million for the same period in 1996. The increase in interest income on loans receivable was due to an increase in average balance of such assets of $168.9 million or 20.3% as a result of increased loan demand, new loan products and an increased emphasis on commercial and other lending. The average yield earned on the Bank's loan portfolio decreased to 8.20% for the four months ended April 30, 1997 from 8.28% for the same period in 1996. The decrease in the average yield on the Bank's loan portfolio was primarily due to the increased loan repayment activity on higher yielding loans and the downward repricing of certain of the Bank's adjustable-rate loans. The decrease in interest income on securities was due to a decrease in the average balance of such assets of $71.3 million or 9.4% as a result of maturities and sales of available for sale securities. In part, the sales of available for sale securities were conducted in connection with the Bank's restructuring of its investment securities portfolio to increase the yield and quality of such portfolio. The decrease in interest income as a result of the decrease in the average balance of securities was partially offset by an increase in the yield earned on such assets from 6.42% for the four months ended April 30, 1996 to 6.74% for the four months ended April 30, 1997. Such increase reflects a general increase in market interest rates and the use of funds from the sale of lower rate securities to purchase higher yielding securities in connection with the Bank's restructuring of its investment securities portfolio.

         INTEREST EXPENSE. Interest expense increased slightly to $16.9 million for the four months ended April 30, 1997 from $16.7 million for the same period in 1996, an increase of $160,000 or 1.0%. Such increase was primarily due to an increase in interest expense on other borrowings, consisting principally of repurchase agreements. During the four months ended April 30, 1997, the Bank began to use repurchase agreements as an alternative funding source to deposits. The Bank intends to continue to use repurchase agreements and, in the future, FHLB advances to leverage its capital base and provide funds for its lending activities. Interest expense on deposits decreased $98,000 due to a decrease in the average rate paid from 3.74% for the 1996 period to 3.51% for the 1997 period which was substantially offset by an increase in the average balance of such liabilities over the same time periods.

         PROVISION FOR LOAN LOSSES. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed appropriate to absorb future charge-offs of loans deemed uncollectible. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of real estate collateral, current and anticipated economic conditions, volume and type of lending and the levels of nonperforming and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management of the Bank assesses the allowance for loan losses on a quarterly basis and will make provisions for loan losses as deemed appropriate by management in order to maintain the adequacy of the allowance.

         For the four months ended April 30, 1997, the provision for loan losses amounted to $4.7 million. The Bank did not make a provision for loan losses during the four months ended April 30, 1996. The provision for loan losses during the four months ended April 30, 1997 was based on management's continuing review of the risk elements in the Bank's loan portfolio. As part of its 1997 review, management considered a report prepared by an independent third-party consultant with respect to the risk elements in the Bank's loan portfolio and an analysis prepared by the Bank's management with respect to certain trends affecting the Bank's loan portfolio such as charge-offs, delinquencies and other external economic factors including interest rates.
Such trend analysis and third-party report indicated certain additional potential risk factors to be considered in estimating the level of the allowance for loan losses. In establishing provisions in the 1997 period, management of the Bank also considered the overall increase in the Bank's loan portfolio, the potential increased risk of loss generally attributed to commercial real estate loans, construction and land loans and commercial business loans as well as management's continuing experience with the loan portfolio acquired from Gateway (which constituted more than half of the Bank's total non-performing assets at April 30, 1997). The Bank has experienced a longer than anticipated work-out period with respect to such Gateway loans, and despite charge-offs of $405,000 in the four months ended April 30, 1997 and $2.7 million in 1996, the Bank's total non-performing loans have not been reduced but have increased slightly since December 31, 1995. Based on the various factors considered in its 1997 review of risk elements, and in particular the longer than anticipated work-out periods for the Gateway portfolio, management determined that in certain circumstances more aggressive work-out procedures for non-performing loans would be warranted.
The fact that more aggressive work-out procedures could increase the risk of loss with respect to such loans also affected management's determination to increase the provision levels during 1997. In addition to general provisions of approximately $700,000 during the four months ended April 30, 1997, managment determined that additional provisions of approximately $4.0 million were necessary in light of estimated losses with respect to the loans acquired from Gateway and with respect to the Bank's portfolio of non-performing loans. Management views approximately $4.0 million of the provisions during the four months ended April 30, 1997 as generally non-recurring in nature and anticipates that the amount of provisions for loan losses in future periods will be more consistent with the $700,000 of provisions which it otherwise would have made. While no assurance can be given that future charge-offs and/or additional provisions will not be necessary, management of the Bank believes that, as of April 30, 1997, the allowance for loan losses was adequate.

         OTHER INCOME. Other income decreased $385,000 or 17.1% to $1.9 million for the four months ended April 30, 1997 from $2.2 million for the four months ended April 30, 1996. Such decrease was due to a $508,000 loss on securities transactions during the 1997 period compared to a $218,000 gain during the 1996 period. The loss on securities transactions was due to the continued restructuring of the Bank's securities portfolio to increase the quality and yield. As part of the restructuring, the Bank sold $19.4 million of available for sale securities and purchased $53.3 million of such securities. In addition, the Bank reclassified $14.6 million of adjustable rate and intermediate mortgage funds from available for sale to trading which resulted in the recognition of a $231,000 charge to operations
during the four months ended April 30, 1997.   The loss on securities was
partially offset by an increase of $342,000 or 16.8% in service and fee income to $2.4 million for the four months ended April 30, 1997 from $2.0 million for the same period in 1996. The increase in service and fee income was due to an increase in the volume of transactions as well as an increase in demand deposit accounts.

         OTHER EXPENSES. Other expenses increased $1.6 million or 12.4% to $14.8 million for the four months ended April 30, 1997 from $13.1 million for the same period in 1996. Such increase was primarily due to an increase of $813,000 or 76.6% in data processing fees, an increase in other miscellaneous expenses of $277,000 or 12.7% and an increase of $216,000 or 3.4% in personnel expenses. The increase in data processing expenses was primarily due to the write-off of the Bank's investment in its service bureau. The Bank is a significant stockholder of such service bureau which was organized by a number of New York savings banks. Given, among other things, consolidation in the banking industry, the number of bank customers of such service bureau has decreased significantly in recent years. In addition, the Bank and one other New York savings bank, which has entered into an agreement to be acquired by another institution, remain the two sole stockholders of the service bureau. Given its assessment of the continuing viability of such service bureau, during the four months ended April 30, 1997, the Bank wrote-off $969,000 with respect to this investment. The increase in miscellaneous expenses was due to a variety of increases, including expenses relating to loan collateral and real estate owned. The increase in personnel expenses was due to normal increases in compensation and employee benefit costs. The Bank is reevaluating its data processing needs in general and, in particular, whether it will continue its relationship with its current service bureau. Although it has made no decisions with respect to how best to meet its future data processing needs, any determination by the Bank to enhance its data processing capabilities and/or to convert its systems to a new service bureau may result in increases in other expenses.

         PROVISION FOR INCOME TAXES. The provision for income taxes amounted to $1.6 million and $4.7 million for the four months ended April 30, 1997 and 1996, respectively, resulting in effective tax rates of 18.6% and 40.7%, respectively. The decrease in the provision for income taxes for the four months ended April 30, 1997 was due to a $2.6 million reversal of previously deferred income taxes related to bad debt reserves accumulated for New York City purposes.

         Through January 1, 1996, under Section 593 of the Code, thrift institutions such as the Bank which met certain definitional tests, primarily relating to their assets and the nature of their business, were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions could, within specified limitations, be deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans, " which are generally loans secured by certain interests in real property, was computed using an amount based on the

Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8% of the Bank's taxable income the (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the nonqualifying reserve. Similar deductions or additions to the Bank's bad debt reserve are permitted under the New York State Bank Franchise Tax; however, for purposes of these taxes, the effective allowable percentage under the PTI Method was approximately 32% rather than 8%.

         Effective January 1, 1996, Section 593 was amended, and the Bank is unable to make additions to its federal tax bad debt reserve, is permitted to deduct bad debts only as they occur and is additionally required to recapture or, take into taxable income, over a six year period, beginning with the Bank's taxable year beginning on January 1, 1996, the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987, or over a lesser amount if the Bank's loan portfolio has decreased since December 31, 1987. Such recapture requirements would be deferred for each of the two successive taxable years beginning January 1, 1996, in which the Bank originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans originated by the Bank during its six taxable years preceding January 1, 1996. The New York State tax law has been amended to prevent a similar recapture of the Bank's bad debt reserve, and to permit continued future use of the bad debt reserve method for purposes of determining the Bank's New York State tax liability. In connection with this change, which also provides for an indefinite deferral of the recapture of the bad debt reserves generated for New York State purposes, the Bank, during 1996, reversed $2.1 million of previously deferred income taxes related to the bad debt reserves accumulated for New York State purposes. The New York City law was amended in the first quarter of 1997 to prevent a similar recapture of the Bank's bad debt reserve, and to permit future use of the experience method for purposes of determining the Bank's New York City tax liability. In connection with this change, which also provided for an indefinite deferral of the recapture of the bad debt reserves generated for New York City purposes, during the four months ended April 30, 1997, the Bank reversed $2.6 million of previously deferred income taxes related to the bad debt reserves accumulated for New York City purposes.

         Prior to the tax law changes mentioned above, for New York State and New York City purposes, the bad debt deduction was equal to a multiple of the federal bad debt deduction, which is approximately four times the federal amount. In 1995, the Bank began providing for deferred taxes on this state and city deduction which has accumulated since 1987. The cumulative effect of this change in accounting principle was approximately $4.7 million and is reflected on the statement of income for the year ended December 31, 1995.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995.

         GENERAL. The Bank reported net income of $21.8 million for the year ended December 31, 1996 compared to net income of $13.2 million for the year ended December 31, 1995, an increase of $8.6 million or 64.7%. The $13.2 million of net income for 1995 reflects a $4.7 million reduction due to the cumulative effect of change in accounting for income taxes as discussed above. In addition to the absence of the $4.7 million change in accounting for income taxes, the increase in 1996 was due to an increase in net interest income, which was partially offset by increases in total other expenses and the provision for income taxes. These and other significant fluctuations in the Bank's results of operations are discussed below.

         NET INTEREST INCOME. Net interest income increased $13.9 million or 23.1% to $74.0 million for 1996 compared to 1995, reflecting a $20.1 million or 19.2% increase in interest income which was partially offset by a $6.2 million or 14.0% increase in interest expense. The Bank's interest rate spread and net interest margin increased to 3.84% and 4.46%, respectively, for 1996 compared to 3.63% and 4.16%, respectively, for 1995. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities increased to 120.24% for 1996 compared to 117.17% for 1995.

         INTEREST INCOME. The increase in interest income during the year ended December 31, 1996 was primarily due to an increase in the average balance of the Bank's interest-earning assets and, to a lesser extent, the yield earned on the Bank's securities portfolio. The average balance of the loan portfolio increased $191.7 million or 27.4% to $891.7 million for 1996 compared to 1995 primarily as a result of the full year impact of the Gateway acquisition and, to a lesser extent, increased loan demand, new loan products and an increased emphasis on commercial and other lending. The average balance of the Bank's securities portfolio increased $37.7 million or 5.4% to $737.8 million for 1996 compared to 1995 primarily as a result of the $123.5 million securities portfolio acquired in the Gateway acquisition. The average yield earned on the Bank's loan portfolio remained constant between 1995 and 1996 while the average yield earned on the Bank's securities portfolio increased from 6.23% for 1995 to 6.65% for 1996. Such increase in the average yield earned on the Bank's securities portfolio was primarily due to the restructuring of the securities portfolio and the purchase of higher-yielding securities.

         INTEREST EXPENSE. The increase in interest expense during the year ended December 31, 1996 was primarily due to an increase in the average balance of deposits, particularly certificates of deposit. The average balance of deposits increased $146.2 million or 11.9% to $1.38 billion for 1996, $101.4 million of which consisted of an increase in the average balance of certificates of deposit and $33.8 million of which consisted of an increase in demand deposits, including noninterest-bearing checking, NOW and money market accounts. The increase in the average balance of deposits was primarily due to the full year impact of deposits acquired in the Gateway acquisition. The average rate paid on deposits increased slightly from 3.58% in 1995 to 3.65% in 1996.

         PROVISION FOR LOAN LOSSES. For the year ended December 31, 1996, the provision for loan losses amounted to $1.0 million. The Bank did not make a provision for loan losses in 1995. The provision for loan losses during 1996 was due to, among other factors, management's continuing review of the risk elements in the Bank's loan portfolio. In establishing provisions in 1996, management of the Bank considered the overall increase in the Bank's loan portfolio, the potential increased risk of loss generally attributed to commercial real estate loans, construction and land loans and commercial business loans as well as management's continuing experience with the loan portfolio acquired from Gateway and its consideration that, despite charge-offs of $2.7 million in 1996, the Bank's total non-performing loans had not been reduced but had increased slightly since December 31, 1995.

         OTHER INCOME. Other income amounted to $3.9 million and $4.0 million for the years ended December 31, 1996 and 1995, respectively. The increase of $2.3 million or 52.8% in service and fee income to $6.6 million for 1996 from $4.3 million for 1995 was offset by a $2.4 million increase in the loss from securities transactions to a loss of $2.7 million for 1996 from a loss of $305,000 for 1995. The increase in service and fee income was primarily due to an increase in the number of transaction accounts as a result of the Gateway acquisition. The increase in the loss from securities transactions for 1996 was due primarily to a restructuring of the Bank's investment portfolio to increase the yield of such portfolio. In particular, between September 19, 1996 and November 29, 1996, the Bank sold U.S. Government bonds with a book value of $193.7 million and an average yield of approximately 6.2% at a loss of $2.6 million. The Bank used such proceeds to purchase $185.7 million of U.S. Government bonds with an average yield of 7.1%.

         OTHER EXPENSES. Other expenses increased $7.1 million or 21.6% to $40.1 million for the year ended December 31, 1996 compared to the year ended December 31, 1995. Such increase was due to increases in personnel expenses, occupancy and equipment, amortization of intangible assets, professional fees and other miscellaneous expenses, which were partially offset by a decrease in FDIC insurance premiums.

         Personnel expenses increased $4.0 millon or 25.9% to $19.7 million for 1996 compared to 1995 due to an increase in personnel as a result of the Gateway acquisition and normal merit and salary increases.

         Occupancy and equipment expenses increased $1.0 million or 23.6% to $5.4 million for 1996 compared to 1995 primarily due to the addition of three branch offices, a loan production facility and an office for the trust department as a result of the Gateway acquisition.

         Amortization of intangible assets increased $988,000 or 85.5% to $2.1 million for 1996 compared to 1995 due primarily to the Gateway acquisition. The excess of the purchase price over the fair value of the net assets acquired was $15.6 million. Such amount was recorded as goodwill and is being amortized on a straight-line basis over 20 years. The amount of goodwill amortization for 1996 related to the Gateway acquisition was $781,000.

         Professional fees increased $491,000 or 46.7% to $1.5 million for 1996 compared to 1995 primarily as a result of the use of a consulting firm to resolve various issues from the Gateway acquisition, restructure the commercial lending function and conduct a technology audit.

         Other miscellaneous expenses increased $1.4 million or 26.9% to $6.5 million for 1996 compared to 1995 due to increases in a variety of categories, including telephone and telecommunications, postage, insurance and legal fees related to non-performing loans.

         FDIC insurance premiums decreased $1.4 million or 99.9% to $2,000 for 1996 as a result of the reduction in insurance assessment rates by the FDIC in September 1995.

         PROVISION FOR INCOME TAXES. The provision for income taxes amounted to $15.1 million and $13.3 million for 1996 and 1995, respectively, resulting in effective tax rates of 40.9% and 42.6%, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND
1994

         GENERAL. The Bank's net income amounted to $13.2 million for the year ended December 31, 1995 compared to $16.2 million for the year ended December 31, 1994, a decrease of $3.0 million or 18.4%. However, the $13.2 millon of net income for 1995 reflects a $4.7 million cumulative effect of change in accounting for income taxes. Without such cumulative effect, net income for 1995 would have been $17.9 million. During 1995 compared to 1994, net interest income increased $6.4 million or 11.9% and total other income increased $2.0 million or 97.3%. Such increases were partially offset by an increase in total other expenses of $7.4 million or 28.9%. These and other significant fluctuations in the Bank's results of operations are discussed below.

         NET INTEREST INCOME. The increase in net interest income in 1995 compared to 1994 reflects an increase of $14.1 million or 15.6% in interest income which was partially offset by an increase of $7.7 million or 21.1% in interest expense. Although the interest rate spread remained stable at 3.63% for 1995 compared to 3.64% for 1994, the Bank's net interest margin increased to 4.16% for 1995 compared to 4.00% for 1994. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities increased to 117.17% for 1995 compared to 113.05% for 1994. The increase in such ratio reflects, in part, the Gateway acquisition which was consummated in August 1995.

         INTEREST INCOME. The increase in interest income of $14.1 million or 15.6% to $104.4 million in 1995 compared to 1994 was primarily due to an increase in the average volume of loans outstanding and an increase in the average yield earned on the Bank's loan and securities portfolios, which increases were partially offset by a decrease in the average volume of securities. The average balance of the Bank's loan portfolio increased $133.4 million or 23.6% to $700.0 million for the year ended December 31, 1995 compared to $566.5 million for the year ended December 31, 1994 as a result of the $124.2 million of loans acquired in the Gateway acquisition as well as an increase in loan demand. In addition, the average yield on the Bank's loan and securities portfolios increased from 7.94% and 5.87%, respectively, in 1994 to 8.31% and 6.23%, respectively, for 1995. The increase in the average yield earned on the Bank's loan portfolio was due primarily to the higher yielding loans acquired in the Gateway acquisition and the adjustment of certain of the Bank's adjustable-rate loans to the fully indexed rate. The increase in the average yield earned on the Bank's investment securities portfolio was due to the maturity and sales of lower yielding securities and the reinvestment of such funds in higher yielding securities. The average balance of the securities portfolio decreased $58.3 million or 7.7% to $700.0 million for 1995 compared to 1994. Such decrease resulted from the use of funds from maturities and sales of certain securities to partially finance the Gateway acquisition.

         INTEREST EXPENSE. The increase in interest expense of $7.7 million or 21.1% to $44.2 million during 1995 compared to 1994 was due to both an increase in the average balance of deposits and an increase in the average rate paid thereon, primarily with respect to certificates of deposit. The average balance of deposits increased $44.9 million or 3.8% to $1.23 billion for 1995 primarily as a result of deposits acquired in the Gateway acquisition. In addition, the average rate paid on deposits increased to 3.58% for 1995 compared to 3.07% for 1994 due primarily to the increasing balance of higher rate certificate of deposit accounts. The average balance of and rate paid on certificate of deposit accounts were $258.3 million and 4.10%, respectively, for 1994 and increased to 5.29% and $391.8 million, respectively, for 1995.
The increase in the average rate paid on deposits primarily reflects both an increase in general market rates of interest and a shift into higher rate deposit accounts.

         OTHER INCOME. The increase in other income to $4.0 million for 1995 compared to $2.0 million for 1994 was due to an increase of $1.5 million or 54.8% in service and fee income and a decrease in the loss from securities transactions to $305,000 in 1995 compared to $759,000 in 1994. The increase in service and fee income was due to an increase in transaction accounts as a result of the Gateway acquisition. The loss from securities transactions in 1995 was due to the Bank's restructuring of its investment portfolio. In December 1995, the Bank sold corporate bonds with a book value of $99.1 million and an average yield of 5.26% for a loss of $335,000. The Bank used such proceeds to buy $99.1 million of U.S. Government agency securities with an average yield of 6.41%.

         OTHER EXPENSES. The increase in other expenses to $33.0 million in 1995 from $25.6 million in 1994 was primarily due to increases in personnel expenses, occupancy and equipment, amortization of intangible assets, professional fees and other miscellaneous expenses. Such increases were partially offset by a decrease in FDIC insurance premiums.

         Personnel expenses increased $4.3 million or 37.7% to $15.6 million for 1995 compared to 1994 as a result of the additional personnel retained in the Gateway acquisition, severance and retention bonuses related to the Gateway acquisition and normal merit and salary increases.

         Occupancy and equipment expenses increased $701,000 or 19.1% to $4.4 million in 1995 compared to 1994 primarily as a result of the addition of three branch offices, one loan production facility and one office for the trust department in the Gateway acquisition.

         Amortization of intangible assets increased $619,000 or 115.5% to $1.2 million in 1995 compared to 1994 due primarily to $260,000 of goodwill amortization relating to the Gateway acquisition.

         Professional fees increased $417,000 or 65.8% to $1.1 million for 1995 compared to 1994 primarily as a result of an increase in consulting fees in connection with a review of necessary lending policies and procedures, infrastructure and personnel relating to increased commercial lending activity.

         Other miscellaneous expenses increased $1.7 million or 51.7% to $5.1 million for 1995 compared to 1994 as a result of an increase in a variety of categories primarily as the result of the acquisition of Gateway, including postage, legal fees due to the increase in non-performing loans and checking account supplies.

         FDIC insurance fees decreased $1.4 million or 49.6% to $1.4 million in 1995 compared to 1994 due to a reduction in the assessment rate by the FDIC.

         PROVISION FOR INCOME TAXES. The provision for income taxes amounted to $13.3 million and $14.0 million for the years ended December 31, 1995 and 1994, respectively, resulting in effective tax rates of 42.6% and 46.3%, respectively.

LIQUIDITY AND COMMITMENTS

         The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, the Bank invests excess funds in federal funds sold and other short-term interest-earning assets which provide liquidity to meet lending requirements. Historically, the Bank has been able to generate sufficient cash through its deposits and has only utilized borrowings to a very limited degree. During the four months ended April 30, 1997, the Bank entered into repurchase agreements as an alternative funding source. At April 30. 1997, such borrowings amounted to $30.0 million. The Bank intends to continue to utilize repurchase agreements and, in the future, FHLB advances, to leverage its capital base and provide funds for its lending activities.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as federal funds sold or U.S. Treasury securities. On a longer term basis, the Bank maintains a strategy of investing in various lending products as described in greater detail under "Business - Lending Activities." The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and mortgage-related securities and investment securities. At April 30, 1997, the total approved loan origination commitments outstanding amounted to $55.3 million. At the same date, the unadvanced portion of construction loans approximated $8.1 million. Certificates of deposit scheduled to mature in one year or less at April 30, 1997, totaled $387.6 million. Investment securities scheduled to mature in one year or less at April 30, 1997 totalled $36.4 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. The Bank anticipates that it will continue to have sufficient funds, together with borrowings, to meet its current commitments.

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

IMPACT OF ACCOUNTING PRONOUNCEMENTS

         In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, which requires debt and equity securities to be classified in one of three categories and to be accounted for as follows: debt securities which the company has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held-to maturity or trading securities are classified as "securities available for sale" and reported at fair value with unrealized gains and losses, net of related tax effect, excluded from earnings and reported as a separate component of shareholders' equity. The Bank adopted SFAS No. 115 as of December 31, 1993. However, on November 15, 1995, the FASB issued a guide to implementation of SFAS No. 115 which permitted institutions on a one time basis, to move securities from one category to another (i.e., from held to maturity to available for sale) without penalty until December 31, 1995. Management of the Bank changed the classification of $314.6 million of the Bank's securities in accordance with this pronouncement, resulting in an unrealized gain of $1.1 million. At April 30, 1997, the unrealized appreciation on securities available for sale, net of related taxes, amounted to $3.5 million.

         In November 1993, the AICPA issued SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for years beginning after December 15, 1993. SOP 93-6 requires the application of its guidance for shares acquired by ESOPs after December 31, 1992 but not yet committed to be released as of the beginning of the year SOP 93-6 is adopted. SOP 93-6 changes the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares. The Company has adopted an ESOP in connection with the Conversion, which is expected to purchase 8% of the Common Stock sold in the Conversion. Under SOP 93-6, the Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Company's ESOP shares differ from the cost of such shares, this differential will be charged or credited to equity. Employers with internally leveraged ESOPs such as the Company will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt from the employer as a liability. However, the effects of SOP 93-6 on future operating results cannot be determined at this time.

         In February 1997, the FASB released SFAS No. 128 "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings Per Share and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the numerator and denominator of the diluted EPS computation.

         Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15.

         SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires restatement of all prior-period EPS data presented.

         In March 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." Statement No. 129 continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. Specifically, the Statement requires all entities to provide the capital structure disclosures previously required by Opinion 15. Companies that were exempt from the provisions of Opinion 15 will now need to make those disclosures.

         In July 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income." Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events during the period other than transactions with owners ("Comprehensive income"). Comprehensive income is the total of net income and all other nonowner changes in equity. The Statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted.

         In July 1997, the FASB issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." Statement No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. The Statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted.

                                    BUSINESS


GENERAL

         Staten Island Savings is a traditional, full-service, community oriented savings bank headquartered in Staten Island, New York. The Bank was organized in 1864 as a New York-chartered savings bank and in August 1997 converted to a federally-chartered mutual savings bank. The Bank is primarily engaged in attracting deposits from the general public and using those funds, together with borrowings, to originate loans and invest in securities. The Bank's primary lending emphasis has been, and continues to be, loans secured by first liens on single-family (one- to four-units) residential properties located in Staten Island and, to a lesser extent, Brooklyn, New York. The Bank also originates loans secured by commercial real estate, construction and land loans (primarily to developers operating in Staten Island), home equity loans, multi-family residential loans and other loans. Commencing with its acquisition of Gateway in August 1995, the Bank has diversified, to a certain extent, its business activities by increasing its emphasis on attracting commercial customers. In addition to continuing Gateway's traditional commercial bank business, which emphasized commercial real estate and construction and land loans, in recent periods the Bank has increased its business development efforts, including the hiring of additional experienced commercial loan officers, and has commenced a program designed to cross-sell services to existing customers as well as attract new customers. In addition to its loan and deposit products, the Bank also provides trust services and savings bank life insurance ("SBLI").

MARKET AREA AND COMPETITION

         The Bank maintains a network of 16 full-service branch offices located in Staten Island and one branch office located in the Bay Ridge area of Brooklyn, New York as well as three limited service branch offices and its Trust Department office in Staten Island. Based on data as of June 30, 1996, the Bank had the greatest amount of deposits of any financial institution located in Staten Island with a 30% market share. Historically, the Bank also has been among the leaders in loans originated in Staten Island. Because of the Bank's significant market position in Staten Island, the Bank may consider expansion of its branch network through the establishment of additional branches in Brooklyn and/or entry into additional markets in New Jersey. Such expansion, if undertaken, may be accomplished through internal growth or acquisitions. The Bank has no specific plans, arrangements or understandings regarding any such expansions or acquisitions at this time.

         The Bank faces significant competition both in making loans and in attracting deposits. There are a significant number of financial institutions located within the Bank's market area, many of which have greater financial resources than the Bank. The Bank's competition for loans comes principally from commercial banks, other savings banks, savings associations and mortgage-banking companies. The Bank's most direct competition for deposits has historically come from savings associations, other savings banks, commercial banks and credit unions. The

Bank faces additional competition for deposits from short-term money market funds and other corporate and government securities funds and from other non-depository financial institutions such as brokerage firms and insurance companies. Competition for banking services may increase as a result of, among other things, the elimination of restrictions on interstate operations of financial institutions.

LENDING ACTIVITIES

         GENERAL. At April 30, 1997, Staten Island Savings' total loans amounted to $995.4 million or 53.9% of the Bank's total assets at such date. The Bank's primary emphasis has been, and continues to be, the origination of loans secured by first liens on single-family residences located primarily in Staten Island and, to a lesser extent, Brooklyn and other areas in New York. At April 30, 1997, $776.2 million or 78.0% of the Bank's total mortgage loans were secured by properties located in Staten Island and an additional $96.3 million or 9.7% of total mortgage loans were secured by properties located in other areas of New York.

         In addition to loans secured by single-family residential real estate, the Bank's mortgage loan portfolio includes loans secured by commercial real estate, which amounted to $112.3 million or 11.5% of the net loan portfolio at April 30, 1997, construction and land loans, which totaled $31.4 million or 3.2% at April 30, 1997, home equity loans, which totaled $29.9 million or 3.1% at April 30, 1997, and loans secured by multi-family (over four units) residential properties, which amounted to $29.0 million or 3.0% of the net loan portfolio at April 30, 1997. In addition to mortgage loans, the Bank originates various other loans including commercial business loans and consumer loans. At April 30, 1997, the Bank's total other loans amounted to $37.3 million or 3.8% of the net loan portfolio.

         The types of loans that the Bank may originate are subject to federal and state law and regulations. Interest rates charged by the Bank on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

         LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Bank's loans at the dates indicated.


                                                                                             December 31,
                                                                          -------------------------------------------------------
                                                 April 30,
                                                    1997                           1996                           1995
                                          -------------------------       -----------------------        ----------------------
                                                         Percent of                    Percent of                    Percent of
                                          Amount            Total         Amount          Total          Amount         Total
                                          ------         ----------       ------       ----------        ------       ---------

                                                                          (Dollars in Thousands)
 Mortgage loans:
   Single-family residential:
     Conventional  . . . . . . . .        $743,143           76.10%      $707,481          73.09%      $578,626           72.23%
     FHA/VA  . . . . . . . . . . .          12,354            1.27         13,392           1.38         16,285            2.03
   Multi-family residential  . . .          28,983            2.96         26,444           2.73         25,977            3.24
   Commercial real estate  . . . .         112,270           11.50        115,593          11.94         99,000           12.36
   Construction and land . . . . .          31,417            3.22         28,779           2.97         18,123            2.26
   Home equity . . . . . . . . . .          29,935            3.07         29,680           3.07         25,246            3.15
                                          --------          ------       --------         ------       --------          ------
     Total mortgage loans  . . . .         958,102           98.12        921,369          95.18        763,257           95.27
 Other loans:
   Student loans . . . . . . . . .           4,999            0.51          4,522           0.47          6,072            0.76
   Automobile leases (1) . . . . .              --              --         28,249           2.92         18,705            2.33
   Passbook loans  . . . . . . . .           6,382            0.65          5,933           0.61          5,683            0.71
   Discounted loans  . . . . . . .           7,118            0.73          6,731           0.70          5,528            0.69
   Commercial business loans . . .           8,266            0.85          8,264           0.85          9,729            1.21
   Other . . . . . . . . . . . . .          10,537            1.08          9,712           1.00          9,079            1.13
                                          --------          ------       --------         ------       --------          ------
     Total other loans . . . . . .          37,302            3.82         63,411           6.55         54,796            6.84
                                          --------          ------       --------         ------       --------          ------
     Total loans receivable  . . .         995,404          101.94%       984,780         101.73%       818,053          102.11%
 Less:
   Discount on loans purchased . .            (803)          (0.08)        (3,475)         (0.36)%       (2,911)          (0.36)%
   Allowance for loan losses . . .         (14,687)          (1.50)        (9,977)         (1.03)       (10,704)          (1.34)
   Deferred loan fees  . . . . . .          (3,413)          (0.35)        (3,313)         (0.34)        (3,301)          (0.41)
                                          --------          ------       --------         ------       --------          ------
 Loans receivable, net . . . . . .        $976,501          100.00%      $968,015         100.00%      $801,137          100.00%
-------------                              =======          ======        =======         ======        =======          ======



                                                                               December 31,
                                          ----------------------------------------------------------------------------------------

                                                    1994                           1993                             1992
                                          ------------------------       -------------------------        ------------------------
                                                        Percent of                      Percent of                      Percent of
                                          Amount           Total         Amount            Total          Amount           Total
                                          ------         ---------       ------          ---------        ------         ---------

                                                                            (Dollars in Thousands)
 Mortgage loans:
   Single-family residential:
     Conventional  . . . . . . . .       $478,848           78.63%       $394,892           76.86%       $330,470          72.63%
     FHA/VA  . . . . . . . . . . .         19,165            3.15          24,027            4.68          30,588           6.72
   Multi-family residential  . . .         24,347            4.00          24,190            4.71          19,367           4.26
   Commercial real estate  . . . .         30,037            4.93          26,002            5.06          25,534           5.61
   Construction and land . . . . .          3,003            0.49           2,626            0.51           2,150           0.47
   Home equity . . . . . . . . . .         18,042            2.97          12,548            2.44          12,616           2.77
                                         --------          ------        --------          ------        --------         ------
     Total mortgage loans  . . . .        573,442           94.17         484,285           94.25         420,725          92.46
 Other loans:
   Student loans . . . . . . . . .         23,398            3.84          22,607            4.40          22,691           4.99
   Automobile leases (1) . . . . .          8,344            1.37              --              --              --             --
   Passbook loans  . . . . . . . .          4,673            0.77           3,927            0.76           4,464           0.98
   Discounted loans  . . . . . . .             --            0.00              --              --              --             --
   Commercial business loans . . .            200            0.03              --              --              --             --
   Other . . . . . . . . . . . . .          5,972            0.98           8,601            1.67          11,545           2.54
                                         --------          ------        --------          ------        --------         ------
     Total other loans . . . . . .         42,587            6.99          35,135            6.84          38,700           8.51
                                         --------          ------        --------          ------        --------         ------
     Total loans receivable  . . .        616,029          101.16%        519,420          101.09%        459,725         100.98%
 Less:
   Discount on loans purchased . .         (1,134)          (0.19)%           (15)             --%             (6)            --%
   Allowance for loan losses . . .         (3,124)          (0.51)         (3,180)          (0.62)         (2,303)         (0.51)
   Deferred loan fees  . . . . . .         (2,817)          (0.46)         (2,422)          (0.47)         (2,134)         (0.47)
                                         --------          ------         -------          ------        --------         ------
 Loans receivable, net . . . . . .       $608,954          100.00%       $513,803          100.00%       $454,982         100.00%
-------------                             =======          ======         =======          ======         =======         ======

(1)  Consists of loans secured by assignments of automobile lease payments.

         CONTRACTUAL PRINCIPAL REPAYMENTS AND INTEREST RATES. The following table sets forth scheduled contractual amortization of the Bank's loans at April 30, 1997, as well as the dollar amount of such loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.


                                                          Principal Repayments Contractually Due
                                                               in Year(s) Ended April 30,
                                                          --------------------------------------
                                           Total at
                                           April 30,
                                              1997          1998          1999          2000
                                           ---------      --------      --------      --------
                                                               (In Thousands)

 Mortgage loans:
   Single-family residential . . . . .      $755,497       $16,047       $16,372       $17,689
   Multi-family residential  . . . . .        28,983         1,033         1,131         1,238
   Commercial real estate  . . . . . .       112,270         5,303         5,847         6,447
   Construction and land . . . . . . .        31,417        28,324            --            --
   Home equity . . . . . . . . . . . .        29,935         1,828         1,964         2,081
 Other loans . . . . . . . . . . . . .        37,302        19,892         5,275         3,765
                                            --------       -------       -------       -------
     Total(1)  . . . . . . . . . . . .      $995,404       $72,427       $30,589       $31,220
                                             =======        ======        ======        ======


                                                 Principal Repayments Contractually Due
                                                        in Year(s) Ended April 30,
                                            ---------------------------------------------------

                                              2001-         2003-         2009-         There-
                                              2002          2008          2014          after
                                            --------      --------      --------      ---------
                                                              (In Thousands)

 Mortgage loans:
   Single-family residential . . . . .        $39,765       $46,427      $ 81,298       $537,899
   Multi-family residential  . . . . .          2,838         3,400         6,407         12,936
   Commercial real estate  . . . . . .         14,944        18,086        31,449         30,194
   Construction and land . . . . . . .             --            --            --          3,093
   Home equity . . . . . . . . . . . .          4,299         4,432         5,038         10,293
 Other loans . . . . . . . . . . . . .          3,013           230           114          5,013
                                              -------      --------      --------       --------
     Total(1)  . . . . . . . . . . . .        $64,859       $72,575      $124,306       $599,428
                                               ======        ======       =======        =======

------------------

(1) Of the $923.0 million of loan principal repayments contractually due after April 30, 1998, $519.7 million have fixed rates of interest and $403.3 million have adjustable rates of interest.

         Scheduled contractual amortization of loans does not reflect the expected term of the Bank's loan portfolio. The average life of loans is substantially less than their contractual terms because of prepayments and due-on-sale clauses, which give the Bank the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

         ACTIVITY IN LOANS. The following table shows the activity in the Bank's loans during the periods indicated.

                                                                        Year Ended December 31,
                                            Four Months Ended     -------------------------------------
                                             April 30, 1997           1996         1995        1994
                                            -----------------     -----------  -----------  -----------
                                                                  (In Thousands)
Total loans held at beginning
  of period . . . . . . . . . . . . . .          $984,780         $818,053      $616,029      $519,420
Originations of loans:
  Mortgage loans:
    Single-family residential . . . . .            56,590          181,200       105,359       120,190
    Multi-family residential  . . . . .             3,155            2,087         3,587         5,832
    Commercial real estate  . . . . . .             4,882           35,677        13,557         6,083
    Construction and land . . . . . . .            11,250           32,080        15,425         1,654
    Home equity . . . . . . . . . . . .               853            1,224           887         1,113
  Other loans:
    Student loans . . . . . . . . . . .             1,620            3,469         3,449        10,517
    Automobile leases . . . . . . . . .             3,697           14,078        13,000         8,829
    Passbook loans  . . . . . . . . . .             2,471            5,995         5,926         5,303
    Discounted loans  . . . . . . . . .               387            1,203         5,528            --
    Commercial business loans . . . . .             3,041            7,806         2,766           200
    Other consumer loans(1) . . . . . .             1,944            3,131         1,236         5,281
                                                 --------         --------       -------      --------
      Total originations  . . . . . . .            89,890          287,950       170,720       165,002
                                                 --------         --------       -------      --------
Purchases of loans:
  Mortgage loans:
    Single-family residential   . . . .                --               --        39,172           699
    Multi-family residential  . . . . .                --               --           319            --
    Commercial real estate  . . . . . .                --               --        60,495            --
    Construction and land . . . . . . .                --               --        15,925            --
    Home equity . . . . . . . . . . . .                --               --            --            --
  Other loans:
    Student loans . . . . . . . . . . .                --               --            --            --
    Automobile leases . . . . . . . . .                --               --            --            --
    Passbook loans  . . . . . . . . . .                --               --            --            --
    Discounted loans  . . . . . . . . .                --               --         7,456            --
    Commercial business loans . . . . .                --               --         8,947            --
    Other consumer loans  . . . . . . .                --               --         2,517            --
                                                 --------         --------      --------      --------
      Total purchases . . . . . . . . .                --               --       134,831(2)        699
                                                 --------         --------      --------      --------
        Total originations and purchases           89,890          287,950       305,551       165,701
                                                 --------         --------      --------      --------
Loans sold:
  Mortgage loans:
    Single-family residential . . . . .               410               --            --            --
    Multi-family residential  . . . . .                --               --            --            --
    Commercial real estate  . . . . . .                --               --            --            --
    Construction and land . . . . . . .                --               --            --            --
    Home equity . . . . . . . . . . . .                --               --            --            --
  Other loans:
    Student loans . . . . . . . . . . .               838            3,340        21,858            --
    Automobile leases . . . . . . . . .                --               --            --            --
    Passbook loans  . . . . . . . . . .                --               --            --            --
    Discounted loans  . . . . . . . . .                --               --            --            --
    Commercial business loans . . . . .                --               --            --            --
    Other consumer loans  . . . . . . .                --               --            --            --
                                                 --------         --------      --------      --------
      Total sold  . . . . . . . . . . .             1,248            3,340        21,858            --
Transfers to real estate owned  . .                   725            1,629         1,147           373
Charge-offs . . . . . . . . . . . . . .               293            2,373           615           277
Repayments  . . . . . . . . . . . . . .            77,000          113,881        79,907        68,442
                                                 --------         --------      --------      --------
Net activity in loans . . . . . . . . .            10,624          166,727       202,024        96,609
                                                 --------         --------      --------      --------
Gross loans held at end of period . . .          $995,404         $984,780      $818,053      $616,029
------------                                     ========         ========      ========      ========

(1)  Includes amounts drawn on overdraft accounts.

(2)  Includes $124.2 million of loans acquired from Gateway.

         The lending activities of Staten Island Savings are subject to written underwriting standards and loan origination procedures established by the Bank's Board of Trustees and management. Applications for mortgage and other loans are taken at all of the Bank's branch offices. In addition, the Bank's business development officers, loan officers and branch managers call on individuals in the Bank's market area in order to solicit new loan originations as well as other banking relationships. The Bank also relies on independent mortgage brokers, a group of whom are authorized to accept and process mortgage loan applications on the Bank's behalf, and a non-employee commercial loan solicitor in order to obtain new loan applications. All loan applications are forwarded to the Bank's loan origination center for underwriting and approval. The Bank's employees at the loan origination center supervise the process of obtaining credit reports, appraisals and other documentation involved with a loan. The Bank requires that a property appraisal be obtained in connection with all new mortgage loans. Property appraisals are performed by an independent appraiser from a list approved by the Bank's Board of Trustees. Staten Island Savings requires that title insurance and hazard insurance be maintained on all security properties (except for home equity loans) and that flood insurance be maintained if the property is within a designated flood plain.

         Certain officers of the Bank have been authorized by the Board of Trustees to approve loans up to certain designated amounts. Provided that the total amount outstanding to a borrower would not exceed $8.9 million, the Loan Review Committee of the Board of Trustees must approve all loans where new monies advanced would increase borrowers or guarantors total outstanding credit with the Bank above $750,000. Loans in excess of $2.5 million must be approved by the full Board of Trustees of the Bank.

         A federal savings association generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. However, with certain exceptions, the Bank generally has adhered to a more restrictive limit of loans to one borrower and related entities of 5% of the Bank's retained earnings or $8.9 million at April 30, 1997. At such date, the Bank had one relationship in excess of its internal lending limit consisting of an aggregate of $12.3 million of loans to a local developer and related persons or entities, all of which were performing in accordance with their terms at April 30, 1997. Subsequent to the Conversion, the Bank may reconsider its internal lending limit due to its increased capital, but does not currently anticipate increasing such limit to an amount significantly more than the current dollar limit.

         SINGLE-FAMILY RESIDENTIAL AND HOME EQUITY LOANS. Substantially all of the Bank's single-family residential mortgage loans consist of conventional loans. Conventional loans are loans that are neither insured by the Federal Housing Administration ("FHA") or partially guaranteed by the Department of Veterans Affairs ("VA"). The vast majority of the Bank's single-family residential mortgage loans are secured by properties located in Staten Island and, to a lesser extent, Brooklyn and other areas of New York. Historically, the Bank has retained substantially all mortgage loans which it has originated and has not engaged in sales of residential mortgage loans. As of April 30, 1997, $755.5 million, or 77.4%, of the Bank's net loans consisted of single-family residential mortgage loans. The Bank originated $56.6 million of single-family residential mortgage loans in the four months ended April 30, 1997 and $181.2 million, $105.4 million and $120.2 million in 1996, 1995 and 1994, respectively. The Bank anticipates that a significant portion of its future new loan originations will continue to be single-family residential mortgage loans.

         The Bank's residential mortgage loans have either fixed rates of interest or interest rates which adjust periodically during the term of the loan. Fixed-rate loans generally have maturities ranging from 15 to 30 years and are fully amortizing with monthly or bi-monthly loan payments sufficient to repay the total amount of the loan with interest by the end of the loan term. The Bank's fixed-rate loans generally are originated under terms, conditions and documentation which permit them to be sold to U.S. Government-sponsored agencies, such as the Federal Home Loan Mortgage Corporation ("FHLMC"), and other investors in the secondary market for mortgages. At April 30, 1997, $448.7 million, or 59.4%, of the Bank's single-family residential mortgage loans were fixed-rate loans. Substantially all of the Bank's single-family residential mortgage loans contain due-on-sale clauses, which permit the Bank to declare the unpaid balance to be due and payable upon the sale or transfer of any interest in the property securing the loan. The Bank enforces such due-on-sale clauses.

         The adjustable-rate single-family residential mortgage ("ARM") loans currently offered by the Bank have interest rates which adjust every one, three or five years in accordance with a designated index such as one-, three- or five-year U.S. Treasury obligations adjusted to a constant maturity ("CMT"), plus a stipulated margin. In addition, the Bank offers an ARM with a fixed-rate for the first ten years and which adjusts on an annual basis thereafter. At April 30, 1997, the Bank's five-year and ten-year ARM loans amounted to $170.2 million and $32.2 million, respectively. The Bank's adjustable-rate single-family residential real estate loans generally have a cap of 2% or 3% on any increase or decrease in the interest rate at any adjustment date, and include a specified cap on the maximum interest rate over the life of the loan, which cap generally is 5% or 6% above the initial rate. From time to time, based on prevailing market conditions, the Bank may offer ARM loans with initial rates which are below the fully indexed rate. Such loans generally are underwritten based on the fully indexed rate. The Bank's adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate of an adjustable-rate loan be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, or so-called negative amortization. At April 30, 1997, $306.8 million or 40.6% of the Bank's single-family residential mortgage loans were adjustable-rate loans.

         Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates increase, the loan payment by the borrower increases to the extent permitted by the terms of the loan, thereby increasing the potential for default. Moreover, as with fixed-rate loans, as interest rates increase, the marketability of the underlying collateral property may be adversely affected by higher interest rates. The Bank believes that these risks, which have not had a material adverse effect on the Bank to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment.

         The volume and types of ARMs originated by the Bank have been affected by such market factors as the level of interest rates, competition, consumer preferences and availability of funds. In recent periods, demand for single-family ARMs has been relatively weak due to the prevailing low interest rate environment and consumer preference for fixed-rate loans. Accordingly, although the Bank will continue to offer single-family ARMs, there can be no assurance that in the future the Bank will be able to originate a sufficient volume of single-family ARMs to increase or maintain the proportion that these loans bear to total loans.

         The Bank's single-family residential mortgage loans generally do not exceed $500,000. In addition, the maximum loan-to-value ("LTV") ratio for the Bank's single-family residential mortgage loans generally is 95% of the appraised value of the security property, provided, however, that private mortgage insurance is obtained on the portion of the principal amount that exceeds 80% of the appraised value.

         At April 30, 1997, the Bank's home equity loans amounted to $29.9 million or 3.1% of the Bank's net loans. The preponderance of the Bank's home equity loans are structured as fixed-rate, fixed-term loans, although the Bank also offers floating rate home equity lines of credit. Home equity loans, like single-family residential mortgage loans, are secured by the underlying equity in the borrower's residence. However, the Bank generally obtains a second mortgage position to secure its home equity loans. The Bank's home equity loans generally require LTV ratios of 80% or less after taking into consideration any first mortgage loan.

         COMMERCIAL REAL ESTATE LOANS AND MULTI-FAMILY RESIDENTIAL LOANS. At April 30, 1997, the Bank's commercial real estate loans and multi-family residential mortgage loans amounted to $112.3 million and $29.0 million, respectively, or 11.5% and 3.0%, respectively, of the Bank's net loan portfolio. A substantial portion of the Bank's commercial real estate loans were acquired from Gateway. While the Bank retained all of the commercial loan personnel from Gateway, the Bank has revised and strengthened the loan underwriting standards with respect to commercial real estate and multi-family residential mortgage loans.

         The Bank's commercial real estate loans generally are secured by small office buildings, retail and industrial use buildings, strip shopping centers and other commercial uses located in the Bank's market area. The Bank's commercial real estate loans seldom exceed $1.0 million and, as of April 30, 1997, the average size of the Bank's commercial real estate loans was $305,000. The Bank originated $4.8 million of commercial real estate loans during the four months ended April 30, 1997 compared to $35.7 million, $13.6 million and $6.1 million, respectively, of commercial real estate loan originations in 1996, 1995 and 1994.

         The Bank's multi-family residential real estate loans are concentrated in Brooklyn and, to a lesser extent, Staten Island. The Bank originated $3.2 million of multi-family residential real estate loans during the four months ended April 30, 1997 compared to $2.1 million, $3.6 million and $5.8 million, respectively, of originations in 1996, 1995 and 1994. The Bank generally has not been a substantial originator of multi-family residential real estate loans due to, among other factors, the relatively limited amount of apartment and other multi-family properties in Staten Island.

         The Bank's commercial real estate and multi-family residential loans generally are three- or five-year adjustable-rate loans indexed to three-or five-year U.S. Treasury obligations adjusted to a CMT, plus a margin. Generally, fees of between 50 basis points and 1.50% of the principal loan balance are charged to the borrower upon closing. The Bank generally charges prepayment penalties on commercial real estate and multi-family residential mortgage loans. Although terms for multi-family residential and commercial real estate loans may vary, the Bank's underwriting standards generally provide for terms of up to 25 years with amortization of principal over the term of the loan and LTV ratios of not more than 75%. Generally, the Bank obtains personal guarantees of the principals as additional security for any commercial real estate and multi-family residential loans.

         The Bank evaluates various aspects of commercial and multi-family residential real estate loan transactions in an effort to mitigate risk to the extent possible. In underwriting these loans, consideration is given to the stability of the property's cash flow history, future operating projections, current and projected occupancy, position in the market, location and physical condition. The Bank has also generally imposed a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of not less than 125%. The underwriting analysis also includes credit checks and a review of the financial condition of the borrower and guarantor, if applicable. An appraisal report is prepared by an independent appraiser commissioned by the Bank to substantiate property values for every commercial real estate and multi-family loan transaction. All appraisal reports are reviewed by the Bank prior to the closing of the loan.

         Commercial real estate and multi-family residential lending entails substantially different risks when compared to single-family residential lending because such loans often involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. These risks can also be significantly affected by supply and demand conditions in the local market for apartments, offices, warehouses, or other commercial space. The Bank attempts to minimize its risk exposure by limiting such lending to proven businesses, only considering properties with existing operating performance which can be analyzed, requiring conservative debt coverage ratios, and periodically monitoring the operation and physical condition of the collateral.

         As of April 30, 1997, $8.9 million or 7.9% of the Bank's commercial real estate loans and $1.5 million or 5.0% of its multi-family residential real estate loans were considered non-performing loans.

         CONSTRUCTION AND LAND LOANS. The Bank originates primarily residential construction loans to local (primarily Staten Island) real estate builders, generally with whom it has an established relationship. To a significantly lesser extent, the Bank originates such loans to individuals who have a contract with a builder for the construction of their residence. The Bank's construction loans are secured by property located primarily in the Bank's market area. At April 30, 1997, construction and land loans amounted to $31.4 million or 3.2% of the Bank's net loan portfolio of which $20.6 million consisted of construction loans and $10.5 million consisted of land loans. In addition, at such date, the Bank had $8.1 million of undisbursed funds for construction loans in process. The Bank originated $11.3 million of construction and land loans during the four months ended April 30, 1997, compared to $32.1 million, $15.4 million and $1.7 million of construction loans in 1996, 1995 and 1994, respectively. Prior to its acquisition of Gateway, the Bank generally was not an active originator of construction and land loans.

         The Bank's construction loans generally have floating rates of interest for a term of up to two years. Construction loans to builders are typically made with a maximum loan to value ratio of 75%. The Bank's construction loans to local builders are made on either a pre-sold or speculative (unsold) basis. However, the Bank generally limits the number of unsold homes under construction to its builders, with the amount dependent on the reputation of the builder, the present outstanding obligations of the builder, the location of the property and prior sales of homes in the development and the surrounding area. The Bank generally limits the number of construction loans for speculative units to two to four model homes per project.

         Prior to making a commitment to fund a construction loan, the Bank requires an appraisal of the property by independent appraisers approved by the Board of Trustees. The Bank's staff also reviews and inspects each project at the commencement of construction and prior to every disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspections of the project based on a percentage of completion. The Bank requires monthly interest payments during the construction term.

         The Bank originates land loans to local developers for the purpose of holding or developing the land (i.e., roads, sewer and water) for sale. Such loans are secured by a lien on the property, are generally limited to 60% of the appraised value of the secured property and are typically made for a period of up to two years with a floating interest rate based on the prime rate. The Bank requires monthly interest payments during the term of the land loan. The principal of the loan is reduced as lots are sold and released. All of the Bank's land loans are secured by property located in its market area. In addition, the Bank generally obtains personal guarantees from its borrowers and originates such loans to developers with whom it has established relationships.

         Construction and land lending generally is considered to involve a higher level of risk as compared to permanent single-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not pre-sold and thus pose a greater potential risk to the Bank than construction loans to individuals on their personal residences.

         The Bank has attempted to minimize the foregoing risks by, among other things, limiting the extent of its construction and land lending generally and by limiting its construction and land lending to primarily residential properties. In addition, the Bank has adopted underwriting guidelines which impose lower loan-to-value and higher debt service ratios than typically utilized by Gateway and other requirements for loans which are believed to involve higher elements of credit risk, by limiting the geographic area in which the Bank will do business to its existing market and by working with builders with whom it has established relationships. It is also the Bank's policy to obtain personal guarantees from the principals of its corporate borrowers on its construction and land loans.

         OTHER LOANS. The Bank offers a variety of other or non-mortgage loans. Such other loans, which include commercial business loans, discounted loans, passbook loans, student loans, overdraft loans and a variety of other personal loans, amounted to $37.3 million or 3.8% of the Bank's loan portfolio at April 30, 1997. Prior to April 1997, the Bank engaged in a program of advancing funds to a national automobile leasing company on a non-recourse basis, with the Bank's advances secured by a pledge and assignment of the leasing company's interests in automobile leases made to its customers. Under the program, the leasing company extended automobile leases to customers and then presented such leases to the Bank for its underwriting, document review and acceptance or rejection. The Bank only accepted lease assignments which met the Bank's underwriting guidelines. The leasing company recently was purchased by another financial institution which resulted in a termination of the Bank's automobile leasing activities during the four months ended April 30, 1997 and the repayment of the $29.8 million of loans secured by automobile leases then outstanding at no loss to the Bank.

         At April 30, 1997, the Bank's commercial business loans amounted to $8.3 million or 0.9% of the Bank's loan portfolio. The Bank's commercial business loans have a term of up to five years and may have either fixed-rates of interest or, to a lesser extent, floating rates tied to the prime rate. The Bank's commercial business loans are made to small- to medium-sized businesses within the Bank's market area. A substantial portion of the Bank's small business loans are unsecured with the remainder generally secured by perfected security interests in accounts receivable and inventory or other corporate assets. In addition, the Bank generally obtains personal guarantees from the principals of the borrower with respect to all commercial business loans. In addition, the Bank may extend loans for a commercial business purpose which are secured by a mortgage on the proprietor's home or the business property. In such cases, the loan, while underwritten to commercial business loan standards, is reported as a single-family or commercial real estate mortgage loan, as the case may be. The Bank estimates that, at April 30, 1997, it had $23.9 million and $112.3 million outstanding in loans for commercial business purposes which were classified as single-family residential mortgage loans and commercial real estate mortgage loans, respectively. Commercial business loans generally are deemed to involve a greater degree of risk than single-family residential mortgage loans. See "Risk Factors - Risks Related to Commercial Real Estate Loans, Construction and Land Loans and Commercial Business Loans."

         The Bank's other loans also include discounted loans, which amounted to $7.1 million or 0.7% of the Bank's loans at such date. The Bank's discounted loans, which are made primarily to local businesses, are designed to provide an interim source of financing and require no payment of principal or interest until the due date of the loan, which may be up to one year but generally is 60 or 90 days from the date of origination. While the borrower is contractually obligated to repay the entire face amount of the loan at maturity, the Bank advances only a portion of the face amount with the difference constituting the interest component. In addition to personal guarantees, discounted loans may also be secured by perfected security interests in receivables. However, due to the lack of an amortization schedule and, in certain cases, the absence of perfected security interests, discounted loans generally may be deemed to involve a greater risk of loss than single-family residential mortgage loans.

         At April 30, 1997, the Bank had $5.0 million of student loans in portfolio. The Bank has been and continues to be an active originator of student loans. Substantially, all of these loans are originated under the auspices of the New York State Higher Education Services Corporation ("NYSHESC"). Under the terms of these loans, no repayment is due until the student's graduation, with 98% of the principal guaranteed by the NYSHESC. The terms and rates of these loans are established by the NYSHESC. Commencing in 1995, the Bank's general practice is to sell its student loans into the secondary market as the loans reach repayment status.

         The balance of the Bank's other loans consist of loans secured by passbook accounts, loans on overdraft accounts, home improvement loans and various other personal loans.

         LOAN ORIGINATION AND LOAN FEES. In addition to interest earned on loans, the Bank receives loan origination fees or "points" for many of the loans it originates. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

         In accordance with SFAS No. 91, which addresses the accounting for non-refundable fees and costs associated with originating or acquiring loans, the Bank's loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life, adjusted for prepayments, of the related loans as an adjustment to the yield of such loans. At April 30, 1997, the Bank had $3.4 million of such deferred loan fees.

ASSET QUALITY

         GENERAL. As a part of the Bank's efforts to improve its asset quality, it has developed and implemented an asset classification system. All of the Bank's assets are subject to review under this classification system. Loans are periodically reviewed and the classifications are reviewed by the Board of Trustees on at least a quarterly basis. In addition, the Bank has retained an independent third party consultant to, among other things, review the Bank's classifications on a periodic basis.

         When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made 16 days after a payment is due. In most cases, deficiencies are cured promptly. If a delinquency continues, late charges are assessed and additional efforts are made to collect the loan. While the Bank generally prefers to work with borrowers to resolve such problems, when the account becomes 90 days delinquent, the Bank institutes foreclosure or other proceedings, as necessary, to minimize any potential loss.

         Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, the Bank does not accrue interest on loans past due 90 days or more. See Note 1 of the Notes to Consolidated Financial Statements.

         Real estate acquired by the Bank as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until sold. Pursuant to Statement of Position ("SOP") 92-3 issued by the AICPA in April 1992, which provides guidance on determining the balance sheet treatment of foreclosed assets in annual financial statements for periods ending on or after December 15, 1992, there is a rebuttable presumption that foreclosed assets are held for sale and such assets are recommended to be carried at the lower of fair value minus estimated costs to sell the property, or cost (generally the balance of the loan on the property at the date of acquisition). After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their net realizable value. The Bank's accounting for its real estate owned complies with the guidance set forth in SOP 92-3.

         DELINQUENT LOANS. The following table sets forth information concerning delinquent mortgage loans at April 30, 1997, in dollar amounts and as a percentage of each category of the Bank's loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rater than the actual payment amounts which are past due.

                                                                   April 30, 1997
                                          -----------------------------------------------------------------
                                                   30-59 Days                         60-89 Days
                                          ------------------------------     ------------------------------
                                                          Percent of Loan                   Percent of Loan
                                            Amount          Category           Amount           Category
                                          ----------     ---------------     ----------     ---------------
                                                               (Dollars in Thousands)
 Mortgage loans:
   Residential:
     Single-family . . . . . . . . .         $5,523              0.73%          $3,272               0.43%
     Multi-family  . . . . . . . . .            113              0.39              421               1.45
   Commercial real estate  . . . . .          2,112              1.88              862               0.77
   Construction and land . . . . . .             --                --               --                 --
   Home equity . . . . . . . . . . .            164               .55              302               1.00
                                             ------                             ------
     Total . . . . . . . . . . . . .         $7,912               .83%          $4,857               0.51%
                                             ======                             ======

         In addition to delinquent mortgage loans, at April 30, 1997, $1.2 million or 3.2% of the Bank's other loans were delinquent 30 days or more but less than 90 days.

         NON-PERFORMING ASSETS. The following table sets forth information with respect to non-performing assets identified by the Bank, including non-accrual loans and other real estate owned.

                                                                                      At December 31,
                                            At April 30,     -----------------------------------------------------------------
                                                1997           1996         1995(1)         1994          1993          1992
                                           --------------    --------     ----------      --------      --------      --------
                                                                          (Dollars in Thousands)

     Accruing loans 90 days or more
       past due:
         Mortgage loans  . . . . . . .       $      --     $      --    $       --     $       --     $      --    $       --
         Other loans . . . . . . . . .              --             1           302            415           262           544
                                             ---------     ---------     ---------      ---------     ---------     ---------
                 Total accruing loans               --             1           302            415           262           544
                                             ---------     ---------     ---------      ---------     ---------     ---------
     Non-accrual loans:
         Mortgage loans:
             Single-family residential           9,984        10,417        11,159          6,692         7,240         3,848
             Multi-family residential            1,461           322            98             86            58            --
             Commercial real estate  .           8,876        11,102        11,653            560            --            --
             Construction and land . .           2,714            --           379            240            --            --
             Home equity . . . . . . .             556           644           124             --            --           132
         Other loans:
             Automobile leases . . . .              --            15            18             --            --            --
             Commercial business loans             300            81            49             --            --            --
             Discounted loans  . . . .             247            25           126             --            --            --
             Other loans . . . . . . .             277           144           307             61           157           191
                                              --------     ---------     ---------      ---------     ---------     ---------
                 Total non-accruing
                    loans  . . . . . .          24,415        22,750        23,913          7,639         7,455         4,169
                                              --------     ---------     ---------      ---------     ---------     ---------
     Total non-performing loans  . . .          24,415        22,751        24,215          8,054         7,717         4,713
                                              --------     ---------     ---------      ---------     ---------     ---------
     Other real estate owned, net  . .           1,317         1,103           627            373           766         1,755
                                              --------     ---------     ---------      ---------     ---------     ---------
     Total non-performing assets . . .          25,732        23,854        24,842          8,427         8,483         6,468
                                              --------     ---------     ---------      ---------     ---------     ---------

     Total non-performing assets . . .       $  25,732     $  23,854     $  24,842      $   8,427     $   8,483     $   6,468
                                              ========      ========      ========       ========      ========      ========

     Non-performing assets to total
       loans . . . . . . . . . . . . .            2.59%         2.42%         3.04%          1.37%         1.63%         1.41%
     Non-performing assets to total
       assets  . . . . . . . . . . . .            1.39%         1.34%         1.44%          0.61%         0.62%         0.48%
     Non-performing loans to total
       loans . . . . . . . . . . . . .            2.45%         2.31%         2.96%          1.31%         1.49%         1.03%
     Non-performing loans to total
       assets  . . . . . . . . . . . .            1.32%         1.28%         1.40%          0.59%         0.57%         0.35%

------------------

(1) The acquisition of Gateway occurred in August 1995.

         The primary reason for the increase in non-performing assets at April 30, 1997 and December 31, 1996 and 1995 compared to earlier periods was the continuing non-performance of certain loans obtained as part of the acquisition of Gateway. Of the Bank's $25.7 million of non-performing assets at April 30, 1997, $14.3 million or 55.5% relate to loans underwritten by Gateway and acquired by the Bank in August 1995. Gateway was an active originator of commercial real estate loans, construction and land loans and, to a lesser extent, commercial business loans, all of which generally are deemed to involve more risk than the single-family residential loans which the Bank traditionally has emphasized. While the Bank has continued to originate commercial real estate loans, construction and land loans and commercial business loans, and intends to increase its level of originations of such loans, management has implemented loan underwriting policies and procedures which it believes are more conservative than those previously utilized by Gateway.

         The interest income that would have been recorded during the four months ended April 30, 1997 and the year ended December 31, 1996, if all of the Bank's non-performing loans at the end of such period had been current in accordance with their terms during such periods was $504,000 and $696,000, respectively. The actual amount of interest recorded as income (on a cash basis) on such loans during the periods amounted to $141,000 and $925,000, respectively.

         CLASSIFIED AND CRITICIZED ASSETS. Federal regulations require that each insured institution classify its assets on a regular basis. Furthermore, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high probability of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. At April 30, 1997, the Bank had an aggregate of $30.2 million of classified assets, all of which were classified substandard. In addition, at such date the Bank had $2.4 million of assets which were deemed special mention.

         ALLOWANCE FOR LOAN LOSSES. The Bank's policy is to establish reserves for estimated losses on delinquent loans when it determines that losses are expected to be incurred on such loans. The allowance for losses on loans is maintained at a level believed adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loss experience, current economic conditions, volume, growth and composition of the portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income. As shown in the table below, at April 30, 1997, the Bank's allowance for loan losses amounted to $14.7 million or 60.2% and 1.5% of the Bank's non-performing loans and total loans receivable, respectively. The Bank's provision to the allowance for loan losses amounted to $4.7 million for thefour months ended April 30, 1997 and $1.0 million during 1996. Such provisions during the 1997 period and in 1996 were substantially higher than the Bank traditionally made in earlier periods and were the result of, among other things, management's continuing review of the risk elements in the Bank's loan portfolio. As part of its 1997 review, management considered a report prepared by an independent third-party consultant with respect to the risk elements in the Bank's loan portfolio and an analysis prepared by the Bank's management with respect to certain trends affecting the Bank's loan portfolio such as charge-offs, delinquencies and other external economic factors including interest rates. Such trend analysis and third-party report indicated certain additional potential risk factors to be considered in estimating the level of the allowance for loan losses. In establishing provisions in the 1997 period and in 1996, management of the Bank also considered the overall increase in the Bank's loan portfolio, the potential increased risk of loss generally attributed to commercial real estate loans, construction and land loans and commercial business loans as well as management's continuing experience with the loan portfolio acquired from Gateway (which constituted more than half of the Bank's total non-performing assets at April 30, 1997). The Bank has experienced a longer than anticipated work-out period with respect to such Gateway loans, and despite charge-offs of $405,000 in the four months ended April 30, 1997 and $2.7 million in 1996, the Bank's total non-performing loans have not been reduced but have increased slightly since December 31, 1995. Based on the various factors considered in its 1997 review of risk elements, and in particular the longer than anticipated work-out periods for the Gateway portfolio, management also determined that in certain circumstances more aggressive work-out procedures for non-performing loans would be warranted. The fact that more aggressive work-out procedures could increase the risk of loss with respect to such loans also affected management's determination to increase the provision levels during 1997. In addition to general provisions of approximately $700,000 during the four months ended April 30, 1997, managment determined that additional provisions of approximately $4.0 million were necessary in light of estimated losses with respect to the loans acquired from Gateway and with respect to the Bank's portfolio of non-performing loans. Management views approximately $4.0 million of the provisions established during the four months ended April 30, 1997 as generally non-recurring in nature and anticipates that the amount of provisions for loan losses in future periods will be more consistent with the $700,000 of provisions which it otherwise would have made. While no assurance can be given that future charge-offs and/or additional provisions will not be necessary, management of the Bank believes that, as of April 30, 1997, the allowance for loan losses was adequate.

         Effective December 21, 1993, the OTS, in conjunction with the Office of the Comptroller of the Currency, the FDIC and the Federal Reserve Board, issued a Policy Statement regarding an institution's allowance for loan and lease losses. The Policy Statement, which reflects the position of the issuing regulatory agencies and does not necessarily constitute GAAP, includes guidance
(i) on the responsibilities of management for the assessment and establishment of an adequate allowance and (ii) for the agencies' examiners to use in evaluating the adequacy of such allowance and the policies utilized to determine such allowance. The Policy Statement also sets forth quantitative measures for the allowance with respect to assets classified substandard and doubtful and with respect to the remaining portion of an institution's loan portfolio. Specifically, the Policy Statement sets forth the following quantitative measures which examiners may use to determine the reasonableness of an allowance: (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified substandard; and (iii) for the portions of the portfolio that have not been classified (including loans designated special mention), estimated credit losses over the upcoming 12 months based on facts and circumstances available on the evaluation date. While the Policy Statement sets forth this quantitative measure, such guidance is not intended as a "floor" or "ceiling." The Bank's policy for establishing loan losses is not inconsistent with the Policy Statement.

         The following table sets forth the activity in the Bank's allowance for loan losses during the periods indicated.


                                    Four Months Ended
                                        April 30,                            Year Ended December 31,
                                   --------------------     ----------------------------------------------------------
                                     1997        1996         1996        1995         1994        1993         1992
                                   --------    --------     --------    --------     --------    --------     --------
                                                                  (Dollars in Thousands)
 Allowance at beginning of
   period  . . . . . . . . . .     $9,977      $10,704     $10,704      $ 3,124      $ 3,180    $  2,303       $  950
                                    -----       ------      ------       ------       ------     -------        -----
 Allowance from acquisition  .         --           --          --        8,026           --          --           --
 Provisions  . . . . . . . . .      4,667           --       1,000           --           76       1,286        2,243
   Charge-offs:
     Mortgage loans:
       Single-family
       residential . . . . . .        175           30       1,590          606          107         463          443
       Multi-family
       residential . . . . . .         --           --          --           --           36          67           --
       Commercial real estate.        116           10         376           --           --          --           --
     Other loans . . . . . . .        114           30         729          176          275         386          698
                                     ----          ---      ------        -----        -----       -----       ------
       Total charge-offs . . .        405           70       2,695          782          418         916        1,141
   Recoveries:
     Mortgage loans:
       Single-family
       residential . . . . . .        164          156         408          198          166         335           79
       Multi-family
       residential . . . . . .         --           --          --           --           10          43           --
       Commercial real estate.        194          360         413           19           --          --           --
     Other loans . . . . . . .         90           31         147          119          110         129          172
                                  -------      -------      ------      -------      -------      ------      -------
       Total recoveries  . . .        448          547         968          336          286         507          251
                                  -------      -------      ------      -------      -------      ------      -------
 Allowance at end of period  .    $14,687      $11,181      $9,977      $10,704      $ 3,124      $3,180      $ 2,303
                                   ======       ======       =====       ======       ======       =====       ======

 Allowance for loan
   losses to total
   nonperforming loans
   at end of period  . . . . . . .  60.16%       40.84%      43.85%       44.20%       38.79%      41.21%       48.86%
                                    =====        =====       =====        =====        =====       =====        =====
 Allowance for loan
   losses to total
   loans at end of period  . . . .   1.48%        1.34%       1.02%        1.32%        0.51%       0.62%        0.50%
                                     ====         ====        ====         ====         ====        ====         ====

         The following table sets forth information concerning the allocation of the Bank's allowance for loan losses by loan category at the dates indicated.



                                                                      December 31,
                                                     ----------------------------------------------
                                 April 30, 1997               1996                    1995
                            -----------------------  ---------------------- -----------------------

                                          Percent                 Percent                Percent
                                            of                      of                      of
                                          Loans in               Loans in                Loans in
                                            Each                   Each                    Each
                                          Category               Category                Category
                                             to                     to                      to
                                           Total                   Total                   Total
                              Amount       Loans       Amount      Loans      Amount       Loans
                            ----------  -----------  ---------- ----------- ---------- ------------
                                                   (Dollars in Thousands)
 Mortgage loans:
   Residential   . . . .    $ 7,132        80.34%    $3,192       77.20%   $ 2,002        77.50%
   Other . . . . . . . .      7,066        17.79      5,842       17.98      7,735        17.77
 Other loans . . . . . .        489         3.82        943        6.55        967         6.84
                               ----       ------      -----      ------      -----       ------
      Total  . . . . . .    $14,687       101.94%    $9,977      101.73%   $10,704       102.11%
                             ======       ======      =====      ======     ======       ======

                                                           December 31,
                            -----------------------------------------------------------------------
                                       1994                   1993                    1992
                            -----------------------  ---------------------- -----------------------
                                          Percent                 Percent                Percent
                                            of                      of                      of
                                          Loans in               Loans in                Loans in
                                            Each                   Each                    Each
                                          Category               Category                Category
                                             to                     to                      to
                                           Total                   Total                   Total
                              Amount       Loans       Amount      Loans      Amount       Loans
                            ----------  -----------  ---------- ----------- ---------- ------------
                                                     (Dollars in Thousands)
 Mortgage loans:
   Residential   . . . .     $2,100        85.78%   $2,031        86.25%    $1,451         83.61%
   Other . . . . . . . .         --         8.39        --         8.00         --          8.85
 Other loans . . . . . .      1,024         6.99     1,149         6.84        852          8.51
                              -----       ------     -----       ------      -----        ------
      Total  . . . . . .     $3,124       101.16%   $3,180       101.09%    $2,303        100.98%
                              =====       ======     =====       ======      =====        ======

         The Bank will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes that, based on information currently available, the Bank's allowance for possible loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurance will be given that the Bank's level of allowance for loan losses will be sufficient to absorb future loan losses incurred by the Bank or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. In addition, the OTS, as an integral part of its examination process, periodically reviews the Bank's allowance for loan losses. Such agency may require the Bank to make additional provisions for estimated loan losses based upon judgments different from those of management.

SECURITIES ACTIVITIES

         GENERAL. As of April 30, 1997, the Bank had an aggregate of $691.9 million of securities, or 37.4% of the Bank's total assets at such date. At such date, the unrealized appreciation on the Bank's securities available for sale amounted to $3.5 million, net of income taxes. The securities investment policy of the Bank, which has been established by the Board of Trustees, is designed, among other things, to assist the Bank in its asset/liability management policies. The Bank's investment policy emphasizes principal preservation, favorable returns on investment, maintaining liquidity within designated guidelines, minimizing credit risk and maintaining flexibility. Interest and dividend income from the Bank's securities portfolio generally provides the second largest source of income to the Bank after interest on loans. The Bank's current securities investment policy permits investments in various types of liquid assets including obligations of the U.S. Treasury and federal agencies, investment grade corporate obligations, various types of mortgage-backed and mortgage-related securities, commercial paper, certificates of deposit, and federal funds sold to financial institutions approved by the Board of Trustees.

         The Bank converted to a federally chartered mutual savings bank in August 1997. Prior to that date, the Bank operated as a New York-chartered mutual savings bank. While operating under its New York charter, the Bank was permitted to make certain investments in equity securities and stock mutual funds. At April 30, 1997, these equity investments totaled $52.8 million, comprised primarily of a $23.0 million investment in a common stock mutual fund designed specifically for New York State savings banks, a $14.4 million investment divided among two additional mutual funds (which are designated as trading account securities), $10.5 million of preferred stocks (generally issued by U.S. Government agencies or government sponsored enterprises such as the Federal National Mortgage Association ("FNMA") and FHLMC) and $4.9 million of various other equity securities. Pursuant to current law, the Bank is required to divest or transfer such securities except for preferred stock issued by U.S. Government agencies and government sponsored enterprises. The Bank expects that it will either dispose of such securities to a third-party or sell or transfer such securities to the Company.

         The Bank currently does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. These activities require the prior approval of the Board of Trustees under the Bank's securities investment policy. Similarly, the Bank has not and does not invest in mortgage derivative securities which are deemed to be "high risk," or purchase privately issued securities which are not rated investment grade. The Bank tests its securities on at least a semi-annual basis to ensure that they would not be considered "high risk" securities under Federal banking laws.

         At April 30, 1997, $677.5 million of the Bank's securities were classified as available for sale and $14.4 million were classified as trading account. In December 1995, the Bank, pursuant to SFAS No. 115, reviewed its securities portfolio and reclassified all of its securities then classified as held to maturity as available for sale. Such classification as available for sale provides the Bank with the flexibility to sell securities if deemed appropriate in response to, among other factors, changes in interest rates. Securities which are held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts using a method which approximates a level yield. Securities classified as available for sale are carried at fair value. Unrealized gains and losses on available for sale securities are recognized as direct increases or decreases in equity, net of applicable income taxes. See Notes 1 and 4 of the Notes to Consolidated Financial Statements. Securities classified as trading account are carried at market value with any increase or decrease in unrealized appreciation or depreciation included in the Bank's income statement. In the four months ended April 30, 1997 and the years ended December 31, 1996 and 1995, the Bank recognized losses on securities transactions of $508,000, $2.7 million and $305,000, respectively.

         The Bank's investment policy provides management with the authority to periodically sell securities provided, among other things, any losses on such sales do not exceed $500,000, in which event prior approval of the Board of Trustees is required. Generally, management will enter into such securities sales only if it believes that it can replace the securities sold with newly purchased securities that, due to their higher yield, will offset the losses within a twelve month period. In addition, during the fourth quarter of each of 1996 and 1995, management and the Board of Trustees reviewed the Bank's entire securities portfolio and authorized extensive sales as part of its securities restructuring efforts. In each case, the Bank substantially replaced the securities sold with securities having a significantly higher (over 75 basis points) projected yield without, in management's view, sacrificing credit quality or liquidity. In addition, sales in the fourth quarter of 1995 included certain lower grade ("A rated") corporate debt securities. Subsequent to the Conversion, the Bank does not anticipate that it will, as a matter of course, continue to authorize similar amounts of losses in its securities activities.

         The following table sets forth the activity in the Bank's aggregate securities portfolio during the periods indicated.

                                                 Four Months Ended
                                                     April 30,                       Year Ended December 31,
                                              -----------------------        ----------------------------------------
                                                1997           1996            1996             1995           1994
                                              --------       --------        --------         --------       --------
                                                                        (In Thousands)

 Securities at beginning of period . .        $703,134       $788,622        $788,622         $699,470       $773,636
 Purchases:
   U.S. government and agencies  . . .          15,073             --          29,670          215,948            998
   State and municipals  . . . . . . .              --             --              --           11,591             --
   Agency mortgage-backed securities .          15,452         60,476         212,634          136,610         98,983
   Agency CMOs . . . . . . . . . . . .          17,976          9,975          35,079           19,944             --
   Private CMOs  . . . . . . . . . . .              --         29,843          53,258              116             --
   Other debt securities . . . . . . .              --             --              --              350         70,608
   Marketable equity securities  . . .           4,780          8,389          15,059            4,614         24,471
                                             ---------      ---------       ---------        ---------      ---------
     Total purchases . . . . . . . . .          53,281        108,683         345,700          389,173        195,060
 Sales:
   U.S. government and agencies  . . .           9,956          9,500          71,051            5,000          6,084
   State and municipals  . . . . . . .           3,045             --              70           12,132            113
   Agency mortgage-backed securities .              --          8,115         113,617               --             --
   Agency CMOs . . . . . . . . . . . .              --             --          16,332               --             --
   Private CMOs  . . . . . . . . . . .              --             --              --               --             --
   Other debt securities . . . . . . .              --          1,359          36,042           99,122          2,530
   Marketable equity securities  . . .           6,364          3,275           3,305            5,272         18,462
                                             ---------      ---------       ---------        ---------      ---------
     Total sales . . . . . . . . . . .          19,365         22,249         240,417          121,526         27,189
 Repayments and prepayments:
   U.S. government and agencies  . . .           6,750         17,300          46,800           53,610         37,300
   State and municipals  . . . . . . .              --             --              --              100             --
   Agency mortgage-backed securities .          31,411         34,724         102,748           54,430         68,208
   Agency CMOs . . . . . . . . . . . .           1,712          1,028           4,399                3             --
   Private CMOs  . . . . . . . . . . .           3,667            926           3,466               24             --
   Other debt securities . . . . . . .              --         26,340          31,767           86,470        112,325
   Marketable equity securities  . . .              --             --              --               --             --
                                           -----------    -----------     -----------      -----------    -----------
     Total repayments and prepayments           43,540         80,318         189,180          194,637        217,833
 Accretion of discount and amortization
   of premium  . . . . . . . . . . . .             (93)          (403)           (692)          (4,421)        (7,306)
 Unrealized gains or (losses) on
   available-for-sale securities . . .          (1,294)       (10,779)           (899)          20,563        (16,898)
 Realized gains and losses on trading
   assets  . . . . . . . . . . . . . .            (231)            --              --               --             --
                                            ----------    -----------     -----------      -----------    -----------
 Securities at end of period . . . . .        $691,892       $783,556        $703,134         $788,622       $699,470
                                               =======        =======         =======          =======        =======

         MORTGAGE-BACKED AND MORTGAGE-RELATED SECURITIES. At April 30, 1997, the Bank's securities included $395.0 million, or 21.4% of total assets, of mortgage participation certificates (which are also known as mortgage-backed securities).

         Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on mortgage-backed securities are passed from the mortgage originators, as servicer, through intermediaries (generally U.S. Government agencies and government-sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Bank. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the Government National Mortgage Association ("GNMA").

         The FHLMC is a private corporation chartered by the U.S. Government. The FHLMC issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. The FNMA guarantees the timely payment of principal and interest on FNMA securities. FHLMC and FNMA securities are not backed by the full faith and credit of the United States, but because the FHLMC and the FNMA are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. GNMA securities are backed by FHA-insured and VA-guaranteed loans, and the timely payment of principal and interest on GNMA securities are guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government. Because the FHLMC, the FNMA and the GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs.

         Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate loans. As a result, the risk characteristics of the underlying pool of mortgages, (i.e., fixed-rate or adjustable-rate) as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages. The Bank's mortgage-backed securities portfolio includes investments in mortgage-backed securities backed by ARMs or securities which otherwise have an adjustable rate feature.

         The Bank's securities also include $96.2 million in interests in collateralized mortgage obligations ("CMOs") (which are also known as mortgage-related securities). CMOs have been developed in response to investor concerns regarding the uncertainty of cash flows associated with the prepayment option of the underlying mortgagor and are typically issued by governmental agencies, governmental sponsored enterprises and special purpose entities, such as trusts, corporations or partnerships, established by financial institutions or other similar institutions. A CMO can be collateralized by loans or securities which are insured or guaranteed by the FNMA, the FHLMC or the GNMA. As of April 30, 1997, $50.2 million of the Bank's CMOs were insured or guaranteed by the GNMA, FNMA or FHLMC and the remaining $45.9 million of the Bank's CMOs were rated "AAA" by national rating agencies. While non-agency private issue CMOs are somewhat less liquid than CMOs insured or guaranteed by the GNMA, FNMA, or FHLMC, they generally have a higher yield than agency insured or guaranteed CMOs. In contrast to pass-through mortgage-backed securities, in which cash flow is received pro rata by all security holders, the cash flow from the mortgages underlying a CMO is segmented and paid in accordance with a predetermined priority to investors holding various CMO classes. By allocating the principal and interest cash flows from the underlying collateral among the separate CMO classes, different classes of bonds are created, each with its own stated maturity, estimated average life, coupon rate and prepayment characteristics. The regular interests of some CMOs are like traditional debt instruments because they have stated principal amounts and traditionally defined interest rate terms. Purchasers of certain other CMOs are entitled to the excess, if any, of the issuer's cash inflows, including reinvestment earnings, over the cash outflows for debt service and administrative expenses. These CMOs may include instruments designated as residual interests, which represent an equity ownership interest in the underlying collateral, subject to the first lien of the investors in the other classes of the CMO. Certain residual CMO interests may be riskier than many regular CMO interests to the extent that they could result in the loss of a portion of the original investment. Moreover, cash flows from residual interests are very sensitive to prepayments and, thus, contain a high degree of interest rate risk. As of April 30, 1997, the Bank's CMOs did not include any residual interests or interest-only or principal-only securities. As a matter of policy, the Bank does not invest in residual interests of CMOs or interest-only and principal-only securities.

         Mortgage-backed and mortgage-related securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed and related securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of the Bank. Mortgage-backed securities issued or guaranteed by the FNMA or the FHLMC (except interest-only securities or the residual interests in CMOs) are weighted at no more than 20.0% for risk-based capital purposes, compared to a weight of 50.0% to 100.0% for residential loans.

         The Bank generally does not invest in mortgage-backed and mortgage-related securities with estimated average lives exceeding 10 years.
At April 30, 1997, the estimated weighted average life of the Bank's mortgage-backed and mortgage-related securities was approximately 3.6 years. The actual maturity of a mortgage-backed or mortgage-related security may be less than its stated maturity due to prepayments of the underlying mortgages. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management." Prepayments that are faster than anticipated may shorten the life of the security and adversely affect its yield to maturity. The yield is based upon the interest income and the amortization of any premium or discount related to the mortgage-backed security. In accordance with GAAP, premiums are amortized and discounts are accreted over the estimated lives of the loans, which decrease and increase interest income, respectively. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed or mortgage-related security, and these assumptions are reviewed periodically to reflect actual prepayments. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments.

         During periods of rising mortgage interest rates, if the coupon rates of the underlying mortgages are less than the prevailing market interest rates offered for mortgage loans, refinancings generally decrease and slow the prepayment of the underlying mortgages and the related securities. Conversely, during periods of falling mortgage interest rates, if the coupon rates of the underlying mortgages exceed the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related securities. Under such circumstances, the Bank may be subject to reinvestment risk because to the extent that the Bank's mortgage-backed and mortgage-related securities amortize or prepay faster than anticipated, the Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate. At April 30, 1997, of the $489.4 million of mortgage-backed and mortgage-related securities, an aggregate of $244.6 million were secured by fixed-rate securities and an aggregate of $244.8 million were secured by adjustable-rate securities.

         OTHER SECURITIES. Other than mortgage-backed and mortgage-related securities, the Bank's securities consist primarily of U.S. Treasury and Federal agency obligations, which amounted to $140.1 million at April 30, 1997, marketable equity securities, which amounted to $41.8 million at April 30, 1997, and trading account securities, which amounted to $14.4 million at April 30, 1997. The Bank currently is in the process of liquidating its trading account securities. In addition, as previously discussed, the Bank intends to sell or transfer its marketable equity securities with the exception of agency issued preferred stocks. As with its mortgage-backed and mortgage-related securities, the Bank attempts to maintain a high degree of liquidity in its other securities and generally does not invest in debt securities with terms to maturity in excess of 10 years. As of April 30, 1997, the estimated term to maturity of the Bank's other securities was 3.3 years.

         The following table sets forth certain information regarding the maturities of the Bank's other securities (all of which were classified as available for sale) at April 30, 1997.

                                                                            Contractually Maturing
                                          ------------------------------------------------------------------------------------------
                                                       Weighted                Weighted              Weighted             Weighted
                                            Under 1     Average      1-5       Average      6-10     Average    Over 10    Average
                                              Year       Yield      Years       Yield      Years      Yield      Years      Yield
                                          ----------  ----------  ---------  -----------  -------  ----------- --------- -----------
                                                                            (Dollars in Thousands)
 U.S. Government and
   federal agency obligations.              $29,399     6.33%       $69,898     6.51%     $40,832     6.92%     $   --       --%
 Other . . . . . . . . . . . .                1,010     5.77            100     8.13           --       --          --       --
                                            -------                 -------               -------               ------
                                            $30,409                 $69,998               $40,832               $   --
                                             ======                  ======                ======                =====

SOURCES OF FUNDS.

         GENERAL. Deposits are the primary source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from loan principal repayments and prepayments and borrowings. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

         DEPOSITS. The Bank's deposit products include a broad selection of deposit instruments, including negotiable order of withdrawal ("NOW") accounts, money market accounts, non-interest bearing checking accounts, regular savings accounts and term certificate accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         The Bank utilizes traditional marketing methods to attract new customers and savings deposits. The Bank does not advertise for deposits outside of its market area and management believes that an insignificant number of deposit accounts were held by non-residents of New York at April 30, 1997. The Bank does not utilize the services of deposit brokers. The Bank traditionally has relied on customer service and convenience in marketing its deposit products, and the Bank generally has not sought to be a price leader on its deposits. The Bank is the largest depository institution, by deposit market share, in Staten Island and the Bank's acquisition of Gateway, which had $276.6 million in deposits at the time of acquisition, added to the Bank's deposit base. Despite its strong market presence, during each of 1996, 1995 (excluding the effect of the Gateway acquisition) and 1994 the Bank experienced disintermediation of deposits. Management attributes such disintermediation in large part to certain higher rate competing investment products being offered by non-depository institutions. During the four months ended April 30, 1997, the Bank reversed the outflow of deposits and reported a net increase in deposits before interest credited of $14.4 million. Such increase during the 1997 period is, in management's view, primarily the result of the Bank's business development efforts. Commencing in April 1996, the Bank's business development officers have actively solicited, through individual meetings and other contacts, increased deposits particularly commercial transaction accounts, with businesses and individuals in the Bank's Staten Island and Brooklyn, New York, market areas. In addition, in recent periods, the Bank's lending officers and branch managers have increased their efforts to solicit new deposits from the Bank's loan customers and other residents in its market area.

         The following table sets forth the activity in the Bank's deposits during the periods indicated. Year Ended December 31,

                                                     Four Months                   Year Ended December 31,
                                                        Ended          ----------------------------------------------
                                                   April 30, 1997         1996              1995              1994
                                                 ------------------    ----------        ----------        ----------
                                                                          (Dollars in Thousands)

             Beginning balance . . . . . . . .        $1,577,748        $1,535,617       $1,225,918         $1,223,708
             Net increase (decrease) before
               interest credited . . . . . . .            14,426            (8,397)         265,485(1)         (34,298)
             Interest credited . . . . . . . .            14,619            50,528           44,214             36,508
             Net increase in deposits  . . . .            29,045            42,131          309,699              2,210
                                                     -----------        ----------       ----------         ----------
             Ending balance  . . . . . . . . .        $1,606,793        $1,577,748       $1,535,617         $1,225,918
                                                       =========         =========        =========          =========

---------------

(1)      Includes $276.6 million of deposits acquired from Gateway.


         The following table sets forth by various interest rate categories the certificates of deposit with the Bank at the dates indicated.

                                                                                          December 31,
                                                         April 30,         ---------------------------------------------
                                                            1997              1996             1995              1994
                                                      ---------------      ----------       ----------        ----------
                                                                              (Dollars in Thousands)

             0.00% to 2.99%  . . . . . . . . . . .      $       --          $      --        $      --         $ 13,573
             3.00% to 3.99%  . . . . . . . . . . .          11,082             12,314           20,138           90,046
             4.00% to 4.99%  . . . . . . . . . . .         177,868            223,234          103,882           83,239
             5.00% to 6.99%  . . . . . . . . . . .         336,505            262,924          334,922           93,136
             7.00% to 8.99%  . . . . . . . . . . .           2,133              2,098            8,420            6,216
             9.00% to 10.99% . . . . . . . . . . .              --                 --               --               --
             11.00% and over . . . . . . . . . . .              --                 --               --               --
                                                       -----------          ---------        ---------       ----------
                 Total . . . . . . . . . . . . . .        $527,588           $500,570         $467,362         $286,210
                                                           =======            =======          =======          =======

         The following table sets forth the amount and remaining maturities of the Bank's certificates of deposit at April 30, 1997.


                                                          Over Six Months   Over One Year   Over Two Years
                                           Six Months       Through One      Through Two    Through Three     Over Three
                                            and Less            Year            Years           Years           Years
                                         -------------- ------------------- -------------- ---------------- --------------
                                                                      (Dollars in Thousands)

            0.00% to 1.99%  . . . . .       $       --        $       --      $       --       $       --     $       --
            2.00% to 2.99%  . . . . .               --                --              --               --             --
            3.00% to 3.99%  . . . . .            9,995             1,087              --               --             --
            4.00% to 4.99%  . . . . .          138,768             5,549          32,669              882             --
            5.00% to 6.99%  . . . . .          122,670           109,545          67,877           17,054         19,359
            7.00% to 8.99%  . . . . .               --                --              --            1,998            135
            9.00% to 10.99%   . . . .               --                --              --               --             --
            11.00% and over . . . . .               --                --              --               --             --
                                           -----------        ----------      ----------       ----------     ----------
                Total . . . . . . . .         $271,433          $116,181        $100,546          $19,934        $19,494
                                               =======           =======         =======           ======         ======


         As of April 30, 1997, the aggregate amount of outstanding time certificates of deposit in amounts greater than or equal to $100,000, was approximately $108.1 million. The following table presents the maturity of these time certificates of deposit at such dates.

                                                                                          April 30, 1997
                                                                                         ---------------
                                                                                          (In Thousands)

                           3 months or less  . . . . . . . . . . . . . . . . . . . .            $ 45,947
                           Over 3 months through 6 months  . . . . . . . . . . . . .              25,260
                           Over 6 months through 12 months . . . . . . . . . . . . .              12,812
                           Over 12 months  . . . . . . . . . . . . . . . . . . . . .              24,055
                                                                                                --------
                                                                                                $108,074
                                                                                                 =======


         The following table sets forth the dollar amount of deposits in various types of deposits offered by the Bank at the dates indicated.

                                      April 30,                                        December 31,
                              ------------------------   ----------------------------------------------------------------------
                                         1997                    1996                     1995                   1994
                              ------------------------   ---------------------    ---------------------  ----------------------
                                 Amount     Percentage     Amount   Percentage      Amount   Percentage   Amount     Percentage
                              -----------  -----------   ---------- ----------    ---------  ----------  ---------  -----------
                                                                 (Dollars in Thousands)
     Savings accounts  . . .    $822,431       51.2%     $832,584     52.77%      $739,697     48.17%     $793,753      64.74%
     Certificates of deposit     527,588       32.8       500,570     31.73        467,362     30.43       286,210      23.35
     Money market accounts .      81,924        5.1        79,704      5.05         83,343      5.43        58,086       4.74
     NOW accounts  . . . . .      16,708        1.0        14,298      0.91         55,124      3.59        24,878       2.03
     Demand deposits . . . .     158,142        9.8       150,592      9.54        190,091     12.38        62,991       5.14
                              ----------      -----    ----------    ------     ----------    ------    ----------     ------
         Total . . . . . . .  $1,606,793      100.0%   $1,577,748    100.00%    $1,535,617    100.00%   $1,225,918     100.00%
                               =========      =====     =========    ======      =========    ======     =========     ======

         BORROWINGS. Traditionally, the Bank made very limited use of borrowings. During 1997, the Bank determined to increase its use of leverage through increased utilization of borrowings. At April 30, 1997, the Bank had $30.0 million of borrowed funds, substantially all of which consisted of reverse repurchase agreements with established brokerage firms.

Reverse repurchase agreements represent agreements to sell securities under terms which require the Bank to repurchase the same or substantially similar securities by a specified date (generally less than one year). In addition, in August 1997, the Bank became eligible to obtain advances from the FHLB of New York upon the security of the common stock it owns in that bank and certain of its residential mortgage loans, provided certain standards related to creditworthiness have been met. Such advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. The Bank intends to continue to utilize borrowings as a source of funds subsequent to the Conversion.

TRUST ACTIVITIES

         Staten Island Savings also provides a full range of trust and investment services, and acts as executor or administrator of estates and as
trustee for various types of trusts.   Trust and investment services are
offered through the Bank's Trust Department which was acquired as part of the Gateway acquisition. Fiduciary and investment services are provided primarily to persons and entities located in Staten Island, New York. Services offered include fiduciary services for trusts and estates, money management, custodial services and pension and employee benefits consulting. As of April 30, 1997, the Trust Department maintained approximately 179 trust/fiduciary accounts, with an aggregate principal balance of $77.0 million at such date. Revenues from the Trust Department amounted to $85,000 in the four months ended April 30, 1997, and $258,000 and $280,000 in 1996 and 1995, respectively.
Historically, the operation of the Trust Department has not been profitable.

         The accounts maintained by the Trust/Investment Services Division consist of "managed" and "non-managed" accounts. "Managed accounts" are those accounts under custody for which the Bank has responsibility for administration and investment management and/or investment advice. "Non-managed" accounts are those accounts for which the Bank merely acts as a custodian. The Company receives fees dependent upon the level and type of service provided. The Trust Department administers various trust accounts (revocable, irrevocable and charitable trusts, and trusts under wills), agency accounts (various investment fund products), estate accounts, and employee benefit plan accounts (assorted plans and IRA accounts). Two trust officers and related staff are assigned to the Trust Department. The administration of trust and fiduciary accounts are monitored by the Trust Committee of the Board of Trustees of States Island Savings.

SAVINGS BANK LIFE INSURANCE

         The Bank has a Savings Bank Life Insurance department which issues life insurance to individuals. The financial statements of the SBLI Department are not consolidated with the Bank's. The SBLI Department's act ivities are segregated from the Bank and, while they do not directly affect the Bank's earnings, management believes that offering SBLI is beneficial to the Bank's relationship with its depositors and the general public. The SBLI Department pays its own expenses and reimburses the Bank for expenses incurred on its behalf. At April 30, 1997, the SBLI Department had policies totaling $1.7 billion millon in force.

SUBSIDIARIES

         The Bank currently has one inactive subsidiary which is in the process of dissolution.

LEGAL PROCEEDINGS

         The Bank is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank. In addition, on September 8, 1997, the U.S. Equal Employment Opportunity Commission ("EEOC") filed a complaint against the Bank and the Guardian Life Insurance Company ("Guardian") in the United States District Court for the Eastern District of New York. In the complaint, the EEOC is alleging that the Bank's long term disability plan, which was obtained from and is administered by Guardian, discriminates against individuals with mental disabilities in violation of the Americans with Disabilities Act of 1990. The EEOC is requesting the court, among other things, to: enjoin the Bank from engaging in any employment practice which discriminates on the basis of disability; require the Bank to reimburse and make whole a former employee who was disabled with a mental disorder; and require the Bank to provide compensation to the mentally disabled former employee and other similarly situated individuals for past and future pecuniary losses, including back pay, job search and medical expenses with such amounts to be determined. The Bank believes that its disability plans and policies do not unlawfully discriminate and that it has meritorious defenses to the complaint and the Bank intends to contest the allegations.

EMPLOYEES

         The Bank had 500 full-time employees and 107 part-time employees at April 30, 1997. None of these employees is represented by a collective bargaining agent, and the Bank believes that it enjoys good relations with its personnel.

OFFICE AND PROPERTIES

         At April 30, 1997, the Bank conducted its business from its executive and administrative offices in Staten Island, New York, and 16 full service branch offices in Staten Island, one full service branch office in Brooklyn as well as three limited service branch offices, a loan origination center and its Trust Department in Staten Island. In addition, the Bank maintains 36 automated teller machines ("ATMs"), with at least two ATMs at each of the Bank's branch offices, and an office for its SBLI activities.

         The following table sets forth certain information relating to the Bank's offices at April 30, 1997.

                                                                   Net Book Value of
                                                                      Property and
                                                       Lease           Leasehold
                                        Owned or    Expiration      Improvements at          Deposits at
             Location(1)                 Leased        Date          April 30, 1997         April 30, 1997
----------------------------------    ----------- --------------  -------------------     ------------------
                                                                                (In Thousands)

 EXECUTIVE OFFICE:

 15 Beach Street                         Owned                            $1,659              $       --
 Staten Island, NY 10304

 BRANCH OFFICES:

 81-91 Water Street                      Owned                               215                 127,087
 Staten Island, NY 10304

 15 Hyatt Street                         Owned                                43                  63,403
 Staten Island, NY 10301

 257 New Dorp Lane                       Owned                                26                 135,242
 Staten Island, NY 10305

 260 New Dorp Lane                       Owned                               516                      --(1)
 Staten Island, NY 10305

 1837 Victory Boulevard                  Owned                               231                 155,957
 Staten Island, NY 10314

 1850 Victory Boulevard                  Owned                               171                      --(2)
 Staten Island, NY 10314

 1320 Hylan Boulevard                    Owned                               594                 156,409
 Staten Island, NY 10305

 461-465, 475 Forest Avenue              Owned                             1,209                 109,701
 Staten Island, NY 10310

 3150 Amboy Road                         Owned                            $  446                $ 99,273
 Staten Island, NY 10308

                                                                   Net Book Value of
                                                                      Property and
                                                       Lease           Leasehold
                                        Owned or    Expiration      Improvements at          Deposits at
             Location(1)                 Leased        Date          April 30, 1997         April 30, 1997
----------------------------------    ----------- --------------  -------------------     ------------------
                                                                                (In Thousands)

 900 Huguenot Avenue                     Leased        2000 (3)              385                  66,743
 Staten Island, NY 10312

 5840 Amboy Road                         Owned                               924                      --(4)
 Staten Island, NY 10309

 2700 Hylan Boulevard                    Leased        2005 (3)              425                 118,522
 Staten Island, NY 10306

 4025 Amboy Road                         Owned                               323                 100,121
 Staten Island, NY 10308

 6975 Amboy Road                         Owned                             1,446                  58,889
 Staten Island, NY 10309

 1630 Forest Avenue                      Owned                               770                  76,479
 Staten Island, NY 10302

 43 Richmond Hill Road                   Leased        1999 (3)              543                  64,056
 Staten Island, NY 10314

 800 Forest Avenue                       Owned                               826                  53,848
 Staten Island, NY 10310

 1630 Richmond Road                      Owned                             1,091                 137,240
 Staten Island, NY 10304

 4310-4312-4320 Amboy Road               Leased        1998 (3)              110                  47,630
 Staten Island, NY 10312

 9512-20 3rd Avenue                      Leased        1999 (3)              331                  43,133
 Brooklyn, NY 11209

 OTHER OFFICES:

 45 Beach Street                         Owned                               455                      --(5)
 Staten Island, NY 10304

 260 Christopher Lane                    Leased        2003 (3)              252                      --(6)
 Staten Island, NY 10314

 96 Prospect Street                      Owned                               330                      --(5)
 Staten Island, NY 10304

 1591 Richmond Road                      Owned                            $  651                 $    --(7)
 Staten Island, NY 10304

                                                                   Net Book Value of
                                                                      Property and
                                                       Lease           Leasehold
                                        Owned or    Expiration      Improvements at          Deposits at
             Location(1)                 Leased        Date          April 30, 1997         April 30, 1997
----------------------------------    ----------- --------------  -------------------     ------------------
                                                                                (In Thousands)

 176 Broadway                            Leased        2000                   --                      --(8)
 New York, NY 10038


---------------

(1)      Consists of two ATMs and a manned drive-in facility.
(2)      Consists of three ATMs and a manned drive-in facility.
(3)      Excludes options to extend term.
(4)      An automated drive through facility with two ATMs.
(5)      Administrative office.
(6)      Loan origination center.
(7)      Trust Department office.
(8)      SBLI Department.

                                   REGULATION

GENERAL

         The Bank is a federally chartered and insured savings bank subject to extensive regulation and supervision by the OTS, as the primary federal regulator of savings associations, and the FDIC, as the administrator of the BIF.

         The federal banking laws contain numerous provisions affecting various aspects of the business and operations of savings associations and savings and loan holding companies. The following description of statutory and regulatory provisions and proposals, which is not intended to be a complete description of these provisions or their effects on the Company or the Bank, is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

REGULATION OF SAVINGS AND LOAN HOLDING COMPANIES

         Holding Company Acquisitions. The Company, as a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"), will be required to register with the OTS. The HOLA and OTS regulations generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring, directly or indirectly, the ownership or control of any other savings association or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

         Holding Company Activities. The Company will operate as a unitary savings and loan holding company. Generally, there are limited restrictions on the activities of a unitary savings and loan holding company and its non-savings association subsidiaries. If the Company ceases to be a unitary savings and loan holding company, the activities of the Company and its non-savings association subsidiaries would thereafter be subject to substantial restrictions.

         The HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock, or else such dividend will be invalid. See "--Regulation of Federal Savings Banks--Capital Distribution Regulation."

         Affiliate Restrictions. Transactions between a savings association and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association's holding company and companies that are under common control with the savings association.

         In general, Sections 23A and 23B and OTS regulations issued in connection therewith limit the extent to which a savings association or its subsidiaries may engage in certain "covered transactions" with affiliates to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings association and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

         In addition, under the OTS regulations, a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

         The OTS regulation generally excludes all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the Federal Reserve Board decides to treat such subsidiaries as affiliates. The regulation also requires savings associations to make and retain records that reflect affiliate transactions in reasonable detail, and provides that certain classes of savings associations may be required to give the OTS prior notice of affiliate transactions.

REGULATION OF FEDERAL SAVINGS BANKS

         Regulatory System. As part of the Conversion, the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank. As a federally insured savings bank, lending activities and other investments of the Bank must comply with various statutory and regulatory requirements. The Bank is regularly examined by the OTS and must file periodic reports concerning its activities and financial condition.

         Although the OTS is the Bank's primary regulator, the FDIC has "backup enforcement authority" over the Bank. The Bank's eligible deposit accounts are insured by the FDIC under the BIF, up to applicable limits.

         Federal Home Loan Banks. The Bank is a member of the FHLB System. Among other benefits, FHLB membership provides the Bank with a central credit facility. The Bank is required to own capital stock in an FHLB in an amount equal to the greater of: (i) 1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year, (ii) .3% of total assets, or (iii) 5% of its FHLB advances (borrowings).

         Liquid Assets. Under OTS regulations, for each calendar month, a savings bank is required to maintain an average daily balance of liquid assets (including cash, certain time deposits and savings accounts, bankers' acceptances, certain government obligations and certain other investments) not less than a specified percentage of the average daily balance of its net withdrawable accounts plus short-term borrowings (its liquidity base) during the preceding calendar month. This liquidity requirement, which is currently at 5.0%, may be changed from time to time by the OTS to any amount between 4.0% to 10.0%, depending upon certain factors. OTS regulations also require each savings association to maintain an average daily balance of short-term liquid assets equal to not less than 1.0% of the average daily balance of its net withdrawable accounts and short-term borrowings during the preceding calendar month. The Bank maintains liquid assets in compliance with these regulations.

         Regulatory Capital Requirements. OTS capital regulations require savings banks to satisfy minimum capital standards: risk-based capital requirements, a leverage requirement and a tangible capital requirement. Savings banks must meet each of these standards in order to be deemed in compliance with OTS capital requirements. In addition, the OTS may require a savings association to maintain capital above the minimum capital levels.

         All savings banks are required to meet a minimum risk-based capital requirement of total capital (core capital plus supplementary capital) equal to 8% of risk-weighted assets (which includes the credit risk equivalents of certain off-balance sheet items). In calculating total capital for purposes of the risk-based requirement, supplementary capital may not exceed 100% of core capital. Under the leverage requirement, a savings bank is required to maintain core capital equal to a minimum of 3% of adjusted total assets. (In addition, under the prompt corrective action provisions of the OTS regulations, all but the most highly-rated institutions must maintain a minimum leverage ratio of 4% in order to be adequately capitalized. See "--Prompt Corrective Action.") A savings bank is also required to maintain tangible capital in an amount at least equal to 1.5% of its adjusted total assets.

         Under OTS regulations, a savings bank with a greater than "normal" level of interest rate exposure must deduct an interest rate risk ("IRR") component in calculating its total capital for purposes of determining whether it meets its risk-based capital requirement. Interest rate exposure is measured, generally, as the decline in an institution's net portfolio value that would result from a 200 basis point increase or decrease in market interest rates (whichever would result in lower net portfolio value), divided by the estimated economic value of the savings association's assets. The interest rate risk component to be deducted from total capital is equal to one-half of the difference between an institution's measured exposure and "normal" IRR exposure (which is defined as 2%), multiplied by the estimated economic value of the institution's assets. In August 1995, the OTS indefinitely delayed implementation of its IRR regulation. Based on internal measures of interest rate risk at April 30, 1997, the Bank would have been required to deduct $4.7 million pursuant to the IRR component in calculating total risk-based capital had the IRR component of the capital regulations been in effect. However, even in the event of such a deduction, the Bank would still be deemed to be a "well-capitalized" institution.

         These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, upon a determination that the savings association's capital is or may become inadequate in view of its circumstances. The OTS regulations provide that higher individual minimum regulatory capital requirements may be appropriate in circumstances where, among others: (1) a savings association has a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk, certain risks arising from nontraditional activities, or similar risks or a high proportion of off-balance sheet risk; (2) a savings association is growing, either internally or through acquisitions, at such a rate that supervisory problems are presented that are not dealt with adequately by OTS regulations; and (3) a savings association may be adversely affected by the activities or condition of its holding company, affiliates, subsidiaries or other persons or savings associations with which it has significant business relationships. The Bank is not subject to any such individual minimum regulatory capital requirement.

         The Bank's tangible capital ratio was 8.44%, its core capital ratio was 9.53% and its total risk-based capital ratio was 19.59% at April 30, 1997.

         Certain Consequences of Failure to Comply with Regulatory Capital Requirements. A savings bank's failure to maintain capital at or above the minimum capital requirements may be deemed an unsafe and unsound practice and may subject the savings bank to enforcement actions and other proceedings. Any savings bank not in compliance with all of its capital requirements is required to submit a capital plan that addresses the bank's need for additional capital and meets certain additional requirements. While the capital plan is being reviewed by the OTS, the savings bank must certify, among other things, that it will not, without the approval of its appropriate OTS Regional Director, grow beyond net interest credited or make capital distributions. If a savings bank's capital plan is not approved, the bank will become subject to additional growth and other restrictions. In addition, the OTS, through a capital directive or otherwise, may restrict the ability of a savings bank not in compliance with the capital requirements to pay dividends and compensation, and may require such a bank to take one or more of certain corrective actions, including, without limitation: (i) increasing its capital to specified levels, (ii) reducing the rate of interest that may be paid on savings accounts, (iii) limiting receipt of deposits to those made to existing accounts, (iv) ceasing issuance of new accounts of any or all classes or categories except in exchange for existing accounts, (v) ceasing or limiting the purchase of loans or the making of other specified investments, and (vi) limiting operational expenditures to specified levels.

         The HOLA permits savings banks not in compliance with the OTS capital standards to seek an exemption from certain penalties or sanctions for noncompliance. Such an exemption will be granted only if certain strict requirements are met, and must be denied under certain circumstances. If an exemption is granted by the OTS, the savings bank still may be subject to enforcement actions for other violations of law or unsafe or unsound practices or conditions.

         Prompt Corrective Action. The prompt corrective action regulation of the OTS, promulgated under The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FIDICIA"), requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings bank that falls within certain undercapitalized capital categories specified in the regulation.

         The regulation establishes five categories of capital classification:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulation, the ratio of total capital to risk-weighted assets, core capital to risk-weighted assets and the leverage ratio are used to determine an institution's capital classification. The Bank meets the capital requirements of a "well capitalized" institution under applicable OTS regulations.

         In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll-over brokered deposits.

         Institutions that are classified as undercapitalized are subject to certain mandatory supervisory actions, including: (i) increased monitoring by the appropriate federal banking agency for the institution and periodic review of the institution's efforts to restore its capital, (ii) a requirement that the institution submit a capital restoration plan acceptable to the appropriate federal banking agency and implement that plan, and that each company having control of the institution guarantee compliance with the capital restoration plan in an amount not exceeding the lesser of 5% of the institution's total assets at the time it received notice of being undercapitalized, or the amount necessary to bring the institution into compliance with applicable capital standards at the time it fails to comply with the plan, and (iii) a limitation on the institution's ability to make any acquisition, open any new branch offices, or engage in any new line of business without the prior approval of the appropriate federal banking agency for the institution or the FDIC.

         The regulation also provides that the OTS may take any of certain additional supervisory actions against an undercapitalized institution if the agency determines that such actions are necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund. These supervisory actions include: (i) requiring the institution to raise additional capital or be acquired by another institution or holding company if certain grounds exist,
(ii) restricting transactions between the institution and its affiliates, (iii) restricting interest rates paid by the institution on deposits, (iv) restricting the institution's asset growth or requiring the institution to reduce its assets, (v) requiring replacement of senior executive officers and directors, (vi) requiring the institution to alter or terminate any activity deemed to pose excessive risk to the institution, (vii) prohibiting capital distributions by bank holding companies without prior approval by the FRB,
(viii) requiring the institution to divest certain subsidiaries, or requiring the institution's holding company to divest the institution or certain affiliates of the institution, and (ix) taking any other supervisory action that the agency believes would better carry out the purposes of the prompt corrective action provisions of FDICIA.

         Institutions classified as undercapitalized that fail to submit a timely, acceptable capital restoration plan or fail to implement such a plan are subject to the same supervisory actions as significantly undercapitalized institutions. Significantly undercapitalized institutions are subject to the mandatory provisions applicable to undercapitalized institutions. The regulation also makes mandatory for significantly undercapitalized institutions certain of the supervisory actions that are discretionary for institutions classified as undercapitalized, creates a presumption in favor of certain discretionary supervisory actions, and subjects significantly undercapitalized institutions to additional restrictions, including a prohibition on paying bonuses or raises to senior executive officers without the prior written approval of the appropriate federal bank regulatory agency. In addition, significantly undercapitalized institutions may be subjected to certain of the restrictions applicable to critically undercapitalized institutions.

         The regulation requires that an institution be placed into conservatorship or receivership within 90 days after it becomes critically undercapitalized, unless the OTS, with concurrence of the FDIC, determines that other action would better achieve the purposes of the prompt corrective action provisions of FDICIA. Any such determination must be renewed every 90 days. A depository institution also must be placed into receivership if the institution continues to be critically undercapitalized on average during the fourth quarter after the institution initially became critically undercapitalized, unless the institution's federal bank regulatory agency, with concurrence of the FDIC, makes certain positive determinations with respect to the institution.

         Critically undercapitalized institutions are also subject to the restrictions generally applicable to significantly undercapitalized institutions and to a number of other severe restrictions. For example, beginning 60 days after becoming critically undercapitalized, such institutions may not pay principal or interest on subordinated debt without the prior approval of the FDIC. (However, the regulation does not prevent unpaid interest from accruing on subordinated debt under the terms of the debt instrument, to the extent otherwise permitted by law.) In addition, critically undercapitalized institutions may be prohibited from engaging in a number of activities, including entering into certain transactions or paying interest above a certain rate on new or renewed liabilities.

         If the OTS determines that an institution is in an unsafe or unsound condition, or if the institution is deemed to be engaging in an unsafe and unsound practice, the OTS may, if the institution is well capitalized, reclassify it as adequately capitalized; if the institution is adequately capitalized but not well capitalized, require it to comply with restrictions applicable to undercapitalized institutions; and, if the institution is undercapitalized, require it to comply with certain restrictions applicable to significantly undercapitalized institutions.

         Conservatorship/Receivership. In addition to the grounds discussed under "--Prompt Corrective Action," the OTS (and, under certain circumstances, the FDIC) may appoint a conservator or receiver for a savings association if any one or more of a number of circumstances exist, including, without limitation, the following: (i) the institution's assets are less than its obligations to creditors and others, (ii) a substantial dissipation of assets or earnings due to any violation of law or any unsafe or unsound practice,
(iii) an unsafe or unsound condition to transact business, (iv) a willful violation of a final cease-and-desist order, (v) the concealment of the institution's books, papers, records or assets or refusal to submit such items for inspection to any examiner or lawful agent of the appropriate federal banking agency or state bank or savings association supervisor, (vi) the institution is likely to be unable to pay its obligations or meet its depositors' demands in the normal course of business, (vii) the institution has incurred, or is likely to incur, losses that will deplete all or substantially all of its capital, and there is no reasonable prospect for the institution to become adequately capitalized without federal assistance, (viii) any violation of law or unsafe or unsound practice that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of the institution's depositors or the federal deposit insurance fund, (ix) the institution is undercapitalized and the institution has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan, or materially fails to implement an accepted capital restoration plan, (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital, or (xi) the institution is found guilty of certain criminal offenses related to money laundering.

         Enforcement Powers. The OTS and, under certain circumstances, the FDIC, have substantial enforcement authority with respect to savings associations, including authority to bring various enforcement actions against a savings association and any of its "institution-affiliated parties" (a term defined to include, among other persons, directors, officers, employees, controlling stockholders, agents and stockholders who participate in the conduct of the affairs of the institution). This enforcement authority includes, without limitation: (i) the ability to terminate a savings association's deposit insurance, (ii) institute cease-and-desist proceedings,
(iii) bring suspension, removal, prohibition and criminal proceedings against institution-affiliated parties, and (iv) assess substantial civil money penalties. As part of a cease-and-desist order, the agencies may require a savings association or an institution-affiliated party to take affirmative action to correct conditions resulting from that party's actions, including to make restitution or provide reimbursement, indemnification or guarantee against loss; restrict the growth of the institution; and rescind agreements and contracts.

         Capital Distribution Regulation. In addition to the prompt corrective action restriction on paying dividends, OTS regulations limit certain "capital distributions" by OTS-regulated savings associations. Capital distributions are defined to include, in part, dividends and payments for stock repurchases and cash-out mergers.

         Under the regulation, an association that meets its fully phased-in capital requirements both before and after a proposed distribution and has not been notified by the OTS that it is in need of more than normal supervision (a "Tier 1 association") may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of:
(i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. A Tier 1 association may make capital distributions in excess of the above amount if it gives notice to the OTS and the OTS does not object to the distribution. A savings association that meets its regulatory capital requirements both before and after a proposed distribution but does not meet its fully phased-in capital requirement (a "Tier 2 association") is authorized, after prior notice to the OTS but without OTS approval, to make capital distributions in an amount up to 75% of its net income over the most recent four-quarter period, taking into account all prior distributions during the same period. Any distribution in excess of this amount must be approved in advance by the OTS. A savings association that does not meet its current regulatory capital requirements (a "Tier 3 association") cannot make any capital distribution without prior approval from the OTS, unless the capital distribution is consistent with the terms of a capital plan approved by the OTS.

         The Bank qualifies as a Tier 1 association for purposes of the capital distribution rule. The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice. The requirements of the capital distribution regulation supersede less stringent capital distribution restrictions in earlier agreements or conditions.

         The OTS has proposed to amend its capital distribution regulation to conform its requirements to the OTS prompt corrective action regulation. Under the proposed regulation, an institution that would remain at least adequately capitalized after making a capital distribution, and that was owned by a holding company, would be required to provide notice to the OTS prior to making a capital distribution. "Troubled" associations and undercapitalized associations would be allowed to make capital distributions only by filing an application and receiving OTS approval, and such applications would be approved under certain limited circumstances.

         Qualified Thrift Lender Test. In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties.

         Recent legislation permits a savings association to qualify as a qualified thrift lender not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by qualifying under the Code as a "domestic building and loan association." The Bank is a domestic building and loan association as defined in the Internal Revenue Code.

         Recent legislation also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and educational loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10 percent of total assets, plus an additional 10 percent for small business loans. Loans for personal, family and household purposes (other than credit card, small business and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At April 30, 1997, under the expanded QTL test, approximately 86.2% of the Bank's portfolio assets were qualified thrift investments.

         FDIC Assessments. The deposits of the Bank are insured to the maximum extent permitted by the BIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

         The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Bank's deposit insurance.

         The BIF fund met its target reserve level in September 1995, but the SAIF was not expected to meet its target reserve level until at least 2002. Consequently, in late 1995, the FDIC approved a final rule regarding deposit insurance premiums which, effective with respect to the semiannual premium assessment beginning January 1, 1996, reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to an annual minimum of $2,000) for institutions in the lowest risk category. Deposit insurance premiums for SAIF members were maintained at their existing levels (23 basis points for institutions in the lowest risk category).

         On September 30, 1996, President Clinton signed into law legislation to eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio of 1.25% of insured deposits. The legislation provided that the holders of SAIF-assessable deposits pay a one-time special assessment to recapitalize the SAIF. The legislation also provided for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter. Effective October 8, 1996, FDIC regulations imposed a one-time special assessment equal to 65.7 basis points for all SAIF-assessable deposits as of March 31, 1995, which was collected on November 27, 1996.

         Following the imposition of the one-time special assessment, the FDIC lowered assessment rates for SAIF members to reduce the disparity in the assessment rates paid by BIF and SAIF members. Beginning October 1, 1996, effective BIF and SAIF rates both range from zero basis points to 27 basis points. From 1997 through 1999, FDIC-insured institutions will pay approximately 1.3 basis points of their BIF-assessable deposits and 6.4 basis points of their SAIF-assessable deposits to fund the Financing Corporation.
The Bank's insurance premiums, which had amounted to the minimum $2,000 annual fee for its BIF-insured deposits, were increased to 1.3 basis points. Based upon the $1.59 billion of assessable deposits at April 30, 1997, the Bank would expect to pay $50,000 in insurance premiums per quarter during 1997.

         Thrift Charter. Congress has been considering legislation in various forms that would require federal thrifts, such as the Bank, to convert their charters to national or state bank charters. Recent legislation required the Treasury Department to prepare for Congress a comprehensive study on development of a common charter for federal savings associations and commercial banks; and, in the event that the thrift charter was eliminated by January 1, 1999, would require the merger of the BIF and the SAIF into a single Deposit Insurance Fund on that date. The Bank cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect the Bank and its parent holding company.

         Community Reinvestment Act and the Fair Lending Laws. Savings associations have a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low-and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice.

         New Safety and Soundness Guidelines. The OTS and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The

OTS and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions.

         Change of Control. Subject to certain limited exceptions, no company can acquire control of a savings association without the prior approval of the OTS, and no individual may acquire control of a savings association if the OTS objects. Any company that acquires control of a savings association becomes a savings and loan holding company subject to extensive registration, examination and regulation by the OTS. Conclusive control exists, among other ways, when an acquiring party acquires more than 25% of any class of voting stock of a savings association or savings and loan holding company, or controls in any manner the election of a majority of the directors of the company. In addition, a rebuttable presumption of control exists if, among other things, a person acquires more than 10% of any class of a savings association or savings and loan holding company's voting stock (or 25% of any class of stock) and, in either case, any of certain additional control factors exist.

         Under recent legislation, companies subject to the Bank Holding Company Act that acquire or own savings associations are no longer defined as savings and loan holding companies under the HOLA and, therefore, are not generally subject to supervision and regulation by the OTS. OTS approval is no longer required for a bank holding company to acquire control of a savings association, although the OTS has a consultative role with the FRB in examination, enforcement and acquisition matters.


                                    TAXATION

FEDERAL TAXATION

         GENERAL. The Company and the Bank will be subject to federal income taxation in the same general manner as other corporations with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Bank. The Bank's federal income tax returns have been audited or closed without audit by the IRS through 1993.

         METHOD OF ACCOUNTING. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 (the "1996 Act") eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

         BAD DEBT RESERVES. Prior to the 1996 Act, the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Bank's taxable income. As a result of the 1996 Act, the Bank must use the specific chargeoff method in computing its bad debt deduction beginning with its 1996 Federal tax return. In addition, the federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. The amount of such reserve subject to recapture as of December 31, 1996 is approximately $8.4 million.

         As discussed more fully below, the Bank and subsidiaries file combined New York State Franchise and New York City Financial Corporation tax returns. The basis of the determination of each tax is the greater of a tax on entire net income (or on alternative entire net income) or a tax computed on taxable assets. However, for state purposes, New York State enacted legislation in 1996, which among other things, decoupled the Federal and New York State tax laws regarding thrift bad debt deductions and permits the continued use of the bad debt reserve method under section 593. Thus, provided the Bank continues to satisfy certain definitional tests and other conditions, for New York State and City income tax purposes, the Bank is permitted to continue to use the special reserve method for bad debt deductions. The deductible annual addition to the state reserve may be computed using a specific formula based on the Bank's loss history ("Experience Method") or a statutory percentage equal to 32% of the Bank's New York State or City taxable income ("Percentage Method").

         TAXABLE DISTRIBUTIONS AND RECAPTURE. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should the Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Bank make certain non-dividend distributions or cease to maintain a bank charter.

         At December 31, 1996 the Bank's total federal pre-1988 reserve was approximately $11.7 million. This reserve reflects the cumulative effects of federal tax deductions by the Bank for which no Federal income tax provision has been made.

         MINIMUM TAX. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses to the preceding three taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At December 31, 1996, the Bank had no net operating loss carryforwards for federal income tax purposes.

         CORPORATE DIVIDENDS-RECEIVED DEDUCTION. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

STATE AND LOCAL TAXATION

         NEW YORK STATE AND NEW YORK CITY TAXATION. The Company and the Bank will report income on a combined calendar year basis to both New York State and New York City. New York State Franchise Tax on corporations is imposed in an amount equal to the greater of (a) 9% of "entire net income" allocable to New York State (b) 3% of "alternative entire net income" allocable to New York State (c) 0.01% of the average value of assets allocable to New York State or
(d) nominal minimum tax. Entire net income is based on federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications. The New York City Corporation Tax is imposed using similar alternative taxable income methods and rates.

         A temporary Metropolitan Transportation Business Tax Surcharge on Banking corporations doing business in the Metropolitan District has been applied since 1982. The Bank transacts a significant portion of its business
within this District and is subject to this surcharge.   For the tax year ended
December 31, 1996, the surcharge rate is 17% of the State franchise tax liability. For 1996, an additional 2.5% tax surcharge on the New York State Franchise Tax is also imposed on the Company. New York City does not impose surcharges applicable to the Company.

         DELAWARE STATE TAXATION. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. The tax is imposed as a percentage of the capital base of the Company with an annual maximum of $150,000.


                                   MANAGEMENT

MANAGEMENT OF THE COMPANY

         The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Bartels, Coyle, Morris and Nelson has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. Banks, Kelleher and Mehrberg has a term of office expiring at the second annual meeting of stockholders and a third class, consisting of Messrs. Doherty, Horn and O'Mara has a term of office expiring at the third annual meeting of stockholders. Their names and biographical information are set forth under "- Management of the Bank."

         The following individuals are executive officers of the Company and hold the offices set forth below opposite their names.

           EXECUTIVE                                       POSITION HELD WITH COMPANY
    --------------------------                  --------------------------------------------------
    Harry P. Doherty                            Chairman of the Board and Chief Executive Officer

    James R. Coyle                              President and Chief Operating Officer

    Edward J. Klingele                          Senior Vice President and Chief Financial Officer

    Patricia J. Villani                         Corporate Secretary


         The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

         Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "- Management of the Bank" and "- Executive Officers Who Are Not Trustees." Directors of the Company initially will not be compensated by the Company but will serve and be compensated by the Bank. It is not anticipated that separate compensation will be paid to directors of the Company until such time as such persons devote significant time to the separate management of the Company's affairs, which is not expected to occur until the Company becomes actively engaged in additional businesses other than holding the stock of the Bank. The Company may determine that such compensation is appropriate in the future.

MANAGEMENT OF THE BANK

         The following table sets forth certain information regarding the Board of Trustees of the Bank.

                                                                    Positions Held
                                                                         With                      Trustee
                  Name                         Age(1)                  the Bank                     Since
      -------------------------------------- ----------   -------------------------------------  ----------
      Harold Banks                               73       Trustee                                   1983
      Charles J. Bartels                         73       Trustee                                   1964
      James R. Coyle                             50       Trustee, President and Chief              1990
                                                          Operating Officer
      Harry P. Doherty                           55       Chairman of the Board and Chief           1989
                                                          Executive Officer
      William G. Horn                            73       Trustee                                   1968
      Denis P. Kelleher                          58       Trustee                                   1988
      Julius Mehrberg                            68       Trustee                                   1996
      John R. Morris                             58       Trustee                                   1986
      Kenneth W. Nelson                          74       Trustee                                   1977
      William E. O'Mara                          66       Trustee                                   1994

------------

(1)      As of June 30, 1997.

         Set forth below is information with respect to the principal occupations during at least the last five years for the trustees of the Bank.

         Harold Banks. Mr. Banks is a cemetarian and Executive Director, Secretary and Treasurer of Ocean View The Cemetery Beautiful, Staten Island, New York, since 1979. Mr. Banks also serves on the Boards of the Elmweir Cemetery Association and Mt. Zion Cemetery.

         Charles J. Bartels. Mr. Bartels is President and Chief Executive Officer of Bartels & Eleford, Inc., a real estate appraisal firm located in Staten Island, New York.

         James R. Coyle. Mr. Coyle has served as President and Chief Operating Officer of the Bank since June 1990. Previously, Mr. Coyle served as Executive Vice President from 1987 to 1990 and as Chief Financial Officer from 1989 to 1990. Mr. Coyle has been employed by the Bank since 1970. Mr. Coyle is a member of the Board of the Center for Financial Studies, Fairfield, Connecticut, and is a member of the Community Bankers Association of New York State ("CBANYS").

         Harry P. Doherty. Mr. Doherty has served as Chairman of the Board and Chief Executive Officer of the Bank since May 1990. Previously, Mr. Doherty served as President and Chief Operating Officer from 1989 to 1990 and Executive Vice President from 1987 to 1989. Mr.

Doherty has been employed by the Bank since 1966. Mr. Doherty serves as a director of the Institutional Investors Capital Appreciation Mutual Fund as well as the MSB Fund. Mr. Doherty currently is serving as Chairman of CBANYS and as a director of America's Community Bankers ("ACB").

         William G. Horn. Mr. Horn is currently retired. Previously, Mr. Horn was a Senior Account Agent for the Allstate Insurance Company.

         Denis P. Kelleher. Mr. Kelleher is Chief Executive Officer of Wall Street Access (formerly Wall Street Investors Services), a financial services company and member firm of the NYSE, located in New York City. Mr. Kelleher also serves as a director of the Irish Investment Fund, a closed end investment company listed on the NYSE having a main investment focus in Irish-based securities.

         Julius Mehrberg. Mr. Mehrberg is a principal and partner in various real estate development and management companies, primarily Fingerboard Estates Corp., located in Staten Island, New York.

         John R. Morris. Mr. Morris retired from Merrill Lynch in May 1997 where he served as a Vice President of the Capital Markets and Private Client groups. Mr. Morris has over 35 years of experience in the financial services area. Mr. Morris currently is a private investor and is self-employed as a consultant.

         Kenneth W. Nelson. Mr. Nelson is President and Chief Executive Officer of Tech Products, Inc., a manufacturing and marketing company located in Staten Island, New York. Mr. Nelson is also Chairman of Methods Research Corp., importing and marketing company located in Farmingdale, New Jersey, and President and Chief Executive Officer of Carey Realty Corp., a real estate holding company located in Staten Island, New York. Mr. Nelson also serves as a director of American Centurion Life Assurance Co., a subsidiary of American Express Insurance and Annuities, and of First Fortis Life Insurance Company, a subsidiary of Fortis, Inc. Insurance and Annuities.

         William E. O'Mara. Mr. O'Mara is a partner in the firm of Wohl and O'Mara, civil engineers and land surveyors, located in Staten Island, New York.

EXECUTIVE OFFICERS WHO ARE NOT TRUSTEES

         Set forth below is information with respect to the principal occupations during the last five years for the executive officers of the Bank who do not serve as trustees.

         John P. Brady. Age 46 years. Mr. Brady has served as Executive Vice President and Chief Lending Officer of the Bank since May 1987. Mr. Brady has been employed by the Bank since 1982 and previously served as Vice President and mortgage officer and as the Community Reinvestment Act officer for the Bank.

         Frank J. Besignano. Age 42 years. Mr. Besignano has served as Senior Vice President of the Bank for Marketing, Business Development and Compliance since May 1991. Mr.

Besignano has been employed by the Bank since 1982 and previously served as Vice President and marketing officer since 1987.

         Edward J. Klingele. Age 44 years. Mr. Klingele has served as Senior Vice President and Chief Financial Officer of the Bank since May 1990. Mr. Klingele has been employed by the Bank since 1976 and previously served as Controller of the Bank from 1984 to 1990.

         Deborah Pagano. Age 42 years. Ms. Pagano has served as Senior Vice President - Branch Administration for the Bank since May 1989. Ms. Pagano has been employed by the Bank since 1976 and previously served as Vice President of the Bank from 1984 to 1989.

         Donald C. Fleming. Age 48 years. Mr. Fleming has served as Senior Vice President of the Bank for Strategic Planning and Technical Services since January 1997. Previously, Mr. Fleming served as Director, Executive Vice President and Chief Financial Officer of North Side Savings Bank, Floral Park, New York, from 1988 to 1996.

TRUSTEES' COMPENSATION

         Members of the Bank's Board of Trustees, except for Messrs. Doherty and Coyle, receive $1,800 per meeting attended of the Board and $1,200 per committee meeting ($600 in the case of the Loan Review Committee) attended.
The Chairman of each committee of the Board also receives $1,500 per meeting attended ($750 in the case of the Loan Review Committee). Board fees are subject to periodic adjustment by the Board of Trustees. In addition to fees paid to trustees for Board and committee meetings, the Bank's trustees are expected to participate in the Stock Option Plan and the Recognition Plan. See "- Benefits - Stock Option Plan" and "- Recognition Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Determinations regarding compensation of the Bank's employees are made by the Compensation Committee of the Board of Trustees. Harry P. Doherty, Chief Executive Officer and James R. Coyle, President and Chief Operating Officer, as well as Dennis E. Knudsen, a trustee emeritus who formerly served as Chief Executive Officer of the Bank until his retirement in 1990, serve as members of the Compensation Committee.

SUMMARY COMPENSATION TABLE

         The following table sets forth a summary of certain information concerning the compensation paid by the Bank (including amounts deferred to future periods by the officers) for services rendered in all capacities during the year ended December 31, 1996 to the Chairman and Chief Executive Officer of the Bank and the four other most highly compensated officers of the Bank.

==================================================================================================================================
                                         Annual Compensation                  Long Term Compensation
                              ---------------------------------------  ---------------------------------------
                                                                                  Awards             Payouts
                                                          Other         ------------------------  ------------
      Name and                                           Annual                       Securities       LTIP        All Other
 Principal Position     Year    Salary      Bonus     Compensation(1)   Restricted     Underlying     Payouts    Compensation(2)
                                                                          Stock         Options
----------------------------------------------------------------------------------------------------------------------------------


Harry P. Doherty
  Chairman and
  Chief Executive
  Officer               1996    $356,457      --             --            --              --          --            $43,500
----------------------------------------------------------------------------------------------------------------------------------
James R. Coyle
  President and
  Chief Operating
  Officer               1996     275,715      --             --            --              --          --             35,680
----------------------------------------------------------------------------------------------------------------------------------
John P. Brady
  Executive Vice
  President             1996     137,909      --             --            --              --          --             20,500
----------------------------------------------------------------------------------------------------------------------------------
Deborah Pagano
  Senior Vice
  President             1996     117,394      --             --            --              --          --             18,053
----------------------------------------------------------------------------------------------------------------------------------
Edward J. Klingele
  Senior Vice
  President             1996     116,833      --             --            --              --          --             15,876
==================================================================================================================================


---------------

(1) Does not include amounts attributable to miscellaneous benefits received by the named executive officer. In the opinion of management of the Bank, the costs to the Bank of providing such benefits to the named executive officer during the year ended December 31, 1996 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2) Consists of the Bank's contributions to the Bank's 401(k) profit sharing plan to the account of the named executive officers, as well as $13,500 and $5,680 allocated to Messrs. Doherty and Coyle, respectively, pursuant to the Bank's Supplemental Executive Retirement Plan ("SERP").


EMPLOYMENT AGREEMENTS

         In connection with the Conversion, the Company and the Bank (the "Employers") intend to enter into employment agreements with each of Messrs. Doherty, Coyle and the Other Senior Officers . The Employers have agreed to employ the executives for a term of three years, in each case in their current respective positions. The agreements with the executives will be initially at their current salary levels. The executives' compensation and expenses shall be paid by the

Company and the Bank in the same proportion as the time and services actually expended by the Executives on behalf of each respective Employer. With respect to Messrs. Doherty and Coyle, the employment agreements will be reviewed annually, and with respect to the Other Senior Officers, the employment agreements will be reviewed prior to the second anniversary and each anniversary thereafter by the Boards of Directors of the Employers. At such times, the term of the executives' employment agreements shall be extended each year for a successive additional one-year period upon the approval of the Employers' Boards of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

         Each of the employment agreements shall be terminable with or without cause by the Employers. The executives shall have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause, disability or retirement. The agreements provide for certain benefits in the event of the executive's death. In the event that (i) the executive terminates his or her employment because of failure to comply with any material provision of the employment agreement or the Employers change the executive's title or duties or
(ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the executive as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control of the Company, as defined, Messrs. Doherty and Coyle will be entitled to a cash severance amount equal to three times their average annual compensation, as defined, plus an amount to reimburse the executives for certain tax obligations, and the Other Senior Officers will be entitled to a cash severance amount equal to two times their average annual compensation, as defined.

         A change in control is generally defined in the employment agreements to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any three-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

         With respect to the employment agreements with the Other Senior Officers, each employment agreement provides that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the amount which is the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the employer which was includable in the recipient's gross income during the most recent five taxable years. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

         Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect. The Company and/or the Bank may determine to enter into similar employment agreements with other officers in the future.

BENEFITS

         EMPLOYEE STOCK OWNERSHIP PLAN. The Company has established the ESOP for employees of the Company and the Bank to become effective upon the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the ESOP.

         As part of the Conversion, in order to fund the purchase of up to 8% of the Common Stock sold in the Conversion, it is anticipated that the ESOP will borrow funds from the Company. It is anticipated that such loan will equal 100% of the aggregate purchase price of the Common Stock acquired by the ESOP. The loan to the ESOP will be repaid principally from the Company's and the Bank's contributions to the ESOP over a period of not less than 15 years, and the collateral for the loan will be the Common Stock purchased by the ESOP. The interest rate for the ESOP loan is expected to be a fixed rate of 8.5%.
The Bank also intends to use matching contributions made with respect to ESOP participants' 401(k) profit sharing plan contributions to satisfy the ESOP loan obligation. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from the ESOP will be allocated to the accounts of ESOP participants pursuant to two methods. First, for each eligible ESOP participant, a portion of the shares released for the plan year will be allocated to a special "matching" account under the ESOP equal in value to the amount matching the contribution, if any, that such participant would be entitled to under the terms of the Bank's 401(k) profit sharing plan for the plan year. Second, the remaining shares which have been released for the plan year will be allocated to each eligible participant's general ESOP account based on the ratio of each such participant's base compensation to the total base compensation of all eligible ESOP participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Upon the completion of two years of service, the account balances of participants within the ESOP will become 20% vested and will continue to vest at the rate of 20% for each additional year of service completed by the participant, such that a participant will become 100% vested upon the completion of six years of service. Credit is given for years of service with the Bank prior to adoption of the ESOP. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

         Messrs. Bartels, Horn, Morris, Doherty and Coyle will serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

         See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of Accounting Pronouncements" for a discussion of SOP 93-6, which addresses the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares.

         GAAP requires that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. Since the ESOP is borrowing from the Company, such obligation is not treated as a liability, but will be excluded from stockholders' equity. If the ESOP purchases newly issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

         The ESOP will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the IRS and the Department of Labor thereunder.

         STOCK OPTION PLAN. Following consummation of the Conversion, the Board of Directors of the Company intends to adopt a Stock Option Plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance. The Stock Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options"), non-incentive or compensatory stock options, stock appreciation rights and limited rights which will be exercisable only upon a change in control of the Company or the Bank (collectively "Awards"). Awards may be granted to directors and key employees of the Company and any subsidiaries. The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee"). Unless sooner terminated, the Stock Option Plan shall continue in effect for a period of 10 years from the date the Stock Option Plan is adopted by the Board of Directors. Subject to any applicable OTS regulations, upon exercise of "Limited Rights" in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option.

         Under the Stock Option Plan, the Committee will determine which directors, officers and key employees will be granted Awards, whether options will be incentive or compensatory options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of Common Stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders). The granting or vesting of stock options may be conditioned upon the achievement of individual or company-wide performance goals, which could include goals such as the achievement by the Company or the Bank of specified levels of net income, asset growth, return on assets, return on equity or other specific performance goals.

      At a meeting of stockholders of the Company following the Conversion, which under applicable OTS regulations may be held no earlier than six months after the completion of the Conversion, the Board of Directors intends to present the Stock Option Plan to stockholders for approval and to reserve an amount equal to 10% of the shares of Common Stock sold in the Offerings (or 3,833,333 shares based upon the issuance of 38,333,333 shares), for issuance under the Stock Option Plan. OTS regulations provide that, in the event such plan is implemented within the one year following the Conversion, no individual officer or employee of the Bank may receive more than 25% of the options granted under the Stock Option Plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the Stock Option Plan. OTS regulations also provide that the exercise price of any options granted under any such plan must be the fair market value of the Common Stock as of the date of grant. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to one year following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee.

         At the time an Award is granted pursuant to the Stock Option Plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of Common Stock. The shares reserved for issuance under the Stock Option Plan may be authorized but previously unissued shares, treasury shares, or shares purchased by the Company on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding.

In the event the Company declares a special cash dividend or return of capital following the implementation of the Stock Option Plan in an amount per share which exceeds 10% of the fair market value of a share of Common Stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to such special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

         Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. As regards incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Company will be entitled to a deduction for federal income tax purposes in the same amount.

         It is currently expected that the Stock Option Plan will provide that no individual officer will be able to receive stock options for more than 25% of the shares available under the Stock Option Plan, or 958,333 shares if the amount of Common Stock sold in the Conversion is equal to the maximum of the Valuation Range, vesting over a five-year period (or 191,666 shares per year based upon the maximum of the Valuation Range).

         RECOGNITION PLAN. Following consummation of the Conversion, the Board of Directors of the Company intends to adopt a Recognition Plan for directors, officers and employees. The objective of the Recognition Plan will be to enable the Company to provide directors, officers and employees with a proprietary interest in the Company as an incentive to contribute to its success. The Company intends to present the Recognition Plan to stockholders for their approval at a meeting of stockholders which, pursuant to applicable OTS regulations, may be held no earlier than six months subsequent to completion of the Conversion.

      The Recognition Plan will be administered by a committee of the Board of Directors, which will have the responsibility to invest all funds contributed to the trust created for the Recognition Plan (the "Trust"). The Company will contribute sufficient funds to the Trust so that the Trust can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the Common Stock sold in the Conversion (1,533,333 shares, based on the sale of 38,333,333 shares at the maximum of the Valuation Range). Shares of Common Stock granted pursuant to the Recognition Plan generally will be in the form of restricted stock vesting at the rate of 20% per year over the five years following the date of grant. For accounting purposes, compensation expense in the amount of the fair market value of the

Common Stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. Under the terms of the Recognition Plan, recipients of awards will be entitled to instruct the trustee of the Recognition Plan as to how the underlying shares should be voted, and the trustee will be entitled to vote all unallocated shares in its discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted.
The Board of Directors of the Company can terminate the Recognition Plan at any time, and if it does so, any shares not allocated will revert to the Company. Recipients of grants under the Recognition Plan will not be required to make any payment at the time of grant or when the underlying shares of Common Stock become vested, other than payment of withholding taxes.

         It is currently expected that the Recognition Plan will provide that no individual officer will be able to receive an award for more than 25% of the shares available under the Recognition Plan, or 383,333 shares if the amount of Common Stock sold in the Conversion is equal to the maximum of the Valuation Range, vesting over a five-year period (or 76,666 shares per year based upon the maximum of the Valuation Range).

         RETIREMENT PLAN. The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the "Retirement Plan") for eligible employees. All salaried employees at least age 21 who have completed at least one year of service are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including executive officers named in the Executive Compensation Table above, equal to 2% of the participant's final average compensation (average annual compensation during the 36 consecutive calendar months during the final 120 consecutive calendar months of employment) multiplied by the participant's years (and any fraction thereof) of eligible employment (up to a maximum of 30 years). A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Bank on a actuarial basis and all assets are held in trust by the Retirement Plan trustee.

         The following table illustrates the annual benefit payable upon normal retirement at age 65 (in single life annuity amounts with no offset for Social Security benefits) at various levels of compensation and years of service under the Retirement Plan and the Supplemental Executive Retirement Plan ("SERP") maintained by the Bank.

                                                           Years of Service
                           -----------------------------------------------------------------------------------
      Remuneration             15                20                25               30               35
    ----------------       -----------      ------------      ------------    --------------   ---------------
          $125,000            $37,500           $50,000           $62,500          $75,000           $75,000
           150,000             45,000            60,000            75,000           90,000            90,000
           175,000             52,500            70,000            87,500          105,000           105,000
           200,000             60,000            80,000           100,000          120,000           120,000
           225,000             67,500            90,000           112,500          135,000           135,000
           250,000             75,000           100,000           125,000          150,000           150,000
           300,000             90,000           120,000           150,000          180,000           180,000
           400,000            120,000           160,000           200,000          240,000           240,000
           450,000            135,000           180,000           225,000          270,000           270,000


------------

(1) The annual retirement benefits shown in the table do not reflect a deduction for Social Security benefits and there are no other offsets to benefits.

(2) For the fiscal year of the Retirement Plan beginning on January 1, 1997, the average final compensation for computing benefits under the Retirement Plan cannot exceed $160,000 (as adjusted for subsequent years pursuant to Code provisions). Benefits in excess of the limitation are provided through the SERP.

(3) For the fiscal year of the Retirement Plan beginning on January 1, 1997, the maximum annual benefit payable under the Retirement Plan cannot exceed $125,000 (as adjusted for subsequent years pursuant to Code provisions).

(4) The maximum years of service credited for benefit purposes is 30 years.

         The following table sets forth the years of credited service and the average annual earnings (as defined above) determined as of December 31, 1996, the end of the 1996 plan year, for each of the individuals named in the Executive Compensation Table.

                                                                              Years of       Average Annual
                                                                              Credited          Earnings
                                                                               Service
                                                                            ------------     --------------
                         Harry P. Doherty  . . . . . . . . . . . . . .        30 years         $293,500
                         James R. Coyle  . . . . . . . . . . . . . . .        26 years          221,944
                         John P. Brady . . . . . . . . . . . . . . . .        13 years           93,071
                         Deborah Pagano  . . . . . . . . . . . . . . .        20 years           71,723
                         Edward J. Klingele  . . . . . . . . . . . . .        20 years           73,577

         401(k) PLAN. The Bank maintains the 401(k) Plan, which is a tax-qualified defined contribution plan which permits salaried employees with at least one year of service to make pre-tax salary deferrals under section 401(k) of the Code. Salary deferrals are made by the election and are limited to 15% of compensation up to $9,500 (for 1997). The Bank generally makes matching contributions equal to 100% of deferred amounts up to 6% of salary, with an annual limit of $3,000. Employees are fully vested in their salary deferrals, and become 20% vested in the Bank's contribution after two years of employment and an additional 20% vested in each of the next four years of employment. The 401(k) Plan provides that employees select the investment of their accounts among several options.

         The Bank has amended the 401(k) Plan in connection with the Conversion to provide for the option to invest 401(k) Plan assets in Common Stock. In addition, participating employees may elect to invest all or any part of their 401(k) Plan account balances in Common Stock. Common Stock held by the 401(k) Plan may be newly issued or treasury shares acquired from the Company or outstanding shares purchased on the open market or in privately negotiated transactions. All Common Stock held by the 401(k) Plan will be held by an independent trustee and allocated to the accounts of individual participants. Participants will control the exercise of voting and tender rights relating to the Common Stock held in their accounts.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Bank has adopted the SERP to provide for eligible employees benefits that would be due under its Retirement Plan and 401(k) Plan if such benefits were not limited under the Code. SERP benefits provided with respect to the Retirement Plan are reflected in the pension table. The Board of Trustees of the Bank intends to adopt an amendment to the SERP to provide eligible employees with benefits that would be due under the ESOP if such benefits were not limited under the Code.

                         PROPOSED MANAGEMENT PURCHASES

         The following table sets forth, for each of the Company's directors and for all of the directors and executive officers as a group, the proposed purchases of Common Stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates.


                                                              At the Minimum of the              At the Maximum of the
                                                            Estimated Valuation Range         Estimated Valuation Range
                                                           ----------------------------      -----------------------------
                                                           Number of    As a Percent of      Number of    As a Percent of
       Name                                  Amount          Shares     Shares Offered        Shares       Shares Offered
      -----                                ------------    ---------   ----------------      ---------    ----------------
Harold Banks                                $250,000         25,000        0.09%             25,000         0.07%
Charles J. Bartels                           150,000         15,000        0.05%             15,000         0.04
James R. Coyle                               900,000         90,000        0.32              90,000         0.23
Harry P. Doherty                             900,000         90,000        0.32              90,000         0.23
William G. Horn                              100,000         10,000        0.04              10,000         0.03
Denis P. Kelleher                          1,000,000        100,000        0.35             100,000         0.26
Julius Mehrberg                              180,000         18,000        0.06              18,000         0.05
John R. Morris                               500,000         50,000        0.18              50,000         0.13
Kenneth W. Nelson                            500,000         50,000        0.18              50,000         0.13
William E. O'Mara                            525,000         52,000        0.18              52,000         0.14

All directors and executive officers
 as a group (15 persons)                   6,515,000        651,500        2.30             651,500         1.70

         In addition, the ESOP currently intends to purchase 8% of the Common Stock sold in the Conversion for the benefit of officers and employees.
Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of the Company's proposed stock benefit plans. See "Management - Management of the Bank - Benefits" for a description of these plans.

                                 THE CONVERSION

         THE BOARD OF DIRECTORS OF THE COMPANY AND THE BOARD OF TRUSTEES OF THE BANK HAVE APPROVED THE PLAN OF CONVERSION, AS HAS THE OTS, SUBJECT TO APPROVAL BY THE MEMBERS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

GENERAL

         On April 16, 1997, the Board of Trustees of the Bank unanimously adopted the Plan, pursuant to which the Bank will be converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and the Company will offer and sell the Common Stock. The Plan was re-adopted by the Bank's Board of Trustees on September 10, 1997, with the three trustees who expected to become directors of the Foundation recusing themselves from any participation thereon. It is intended that all of the common stock of the Bank following the Conversion will be held by the Company, which is incorporated under Delaware law. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the members of the Bank. A Special Meeting has been called for this purpose to be held on October 28, 1997.

         In adopting the Plan, the Board of Trustees of the Bank determined that the Conversion was advisable and in the best interests of its members and the Bank and further determined that the interests of certain holders of its deposit accounts in the net worth of the Bank would be equitably provided for and that the Conversion would not have any adverse impact on the reserves and net worth of the Bank.

         The Company has received approval from the OTS to become a savings and loan holding company and to acquire all of the common stock of the Bank to be issued in connection with the Conversion. The Company plans to retain 50% of the net proceeds from the sale of the Common Stock, with all the remaining proceeds used to purchase all of the then to be issued and outstanding capital stock of the Bank. Based on the minimum and maximum of the Estimated Valuation Range, approximately $22.7 million and $30.7 million, respectively, of the net proceeds retained by the Company are intended to be used to loan funds to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock paid in the conversion. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued pursuant to the Plan.

         The Plan provides generally that, in connection with the Conversion, the Company will offer shares of Common Stock for sale in the Subscription Offering to the Bank's Eligible Account Holders (defined as depositors of the Bank with account balances of $50.00 or more as of the close of business on March 31, 1996), ESOP, Supplemental Eligible Account Holders (defined as depositors of the Bank with account balances of $50.00 or more as of the close of business on June 30, 1997), Other Members, (defined as depositors of the Bank as of the close of business on August 31, 1997), officers, directors and employees of the Bank. Any shares remaining upon completion of the Subscription Offering are expected to be offered in a Community Offering to certain members of the general public, subject to the prior rights of holders of subscription rights. See "- Subscription Offering and Subscription Rights" and "- Community Offering." It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. See "- Syndicated Community Offering."

         The aggregate price of the shares of Common Stock to be issued in the Conversion within the Estimated Valuation Range, currently estimated to be between $283.3 million and $383.3 million, will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription Offering, if all shares are subscribed for, or at the completion of the Community Offering and/or Syndicated Community Offering. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the Common Stock.

         In furtherance of the Bank's commitment to the community which it serves, the Plan provides for the establishment of the Foundation as part of the Conversion. As is described in greater detail in the following section, the Foundation is intended to complement the Bank's existing community reinvestment activity and is a means of establishing a common bond between the Bank and the communities that it serves and thereby enable such communities to share in the growth and profitability of the Company over the long term. Consistent with the Bank's goal, the Company intends to donate to the Foundation immediately following the Conversion a number of shares of its authorized, but unissued Common Stock, in an amount equal to 5% of the number of shares of Common Stock issued in the Conversion.

         The following is a brief summary of pertinent aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the offices of the Bank and at the offices of the OTS. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

ESTABLISHMENT OF THE FOUNDATION

         GENERAL. In furtherance of the Bank's commitment to the communities that it serves, the Plan provides that the Bank and the Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation, and will fund the Foundation with Common Stock of the Company. By further enhancing the Bank's visibility and reputation in the communities that it serves, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise. The Foundation will be dedicated to charitable purposes within the communities served by the Bank, including community development activities.

         PURPOSE OF THE FOUNDATION. The purpose of the Foundation is to provide funding to support charitable causes and community development activities. In recent years, the Bank has emphasized community lending and community development activities within the communities that it serves. The Foundation is being formed as a complement to the Bank's existing community activities, not as a replacement for such activities. While the Bank intends to continue to emphasize community lending and community development activities following the Conversion, such activities are not the Bank's sole corporate purpose. The Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to the Bank. The Bank believes that the Foundation will enable the Company and the Bank to assist their local community in areas beyond community development and lending. The Bank believes the establishment of the Foundation will enhance its current activities under the CRA. In this regard, the Board of Trustees believes the establishment of a charitable foundation is consistent with the Bank's commitment to community service. The Board further believes that the funding of the Foundation with Common Stock of the Company is a means of enabling the communities served by the Bank to share in the growth and success of the Company long after completion of the Conversion. The Foundation will accomplish that goal by providing for continued ties between the Foundation and Bank, thereby forming a partnership with the Bank's community. The establishment of the Foundation will also enable the Company and the Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. The Bank, however, does not expect the contribution to the Foundation to take the place of the Bank's traditional community lending activities.

         STRUCTURE OF THE FOUNDATION. The Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Foundation's Bylaws, the Foundation's initial Board of Directors will be comprised of three members of the Company's and the Bank's Boards of Directors (Messrs. Doherty, Kelleher and Morris) and four other individuals chosen in light of their commitment and service to charitable and community purposes. A Nominating Committee of the Foundation's Board will nominate individuals eligible for election to the Board of Directors. The members of the Foundation, who are comprised of its Board members, will elect the directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as directors of the Foundation qualify as members of the Foundation, with voting authority. Directors will be divided into three classes with each class appointed for three-year terms. It is not anticipated that the three members of the Company's and the Bank's Boards of Directors who also serve as directors of the Foundation will receive any additional compensation for serving as a director of the Foundation. No determination has been made at this point what, if any, compensation the other Foundation directors will receive. The certificate of incorporation of the Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Foundation's certificate of incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members.

         The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation. The Directors of the Foundation will be responsible for establishing the policies of the Foundation will respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established. The Directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the Common Stock of the Company held by the Foundation. However, it is expected that as a condition to receiving the approval of the OTS to the Bank's Conversion, that the Foundation will be required to commit to the OTS that all shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company; provided, however, that, consistent with the such expected condition, the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of Delaware to the Foundation; (ii) would cause the Foundation to lose its tax-exempt status, or cause the Internal Revenue Service to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the OTS that compliance with the voting requirement would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS would grant a waiver of the voting restriction upon submission of such legal opinions(s) by the Company or the Foundation that are satisfactory to the OTS. In the event that the OTS were to waive the voting requirement, the directors would direct the voting of the Common Stock held by the Foundation.

         The Foundation's place of business will be located at the Bank's administrative offices and initially the Foundation is expected to have no employees but will utilize the members of the staff of the Company or the Bank. The Board of Directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. In this regard, it is expected that the Bank will be required to provide the OTS with a commitment that, to the extent applicable, the Bank will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between the Bank and the Foundation.

         The Company intends to capitalize the Foundation with Common Stock of the Company in an amount equal to 5.0% of the total amount of the Common Stock to be sold in connection with the Conversion. At the minimum, midpoint and maximum of the





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Estimated Price Range, the contribution to the Foundation would equal
1,416,667, 1,666,667 and 1,916,667 shares, which would have a market value of $14.2 million, $16.7 million and $19.2 million, respectively, based on the Purchase Price of $10.00 per share. The Company and the Bank determined to fund the Foundation with Common Stock rather than cash because it desired to form a bond with the communities it serves in a manner that would allow them to share in the growth and success of the Company and the Bank over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Company contributed cash to the Foundation since, as a stockholder, the Foundation will share in the growth and success of the Company. As such, the contribution of Common Stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Company, if it were not making the stock donation, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

         The Foundation will receive working capital from any dividends that may be paid on the Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Board of Directors of the Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a longer-term reduction of the value of the Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable purposes. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Company would have 29,750,000, 35,000,000 and 40,250,000 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Price Range. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Company's Common Stock would be diluted by 4.8%, as compared to their interests in the Company if the Foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data."

         TAX CONSIDERATIONS. The Company and the Bank have been advised by their independent tax advisors that an organization created and operated for the above charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Code, and further that such an organization would likely be classified as a private foundation. This opinion presumes that the Foundation will submit a timely request to the IRS to be recognized as an exempt organization. As long as the Foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the





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Foundation's status as a Section 501(c)(3) organization will be the date of its organization. The Company's and the Bank's independent tax advisor, however, has not rendered any advice on the condition to the contribution to be agreed to by the Foundation which requires that all shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock of the Company on all proposals considered by stockholders of the Company. Consistent with the expected condition, in the event that the Company or the Foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation, or subject the Foundation to an excise tax under Section 4941 of the Code, it is expected that the OTS would waive such voting restriction upon submission of a legal opinion(s) by the Company or the Foundation satisfactory to the OTS. See "--Regulatory Conditions Imposed on the Foundation."

         Under Delaware law, the Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must be within reasonable limits as to amount and purpose to be valid. Under the Code, the Company is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income (with certain modifications) for such year. Charitable contributions made by the Company in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. The Company and the Bank believe that the Conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Company and the Bank considered the dilutive impact of the contribution of Common Stock to the Foundation on the amount of Common Stock available to be offered for sale in the Conversion. Based on such consideration, the Company and Bank believe that the contribution to the Foundation in excess of the 10% annual deduction limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the communities served by the Bank. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Price Range, the Company would have pro forma stockholders' equity of $472.0 million or 22.0% of pro forma consolidated assets and the Bank's pro forma tangible, core and total risk-based capital ratios would be 14.4%, 15.4% and 32.2%, respectively. See "Regulatory Capital," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Foundation." Thus, the amount of the contribution will not adversely impact the financial condition of the Company and the Bank and the Company and the Bank therefore believe that the amount of the charitable contribution is reasonable given the Company's and the Bank's pro forma capital positions. As such, the Company and the Bank believe that the contribution does not raise safety and soundness concerns.

         The Company and the Bank have received an opinion of their independent tax advisors that the Company's contribution of its own stock to the Foundation would not





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constitute an act of self-dealing, and that the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to the annual deduction limitation described above. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. The Company's and the Bank's independent tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. If the Foundation would have been established in 1996, the Company would have received a tax benefit of approximately $9.0 million (based on the Bank's pre-tax income for 1996, an assumed marginal tax rate of 47% and a deduction for the contribution of Common Stock equal to $19.2 million). The Company is permitted under the Code to carry over the excess contribution over the five-year period following the contribution to the Foundation. Assuming the close of the Offering at the midpoint of the Estimated Price Range, the Company estimates that all of the contributions should be deductible over the six-year period. Neither the Company nor the Bank expect to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, the Company and the Bank may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Company and the Bank at that time, the interests of shareholders and depositors of the Company and the Bank, and the financial condition and operations of the Foundation.

         Although the Company and the Bank have received an opinion of their independent tax advisors that the Company is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In such event, the Company's tax benefit related to the contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors-Establishment of the Foundation."

         As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant. The Foundation will also be required to file an annual report with the Charities Bureau of the Office of the Attorney General of the State of New York.





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
         REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION. Establishment of the Foundation is expected to be subject to the following conditions being agreed to by the Foundation in writing as a condition to receiving the OTS' approval of the Conversion: (i) the Foundation will be subject to examination by the OTS; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will operate in accordance with written policies adopted by the Board of Directors, including a conflict of interest policy;
(iv) any shares of Common Stock held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock on all proposals considered by stockholders of the Company; provided, however, that, consistent with the condition, the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of Delaware to the Foundation; (b) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code; and (v) any shares of Common Stock subsequently purchased by the Foundation will be aggregated with any shares repurchased by the Company or the Bank for purposes of calculating the number of shares which may be repurchased during the three-year period subsequent to the Conversion. In order for the OTS to waive such voting restriction, the Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the OTS. While there is no current intention for the Company or the Foundation to seek a waiver from the OTS from such restrictions, there can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the OTS would grant an unconditional waiver of the voting restriction. In no event would the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

         Various OTS regulations may be deemed to apply to the Foundation including regulations regarding (i) transactions with affiliates, (ii) conflicts of interest, (iii) capital distributions and (iv) repurchases of capital stock within the three-year subsequent to a mutual-to-stock conversion. Because only three of the 10 directors of the Company and the Bank are expected to serve as directors of the Foundation, the Company and the Bank do not believe that the Foundation should be deemed an affiliate of the Bank. The Company and the Bank anticipate that the Foundation's affairs will be conducted in a manner consistent with the OTS' conflict of interest regulations and, in keeping therewith, the Bank's Board of Trustees readopted the Plan of Conversion and reapproved the establishment of the Foundation in September 1997 with the three trustees who are expected to become directors of the Foundation not participating in such action. The Bank has provided information to the OTS demonstrating that the initial contribution of Common Stock to the Foundation would be within the amount which the Bank would be permitted to make as a capital distribution assuming such contribution is deemed to have been made by the Bank.

PURPOSES OF CONVERSION

         The Bank, as a federally-chartered mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will result in an increase in the capital base of the Bank and the Company, which will support the operations of the Bank and Company.

         The Conversion will permit the Bank's customers and members of the local community and of the general public to become equity owners and to share in the future of the Company and the Bank. The Conversion will also provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance the ability of the Company to diversify and expand into other markets and enable the Bank to compete more effectively with other financial institutions.

         The holding company form of organization will provide additional flexibility to diversify the Company's and the Bank's business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.





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         After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the Recognition Plan or upon exercise of stock options. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management - Benefits."

EFFECTS OF CONVERSION

         GENERAL. Prior to the Conversion, each depositor in the Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Bank based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any person who opens a deposit account obtains a pro rata ownership interest in the net worth of the Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Bank, which is lost to the extent that the balance in the account is reduced.

         Consequently, the depositors of the Bank normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the Bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Bank after other claims, including claims of depositors to the amount of their deposits, are paid.

         When the Bank converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Bank, and the Bank will become a wholly owned subsidiary of the Company. THE COMMON STOCK OF THE BANK AND THE COMPANY IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS OF THE BANK AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the permanent stock of the Bank and the Company. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

         CONTINUITY. While the Conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.





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         The directors and officers of the Bank at the time of the Conversion will continue to serve as directors and officers of the Bank after the Conversion. The directors and officers of the Company consist of individuals currently serving as directors and officers of the Bank, and they will retain their positions in the Bank after the Conversion.

         EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Bank at the time of the Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the Common Stock and except with respect to voting and liquidation rights. Each such account will be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         EFFECT ON LOANS. No loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

         EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of the Bank are members of, and have voting rights in, the Bank as to all matters requiring membership action. Upon completion of the Conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of the Bank. Upon completion of the Conversion, all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of the Bank will not have voting rights in the Company after the Conversion, except to the extent that they become stockholders of the Company.

         TAX EFFECTS. Consummation of the Conversion is conditioned on prior receipt by the Company and the Bank of rulings or opinions with regard to federal and New York income taxation which indicate that the adoption and implementation of the Plan of Conversion described herein will not be taxable for federal or New York income tax purposes to the Company and the Bank or the Bank's Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. The Bank has received favorable opinions regarding the federal and New York income tax consequences of the Conversion. See "- Tax Aspects."

         EFFECT ON LIQUIDATION RIGHTS. Were the Bank to liquidate, all claims of the Bank's creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of the Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Bank immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after the Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights"), with any assets





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
remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

         The Plan of Conversion requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Bank has retained RP Financial to make such valuation. For its services in making such appraisal, RP Financial's fees and out-of-pocket expenses are estimated to be $80,000. The Bank has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by the Bank to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

         An appraisal has been made by RP Financial in reliance upon the information contained in this Prospectus, including the Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank and the economic and demographic conditions in the Bank's existing marketing area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly traded savings institutions located in New York and New Jersey; the aggregate size of the offering of the Common Stock; the impact of the Conversion on the Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Bank; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In its review of the appraisal provided by RP Financial, the Board of Trustees of reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors enumerated above, and the Board of Trustees believes that such assumptions were reasonable.

         On the basis of the foregoing, RP Financial has advised the Company and the Bank that in its opinion, dated July 17, 1997, as updated as of September 5, 1997, the estimated pro forma market value of the Common Stock ranged from a minimum of $283.3 million to a maximum of $383.3 million with a midpoint of $333.3 million. The Board of Trustees of the Bank and the Board of Directors of the Company determined that the Common Stock should be sold at $10.00 per share, resulting in a range of 28,333,333 to 38,333,333 shares of Common Stock being offered. The Estimated Valuation Range may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of the Company and the

Bank or market conditions generally, or to fill the order of the ESOP. In the event the Estimated Valuation Range is updated to amend the value of the Bank below $283.3 million or above $440.8 million (the maximum of the Estimated Valuation Range, as adjusted by 15%), the new appraisal will be filed with the Securities and Exchange Commission ("SEC") by post-effective amendment.

         Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Common Stock in excess of $383.3 million (the maximum of the Estimated Valuation Range) and up to $440.8 million (the maximum of the Estimated Valuation Range, as adjusted by 15%), the Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Common Stock in excess of the maximum of the Estimated Valuation Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the OTS. In addition, an increase in the number of shares above 38,333,333 shares will first be used, if necessary, to fill the order of the ESOP. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the Conversion.

         RP FINANCIAL'S VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE VALUATION CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF.

         Prior to completion of the Conversion, the maximum of the Estimated Valuation Range may be increased up to 15% and the number of shares of Common Stock may be increased to up to 44,083,333 shares to reflect changes in market and financial conditions or to fill the order of the ESOP, without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Valuation Range to fill unfilled orders in the Subscription Offering.

         No sale of shares of Common Stock in the Conversion may be consummated unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of Common Stock upon consummation of the Conversion. If such is not the case, a new Estimated Valuation Range may be set and a new Subscription and Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Company and the Bank shall determine and the OTS may permit or require.

         Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares of Common Stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Estimated Valuation Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Estimated Valuation Range or more than 15% above the maximum of such range, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Valuation Range must be approved by the OTS. If the number of shares of Common Stock issued in the Conversion is increased due to an increase of up to 15% in the Estimated Valuation Range to reflect changes in market or financial conditions or to fill the order of the ESOP, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "- Limitations on Common Stock Purchases."

         An increase in the number of shares of Common Stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of Common Stock would increase both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - Possible Increase in Number of Shares Issued in the Conversion" and "Pro Forma Data."

         Copies of the appraisal report of RP Financial, including any amendments thereto, and the detailed report of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

         In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders, (2) the ESOP, (3) Supplemental Eligible Account Holders, (4) Other Members, and (5) directors, officers and employees of the Bank. All subscriptions received will be subject to the availability of





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Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases."

         PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) $300,000 of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on March 31, 1996 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans to purchase shares in excess of the maximum of the Estimated Valuation Range.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding March 31, 1996.

         PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. The ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the Common Stock, including any increase in the number of shares of Common Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Valuation Range. The ESOP intends to purchase 8% of the shares of Common Stock sold in the Conversion, or 2,266,666 shares and 3,066,666 shares based on the minimum





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and maximum of the Estimated Valuation Range, respectively.  Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. In the event that the total number of shares offered in the Conversion is increased to an amount greater than the number of shares representing the maximum of the Estimated Valuation Range ("Maximum Shares"), the ESOP will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 10% of the Common Stock. See "Management - Benefits - Employee Stock Ownership Plan."

         PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) $300,000 of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on June 30, 1997 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

         PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of (i) $300,000 of Common Stock or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."





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         In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, is in excess of the total number of shares of Common Stock offered in the Conversion, available shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

         PRIORITY 5: DIRECTORS, OFFICERS AND EMPLOYEES. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of the Bank will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 15% of the shares of Common Stock offered in the Subscription Offering. The ability of directors, officers and employees to purchase Common Stock under this category is in addition to rights which are otherwise available to them under the Plan as they may fall within higher priority categories, and the Plan generally allows such persons to purchase in the aggregate up to 25% of Common Stock sold in the Conversion. See "- Limitations on Common Stock Purchases."

         In the event of an oversubscription in this category, subscription rights will be allocated among the individual directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with the Bank, one point for each salary increment of $5,000 per annum and five points for each office presently held in the Bank, including directorships. For information as to the number of shares proposed to be purchased by certain of the directors and officers, see "Proposed Management Purchases."

         EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire at 12:00, noon, Eastern Time, on October 16, 1997 (the "Subscription Expiration Date"), unless extended for up to 45 days or for such additional periods by the Company and the Bank as may be approved by the OTS. The Subscription Offering may not be extended beyond October 28, 1999. Subscription rights which have not been exercised prior to the Subscription Expiration Date (unless extended) will become void.

         The Company and the Bank will not execute orders until at least the minimum number of shares of Common Stock (28,333,333 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless such period is extended with the consent of the OTS,





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all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, the Company and the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

COMMUNITY OFFERING

         To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of the Bank, the Company and the Bank anticipate that they will offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in Richmond and Kings Counties, New York (such natural persons referred to as "Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to the greater of (i) $300,000 or 30,000 shares of Common Stock, or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases." THIS AMOUNT MAY BE INCREASED AT THE SOLE DISCRETION OF THE COMPANY AND THE BANK UP TO 5% (PROVIDED THAT ANY SUCH INCREASED AMOUNT MAY NOT EXCEED THE MAXIMUM PURCHASE LIMIT PROVIDED TO SUBSCRIBERS IN THE SUBSCRIPTION OFFERINGS. SEE "- LIMITATIONS ON COMMON STOCK PURCHASES"). THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN ANY COMMUNITY OFFERING CATEGORY WILL BE SUBJECT TO THE RIGHT OF THE COMPANY AND THE BANK, IN THEIR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

         If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Community Offering, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Company, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued. Orders for Common Stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

SYNDICATED COMMUNITY OFFERING

         As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of





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
registered broker-dealers to be formed. The Company and the Bank expect to market any shares which remain unsubscribed after the Subscription and Community Offerings through a Syndicated Community Offering. The Company and the Bank have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither Keefe, Bruyette nor any registered broker-dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Community Offering; however, Keefe, Bruyette has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

         The price at which Common Stock is sold in the Syndicated Community Offering will be the same price at which shares are offered and sold in the Subscription and Community Offerings. No person will be permitted to subscribe in the Syndicated Community Offering for more than $300,000 or 30,000 shares of Common Stock, subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases." This amount may be increased to up to 5% of the total offering of shares in the Subscription Offering, provided that orders for Common Stock in the Syndicated Community Offering will first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Conversion. Thereafter, any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled.

         Keefe, Bruyette may enter into agreements with broker-dealers ("Selected Dealers") to assist in the sale of the shares in the Syndicated Community Offering, although no such agreements exist as of the date of this Prospectus. No orders may be placed or filled by or for a Selected Dealer during the Subscription Offering. After the close of the Subscription Offering, Keefe, Bruyette will instruct Selected Dealers as to the number of shares to be allocated to each Selected Dealer. Only after the close of the Subscription Offering and upon allocation of shares to Selected Dealers may Selected Dealers take orders from their customers. During the Subscription and Community Offerings, Selected Dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date ("Order Date") for the purchase of shares of Common Stock. When and if Keefe, Bruyette and the Company believe that enough indications of interest and orders have not been received in the Subscription and Community Offerings to consummate the Conversion, Keefe, Bruyette will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the "Settlement Date" which date will be three business days from the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, Selected Dealers will remit funds to the account established by the Bank for each Selected Dealer. Each customer's funds so forwarded to the Bank, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by the Bank from Selected Dealers, funds will earn interest at the Bank's passbook





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rate until the consummation or termination of the Conversion.  Funds will be promptly returned, with interest, in the event the Conversion is not consummated as described above.

         The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company and the Bank with the approval of the OTS. See "- Stock Pricing and Number of Shares to be Issued" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES

         The Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Company and the Bank are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (b) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require any of the Company and the Bank or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Company and the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Company and the Bank will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON COMMON STOCK PURCHASES

         The Plan includes the following limitations on the number of shares of Common Stock which may be purchased in the Conversion:

                 (1) No fewer than 25 shares of Common Stock may be purchased, to the extent such shares are available;

                 (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $300,000 or 30,000 shares of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or
         (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

                 (3) The ESOP may purchase in the aggregate up to 10% of the shares of Common Stock sold in the Conversion, including any additional shares issued in the event of an increase in the Estimated Valuation Range; although at this time it intends to purchase only 8% of such shares;

                 (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $300,000 or 30,000 shares of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

                 (5) Each Other Member or any Person purchasing shares of Common Stock in the Community Offering may subscribe for and purchase in the Subscription Offering or Community Offering, as the case may be, up to the greater of (i) $300,000 or 30,000 shares of Common Stock or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall limitation in clause
         (7) below;

                 (6) Persons purchasing shares of Common Stock in the Community Offering or Syndicated Community Offering may purchase in the Community Offering or Syndicated Community Offering up to $300,000 or 30,000 shares of Common Stock, subject to the overall limitation in clause (7) below;

                 (7) Except for the ESOP and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 1.0% of the total number of shares of Common Stock issued in the Conversion; and

                 (8) No more than 15% of the total number of shares offered for sale in the Subscription Offering may be purchased by directors and officers of the Bank in the fourth priority category in the Subscription Offering. No more than 25% of the total number of shares offered for sale in the Conversion may be purchased by directors





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
         and officers of the Bank and their associates in the aggregate, excluding purchases by the ESOP.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Bank, the individual amount permitted to be subscribed for may be increased up to a maximum of 5% of the number of shares sold in the Conversion. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit.

         The term "associate" of a person is defined to mean (i) any corporation or other organization (other than the Company and the Bank or a majority-owned subsidiary of the Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of the Company and the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Company and the Bank or any of their subsidiaries.

         The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.
The Company and the Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

MARKETING ARRANGEMENTS

         The Company and the Bank have retained Keefe, Bruyette to consult with and to advise the Bank and the Company, and to assist the Company, on a best efforts basis, in the distribution of the shares of Common Stock in the Subscription and Community Offering. The services that Keefe, Bruyette will provide include, but are not limited to (i) training the employees of the Bank who will perform certain ministerial functions in the Subscription and Community Offering regarding the mechanics and regulatory requirements of the stock offering process, (ii) managing the Stock Information Center by assisting interested stock subscribers and by keeping records of all stock orders, (iii) preparing marketing materials, and (iv) assisting in the solicitation of proxies from the Bank's members for use at the Special Meeting. For its services, Keefe, Bruyette will receive a management fee of $50,000





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and a success fee of 1.15% of the aggregate Purchase Price of the shares of Common Stock sold in the Subscription Offering and Community Offering excluding shares purchased by the ESOP, and officers, directors and employees of the Bank and members of their immediate families as well as shares issued to the Foundation. The success fee paid to Keefe, Bruyette will be reduced by the amount of the management fee. In the event that selected dealers are used to assist in the sale of shares of Common Stock in the Community Offering, such dealers will be paid a fee of up to 5.5% of the aggregate Purchase Price of the shares sold by such dealers. The Company and the Bank have agreed to reimburse Keefe, Bruyette for its out-of-pocket expenses, and its legal fees and to indemnify Keefe, Bruyette against certain claims or liabilities, including certain liabilities under the Securities Act, and will contribute to payments Keefe, Bruyette may be required to make in connection with any such claims or liabilities.

         Sales of shares of Common Stock will be made primarily by registered representatives affiliated with Keefe, Bruyette or by the broker-dealers managed by Keefe, Bruyette. Keefe, Bruyette has undertaken that the shares of Common Stock will be sold in a manner which will ensure that the distribution standards of the NYSE (round lots, public shares, and aggregate market value) will be met. A Stock Information Center will be established at the main office of the Bank. The Company will rely on Rule 3a4-1 of the Exchange Act and sales of Common Stock will be conducted within the requirements of such Rule, so as to permit officers, directors and employees to participate in the sale of the Common Stock in those states where the law so permits. No officer, director or employee of the Company or the Bank will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of Common Stock.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION OFFERING

         To ensure that each purchaser receives a prospectus at least 48 hours before the Subscription Expiration Date (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         To purchase shares in the Subscription Offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Bank (which may be given by completing the appropriate blanks in the order form), must be received by the Bank by 12:00 noon, Eastern Time, on the Subscription Expiration Date (unless extended). In addition, the Company and the Bank will require a prospective purchaser to execute a certification in the form required by applicable OTS regulations in connection with any sale of Common Stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Bank will not accept orders submitted on photocopied or facsimilied order forms nor order forms unaccompanied by an executed certification form. The Company and the Bank have the right to waive or permit the correction of incomplete or improperly





                                     146
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executed forms, but do not represent that they will do so.  Once received, an executed order form may not be modified, amended or rescinded without the consent of the Company and the Bank, unless the Conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (March 31, 1996) or the Supplemental Eligibility Record Date (June 30, 1997) and depositors as of the close of business on the Voting Record Date (August 31, 1997) must list all accounts on the stock order form giving all names in each account and the account numbers.

         Payment for subscriptions may be made (i) in cash if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at the Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

         If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of the Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

         If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for by it at the Purchase Price upon consummation of the Subscription and Community Offerings, if all shares are sold, or upon consummation of the Syndicated Community Offerings if shares remain to be sold in such offering, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings. ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Common Stock in the Offerings make such purchases for the





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exclusive benefit of the IRAs.  Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Sales Center at (718) 815-7171 for additional information.

         Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Bank, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

         Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

         THE COMPANY AND THE BANK WILL REFER TO THE OTS ANY SITUATIONS THAT THEY BELIEVE MAY INVOLVE A TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

LIQUIDATION RIGHTS

         In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor of the Bank would receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation of the Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Bank above that amount.

         The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the Bank's net worth as of the date of its





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latest statement of financial condition contained in the final prospectus utilized in the Conversion. As of April 30, 1997, the initial balance of the liquidation account would be approximately $177.3 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the Conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, NOW accounts, money market deposit accounts, and certificates of deposit, held in the Bank at the close of business on March 31, 1996 or June 30, 1997, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the March 31, 1996 Eligibility Record Date (or the December 31, 1997 Supplemental Eligibility Record Date, as the case may be) bore to the balance of all deposit accounts in the Bank on such dates.

         If, however, on any December 31 annual closing date of the Bank, commencing December 31, 1997, the amount in any deposit account is less than the amount in such deposit account on March 31, 1997 or June 30, 1997, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

TAX ASPECTS

         Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to New York tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Bank, the Company or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.

         Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to the Company and the Bank to the effect that, for federal income tax purposes: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Code and neither the Bank nor the Company will recognize any





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gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the Company; (iii) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the mutual Bank; (iv) assuming the non-transferable subscription rights to purchase Common Stock have no value, the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) assuming the non-transferable subscription rights to purchase Common Stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and (vi) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor, and the holding period for the shares of Common Stock purchased by such persons will begin on the date of consummation of the Conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering. KPMG Peat Marwick, New York, New York, has also rendered an opinion to the effect that the foregoing tax effects of the Conversion under New York law are substantially the same as they are under federal law.

         The Company and the Bank have received a letter from RP Financial stating its belief that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Company and the Bank could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

         Unlike private rulings, the letter of RP Financial is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

DELIVERY OF CERTIFICATES

         Certificates representing Common Stock issued in the Conversion will be mailed by the Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to





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subscribers, such subscribers may not be able to sell the shares of Common
Stock for which they have subscribed, even though trading of the Common Stock may have commenced.

REQUIRED APPROVALS

         Various approvals of the OTS are required in order to consummate the Conversion. The OTS has approved the Plan of Conversion, subject to approval by the Bank's members and other standard conditions. The Company's holding company application is currently pending.

         The Company is required to make certain filings with state securities regulatory authorities in connection with the issuance of Common Stock in the Conversion.

JUDICIAL REVIEW

         Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. Section 563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the OTS by the clerk of the court and thereupon the OTS files in the court the record in proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the OTS. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE CONVERSION

         All shares of Common Stock purchased in connection with the Conversion by a director or an executive officer of the Company and the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock





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issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions.

         Purchases of Common Stock of the Company by directors, executive officers and their associates during the three-year period following completion of the Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Company's outstanding Common Stock or to certain purchases of stock pursuant to an employee stock benefit plan.

         Pursuant to OTS regulations, the Company will generally be prohibited from repurchasing any shares of the Common Stock within one year following consummation of the Conversion, although the OTS under its current policies may approve a request to repurchase shares of Common Stock following the six-month anniversary of the Conversion. During the second and third years following consummation of the Conversion, the Company may not repurchase any shares of its Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis which is approved by the OTS; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market stock repurchase program not involving more than 5% of its outstanding capital stock during a 12-month period, if the repurchases do not cause the Bank to become undercapitalized and the Bank provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. The OTS may permit stock repurchases in excess of such amounts prior to the third anniversary of the Conversion if exceptional circumstances are shown to exist.


                   RESTRICTIONS ON ACQUISITION OF THE COMPANY
                                  AND THE BANK

GENERAL

         As described below, certain provisions in the Company's Certificate of Incorporation and Bylaws and in the Company's and the Bank's benefit plans, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank. Below is a summary of certain material restrictions on acquisitions of the Company and the Bank.





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
RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

         General. A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

         Limitation on Voting Rights. Article 12.B. of the Company's Certificate of Incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company. The terms "person" and "beneficial ownership" are broadly defined to prevent circumvention of this restriction.

         The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by the Company or the Bank and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Company's entire Board of Directors. In the event that shares are acquired in violation of Article 12.B., all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and the Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale. In addition, the Company may refuse to recognize any transfer or attempted transfer of the Company's





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equity securities which would result in the transferee becoming the beneficial owner of Excess Shares.

         Board of Directors. Article 7.A. of the Certificate of Incorporation of the Company contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. See "Management - Management of the Company." The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Cumulative voting in the election of directors is not permitted.

         Directors may be removed only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least 80% of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to the Company. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum of the Board of Directors is present, or the sole remaining director of the Company, and a director appointed to fill a vacancy shall serve until the expiration of the term to which he was appointed.

         The Company's Bylaws govern nominations for election to the Board, and requires all nominations for election to the Board of Directors other than those made by the Board to be made by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions in that section. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, the principal executive offices of the Company not later than 120 days prior to the anniversary date of the immediately preceding annual meeting, provided that, with respect to the first scheduled annual meeting following completion of the Conversion, notice must be received no later than the close of business on January 2, 1998. Each such notice shall set forth certain information as specified in Section 4.15 of the Bylaws, including (a) as to each person whom the stockholder proposes to nominate as a director, and as to the stockholder giving the notice, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company's stock beneficially owned by such person; and (iv) such other information regarding such person as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (b) the name and address of any other stockholders supporting such nominees and/or those affiliated with, controlling or under





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common control with such persons, and the class and number of shares of the
Company's stock beneficially owned by such other stockholders.

         The Company's Certificate of Incorporation provides that the personal liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of the Certificate of Incorporation or as such law may be thereafter in effect.
Section 102(b)(7) of the Delaware General Corporation Law currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to the Company and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

         The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company or any predecessor of the Company, or is or was serving at the request of the Company or any predecessor of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent authorized by the General Corporation Law of the State of Delaware, provided that the Company shall not be liable for any amounts which may be due in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification thereunder without its prior written consent. The indemnification provisions also permit the Company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Company's Board of Directors, provided that the indemnified person undertakes to repay the Company if it is ultimately determined that such person was not entitled to indemnification. The rights of indemnification provided in the Company's Certificate of Incorporation are not exclusive of any other rights which may be available under the Company's Bylaws, any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the Certificate of Incorporation authorizes the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, whether or not the Company would

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have the power to provide indemnification to such person.  These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the Company to attract and retain the best personnel available.

         The provisions regarding director elections and other provisions in the Certificate of Incorporation and Bylaws are generally designed to protect the ability of the Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company by making it more difficult and time-consuming to change majority control of the Board, whether by proxy contest or otherwise. The general effect of these provisions will be to generally require at least two (and possibly three) annual stockholders' meetings, instead of one, to effect a change in control of the Board of Directors of the Company even if holders of a majority of the Company's capital stock believed that a change in the composition of the Board of Directors was desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of the Company's management and policies and facilitate long-range planning for the Company's business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

         The procedures regarding stockholder nominations will provide the Board of Directors with sufficient time and information to evaluate a stockholder nominee to the Board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors, and will make it easier for the Board to solicit proxies resisting such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the stockholder nominations as in the best interests of the Company or its stockholders.

         Authorized Shares. Article 4 of the Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional

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shares, other than the issuance of additional shares pursuant to stock benefit plans and to the Foundation.

         Meetings of Stockholders. The Company's Certificate of Incorporation provides that any action required or permitted by the General Corporation Law of the State of Delaware or the Certificate of Incorporation to be approved by or consented to by the stockholders of the Company, must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent by stockholders in lieu of a meeting of stockholders. The Certificate of Incorporation further provides that, with limited exceptions, special meetings of stockholders may be called only by a three-fourths vote of the Board of Directors.

         Stockholder Proposals. The Company's Bylaws provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the Conversion, business must be (a) brought before the meeting by or at the direction of the Board of Directors or (b) otherwise properly brought before the meeting by a stockholder who has given timely and complete notice thereof in writing to the Company. For stockholder proposals to be included in the Company's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Company's proxy materials, the stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the Conversion, such written notice must be received by the Company not later than the close of business on January 2, 1998. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting certain information as specified in Section 2.14 of the Bylaws, including (a) a brief description of the proposal desired to be brought before the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder; and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, (d) the identification of any person retained to make stockholder solicitations or recommendations with respect to such proposal, and (e) any material interest of the stockholder in such proposal. Any such proposal not made in accordance with the Bylaws may be rejected.

         The procedures regarding stockholder proposals are designed to provide the Board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a stockholder proposal.

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This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in the best interests of the Company or its stockholders.

         Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer to the Company from another party to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, consistent with the exercise of its fiduciary duties and in connection with the exercise of its judgment in determining what is in the best interest of the Company and the stockholders of the Company, give due consideration to the extent permitted by law not only to the price or other consideration being offered, but also to all other relevant factors, including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of the Company and its subsidiaries and on the employees, customers, suppliers and creditors of the Company and its subsidiaries, and the effects on the communities in which the Company's and its subsidiaries' facilities are located. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

         Stockholder Approval of Mergers and Certain Other Extraordinary Transactions. Article 11 of the Company's Certificate of Incorporation provides that any action taken by stockholders under Subchapter IX of the Delaware General Corporation Law (which relates to merger or consolidation transactions) and Subchapter X (which relates to sale of assets, dissolution and winding up transactions) shall, with certain exceptions, generally require the affirmative vote of at least 80% of the votes eligible to be cast by stockholders. The supermajority 80% vote requirement of Article 11 of the Certificate of Incorporation shall not be applicable to any transaction approved in advance by at least two-thirds of the entire Board of Directors of the Company, in which case the transaction will require only such stockholder approval as specified under Delaware law. The Delaware General Corporation Law requires the approval of the Board of Directors and the holders of a majority of the outstanding stock of the Company entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of all substantially all of the Company's assets. The Delaware General Corporation Law permits the Company to merge with another corporation without obtaining the approval of the Company's stockholders if: (i) the Company is the surviving corporation of the merger; (ii) the merger agreement does not amend the Company's Certificate of Incorporation; (iii) each share of the Company's stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the Company after the merger; and (iv) any authorized but unissued shares or treasury shares of Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of the Common Stock outstanding immediately prior to the effective date of the merger.

         Amendment of Certificate of Incorporation and Bylaws. Article 13 of the Company's Certificate of Incorporation generally provides that any amendment of the Certificate of Incorporation must be approved first by a majority of the Board of Directors and then by the holders of 80% of the shares of the Company entitled to vote in an election of directors, except that the approval of only a majority of the shares of the Company entitled to vote in an election of directors is required for any amendment previously approved by at least two-thirds of the entire Board of Directors.

         The Bylaws of the Company may be amended by a majority of the Board of Directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 80% of the total shares entitled to vote in an election of directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the Bylaws.

DELAWARE CORPORATE LAW

         In addition to the provisions contained in the Company's Certificate of Incorporation, the Delaware General Corporation Law ("GCL") includes certain provisions applicable to Delaware corporations, such as the Company, which may be deemed to have an anti-takeover effect. Such provisions include requirements relating to certain business combinations.

         Section 203 of the GCL ("Section 203") imposes certain restrictions on business combinations between the Company and large shareholders.
Specifically, Section 203 prohibits a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) between the Company or a subsidiary and an "interested shareholder" (as defined in Section 203, generally the beneficial owner of 15% or more of the Company Common Stock) within three years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by the Company's Board of Directors, (ii) upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 85% of the Company Common Stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) the business combination is approved by the Company's Board of Directors and by the holders of at least two-thirds of the outstanding Company Common Stock, excluding shares owned by the interested shareholders.

         One of the effects of Section 203 may be to prevent highly leveraged takeovers, which depend upon getting access to the acquired corporation's assets to support or repay acquisition indebtedness and certain coercive acquisition tactics. By requiring approval of the holders of two-thirds of the shares held by disinterested shareholders for business combinations involving an interested shareholder, Section 203 may prevent any interested shareholder from taking advantage of its position as a substantial, if not controlling, shareholder and engaging in transactions with the Company that may not be fair to the Company's other shareholders or that may otherwise not be in the best interests of the Company, its shareholders and other constituencies.

         For similar reasons, however, these provisions may make more difficult or discourage an acquisition of the Company, or the acquisition of control of the Company by a principal shareholder, and thus the removal of incumbent management. In addition, to the extent that Section 203 discourages takeovers that would result in the change of the Company's management, such a change may be less likely to occur.

ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN THE CONVERSION

         The foregoing provisions of the Certificate of Incorporation and Bylaws of the Company and Delaware law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the Company's Common Stock. In addition, such provisions may result in the Company being deemed to be less attractive to a potential acquiror and/or might result in stockholders receiving a lesser amount of consideration for their shares of Common Stock than otherwise could have been available.

         In addition, the Company and the Bank have also entered into agreements with certain of their officers which provide such officers with additional payments upon the officers' termination in connection with a change in control of the Company or the Bank. See "Management - Management of the Bank" and "Management - Employment Agreements." The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of the Bank. Additionally, the provisions could deter offers to the stockholders which might be viewed by such stockholders to be in their best interests.

         The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

         Despite the Board of Directors' belief as to the benefits to the Company's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

         The Board of Directors of the Company and the Bank are not aware of any effort that might be made to acquire control of the Bank or the Company.

REGULATORY RESTRICTIONS

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings and loan holding company unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings and loan holding company without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control of a savings and loan holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings and loan holding company where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

         The Company is authorized to issue 100,000,000 shares of Common Stock having a par value of $0.01 per share and 25,000,000 shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"). The Company currently expects to issue up to a maximum of 38,333,333 shares (44,083,333 shares in the event that the maximum of the Valuation Range is increased by 15%) of Common Stock and no shares of Preferred Stock in the Conversion. Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of the Company's capital stock which are deemed material to an investment decision with respect to the Conversion.

         THE COMMON STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

         Distributions. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

         Voting Rights. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares which they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation's board of directors. Under certain circumstances, shares in excess of 10.0% of the issued and outstanding shares of Common Stock may be considered "Excess Shares" and, accordingly, not be entitled to vote. See

"Restrictions on Acquisition of the Company and the Bank." If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

         Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

         None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control. The Company has no present plans to issue Preferred Stock.


                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

GENERAL

         The Federal Stock Charter of the Bank authorizes the issuance of capital stock consisting of 1,000 shares of common stock, par value $0.01 per share. Each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon Conversion, all of the issued and outstanding common stock of the Bank will be held by the Company as the Bank's sole stockholder. The capital stock of the Bank will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC. Presented below is a description of all aspects of the Bank's capital stock which are deemed material to an investment decision with respect to the Conversion.

DIVIDENDS

         The Company, as the holder of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefore. See "Dividend Policy" for certain restrictions on the payment of dividends.

VOTING RIGHTS

         Immediately after the Conversion, the holders of the Bank's common stock, which will consist solely of the Company, will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held and there shall be no right to cumulate votes.

LIQUIDATION

         In the event of any liquidation, dissolution or winding up of the Bank, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.


                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Company's Common Stock is Registrar and Transfer Company.


                                    EXPERTS

         The financial statements of the Bank as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         RP Financial has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

         The legality of the Common Stock and the Federal income tax consequences of the Conversion will be passed upon for the Bank and the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to the Bank and the Company. The New York income tax consequences of the Conversion will be passed upon for the Bank and the Company by KPMG Peat Marwick. The federal income tax consequences of certain matters relating to establishment of the Foundation will be passed upon for the Bank and the Company by KPMG Peat Marwick. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver, Freedman & Taff, L.L.P., Washington, D.C.


                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information, including the Conversion Valuation Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         The Bank has filed an Application for Conversion with the OTS with respect to the Conversion. This Prospectus omits certain information contained in that application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the OTS located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

         The Company has filed with the Office of Thrift Supervision an Application to Form a Holding Company. This Prospectus omits certain information contained in such Application. Such Application may be inspected at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the OTS located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

         In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12 of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

         A copy of the Plan of Conversion and Certificate of Incorporation and the Bylaws of the Company and the Federal Stock Charter and Bylaws of the Bank are available without charge from the Bank. Requests for such information should be directed to: Frank J. Besignano, Senior Vice President, Staten Island Savings Bank, 15 Beach Street, Staten Island, New York 10304.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                                         Page
                                                                                                         ----


 Report of Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . .                F-2

 Statements of Condition as of April 30, 1997 (Unaudited)
   and December 31, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                F-3

 Statements of Income for the Four Months Ended
   April 30, 1997 and 1996 (Unaudited) and the Years Ended
   December 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . .                 44

 Statements of Changes in Equity for the Four Months Ended
   April 30, 1997 (Unaudited) and the Years Ended                                                         F-4
   December 31, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 Statements of Cash Flows for the Four Months Ended
  April 30, 1997 and 1996 (Unaudited) and the Years Ended                                                 F-5
  December 31, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                F-6


All schedules are omitted as the required information is not applicable or the information is presented in the Financial Statements.

The financial statements of Staten Island Bancorp, Inc. have been omitted because Staten Island Bancorp, Inc. has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than of an organizational nature.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Trustees of
Staten Island Savings Bank:

We have audited the accompanying statements of condition of Staten Island Savings Bank (a mutual savings bank chartered by the State of New York) (the "Bank") as of December 31, 1996 and 1995, and the related statements of income, changes in net worth and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Staten Island Savings Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As explained in Note 9 to the financial statements, effective January 1, 1995, the Bank changed its method of accounting for New York State and New York City income taxes.




/s/ Arthur Andersen LLP

New York, New York
January 28, 1997

                           STATEN ISLAND SAVINGS BANK


                             STATEMENTS OF CONDITION

            APRIL 30, 1997 (UNAUDITED) AND DECEMBER 31, 1996 AND 1995

                                                                                                    December 31
                                                                       April 30           --------------------------------
                                  ASSETS                                 1997                 1996                1995
                                  ------                             ------------         ------------        ------------
                                                                     (Unaudited)                   (000's omitted)
ASSETS:
       Cash and due from banks                                       $     39,594         $     43,522        $     57,663
       Federal funds sold                                                  74,150                9,100              19,600
       Securities available for sale                                      677,486              703,134             788,622
       Trading securities                                                  14,406                   -                   -
       Loans, net                                                         976,501              968,015             801,137
       Accrued interest receivable                                         11,892               11,739              13,775
       Bank premises and equipment, net                                    19,521               18,675              16,680
       Intangible assets, net                                              19,798               20,490              22,633
       Other assets                                                        14,947                7,648               8,020
                                                                     ------------         ------------        ------------
                                  Total assets                       $  1,848,295         $  1,782,323        $  1,728,130
                                                                     ============         ============        ============

                              LIABILITIES AND EQUITY
                              ----------------------

LIABILITIES:
       Deposits-
              Savings                                                $    822,431         $    832,584        $    739,697
              Time                                                        527,588              500,570             467,362
              Money market                                                 81,924               79,704              83,343
              NOW accounts                                                 16,708               14,298              55,124
              Demand deposits                                             158,142              150,592             190,091
                                                                     ------------         ------------        ------------
                                                                        1,606,793            1,577,748           1,535,617
       Borrowed Funds                                                      30,043                   54                  46
       Advances from borrowers for taxes and insurance                      6,940                4,563               3,354
       Accrued interest and other liabilities                              27,224               28,878              39,031
                                                                     ------------         ------------        ------------
                                  Total liabilities                     1,671,000            1,611,243           1,578,048
                                                                     ------------         ------------        ------------

COMMITMENTS AND CONTINGENCIES (Note 10)

EQUITY:
       Surplus                                                             32,777               32,070              30,007
       Undivided profits                                                  141,061              134,880             115,168
       Unrealized appreciation on securities available for                  3,457                4,130               4,907
         sale, net of taxes                                          ------------         ------------        ------------

                                  Total equity                            177,295              171,080             150,082
                                                                     ------------         ------------        ------------
                                  Total liabilities and equity       $  1,848,295         $  1,782,323        $  1,728,130
                                                                     ============         ============        ============


       The accompanying notes are an integral part of these statements.

                           STATEN ISLAND SAVINGS BANK


                         STATEMENTS OF CHANGES IN EQUITY

              FOR THE FOUR MONTHS ENDED APRIL 30, 1997 (UNAUDITED)

                 AND THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                                                                          Unrealized
                                                                                                         Appreciation
                                                                                                         (Depreciation)
                                                                                                         on Securities
                                                                                         Undivided      Available for
                                                                           Surplus        Profits         Sale, net       Total
                                                                         -----------    -----------     ------------   ----------
BALANCE, December 31, 1993                                              $  27,064       $  88,682        $   2,873     $ 118,619

       Net income - 1994                                                     --            16,204             --          16,204

       Statutory transfer to surplus fund                                   1,620          (1,620)            --            --

       Net change in unrealized depreciation
         on securities available for sale                                    --              --             (9,379)       (9,379)
                                                                        ---------       ---------        ---------     ---------

BALANCE, December 31, 1994                                                 28,684         103,266           (6,506)      125,444

       Net income - 1995                                                     --            13,225             --          13,225

       Statutory transfer to surplus fund                                   1,323          (1,323)            --            --

       Net change in unrealized appreciation on
         securities available for sale                                       --              --             11,413        11,413
                                                                        ---------       ---------        ---------     ---------

BALANCE, December 31, 1995                                                 30,007         115,168            4,907       150,082

       Net income - 1996                                                     --            21,775             --          21,775

       Statutory transfer to surplus fund                                   2,178          (2,178)            --            --

       Net change in unrealized depreciation on
        securities available for sale                                        --              --               (777)         (777)
                                                                        ---------       ---------        ---------     ---------

BALANCE, December 31, 1996                                                 32,185         134,765            4,130       171,080

       Net income - four months ended
         April 30, 1997                                                      --             6,888             --           6,888

       Statutory transfer to surplus fund                                     592            (592)            --            --

       Net change in unrealized depreciation on
        securities available for sale                                        --              --               (673)         (673)
                                                                        ---------       ---------        ---------     ---------

BALANCE, April 30, 1997                                                 $  32,777       $ 141,061        $   3,457     $ 177,295
                                                                        =========       =========        =========     =========


       The accompanying notes are an integral part of these statements.

                           STATEN ISLAND SAVINGS BANK

                            STATEMENTS OF CASH FLOWS

                                                                                               Four Months Ended
                                                                                                    April 30
                                                                                               --------------------
                                                                                                1997         1996
                                                                                               -------      ------
                                                                                                    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                                          $   6,888    $   6,868
       Adjustments to reconcile net income to net cash provided by operating activities-
              Depreciation and amortization                                                      562          502
              Amortization of bond and mortgage premiums                                      (2,511)         146
              Amortization of intangible assets                                                  692          759
              Loss on sale of available for sale securities                                      277         (218)
              Other noncash expense (income)                                                  (2,162)        (962)
              Provision for loan losses                                                        4,667         --
              Increase in deferred loan fees                                                     100          160
              Decrease in accrued interest receivable                                           (153)        (349)
              Decrease (increase) in other assets                                             (6,291)      (7,230)
              (Decrease) increase in accrued interest and other liabilities                    2,594       (8,688)
              (Increase) decrease in deferred income taxes                                    (2,199)       6,088
              Recoveries                                                                         448          547
                                                                                           ---------    ---------
                                  Net cash provided by operating activities                    2,912       (2,377)
                                                                                           ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Maturities of investment securities and time deposits                                    --           --
       Purchases of investment securities and time deposits                                     --           --
       Maturities of available for sale securities                                            43,540       80,318
       Sales of available for sale securities                                                 19,365       22,249
       Purchases of available for sale securities                                            (53,281)    (108,683)
       Principal collected on loans                                                           77,000      112,662
       Loans made to customers                                                               (89,890)    (137,817)
       Purchases of loans                                                                       --           --
       Sales of loans                                                                          1,248         --
       Capital expenditures                                                                   (1,183)      (1,106)
       Acquisition of Gateway Bancorp, Inc., net of cash acquired                               --           --
                                                                                           ---------    ---------
                                  Net cash used in investing activities                       (3,201)     (32,377)
                                                                                           ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Net increase in deposit accounts                                                       31,422       15,085
       Borrowings                                                                             29,989         --
                                                                                           ---------    ---------
                                  Net cash provided by financing activities                   61,411       15,085
                                                                                           ---------    ---------
                                  Net (decrease) increase in cash and cash equivalents        61,122      (19,669)

CASH AND CASH EQUIVALENTS, beginning of year                                                  52,622       77,263
                                                                                           ---------    ---------


CASH AND CASH EQUIVALENTS, end of year                                                     $ 113,744    $  57,594
                                                                                           =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid for-
              Interest                                                                     $  14,619    $  14,727
              Income taxes                                                                     3,340        3,110
                                                                                           =========    =========
       Acquisition of Gateway Bancorp, Inc.-
              Fair value of assets acquired                                                $    --      $    --
              Fair value of liabilities assumed                                                 --           --
                                                                                           ---------    ---------
                                  Net cash payments                                        $    --      $    --
                                                                                           =========    =========



                                                                                                   For the Year Ended
                                                                                                       December 31
                                                                                           - --------------------------------
                                                                                             1996         1995          1994
                                                                                            ------       ------       -------
                                                                                                     (000's  omitted)
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                                           $  21,775    $  13,225    $  16,204
       Adjustments to reconcile net income to net cash provided by operating activities-
              Depreciation and amortization                                                     1,581        1,436        1,252
              Amortization of bond and mortgage premiums                                        1,053        4,724        6,831
              Amortization of intangible assets                                                 2,143        1,155          536
              Loss on sale of available for sale securities                                     2,710          305          487
              Other noncash expense (income)                                                   (3,347)      (1,968)       3,047
              Provision for loan losses                                                         1,000         --             76
              Increase in deferred loan fees                                                      578          105          395
              Decrease in accrued interest receivable                                           2,036        2,043          711
              Decrease (increase) in other assets                                                 197       (2,271)         856
              (Decrease) increase in accrued interest and other liabilities                    (8,023)       6,471        1,326
              (Increase) decrease in deferred income taxes                                       (190)       4,340          (72)
              Recoveries                                                                          966          336          241
                                                                                            ---------    ---------    ---------
                                  Net cash provided by operating activities                    22,479       29,901       31,890
                                                                                            ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Maturities of investment securities and time deposits                                     --        110,258      217,833
       Purchases of investment securities and time deposits                                      --        (87,649)    (195,060)
       Maturities of available for sale securities                                            189,180       90,149         --
       Sales of available for sale securities                                                 240,417      115,641       27,189
       Purchases of available for sale securities                                            (345,700)    (178,036)        --
       Principal collected on loans                                                           113,881      128,305       68,442
       Loans made to customers                                                               (287,950)    (216,305)    (165,002)
       Purchases of loans                                                                        --        (10,631)        (699)
       Sales of loans                                                                           3,340       21,858         --
       Capital expenditures                                                                    (3,448)      (2,481)      (1,290)
       Acquisition of Gateway Bancorp, Inc., net of cash acquired                                --         13,564         --
                                                                                            ---------    ---------    ---------
                                  Net cash used in investing activities                       (90,280)     (15,327)     (48,587)
                                                                                            ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Net increase in deposit accounts                                                        43,340       32,705        2,526
       Borrowings                                                                                --           --           --
                                                                                            ---------    ---------    ---------
                                  Net cash provided by financing activities                    43,340       32,705        2,526
                                                                                            ---------    ---------    ---------
                                  Net (decrease) increase in cash and cash equivalents        (24,641)      47,279      (14,171)

CASH AND CASH EQUIVALENTS, beginning of year                                                   77,263       29,984       44,155
                                                                                            ---------    ---------    ---------


CASH AND CASH EQUIVALENTS, end of year                                                      $  52,622    $  77,263    $  29,984
                                                                                            =========    =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid for-
              Interest                                                                      $  50,450    $  44,200    $  36,545
              Income taxes                                                                     14,381       14,081       12,263
                                                                                            =========    =========    =========
       Acquisition of Gateway Bancorp, Inc.-
              Fair value of assets acquired                                                 $    --      $ 338,978    $    --
              Fair value of liabilities assumed                                                  --       (281,726)        --
                                                                                            ---------    ---------    ---------
                                  Net cash payments                                         $    --      $  57,252    $    --
                                                                                            =========    =========    =========

       The accompanying notes are an integral part of these statements.

                           STATEN ISLAND SAVINGS BANK


                          NOTES TO FINANCIAL STATEMENTS

                FOUR MONTHS ENDED APRIL 30, 1997 (UNAUDITED) AND

                THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994




1.  ORGANIZATION

Staten Island Savings Bank (the "Bank") was a state chartered mutual savings bank founded in 1864. The Bank operates 16 branches in Staten Island, New York and one branch in Brooklyn, New York and followed regulations promulgated by the New York State Department of Banking and the Federal Deposit Insurance Corporation. The Bank is a community bank providing a complete line of retail and commercial banking services along with trust services. Individual customer deposits of up to $100,000 are insured by the Federal Deposit Insurance Corporation.

Acquisition

On August 18, 1995, the Bank acquired all of the outstanding shares of Gateway Bancorp, Inc., a Staten Island commercial bank with over $300 million in total assets, for cash consideration totaling $57,933,000, including deal costs.

The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $15,613,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years. The amount of goodwill recorded at April 30, 1997 was $14,560,000 and is included in intangible assets. The amount of goodwill amortization for 1996 and 1995 was $781,000 and $272,000, respectively, and is included in other expense.

Results of operations after the acquisition date are included in the 1995 statement of income. The following pro forma information has been prepared assuming that this acquisition had taken place at the beginning of 1994 after giving effect to certain pro forma adjustments, including, among others, the implied cost of capital and the amortization of intangibles resulting from the transaction. The pro forma financial information is not necessarily indicative of the results of operations as they would have been if the Bank and Gateway Bancorp, Inc. had been a single entity during all of 1995 and 1994, nor is it necessarily indicative of the results of operations which may occur in the future.

                                                   1995            1994
                                                 ---------      ---------

         Net interest and dividend income        $  70,336      $  68,065
         Net income                                 13,583         17,390

2.  SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES

The accounting and reporting policies of the Bank conform to general practices within the banking industry. The following footnotes describe the most significant of these policies. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported assets, liabilities, revenues and expenses as of the dates of the financial statements. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

Trading Securities

Trading securities are carried at fair value, with unrealized gains and losses included in earnings.

Securities Held to Maturity

Debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. Mortgage-backed certificates are stated at the unpaid principal amount net of unearned discount and premiums. Premiums are amortized over the period to maturity or earlier call date and discounts are accreted to maturity date using the level-yield method. Management has the intent and ability to hold such securities to maturity.

Securities Available For Sale

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," debt and equity securities used as part of the Bank's asset/liability management that may be sold in response to changes in interest rates, prepayments and other factors have been classified as available for sale. Such securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported on an after-tax basis in a separate component of equity. Gains and losses on the disposition of securities are recognized on the specific-identification method in the period in which they occur.

On November 15, 1995, the Financial Accounting Standards Board issued a special report entitled, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers" (the "Guide"). The Guide permitted a one-time reassessment and related reclassification from the held to maturity category that will not call into question the intent of the enterprise to hold other debt securities to maturity in the future. In December 1, 1995, the Bank reassessed its securities portfolio resulting in the reclassification of all securities held to maturity (amortized cost of $314,588,000 with a corresponding market value of $316,725,000) to the available for sale category. The reclassification resulted in a $1,122,000 increase in equity at December 31, 1995, due to unrealized gains on securities transferred to available for sale amounting to $2,137,000 less estimated taxes of $1,015,000.

Mortgage Premiums and Discounts

Premiums and discounts on purchased mortgages are amortized over the average life of the loan using the level-yield method.

Loans

Loans are stated at the principal amount outstanding, net of unearned income. Loan origination fees are recognized in interest income as an adjustment to yield over the contractual life of the loan. Loans are placed on nonaccrual status when management has determined that the borrower will be unable to meet contractual principal or interest obligations or when unsecured interest or principal payments are 90 days past due. When a loan is classified as nonaccrual, the recognition of interest income ceases. Interest previously accrued and remaining unpaid is reversed against income. Cash payments received are applied to principal, and interest income is not recognized unless management determines that the financial condition and payment record of the borrower warrant the recognition of income.

Effective January 1, 1995, the Bank adopted the accounting and disclosure guidance in SFAS No. 114, entitled, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, entitled, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Both pronouncements establish the accounting by creditors for impairment of certain loans with the latter adding as to how a creditor recognizes interest income related to those impaired loans. The Bank has defined its impaired loans as its nonaccrual loans. Pursuant to this accounting guidance, a valuation allowance is recorded on impaired loans to reflect the difference, if any, between the loan face value and the present value of projected cash flows, observable fair value or collateral value. This valuation allowance is reported within the overall allowance for loan losses. Such change in accounting was not material to the financial statements.

Allowance for Loan Losses

The allowance for loan losses is established by management to absorb future charge-offs of loans deemed uncollectible. The allowance is increased or decreased by charges to operations and reduced by net charge-offs. The amount of the allowance is based on estimates and the ultimate losses may vary from the current estimates. These estimates are evaluated periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they become known. Considerations in this evaluation include past and anticipated loss experience, evaluation of real estate collateral, as well as current and anticipated economic conditions and maintenance of the allowance at a level adequate to absorb estimated losses inherent in the loan portfolio at the reporting date.

Bank Premises and Equipment

Bank premises and equipment are carried at cost, less allowance for depreciation and amortization applied on a straight-line basis over the estimated useful lives of 10 to 50 years for buildings and improvements and 3 to 10 years for furniture, fixtures and equipment.

Core Deposit Intangibles

Core deposit intangibles, which resulted from acquisitions, are being amortized on a straight-line basis to expense over the estimated periods benefited, not exceeding six years. Core deposit intangibles of $ 5,056,000, $5,444,000 and $6,600,000 as of April 30, 1997, December 31, 1996 and 1995, respectively, are included in intangible assets in the accompanying financial statements.

Investments in Real Estate

Investments in real estate consist of real estate acquired through foreclosure or by deed in lieu of foreclosure ("real estate owned" or "REO"). REO properties are carried at the lower of cost or fair value at the date of foreclosure (new cost basis) and at the lower of the new cost basis or fair value less estimated selling costs thereafter.

Interest Income

Interest Income includes interest income on loans and investment securities and dividend income received on investment securities.

The operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest earning assets and the interest expense paid on its interest bearing liabilities. Like most savings institutions, the Bank's earnings are affected by changes in market interest rates and the economic factors beyond its control. Decreases in the Bank's average interest rate spread could adversely affect the Bank's net interest income.

Income Taxes

Deferred income taxes provide for temporary differences between items of income or expense reported in the financial statements and those reported for income tax purposes.

New Accounting Pronouncements

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, entitled, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The pronouncement is effective for fiscal years beginning after December 15, 1995, although earlier implementation is permitted.

In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, entitled, "Accounting for Mortgage Servicing Rights," which is an amendment to SFAS No. 65, entitled, "Accounting for Certain Mortgage Banking Activities." This statement requires the recognition as separate assets rights to service mortgage loans for others, no matter how those servicing rights are acquired. The pronouncement is effective for fiscal years beginning after December 15, 1995, although earlier implementation is permitted.

In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996.

The adoption of SFAS Nos. 121, 122 and 125 did not have a material effect on the Bank's financial statements.

Equity

The surplus fund primarily represents accumulated mandatory transfers from undivided profits required by New York State banking regulations. Such mandatory transfers are computed as 10% of "net earnings," as defined, and are required in each quarter so long as the equity of the Bank is less than 10% of the amount of deposits.

Unaudited Financial Information

All information as of April 30, 1997 and for the four-month periods ended April 30, 1997 and 1996 is unaudited. The unaudited information furnished reflects all adjustments, which consist solely of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the financial position at April 30, 1997 and the results of operations and cash flows for four-month periods ended April 30, 1997 and 1996. The results of the four-month periods are not necessarily indicative of the results of the Bank which may be expected for the entire year.

Reclassifications

Certain reclassifications have been made to the December 1996, 1995 and 1994 financial statements to conform with the April 30, 1997 presentation.

3.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 2 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the following table (000's omitted):

                                                                                                              To Be Well Capitalized
                                                                                                                    Under Prompt
                                                                                  For Capital Adequacy            Corrective Action
                                                             Actual                     Purposes                     Provisions
                                                    ----------------------        --------------------       -----------------------
                                                    Amount           Ratio        Amount        Ratio        Amount           Ratio
                                                    ------           -----        ------        -----        ------           -----
As of April 30, 1997:
   Total capital (to risk
      weighted assets)                              $169,124          20.1%      $ 67,195 greater 8.0       $ 83,993   greater 10.0%
                                                                                          than                         than
   Tier 1 capital (to risk
      weighted assets)                               152,937          18.2         33,597 greater 4.0         50,396   greater  6.0
                                                                                          than                         than
   Tier 1 capital (to average
      assets)                                        152,937           8.5         71,917 greater 4.0         89,896   greater  5.0
                                                                                          than                         than
As of December 31, 1996:
   Total capital (to risk
      weighted assets)                               155,287          18.8%        66,260 greater 8.0%        82,826   greater 10.0%
                                                                                          than                         than
   Tier 1 capital (to risk
      weighted assets)                               145,310          17.5         33,130 greater 4.0         49,695   greater  6.0
                                                                                          than                         than
   Tier 1 capital (to average
      assets)                                        145,310           8.3         70,029 greater 4.0         87,536   greater  5.0
                                                                                          than                         than

4.  INVESTMENT SECURITIES

The amortized cost and approximate market value of securities available for sale and trading securities are summarized as follows:

                                                                                            April 30, 1997
                                                                    ---------------------------------------------------------------
                                                                                          Gross             Gross
                                                                      Amortized         Unrealized        Unrealized       Market
                                                                        Cost              Gains             Losses          Value
                                                                    ------------       -------------    -------------   -----------
                                                                                                (000's omitted)
Securities available for sale
-----------------------------
Debt securities:
  U.S. Government and agencies                                        $140,158          $    197          $    226          $140,129
  GNMA, FNMA and FHLMC mortgage
    participation certificates                                         395,026             5,998             1,797           399,227
  GNMA, FNMA and FHLMC CMOs                                             50,216              --                 321            49,895
  Privately issued CMOs                                                 45,939                22               595            45,366
  Other                                                                  1,122              --                  12             1,110
                                                                      --------          --------          --------          --------
                                                                       632,461             6,217             2,951           635,727
                                                                      --------          --------          --------          --------
Marketable Equity Securities:
  Common Stock                                                        $  4,898          $    709          $    361          $  5,246
  Preferred Stock                                                       10,511               195                25            10,681
  Institutional Investor Mutual Fund
    Capital Appreciation                                                22,967             2,865              --              25,832
                                                                      --------          --------          --------          --------
                                                                        38,376             3,769               386            41,759
                                                                      --------          --------          --------          --------
         Total Securities Available for
           Sale                                                        670,837             9,986             3,337           677,486

Trading Securities
------------------
Adjustable Rate and Intermediate
  Mortgage Fund                                                         14,637              --                 231            14,406
                                                                      --------          --------          --------          --------
         Total Trading Securities                                     $685,474          $  9,986          $  3,568          $691,892
                                                                      ========          ========          ========          ========

                                                                                        December 31, 1996
                                                               ----------------------------------------------------------------
                                                                                     Gross             Gross
                                                                 Amortized         Unrealized        Unrealized       Market
                                                                   Cost              Gains             Losses          Value
                                                               ------------       -------------    -------------   ------------
                                                                                          (000's omitted)
Debt securities:
  U.S. Government and agencies                                  $ 141,833          $     821       $    (101)       $ 142,553
  State and municipals                                              3,045                 30            --              3,075
  GNMA, FNMA and FHLMC
    mortgage participation
    certificates                                                  408,424              6,578            (502)         414,500
GNMA, FNMA and FHLMC CMOs                                          33,956                104              (4)          34,056
Privately issued CMOs                                              49,495                 75            (326)          49,244
Other                                                               3,841               --               (16)           3,825
                                                                ---------          ---------       ---------        ---------
                                                                  640,594              7,608            (949)         647,253
                                                                ---------          ---------       ---------        ---------
Marketable equity securities:
  Common stocks                                                 $       1          $     352       $    --          $     353
  Preferred stocks                                                 10,682                150             (47)          10,785
  Institutional Investor Mutual Fund
    capital appreciation                                           22,914              1,400            (124)          24,190
  Adjustable rate and intermediate
    mortgage funds
                                                                   21,000               --              (447)          20,553
                                                                ---------          ---------       ---------        ---------
                                                                   54,597              1,902            (618)          55,881
                                                                ---------          ---------       ---------        ---------
        Total securities available
           for sale
                                                                $ 695,191          $   9,510       $  (1,567)       $ 703,134
                                                                =========          =========       =========        =========

                                                                                         December 31, 1995
                                                                ----------------------------------------------------------------
                                                                                      Gross             Gross
                                                                  Amortized         Unrealized        Unrealized        Market
                                                                    Cost              Gains             Losses           Value
                                                                ------------       -------------    -------------     ----------
                                                                                          (000's omitted)
Debt securities:
  U.S. Government and agencies                                  $ 230,648          $   2,849           $     (73)     $ 233,424
  State and municipals                                              3,115                 73                --            3,188
  Utilities                                                         3,128                 96                --            3,224
  Corporate                                                        60,600                663                 (58)        61,205
  GNMA, FNMA and FHLMC
    mortgage participation
    certificates                                                  434,897              6,594                (658)       440,833
  Other                                                             4,551                164                 (24)         4,691
                                                                ---------          ---------           ---------      ---------
                                                                  736,939             10,439                (813)       746,565
                                                                ---------          ---------           ---------      ---------
Marketable equity securities:
  Common stocks                                                    21,033                607              (1,235)        20,405
  Preferred stocks                                                    808                 34                 (50)           792
  Adjustable rate and intermediate
    mortgage funds                                                 21,000               --                  (140)        20,860
                                                                ---------          ---------           ---------      ---------
                                                                   42,841                641              (1,425)        42,057
                                                                ---------          ---------           ---------      ---------
         Total securities available
           for sale                                             $ 779,780          $  11,080           $  (2,238)     $ 788,622
                                                                =========          =========           =========      =========

The amortized cost and market value of debt securities available for sale at December 31, 1996 and 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         April 30, 1997               December 31, 1996         December 31, 1995
                                                     -------------------------   -------------------------  ------------------------
                                                     Amortized       Market         Amortized     Market     Amortized       Market
                                                        Cost          Value           Cost        Value        Cost          Value
                                                     -----------   -----------   --------------  ---------  ------------   ---------
                                                                                          (000's omitted)
Due in one year or less                               $ 30,338      $ 30,409      $ 22,995      $ 23,008      $ 77,890      $ 78,100
Due after one year through five
   years                                                70,020        69,998        94,056        94,652       191,822       194,807
Due after five years through ten
   years                                                40,922        40,832        25,917        26,012        29,122        29,545
Due after ten years                                       --            --           3,045         3,075         3,208         3,280
                                                      --------      --------      --------      --------      --------      --------
                                                       141,280       141,239       146,013       146,747       302,042       305,732
GNMA, FNMA and FHLMC
   mortgage participation
   certificates                                        491,181       494,488       494,581       500,506       434,897       440,833
                                                      --------      --------      --------      --------      --------      --------
                                                      $632,461      $635,727      $640,594      $647,253      $736,939      $746,565
                                                      ========      ========      ========      ========      ========      ========

Proceeds from sales of securities available for sale during the four-month periods ended April 30, 1997 and 1996 were $19,365,000 and $22,249,000 with realized gross gains of $30,000 and $257,000 and realized gross losses of $306,000 and $39,000, respectively.

Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $240,417,000, $115,641,000 and $27,189,000 with realized gross gains of
$488,000, $181,000 and $60,000 and realized gross losses of $3,198,000, $486,000 and $547,000, respectively.

Other

Under a securities lending agreement, the Bank's investment custodian made loans of the Bank's available for sale securities with a market value of approximately $17,800,000, $24,200,000 and $21,796,000 as of April 30, 1997, December 31, 1996
and 1995, respectively. Cash collateral received for such loans exceeded 100% of the market value of all loaned securities.

5.  LOANS, NET

A significant portion of the Bank's loans are to borrowers who are domiciled on Staten Island. The income of many of those customers is dependent on the New York City economy. In addition, most of the Bank's real estate loans involve mortgages on Staten Island properties. Thus, the Bank's loan portfolio is susceptible to the economy of Staten Island, a borough of New York City, which is its primary market place.

While management uses available information to provide for losses of value on loans and foreclosed properties, future loss provisions may be necessary based on changes in economic conditions. In addition, the Bank's regulators, as an integral part of their examination process, periodically review the valuation of the Bank's loans and foreclosed properties. Such regulators may require the Bank to recognize write-downs based on judgments different from those of management.

Loans, net consist of the following at April 30, 1997, December 31, 1996 and 1995:

                                                                                                             December 31
                                                                                     April 30       ----------------------------
                                                                                       1997              1996            1995
                                                                                    -----------     -----------      -----------
                                                                                                          (000's omitted)
        Loans secured by mortgages on real estate:
               1-4 family residential                                               $  755,497      $  720,873       $  594,911
               Multifamily properties                                                   28,983          26,444           25,977
               Commercial properties                                                   112,270         115,593           98,462
               Home equity                                                              29,935          29,680           25,246
               Construction and land                                                    31,417          28,779           18,661
               Less- Deferred origination fees and unearned
                      income, net                                                       (4,216)         (6,788)          (6,212)
                                                                                    ----------      ----------       ----------
                                   Net loans secured by mortgages on real
                                     estate                                            953,886         914,581          757,045
                                                                                    ----------      ----------       ----------

        Other loans:
               Student                                                                   4,999           4,522            6,072
               Automobile leases                                                            -           28,249           18,705
               Passbook                                                                  6,382           5,933            5,683
               Discounted loans                                                          7,118           6,731            5,528
               Commercial business loans                                                 8,266           8,264            9,729
               Other                                                                    10,537           9,712            9,079
                                                                                    ----------      ----------       ----------
                                   Net other loans                                      37,302          63,411           54,796
                                                                                    ----------      ----------       ----------
                                   Net loans before the allowance for
                                     loan losses                                       991,188         977,992          811,841

               Allowance for loan losses                                               (14,687)         (9,977)         (10,704)
                                                                                    ----------      ----------       ----------
                                   Net loans                                        $  976,501      $  968,015       $  801,137
                                                                                    ==========      ==========       ==========

A summary of activity in the allowance for loan losses for the four months ended April 30, 1997, and 1996 and for the years ended December 31, 1996 and 1995, is as follows:


                                                            April 30                                December 31
                                                 ---------------------------       --------------------------------------------
                                                    1997             1996             1996             1995              1994
                                                 ----------       ----------       ----------        ----------       ---------
                                                                                                  (000's omitted)
        Beginning balance                        $   9,977        $  10,704        $  10,704         $   3,124        $  3,180
          Increase as a result of acquisition           -                -                -              8,026              -
          Provision charged to operations            4,667               -             1,000                -               76
          Charge-offs                                 (405)             (70)          (2,695)             (782)           (418)
          Recoveries                                   448              547              968               336             286
                                                 ---------        ---------        ---------         ---------        --------
        Ending balance                           $  14,687        $  11,181        $   9,977         $  10,704        $  3,124
                                                 =========        =========        =========         =========        ========

Nonaccrual loans totaled approximately $24,408,000 and $22,984,000 at April 30, 1997 and December 31, 1996, which is also the Bank's recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and SFAS No. 118. Nonaccrual loans totaled approximately $24,621,000 at December 31, 1995. The loss of interest income associated with loans on nonaccrual status was approximately $504,000 and $409,000 for the four months ended April 30, 1997 and 1996 and $696,000, $727,000 and $397,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

At April 30, 1997 and December 31, 1996, the general valuation allowance allocated to all impaired loans totaled $7,074,000 and is included in the allowance for loan losses shown on the balance sheets. The average recorded investment in impaired loans for the four-month periods ended April 30, 1997 and 1996 was approximately $23,572,000 and $24,872,000 respectively. The average recorded investment in impaired loans for the twelve months ended December 31, 1996, was approximately $24,763,000.

At April 30, 1997, December 31, 1996 and 1995, the Bank has other real estate totaling approximately $1,317,000, $1,103,000 and $628,000, respectively, classified in other assets.

At April 30, 1997 and 1996, December 31, 1996, 1995 and 1994, the Bank was servicing mortgages for others totaling approximately $149,425,000, $155,141,000, $148,422,000, $160,219,000, and $137,196,000, respectively.

At April 30, 1997, December 31, 1996 and 1995, the Bank has balances outstanding from various officers totaling approximately $2,559,000 and $2,424,000 and $2,082,000, respectively.

6.  BANK PREMISES AND EQUIPMENT

Bank premises and equipment at April 30, 1997, December 31, 1996 and 1995, are summarized as follows:


                                                                                                     December 31
                                                                            April 30        ------------------------------
                                                                             1997              1996                1995
                                                                          -----------       -----------        -----------
                                                                                                  (000's omitted)
        Land, building and leasehold improvements                         $   20,122        $   19,969         $   18,580
        Furniture, fixtures and equipment                                     11,958            10,928              8,869
                                                                          ----------        ----------         ----------
                                                                              32,080            30,897             27,449
        Less- Accumulated depreciation and amortization                      (12,559)          (12,222)           (10,769)
                                                                          ----------        ----------         ----------
                                                                          $   19,521        $   18,675         $   16,680
                                                                          ==========        ==========         ==========

7.  DEPOSITS

Scheduled maturities of time deposits at April 30, 1997 and December 31, 1996, are summarized as follows (000's omitted):

                                                                          April 30      December 31
                                                                            1997           1996
                                                                          --------      -----------
        1997                                                              $326,080       $381,740
        1998                                                               151,733         75,119
        1999                                                                20,228         17,255
        2000                                                                20,778         20,643
        2001 and thereafter                                                  8,769          5,813
                                                                          --------       --------
                                                                          $527,588       $500,570
                                                                          ========       ========

The aggregate amounts of outstanding time certificates of deposit in denominations of $100,000 or more at April 30, 1997, December 31, 1996 and 1995, were approximately $108,074,000, $98,204,000 and $77,880,000, respectively.
Deposits in excess of $100,000 are not insured by the FDIC.

8.  ACCOUNTING FOR PENSION COSTS AND
    OTHER POSTRETIREMENT BENEFITS

The pension and postretirement benefit plans of Gateway Bancorp, Inc. were terminated upon the Bank's acquisition of Gateway. The assets of these plans and the accrued benefits attributable to former Gateway employees were rolled into the Bank's existing plans.

Pension Plan

The Bank maintains a noncontributory defined benefit pension plan (the "Plan") covering substantially all full-time employees 21 years of age or older. The benefits are computed as 2% of the highest three-year average annual earnings multiplied by credited service, to a maximum of 60% of average annual earnings. The annual benefit is reduced by 5% for each year the benefit payments commence before age 65. The amounts contributed to the Plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes, or (b) the amount certified by a consulting actuary as necessary to avoid an accumulated funding deficiency in accordance with federal law and regulations. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Assets of the Plan are primarily invested in various equity and fixed income funds.

Costs of the Bank's retirement plan are accounted for in accordance with SFAS No. 87. The following table sets forth the Plan's funded status and amounts recognized in the Bank's financial statements at April 30, 1997, December 31, 1996 and 1995, based upon the latest available actuarial measurement dates of, September 30, 1996 and 1995, respectively.

                                                                                                      December 31
                                                                                   April       -------------------------
                                                                                   1997           1996           1995
                                                                                ---------      ---------      ----------
                                                                                                  (000's omitted)
Actuarial present value of benefit obligations:
       Accumulated benefit obligation, including vested benefits
              of $13,416, $13,240 and $11,584, respectively                     $  13,654      $  13,948      $   12,201
                                                                                =========      =========      ==========

Projected benefit obligation for service rendered to date                       $  16,884      $  17,237      $   15,057
Plan assets at fair value                                                          20,108         18,582          15,638
                                                                                ---------      ---------      ----------
               Plan assets in excess of projected benefit
                 obligation                                                         3,224          1,345             581

Amount contributed                                                                    330            330             220
Unrecognized net (asset) at transition being recognized over
       11.08 years                                                                   (277)          (320)           (449)
Unrecognized past service liability                                                   471            486            (275)
Unrecognized net (gain) loss                                                       (2,342)          (551)            425
                                                                                ---------      ---------      ----------
               Prepaid pension cost                                             $   1,406      $   1,290      $      502
                                                                                =========      =========      ==========


                                                                For the Four Months
                                                                   Ended April 30               For the Years December 31
                                                           --------------------------------------------------------------------
                                                              1997            1996          1996           1995         1994
                                                           ----------       --------     ----------     ----------     --------
Net pension cost included the following
  components:
    Service cost-benefits earned during the period         $     327        $   303      $     908      $     555      $   599
    Interest cost on projected benefit obligation                414            402          1,206            911          768
    Actual return on plan assets                              (1,147)          (925)        (2,275)        (2,398)          (6)
    Amortization of-
           Unrecognized past service liability                    16             15             48            (27)           3
           Unrecognized transition asset                         (43)           (43)          (129)          (129)        (129)
           Deferred investment gain                              647            503          1,007          1,476         (928)
                                                           ---------        -------      ---------      ---------      -------
                        Net pension cost included
                          in personnel expenses            $     214        $   255      $     765      $     388      $   307
                                                           =========        =======      =========      =========      =======

Major assumptions utilized:


                                                                                                            December 31
                                                                                        April 30        --------------------
                                                                                          1997           1996          1995
                                                                                        --------        --------------------
  Discount rate                                                                          7.75%          7.50%          7.50%
  Rate of increase in compensation levels                                                5.50           5.50           5.50
  Expected long-term rate of return on Plan assets                                       8.00           8.00           8.00

Postretirement Benefits

The Bank provides postretirement benefits, including medical care and life insurance, which cover substantially all active employees upon their retirement.

The following table reconciles the Plan's status to the accrued postretirement benefit cost included in other liabilities on the statements of condition as of April 30, 1997, December 31, 1996 and 1995:


                                                                                                         December 31
                                                                                   April 30          --------------------
                                                                                     1997             1996          1995
                                                                                   --------          -------      -------
                                                                                                      (000's omitted)
        Accumulated postretirement benefit obligation:
               Retirees                                                             $2,069           $2,084       $ 1,864
               Other fully eligible participants                                     2,065            1,954         3,448
               Unrecognized (loss)                                                    (941)            (954)       (1,263)
               Unrecognized past service liability                                     707              732          (486)
                                                                                    ------           ------       -------
                        Accrued postretirement benefit cost                         $3,900           $3,816       $ 3,563
                                                                                    ======           ======       =======

Net periodic postretirement benefit cost for 1996 and 1995 included the following components:

                                                                   For the Years Ended        For the Four Months Ended
                                                                        April 30                     December 31
                                                                ----------------------     --------------------------------
                                                                   1997         1996         1996         1995        1994
                                                                --------       -------     -------      -------      ------
                                                                                                    (000's omitted)
        Service cost - benefits attributed to
          service during period                                 $     58       $   58      $  175       $  219       $  103
        Interest cost on accumulated
          postretirement benefit obligation                          106           99         297          346          209
        Amortization of:
          Unrecognized loss                                           13           17          51           22           -
          Unrecognized past service liability                        (25)         (25)        (75)          11           -
                                                                --------       ------      ------       ------       ------
                   Net periodic postretirement
                     benefit cost                               $    152       $  149      $  448       $  598       $  312
                                                                ========       ======      ======       ======       ======

The average health care cost trend rate assumption significantly affects the amounts reported. For example, a 1% increase in this rate would increase the accumulated benefit obligation by $131,000, $128,200 and $319,000 at April 30, 1997, December 31, 1996 and 1995, respectively, and increase the net periodic cost by $8,000 $7,000, $18,000 and $200 for the periods ended April 30, 1997, December 31, 1996, 1995 and 1994, respectively. The postretirement benefit cost components for 1996 were calculated assuming average health care cost trend rates ranging up to 10.5% and grading to 5.5% in 2005 and thereafter.

401(k) Plan

The Bank has a 401(k) plan (the "Plan") covering substantially all full-time employees. The Plan provides for employer matching contributions subject to a specified maximum, and also contains a profit-sharing feature which provides for contributions at the discretion of the Bank. Amounts charged to operations for the four-month periods ended April 30, 1997 and 1996, were approximately $513,000 and $461,000, respectively. Amounts charged to operations for the years ended December 31, 1996, 1995 and 1994 were approximately $1,427,000, $1,142,000 and $815,000, respectively.

Supplemental Executive Retirement Plan

In 1993, the Bank adopted a Supplemental Executive Retirement Plan (the "Executive Plan") for certain senior officers that provides for payments upon retirement, death or disability. The annual benefit is based upon annual salary (as defined) plus interest. Amounts charged to operations for the four-month periods ended April 30, 1997 and 1996, were approximately $60,000 and $28,500, respectively. Amounts charged to operations for the years ended December 31, 1996, 1995 and 1994 were approximately $255,000, $54,000 and $51,000, respectively.

9.  INCOME TAXES

The provision for income taxes consists of the following:

                                                               For the Four-Months
                                                                 Ended April 30              For the Years Ended December 31
                                                           --------------------------      ------------------------------------
                                                             1997             1996           1996          1995          1994
                                                           ---------        ---------      -------        -------       -------
                                                                                                     (000's omitted)
Current:
       Federal                                             $   4,235        $  3,443       $11,213        $ 9,242       $ 8,091
       New York State                                          1,068             855         2,489          2,865         2,771
       New York City                                          (1,589)            739         3,294          2,780         2,664
                                                           ---------        --------       -------        -------       -------
                                                               3,714           5,037        16,996         14,887        13,526
Deferred                                                      (2,135)           (322)       (1,915)        (1,603)          432
                                                           ---------        --------       -------        -------       -------
                                                           $   1,579        $  4,715       $15,081        $13,284       $13,958
                                                           =========        ========       =======        =======       =======

The following table reconciles the federal statutory rate to the Bank's effective tax rate (000's omitted):

                                                For the Four-Months Ended April 30                   December 31, 1996
                                      -------------------------------------------------------    -------------------------
                                                     Percentage                    Percentage                   Percentage
                                                     of Pretax                     of Pretax                    of Pretax
                                         1997         Income             1996       Income         Amount         Income
                                      --------       ----------        --------    ----------    ----------     ----------
Federal tax at statutory
  rate                                $  2,963         35.0%           $  4,054       35.0%      $  13,022         35.0%
State and local income
  taxes, net of federal tax
  benefit                               (1,555)       (18.4)                997        8.6           1,781          4.8
Tax-exempt interest from
  obligations of state and
  political subdivisions                     -            -                  23         .2             (69)         (.2)

Amortization of goodwill                   106          1.3                 129        1.1             308           .8
Other                                       65           .8                (488)      (4.2)             39           .1
                                      --------         ----            --------       ----       ---------         ----
                     Income tax
                       provision      $  1,579         18.7%           $  4,715       40.7%      $  15,081         40.5%
                                      ========         ====            ========       ====       =========         ====

                                                                                                   December 31, 1995
                                                                                              ---------------------------
                                                                                                            Percentage of
                                                                                               Amount       Pretax Income
                                                                                              ----------    -------------
Federal tax at statutory rate                                                                 $  10,923         35.0%
State and local income taxes, net of federal tax benefit                                          2,872          9.2
       Tax-exempt interest from obligations of state and political subdivisions                    (101)         (.3)
Other                                                                                              (410)        (1.3)
                                                                                              ---------         ----
                           Income tax provision                                               $  13,284         42.6%
                                                                                              =========         ====
                                                                                                   December 31, 1994
                                                                                              ---------------------------
                                                                                                            Percentage of
                                                                                               Amount       Pretax Income
                                                                                              ----------    -------------
Federal tax at statutory rate                                                                 $  10,564         35.0%
State and local income taxes, net of federal tax benefit                                          3,533         11.7
       Tax-exempt interest from obligations of state and political subdivisions                     (84)         (.3)
Other                                                                                               (55)         (.1)
                                                                                              ---------         ----
                           Income tax provision                                               $  13,958         46.3%
                                                                                              =========         ====

The following is a summary of the income tax (liability) receivable at April 30, 1997, December 31, 1996 and 1995 (000's omitted):

                                                                                                     December 31
                                                                           April 30         -----------------------------
                                                                             1997              1996                1995
                                                                          ---------         ---------           ---------
Current taxes                                                             $(1,962)          $     632           $   (574)
Deferred taxes                                                                908              (4,248)            (6,370)
                                                                          -------           ---------           --------
                                                                          $(1,054)          $  (3,616)          $ (6,944)
                                                                          =======           =========           ========

The components of the net deferred tax (liability) asset at April 30, 1997, December 31, 1996 and 1995, are as follows (000's omitted):

                                                                                                     December 31
                                                                           April 30         -----------------------------
                                                                             1997              1996                1995
                                                                          ---------         ---------           ---------
Deferred tax assets:
       Allowance for loan losses                                          $   7,029         $   4,789           $   3,235
       Post retirement accrual                                                1,861             1,815               1,710
       Nonaccrual loans                                                       1,015               957                 967
       Deferred compensation                                                    830               762                 608
       Deferred loan fees                                                       517               581                 775
       Other                                                                  1,781             1,468               1,345
                                                                          ---------         ---------           ---------
                     Gross deferred tax asset                                13,033            10,372               8,640
                     Valuation allowance                                         -                 -                   -
                                                                          ---------         ---------           ---------
                     Total deferred tax asset                                13,033            10,372               8,640

Deferred tax liabilities:
       Bad debt recapture under Section 593
                                                                              2,950             5,550               7,650
       Deposit premium                                                        2,427             2,613               3,168
       Unrealized gain on AFS securities                                      3,191             3,813               3,904
       Purchase accounting and other                                          3,063             2,208                  47
       Pension plan                                                             494               436                 241
                                                                          ---------         ---------           ---------
                     Gross deferred tax liability                            12,125            14,620              15,010

                     Net deferred tax asset (liability)                   $     908         $  (4,248)          $  (6,370)
                                                                          =========         =========           =========

At April 30, 1997 the deferred tax asset is included in other assets. The deferred tax liability as of December, 1996 and 1995 is included in other liabilities.

Income taxes are deferred as a result of differences in the timing of the recognition of certain income and expense items for income tax and financial reporting purposes. The primary sources of these differences are unrealized appreciation/depreciation on securities available for sale, post retirement benefits, deferred loan fees, accelerated tax depreciation, bond discount amortization, deferred trustee fees, nonaccrual interest, bad debt deductions, and book-tax differences resulting from the Gateway Bancorp, Inc. acquisition.

Bad Debt Deduction

Through January 1, 1996, under Section 593 of the Internal Revenue Code, thrift institutions such as the Bank which met certain definitional tests, primarily relating to their assets and the nature of their business, were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions may, within specified limitations, be deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, was computed using an amount based on the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the nonqualifying reserve. Similar deductions or additions to the Bank's bad debt reserve are permitted under the New York State Bank Franchise Tax and New York City Corporate Tax; however, for purposes of these taxes, the effective allowable percentage under the PTI Method was approximately 32% rather than 8%.

Effective January 1, 1996, Section 593 was amended, and the Bank is unable to make additions to its federal tax bad debt reserve, is permitted to deduct bad debts only as they occur and is additionally required to recapture (that is, take into taxable income) over a six year period, beginning with the Bank's taxable year beginning on January 1, 1996, the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987, or over a lesser amount if the Bank's loan portfolio has decreased since December 31, 1987. Such recapture requirements would be deferred for each of the two successive taxable years beginning January 1, 1996, in which the Bank originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans originated by the Bank during its six taxable years preceding January 1, 1996. The New York State tax law has been amended to prevent a similar recapture of the Bank's bad debt reserve, and to permit continued future use of the bad debt reserve method for purposes of determining the Bank's New York State tax liability. In connection with this change, which also provides for an indefinite deferral of the recapture of the bad debt reserves generated for New York State purposes, the Bank reversed $2.1 million of previously deferred income taxes related to the bad debt reserves accumulated for New York State purposes. The New York City tax law was amended in the first quarter of 1997 to prevent a similar recapture of the Bank's bad debt reserve, and to permit future use of the experience method for purposes of determining the Bank's New York change, which also provided for an indefinite deferral of the recapture of the bad debt reserves generated for New York City purposes, the Bank reversed $2.6 million of previously deferred income taxes related to the bad debt reserves accumulated for New York City purposes. The amount of the bad debt reserve recapture amount for federal tax purposes is $2.9 million, which is included in the gross deferred tax liability.

Prior to the tax law changes mentioned above, for New York State and New York City purposes, the bad debt deduction was equal to a multiple of the federal bad debt deduction, which is approximately four times the federal amount. In 1995, the Bank began providing for deferred taxes on this state and city deduction which has accumulated since 1987 (the base year as defined by SFAS No. 109, "Accounting for Income Taxes"). The cumulative effect of this change in accounting principle was approximately $4,700,000 and is reflected on the statement of income.

10. COMMITMENTS AND CONTINGENCIES
    AND RELATED PARTY TRANSACTIONS

In the normal course of business, there are various outstanding commitments and contingent liabilities, such as standby letters of credit and commitments to extend credit, which are not reflected in the accompanying financial statements. The Bank uses the same policies in making commitments as it does for on-balance sheet instruments. No material losses are anticipated as a result of these transactions. The Bank is contingently liable under standby letters of credit in the amount of $1,293,000, $1,424,000 and $1,597,000 at April 30, 1997, December
31, 1996 and 1995, respectively. In addition, at April 30, 1997, December 31, 1996 and 1995, mortgage loan commitments and unused balances under revolving credit lines approximated $57,013,000, $54,260,000 and $18,308,000, respectively. At April 30, 1997, fixed-rate loan commitments totaled approximately $21,791,000 and had interest rates ranging from $7.25% - 9.88%.

Total operating rental commitments on branch facilities, which expire at various dates through September 2005, exclusive of renewal options, are as follows as of April 30, 1997 (000's omitted):

              1997                          $    617
              1998                               623
              1999                               564
              2000                               390
              2001 and thereafter              1,186
                                            --------
                                            $  3,380
                                            ========

Rental expense included in the statements of income was approximately $230,000 and $238,000 for the four-month periods ended April 30, 1997 and 1996.

Rental expense included in the statements of income was approximately $708,000, $452,000 and $282,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

In 1973, the Bank entered into an agreement with a company to provide data processing services. Such agreement expires in May 1998. The commitment for future payments fluctuates with the level of service provided. The costs incurred in connection with this agreement are included in data processing expenses in the accompanying statements of income.

11. DISCLOSURES ABOUT FAIR VALUE
    OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

               Cash and Due from Banks
               and Federal Funds Sold

               For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

               Accrued Interest

               The carrying amount is a reasonable estimate of fair value.

               Securities Available for Sale

               Fair values for securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

               Loans

               For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

               For other loan types, fair value is based on the credit and interest rate characteristics of individual loans. These loans are stratified by type, maturity, interest rate, underlying collateral where applicable, and credit quality ratings. Fair value is estimated by discounting scheduled cash flows through estimated maturities using discount rates which in management's opinion best reflect current market interest rates that would be charged on loans with similar characteristics and credit quality. Credit risk concerns are reflected by adjusting cash flow forecasts, by adjusting the discount rate or by adjusting both.

               Deposit Liabilities

               The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

               Demand deposits, savings accounts and certain money market deposits are valued at their carrying values. In the Bank's opinion, these deposits could be sold at a premium based on management's knowledge of the results of recent sales of financial institutions in the New York City area.

               Advances from Borrowers for Taxes and Insurance

               The carrying amount is a reasonable estimate of fair value.

               Commitments to Extend Credit

               The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.

               The estimated fair values of the Bank's financial instruments are as follows:

                                                                                                   April 30, 1997
                                                                                         -------------------------------
                                                                                          Carrying               Fair
                                                                                           Amount               Value
                                                                                         -----------          ----------
                                                                                                  (000's omitted)

                          Financial assets:
                                 Cash and due from banks                                 $   39,594           $   39,594
                                 Federal funds sold                                          74,150               74,150
                                 Securities available for sale                              677,486              677,486
                                 Trading securities                                          14,406               14,406
                                 Loans                                                      991,188            1,002,096
                                 Less- Allowance for loan losses                            (14,687)                  -
                                 Accrued interest receivable                                 11,892               11,892

                          Financial liabilities:
                                 Savings and demand deposits                              1,079,205            1,079,205
                                 Time deposits                                              527,588              538,584
                                 Advances from borrowers for taxes and insurance              6,940                6,940
                                 Accrued interest payable                                     2,245                2,245

                          Unrecognized financial instruments:
                                 Commitments to extend credit                                    -                   147

                                                                                                December 31, 1996
                                                                                         -------------------------------
                                                                                          Carrying               Fair
                                                                                           Amount               Value
                                                                                         -----------          ----------
                                                                                                  (000's omitted)
                          Financial assets:
                                 Cash and due from banks                                 $   43,522           $   43,522
                                 Federal funds sold                                           9,100                9,100
                                 Securities available for sale                              703,134              703,134
                                 Loans                                                      968,015              980,643
                                 Less- Allowance for loan losses                             (9,977)                  -
                                 Accrued interest receivable                                 11,739               11,739

                          Financial liabilities:
                                 Savings and demand deposits                                832,582              832,582
                                 Time deposits                                              500,570              507,543
                                 Advances from borrowers for taxes and insurance              4,563                4,563
                                 Accrued interest payable                                        34                   34

                          Unrecognized financial instruments:
                                 Commitments to extend credit                                    -                   145

                                                                                                 December 31, 1995
                                                                                         ----------------------------------
                                                                                           Carrying                Fair
                                                                                            Amount                 Value
                                                                                         ------------          ------------
                                                                                                   (000's omitted)
                          Financial assets:
                                 Cash and due from banks                                 $     57,663          $     57,663
                                 Federal funds sold                                            19,600                19,600
                                 Securities available for sale                                788,622               788,622
                                 Loans                                                        811,841               809,031
                                 Less- Allowance for loan losses                              (10,704)                   -
                                 Accrued interest receivable                                   13,775                13,775

                          Financial liabilities:
                                 Savings and demand deposits                                1,068,255             1,068,255
                                 Time deposits                                                467,362               468,264
                                 Advances from borrowers for taxes and insurance                3,354                 3,354
                                 Accrued interest payable                                          47                    47

                          Unrecognized financial instruments:
                                 Commitments to extend credit                                      -                    122

12. SUBSEQUENT EVENT

On January 1, 1997, Bank assumed the responsibility for operating the Savings Bank Life Insurance ("SBLI") Department of the former Northside Savings Bank. The Bank will now be an issuing bank for SBLI.

13. EVENTS OCCURRING SUBSEQUENT TO THE DATE
    OF THE AUDITOR'S REPORT (UNAUDITED)

Conversion to Stock-Form of Ownership

On April 16, 1997, the Board of Directors of the Bank adopted a Plan of Conversion to convert from mutual to stock form. As part of the conversion, the Bank will form a holding Company (the "Company") and will be incorporated under Delaware law, for the purpose of acquiring and holding all of the outstanding stock of the Bank.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to the retained earnings of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, the amount required for the liquidation account, or if such declaration and payment would otherwise violate regulatory requirements.

Pursuant to the Plan of Conversion, the Company intends to establish a Charitable Foundation (Foundation), Employee Stock Ownership Plan (ESOP), Stock Option Plan, Recognition and Retention Plan, and Employment Agreements as discussed below.

The Company proposes to fund the Foundation by contributing to the Foundation, immediately following the Conversion, a number of shares of authorized but unissued shares of Common Stock equal to 5% of the Common Stock sold in the Offering. Such contribution, once made, will not be recoverable by the Company or the Bank. The Company will recognize the full expense equal to the fair value of the stock, in the amount of the contribution in the quarter in which it occurs, which is expected to be the fourth quarter of 1997. Such expense will reduce earnings and have a material impact on the Company's and the Bank's earnings for such quarter and for the year.

The Company plans to set up an ESOP, a tax-qualified benefit plan for officers and employees of the Company and the Bank. It is assumed that 8% of the shares of Common Stock sold in the Offering will be purchased by the ESOP with funds loaned by the Company. The Company and the Bank intend to make annual contributions to the ESOP in an amount equal to the principal and interest requirement of the debt.

Following consummation of the Conversion, the Company intends to adopt a Stock Option Plan and a Recognition and Retention Plan, pursuant to which the Company intends to reserve a number of shares of Common Stock equal to an aggregate of 10% and 4%, respectively of the Common Stock issued in the Conversion for issuance pursuant to stock options and stock appreciation rights and stock. The Stock Option Plan and Recognition and Retention Plan will not be implemented prior to receipt of stockholder approval of the Plan of Conversion.

Upon consummation of the Conversion, the Company and the Bank intend to enter into three-year employment agreements with certain Senior management personnel.

Conversion costs will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be charged as an expense. As of April 30, 1997, Conversion costs of approximately $68,000 had been incurred.

Change to OTS Charter

Effective June 1997, the Bank converted to a Federal Charter and is regulated by the Office of Thrift Supervision.

As required by the Office of Thrift Supervision ("OTS"), the Bank is required to maintain minimum regulatory capital requirements which include a "leverage limit," a "tangible capital requirement" and a "risk-based capital requirement."

The leverage limit requires a savings institution to maintain "core capital" in an amount not less than 3% of the savings institution's "adjusted total assets." The tangible capital requirements call for a savings institution to maintain "tangible capital" in an amount not less than 1.5% of the savings institution's "adjusted total assets." The ability to include qualifying supervisory goodwill for purposes of the core capital requirement has been phased out as of January 1, 1995.

The risk-based capital requirement calls for a savings institution to maintain capital in an amount equal to 8.0% of the value of its risk-weighted assets.

In December 1992, the prompt corrective action provision under the Federal Deposit Insurance Corporation Improvement Act of 1991 became effective. Those regulations established capital standards in five categories ranging from "critically undercapitalized" to "well capitalized," and defined "adequately capitalized" as at least 4% for core (leverage) capital. Institutions with a core capital level less than 4% or risk-based capital less than 8% are considered "undercapitalized," and subject to increasingly stringent prompt corrective action measures.

The OTS has implemented an interest rate risk component into its risk-based capital rules, which is designed to calculate on a quarterly basis the extent to which the value of an institution's assets and liabilities would change if interest rates increase or decrease. If the net portfolio value of an institution would decline by more than 2% of the estimated market value of the institution's assets in the event of a 200 basis point increase or decrease in interest rates, then the institution is deemed to be subject to a greater than normal interest rate risk and must deduct from its capital 50% of the amount by which the decline in net portfolio value exceeds 2% of the estimated market value of the institution's assets, as of an effective date to be determined.

The Company's management believes that, under the current and proposed regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in areas where the Company has most of its loans, could adversely affect future earnings and, consequently, the ability of the Bank to meet its future minimum capital requirements.

The information below is based upon the Bank's understanding of the applicable regulations and related interpretations.

At April 30, 1997 and December 31, 1996, the Bank had the following capital ratios:

                                          April 30, 1997                               December 31, 1996
                             ------------------------------------------    -------------------------------------------
                                Actual        %       Required       %        Actual        %        Required      %
                             ----------    ------    ---------    -----    ----------    -------    ---------    -----
Tangible capital             $  154,040     8.44%    $  27,376    1.50%    $  146,460      8.33%    $  26,366    1.50%
Core capital                    173,838     9.53        54,751    3.00        166,950      9.50        52,731    3.00
Risk-based capital              164,539    19.59        67,195    8.00        156,437     18.89        66,260    8.00

The following is a reconciliation of the Bank's equity to regulatory capital:

                                                                               April 30,        December 31,
                                                                                 1997               1996
                                                                               ---------        ------------
      Bank's equity                                                            $177,295           $171,080
             Add (subtract)- Unrealized losses (gains) on securities
               available for sale                                                (3,457)            (4,130)
                                                                               --------           --------
                                        OTS core capital                       $173,838           $166,950
                                        Subtract - intangible assets            (19,798)           (20,490)
                                                                               --------           --------

      OTS tangible capital                                                     $154,040           $146,460
             Add- Allowable supplementary capital-
                    General loan loss reserves on loans                          10,499              9,977
                                                                               --------           --------
                                        OTS risk-based capital                 $164,539           $156,437
                                                                               ========           ========

New Accounting Pronouncements

In March 1997, the Financial Accounting Standards Board (FASB) issued Statement 128, "Earnings per Share," superseding Opinion 15. The main goals of the Statement is to harmonize the EPS calculation in the United States with those common in other countries and with International Accounting Standard No. 33 and to address criticisms from consultants that Opinion 15 contained unnecessarily complex and arbitrary provisions. The Statement is effective for fiscal years after December 15, 1997.

In March 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." Statement 129 continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. Specifically, the Statement requires all entities to provide the capital structure disclosures previously required by Opinion 15. Companies that were exempt from the provisions of Opinion 15 will now need to make those disclosures. The Statement is effective for financial statements for periods ending after December 15, 1997.

In July 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income." Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners ("Comprehensive income"). Comprehensive income is the total of net income and all other nonowner changes in equity. The Statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted.

In July 1997, the FASB issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." Statement No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. The Statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted.

In management's opinion, SFAS Nos. 128, 129, 130 and 131 when adopted, will not have a material effect on the Bank's financial statements.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BANK OR KEEFE, BRUYETTE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                        -----------------

                        TABLE OF CONTENTS

                        -----------------

                                                 PAGE
                                                 ----

Summary . . . . . . . . . . . . . . . . . . . .  2
Selected Financial and
 Other Data . . . . . . . . . . . . . . . . . . 12
Summary of Recent Developments  . . . . . . . . 13
Risk Factors  . . . . . . . . . . . . . . . . . 13
Staten Island Bancorp, Inc. . . . . . . . . . . 26
Staten Island Savings Bank  . . . . . . . . . . 26
Use of Proceeds . . . . . . . . . . . . . . . . 27
Dividend Policy . . . . . . . . . . . . . . . . 29
Market for Common Stock . . . . . . . . . . . . 30
Regulatory Capital  . . . . . . . . . . . . . . 31
Capitalization  . . . . . . . . . . . . . . . . 33
Pro Forma Data  . . . . . . . . . . . . . . . . 35
Comparison of Valuation and Pro Forma
 Information With No Foundation . . . . . . . . 43
Statements of Income  . . . . . . . . . . . . . 44
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations . . . . . . . . . . . . . . . . . . 45
Business  . . . . . . . . . . . . . . . . . . . 65
Regulation  . . . . . . . . . . . . . . . . . . 98
Taxation  . . . . . . . . . . . . . . . . . . .108
Management  . . . . . . . . . . . . . . . . . .110
Proposed Management Purchases . . . . . . . . .124
The Conversion  . . . . . . . . . . . . . . . .125
Restrictions on Acquisition of the
 Company and the Bank . . . . . . . . . . . . .152
Description of Capital Stock of the
 Company  . . . . . . . . . . . . . . . . . . .162
Description of Capital Stock of the
 Bank . . . . . . . . . . . . . . . . . . . . .163
Transfer Agent and Registrar  . . . . . . . . .164
Experts . . . . . . . . . . . . . . . . . . . .164
Legal and Tax Opinions  . . . . . . . . . . . .165
Additional Information  . . . . . . . . . . . .165
Index to Financial Statements . . . . . . . . .F-1

UNTIL ________ __, 1997, OR 25 DAYS AFTER COMMENCEMENT OF THE COMMUNITY OFFERING OR SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.





                 38,333,333 SHARES
              (ANTICIPATED MAXIMUM)


            STATEN ISLAND BANCORP, INC.

           (PROPOSED HOLDING COMPANY FOR
            STATEN ISLAND SAVINGS BANK)




                  COMMON STOCK



           --------------------------

                   PROSPECTUS

           --------------------------




         KEEFE, BRUYETTE & WOODS, INC.



               September 12, 1997